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INDEX TO FINANCIAL STATEMENTS

Filed Pursuant to Rule 424(b)(1)
Registration No. 333-182802

PROSPECTUS

12,230,000 Shares

Class A Common Stock

        The selling stockholders named in this prospectus are offering 12,230,000 shares of our Class A common stock. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling stockholders.

        Our Class A common stock is listed on the New York Stock Exchange under the symbol "VNTV." On August 2, 2012, the last sale price of our Class A common stock as reported on the New York Stock Exchange was $22.00 per share.

        Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 16.

	Per Share	Total

Public offering price	$21.90000	$267,837,000

Underwriting discounts and commissions	$ 0.93075	$ 11,338,073

Proceeds to selling stockholders, before expenses	$20.96925	$256,453,928

        The selling stockholders named in this prospectus have granted the underwriters an option, for a period of 30 days from the date of this prospectus, to purchase up to 1,834,500 additional shares of our Class A common stock to cover over-allotments, if any. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling stockholders.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares of Class A common stock to investors on or about August 8, 2012.

J.P. Morgan	Morgan Stanley	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.	UBS Investment Bank

Citigroup	Wells Fargo Securities
Raymond James	William Blair

August 2, 2012

        Neither we, the selling stockholders, nor the underwriters (or any of our or their respective affiliates) have authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling stockholders nor the underwriters (or any of our or their respective affiliates) take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are not and the underwriters (or any of their respective affiliates) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is only accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        "VANTIV", "NPC", "NATIONAL PROCESSING COMPANY" and "JEANIE" and their respective logos are our trademarks. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications and other sources.

SUMMARY

        The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all of the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the risk factors, the financial statements and related notes thereto, and the other documents to which this prospectus refers before making an investment decision. Unless otherwise stated in this prospectus, or as the context otherwise requires, references to "Vantiv," "we," "us" or "our company" refer to Vantiv, Inc. and its subsidiaries.

        Vantiv is a leading, integrated payment processor differentiated by a single, proprietary technology platform. According to the Nilson Report, we are the third largest merchant acquirer and the largest PIN debit acquirer by transaction volume in the United States. We efficiently provide a suite of comprehensive services to merchants and financial institutions of all sizes. Our technology platform offers our clients a single point of service that is easy to connect to and use in order to access a broad range of payment services and solutions. Our integrated business and single platform also enable us to innovate, develop and deploy new services and provide us with significant economies of scale. Our varied and broad distribution provides us with a large and diverse client base and channel partner relationships. We believe this combination of attributes provides us with competitive advantages and has enabled us to generate strong growth and profitability.

        We believe our single, proprietary technology platform is differentiated from our competitors' multiple platform architectures. Because of our single point of service and ability to collect, manage and analyze data across the payment processing value chain, we can identify and develop new services more efficiently. Once developed, we can more cost-effectively deploy new solutions to our clients through our single platform. Our single scalable platform also enables us to efficiently manage, update and maintain our technology, increase capacity and speed and realize significant operating leverage.

        We offer a broad suite of payment processing services that enable our clients to meet their payment processing needs through a single provider. We enable merchants of all sizes to accept and process credit, debit and prepaid payments and provide them supporting services, such as information solutions, interchange management and fraud management, as well as vertical-specific solutions in sectors such as grocery, pharmacy, retail, petroleum and restaurants, including, quick service restaurants, or QSRs. We also provide mission critical payment services to financial institutions, such as card issuer processing, payment network processing, fraud protection, card production, prepaid program management, ATM driving and network gateway and switching services that utilize our proprietary Jeanie PIN debit payment network.

        We provide small and mid-sized clients with the comprehensive solutions that we have developed to meet the extensive requirements of our large merchant and financial institution clients. We then tailor these solutions to the unique needs of our small and mid-sized clients. In addition, we take a consultative approach to providing services that help our clients enhance their payments-related services. We are also well positioned to provide payment solutions for high growth markets, such as prepaid, ecommerce and mobile payment offerings, because we process payment transactions across the entire payment processing value chain on a single platform.

        We distribute our services through direct and indirect distribution channels using a unified sales approach that enables us to efficiently and effectively target merchants and financial institutions of all sizes. Our direct channel includes a national sales force that targets financial institutions and national merchants, regional and mid-market sales teams that sell solutions to merchants, financial institutions and third-party reseller clients and a telesales operation that targets small and mid-sized merchants. Our indirect channel to merchants includes relationships with a broad range of independent sales organizations, or ISOs, merchant banks, value-added resellers and trade associations that target merchants, including difficult to reach small and mid-sized merchants. Our indirect channel to financial institutions includes relationships with third-party resellers and core processors.

        We have a broad and diversified merchant and financial institution client base. Our merchant client base has low client concentration and is heavily weighted in non-discretionary everyday spend categories, such as grocery and pharmacy, and includes large national retailers, including eight of the top 25 national retailers by revenue in 2011, and over 200,000 small and mid-sized merchant locations. Our financial institution client base is also well diversified and includes over 1,300 financial institutions.

        We generate revenues based primarily on transaction fees paid by merchants or financial institutions. Our revenue increased from $884.9 million for the year ended December 31, 2008 to $1.6 billion for the year ended December 31, 2011. Our revenue, less network fees and other costs, which we refer to as net revenue, increased from $451.4 million for the year ended December 31, 2008 to $865.7 million for the year ended December 31, 2011. Our net income decreased from $152.6 million for the year ended December 31, 2008 to $84.8 million for the year ended December 31, 2011. Our pro forma adjusted EBITDA increased from $278.7 million for the year ended December 31, 2008 to $438.8 million for the year ended December 31, 2011. See our reconciliation of pro forma adjusted EBITDA to net income on page 14 of this prospectus.

Industry Background

        Electronic payments is a large and growing market, and according to The Nilson Report, personal consumption expenditures in the United States using cards and other electronic payments reached $4.48 trillion in 2009 and are projected to reach $7.23 trillion in 2015, representing a compound annual growth rate of approximately 8% during that period. This growth will be driven by favorable secular trends, such as the shift from cash and checks towards card-based and other electronic payments due to their greater convenience, security, enhanced services and rewards and loyalty features.

        Payment processors help merchants and financial institutions develop and offer electronic payment solutions to their customers, facilitate the routing and processing of electronic payment transactions and manage a range of supporting security, value-added and back office services. In addition, many large banks manage and process their card accounts in-house. This is collectively referred to as the payment processing value chain and is illustrated below:

        Many payment processors specialize in providing services in discrete areas of the payment processing value chain, such as merchant acquiring, payment network or issuer processing services. A limited number of payment processors have capabilities or offer services in multiple parts of the payment processing value chain. Many processors that provide solutions targeting more than one part of the payment processing value chain utilize multiple, disparate technology platforms requiring their clients to access payment processing services through multiple points of contact.

        The payment processing industry will continue to adopt new technologies, develop new products and services, evolve new business models and experience new market entrants and changes in the regulatory environment. In the near-term, we believe merchants and financial institutions will seek services that help them enhance their own offerings to consumers, provide additional information solution services to help them run their businesses more efficiently and develop new products and services that provide tangible, incremental revenue streams. Over the medium- to long-term, we believe that emerging, alternative payment technologies, such as mobile payments, electronic wallets, mobile marketing offers and incentives and rewards services, will be adopted by merchants and other businesses and represent an attractive growth opportunity for the industry.

Our Competitive Strengths

Single, Proprietary Technology Platform

        We have a single, proprietary technology platform that provides our clients with differentiated payment processing solutions and provides us with significant strategic and operational benefits. Our clients access our processing solutions through a single point of access and service, which is easy to use and enables our clients to acquire additional services as their business needs evolve. Our platform also allows us to collect, manage and analyze data that we can then package into information solutions for our clients. It also provides insight into market trends and opportunities as they emerge, which enhances our ability to innovate and develop new value-added services. Our single platform allows us to more easily deploy new solutions that span the payment processing value chain, such as prepaid, ecommerce and mobile, which are high growth market opportunities. Since we operate one scalable technology platform, we are able to efficiently manage, update and maintain our technology and increase capacity and speed, which provide significant operating leverage.

Integrated Business

        We operate as a single integrated business using a unified sales and product development approach. Our integrated business and established client relationships across the payment processing value chain enhance our ability to cross-sell our services, develop new payment processing services and deliver substantial value to our clients. By operating as a single business, we believe we can manage our business more efficiently resulting in increased profitability. Our integrated business differentiates us from payment processors that are focused on discrete areas of the payment processing value chain or that operate multiple payment processing businesses.

Comprehensive Suite of Services

        We offer a broad suite of payment processing services that enable our merchant and financial institution clients to address their payment processing needs through a single provider. Our solutions include traditional processing services as well as a range of innovative value-added services. We provide small and mid-sized clients with the comprehensive solutions originally developed for our large clients that we have adapted to meet the specific needs of our small and mid-sized clients. We have developed industry specific solutions with features and functionality to meet the specific requirements of various industry verticals, market segments and client types.

Diverse Distribution Channels

        We sell our services to merchants, financial institutions and third-party reseller clients of all types and sizes through diverse distribution channels, which has resulted in low client concentration. Our direct channel includes a national sales force that targets financial institutions and national retailers, regional and mid-market sales teams that sell solutions to merchants and third-party reseller clients and a telesales operation that targets small and mid-sized merchants. Our indirect channel includes relationships with a broad range of ISOs, merchant banks, value-added resellers and trade associations that target merchants, including difficult to reach small and mid-sized merchants, as well as arrangements with core processors that sell our solutions to small and mid-sized financial institutions.

Strong Execution Capabilities

        Our management team has significant experience in the payment processing industry and has demonstrated strong execution capabilities. Since we created a stand-alone company in 2009, we have invested substantial resources to enhance our technology platform, deepened our management organization, expanded our sales force, completed three acquisitions, introduced several new services, launched the Vantiv brand and built out and moved into our new corporate headquarters. We executed all of these projects while delivering substantial revenue growth and strong profitability.

Our Strategy

        We plan to grow our business over the course of the next few years, depending on market conditions, by continuing to execute on the following key strategies:

Increase Small to Mid-Sized Client Base

        We are focused on increasing our small to mid-sized client base to capitalize on the growth and margin opportunities provided by smaller merchants and financial institutions, which outsource all or a significant portion of their payment processing requirements and are generally more profitable on a per transaction basis. We plan to continue to identify and reach these small to mid-sized merchants and financial institutions through our direct sales force, ISOs, partnership and referral arrangements and third-party resellers and core processors.

Develop New Services

        We seek to develop additional payment processing services that address evolving client demands and provide additional cross-selling opportunities by leveraging our single technology platform, industry knowledge and client relationships across the payment processing value chain. For example, we intend to expand our prepaid card services and customized fraud management services and introduce data-rich information solutions to provide our merchant and financial institution clients with new opportunities to generate incremental revenue or lower their costs.

Expand Into High Growth Segments and Verticals

        We believe there is a substantial opportunity for us to expand further into high growth payment segments, such as prepaid, ecommerce, mobile and information solutions, and attractive industry verticals, such as business-to-business, healthcare, government and education. We intend to further develop our technology capabilities to handle specific processing requirements for these segments and verticals, add new services that address their needs and broaden our distribution channels to reach these potential clients.

Broaden and Deepen Our Distribution Channels

        We intend to broaden and deepen our direct and indirect distribution channels to reach potential clients and sell new services to our existing clients. We plan to grow our direct sales force, including telesales, add new referral partners, such as merchant banks, and grow our indirect channels through new ISOs, partnership and referral arrangements, third-party resellers and core processors. We will also continue to develop additional support services for our distribution channels, provide sales and product incentives and increase our business development resources dedicated to growing and promoting our distribution channels.

Enter New Geographic Markets

        When we operated as a business unit of Fifth Third Bank we had a strong market position with large national merchants, and we focused on serving small to mid-sized merchants in Fifth Third Bank's core market in the Midwestern United States. We are expanding our direct and indirect distribution channels and leveraging our technology platform to target additional regions. In the future, we will also look to augment our U.S. business by selectively expanding into international markets through strategic partnerships or acquisitions that enhance our distribution channels, client base and service capabilities.

Pursue Acquisitions

        We have recently completed three acquisitions, and we intend to continue to seek acquisitions that provide attractive opportunities to increase our small to mid-sized client base, enhance our service offerings, target high growth payment segments and verticals, enter into new geographic markets and enhance and deepen our distribution channels. We also will consider acquisitions of discrete merchant portfolios that we believe would enhance our scale and client base and strengthen our market position in the payment processing industry.

Risks Affecting Our Business

        Investing in our Class A common stock involves substantial risk. Before participating in this offering, you should carefully consider all of the information in this prospectus, including risks discussed in "Risk Factors" beginning on page 16. Some of our most significant risks are:

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  If we cannot keep pace with rapid developments and change in our industry and provide new services to our clients, the use of our services could decline, reducing our revenues.

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  The payment processing industry is highly competitive, and we compete with certain firms that are larger and that have greater financial resources. Such competition could adversely affect the transaction and other fees we receive from merchants and financial institutions.

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  Unauthorized disclosure of data, whether through cybersecurity breaches, computer viruses or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

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  Our systems and our third party providers' systems may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

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  Any acquisitions, partnerships or joint ventures that we make could disrupt our business and harm our financial condition.

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  If we fail to comply with the applicable requirements of the Visa, MasterCard or other payment networks, those payment networks could seek to fine us, suspend us or terminate our registrations through our financial institution sponsors.

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  We rely on financial institution sponsors to access Visa, MasterCard and other payment networks, which have substantial discretion with respect to certain elements of our business practices, and financial institution clearing service providers, in order to process electronic payment transactions. If these sponsorships or clearing services are terminated and we are unable to secure new bank sponsors or financial institutions, we will not be able to conduct our business.

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  If Fifth Third Bank fails or is acquired by a third party, it could place certain of our material contracts at risk, decrease our revenue, and would transfer the ultimate voting power of a significant amount of our common stock to a third party.

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  We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations, or industry standards affecting the electronic payments industry and other industries in which we operate may have an unfavorable impact on our business, financial condition and results of operations.

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  Because we are deemed to be controlled by Fifth Third Bank and Fifth Third Bancorp for purposes of federal and state banking laws, we are subject to supervision and examination by federal and state banking regulators, and our activities are limited to those permissible for Fifth Third Bank and Fifth Third Bancorp. We may therefore be restricted from engaging in new activities or businesses, whether organically or by acquisition. We are also subject to supervision and examination by the new federal Consumer Financial Protection Bureau.

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  We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

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  We have a limited operating history as a stand-alone company upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any newly stand-alone company encounters. Furthermore, we maintain many relationships with our former parent entity, Fifth Third Bank.

Our History and Organizational Structure

        We have a 40 year history of providing payment processing services. We operated as a business unit of Fifth Third Bank until June 2009 when certain funds managed by Advent International Corporation acquired a majority interest in Fifth Third Bank's payment processing business unit with the goal of creating a separate stand-alone company. Since the separation, we established our own organization, headquarters, brand and growth strategy. As a stand-alone company, we have made substantial investments to enhance our single, proprietary technology platform, recruit additional executives with significant payment processing and operating experience, expand our sales force, reorganize our business to better align it with our market opportunities and broaden our geographic footprint beyond the markets traditionally served by Fifth Third Bank and its affiliates. In addition, we made three strategic acquisitions in 2010. We acquired NPC Group, Inc., or NPC, to substantially enhance our access to small to mid-sized merchants, certain assets of Town North Bank, N.A., or TNB, to broaden our market position with credit unions, and certain assets of Springbok Services Inc., or Springbok, to expand our prepaid processing capabilities.

        In March 2012, we completed our initial public offering of our Class A common stock. We issued and sold 31,498,064 shares of our Class A common stock and certain of our stockholders sold 2,325,736 shares of our Class A common stock at a price of $17.00 per share. In connection with our initial public offering, we effected several reorganization transactions, which are described further under the heading "Certain Relationships and Related Person Transactions—Reorganization and Offering Transactions."

        We are a holding company, and our principal asset is equity interests in Vantiv Holding, LLC, or Vantiv Holding. As the majority unitholder of Vantiv Holding, we operate and control the business and affairs of Vantiv Holding. Our control and the control of Vantiv Holding is subject to the terms of our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement, each of which includes consent rights for Fifth Third Bank with respect to specified matters. See "Description of Capital Stock—Consent Rights" and "Description of Capital Stock—Vantiv Holding." Through Vantiv Holding and its operating subsidiaries, we conduct the business conducted by the operating entities included in our historical financial statements. We conduct all of our operations through Vantiv Holding and its subsidiaries. The units of Vantiv Holding held by Fifth Third Bank or its affiliates are treated as a non-controlling interest in our financial statements. Vantiv, Inc.'s Class B common stock gives voting rights, but no economic interests, to Fifth Third

Bancorp. The total value and voting power of the Class A common stock and the Class B common stock that Fifth Third Bancorp holds (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% at any time other than in connection with a stockholder vote with respect to a change of control.

Principal Stockholders

        Our principal equity holders are (i) funds managed by Advent International Corporation, which we refer to as Advent, which hold shares of our Class A common stock and (ii) Fifth Third Bank and its subsidiary, FTPS Partners, LLC, which we refer to, together with their affiliates, as the Fifth Third investors, hold our Class B common stock as well as Class B units of, and a warrant issued on June 30, 2009 by, Vantiv Holding. In June 2009, Advent acquired a majority interest in Fifth Third Bank's payment processing business which became Vantiv Holding. At the same time JPDN Enterprises, LLC, or JPDN, an affiliate of Charles D. Drucker, our chief executive officer, acquired a 0.14% equity interest in Vantiv Holding. JPDN subsequently sold its equity interest in our initial public offering. Certain of our principal equity holders may acquire or hold interests in businesses that compete directly with us, or may pursue acquisition opportunities which are complementary to our business, making such an acquisition unavailable to us. Advent, through one of its equity investments, owns an equity interest in WorldPay US, Inc., one of our direct competitors. For further information, see "Risk Factors—Risks Related to Our Company and Our Organizational Structure—Certain of our investors have interests and positions that could present potential conflicts with our and our stockholders' interests" and "Business—Competition."

Advent

        Since 1984, Advent has raised $26 billion in private equity capital and completed over 270 transactions in 35 countries. Advent's current portfolio is comprised of investments in 54 companies across five sectors—Retail, Consumer & Leisure; Financial and Business Services; Industrial; Technology, Media & Telecoms; and Healthcare. The Advent team includes more than 170 investment professionals in 17 offices around the world.

Fifth Third Bancorp and Fifth Third Bank

        Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2012, Fifth Third Bancorp had $118 billion in assets and operated 15 affiliates with 1,322 full-service Banking Centers, including 105 Bank Mart locations open seven days a week inside select grocery stores and 2,409 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third Bancorp operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Investment Advisors. Fifth Third Bancorp is among the largest money managers in the Midwest and, as of June 30, 2012, had $291 billion in assets under care, of which it managed $25 billion for individuals, corporations and not-for-profit organizations. Fifth Third's common stock is traded on the NASDAQ National Global Select Market under the symbol "FITB."

Additional Information

        We are a Delaware corporation. We were incorporated as Advent-Kong Blocker Corp. on March 25, 2009 and changed our name to Vantiv, Inc. on November 8, 2011. Our principal executive offices are located at 8500 Governor's Hill Drive, Symmes Township, Ohio 45249. Our telephone number at our principal executive offices is (513) 900-5250. Our corporate website is www.vantiv.com. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

The Offering

Class A common stock offered by the selling stockholders	12,230,000 shares of Class A common stock (14,064,500 shares if the underwriters' option to purchase additional shares is exercised in full).
Class A common stock to be outstanding after this offering	129,123,210 shares of Class A common stock
Class B common stock to be outstanding after this offering	83,919,136 shares of Class B common stock. The Fifth Third investors hold one share of our Class B common stock for each Class B unit of Vantiv Holding that they hold.
Option to purchase additional shares of Class A common stock

The underwriters have an option to purchase up to a maximum of 1,834,500 additional shares of Class A common stock from the selling stockholders named in this prospectus. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Selling stockholders

Advent owns approximately 68% of the Class A common stock of Vantiv, Inc., which owns 60.6% of Vantiv Holding. In connection with the separation transaction from Fifth Third Bank, Advent entered into various agreements with us that provided for the payment of a management fee to Advent as well as rights to appoint members of the board of directors of Vantiv Holding and registration rights. In addition, Pamela H. Patsley, a director, intends to sell shares she holds through the Gary Lee Patsley Retained Annuity Trust No. 1 and the Pamela H. Patsley Retained Annuity Trust No. 1. We entered into new agreements and amended agreements with Advent and paid certain expenses on behalf of Advent in connection with the reorganization transactions and the initial public offering. For more information regarding equity ownership and agreements with the selling stockholders, see "Certain Relationships and Related Person Transactions" and "Principal and Selling Stockholders."

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. See "Use of Proceeds."
Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future. See "Dividend Policy."
Voting rights	Each share of Class A common stock entitles the holder to one vote in all matters.

The shares of our Class B common stock entitle the Fifth Third investors as the holders of the Class B common stock collectively to hold up to 18.5% of the aggregate voting power of our outstanding common stock determined on a formulaic basis. The total value and voting power of the Class A common stock and the Class B common stock that the Fifth Third investors hold (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% at any time other than in connection with a stockholder vote with respect to a change of control, in which event the Fifth Third investors have the right to that full number of votes equal to the number of shares of Class A common stock they own and Class B common stock they own, which in the aggregate is 39.4% of all Class A common stock and Class B common stock. The Fifth Third investors also own Class B units of Vantiv Holding that are exchangeable at their option, subject to certain restrictions, or, at our request in certain circumstances, into, at our option, cash or shares of our Class A common stock. To the extent that the Fifth Third investors otherwise hold Class A common stock and Class B common stock entitled to less than 18.5% of the voting power of the outstanding common stock, then the Fifth Third investors are entitled only to such lesser voting power. The Fifth Third investors hold 18.5% of the voting power in Vantiv, Inc.

Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except that the Fifth Third investors are entitled to elect a number of our directors, or the Class B directors, equal to the percentage of the voting power of all of our outstanding common stock represented by our Class B common stock held by the Fifth Third investors but not exceeding 18.5% of the board of directors. Holders of our Class B common stock also have to approve certain amendments to our amended and restated certificate of incorporation. See "Description of Capital Stock."

Immediately following this offering, our public stockholders will have 29.1% of the voting power in Vantiv, Inc., or 30.2% if the underwriters exercise in full their option to purchase additional shares. See "Description of Capital Stock."

Risk factors

Investing in our Class A common stock involves a high degree of risk. See "Risk Factors" beginning on page 16 of this prospectus for a discussion of factors you should carefully consider before investing in our Class A common stock.

NYSE symbol	"VNTV."

        Unless otherwise indicated, the number of shares of our Class A common stock to be outstanding after this offering:

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  excludes 293,432 shares of Class A common stock issuable to our employees and directors, other than Mr. Drucker, upon settlement of restricted stock units granted to each such employee and director;

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  excludes an aggregate of 27,105,788 additional shares of Class A common stock that are available for future awards pursuant to the 2012 Equity Plan;

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  excludes 20,378,027 shares of Class A common stock issuable upon conversion of Class C non-voting units of Vantiv Holding that are issuable upon exercise of a warrant issued to Fifth Third Bank on June 30, 2009, or the Warrant; and

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  excludes 83,919,136 shares of Class A common stock issuable upon the exchange of Class B units of Vantiv Holding for Class A common stock of Vantiv, Inc.

        Unless otherwise indicated, this prospectus assumes no exercise of the underwriters' option to purchase up to 1,834,500 additional shares of our Class A common stock from the selling stockholders.

        Unless otherwise indicated, the number of shares of our Class A common stock outstanding presented in this prospectus is as of June 30, 2012.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

        The periods prior to and including June 30, 2009, the date of the separation transaction, are referred to in the following table as "Predecessor," and all periods after such date are referred to in the following table as "Successor." Prior to the separation transaction, we operated as a business unit of Fifth Third Bank. As a result, the financial data for the predecessor period included in this prospectus does not necessarily reflect what our financial position or results of operations would have been had we operated as a separate, stand-alone entity during such period. The financial statements for all successor periods are not comparable to those of the predecessor period.

        The following table sets forth our summary historical financial and other data for the periods and as of the dates indicated. We derived the statement of income data for the six months ended June 30, 2012 and 2011 and the balance sheet data as of June 30, 2012 from our unaudited financial statements included elsewhere in this prospectus. We derived the statement of income data for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009 and the balance sheet data as of December 31, 2011 from our audited financial statements for such periods included elsewhere in this prospectus. The statement of income data for the year ended December 31, 2008 is derived from our audited financial statements that are not included in this prospectus.

        We have prepared the unaudited financial information set forth below on the same basis as our audited financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

        Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with "Selected Historical Financial Data," "Management's

Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes thereto included elsewhere in this prospectus.

	Successor					Predecessor
	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009	Year Ended December 31, 2008
	(in thousands, except share and per share data)
Statement of income data:
Revenue	$902,411	$774,010	$1,622,421	$1,162,132	$506,002	$444,724	$884,918
Network fees and other costs	409,452	367,910	756,735	595,995	254,925	221,680	433,496

Net revenue	492,959	406,100	865,686	566,137	251,077	223,044	451,422
Sales and marketing	143,289	115,789	236,917	98,418	32,486	37,561	71,247
Other operating costs	79,426	72,720	143,420	124,383	48,275	—	—
General and administrative	57,787	49,607	86,870	58,091	38,058	8,468	8,747
Depreciation and amortization	78,562	75,701	155,326	110,964	49,885	2,356	2,250
Allocated expenses	—	—	—	—	—	52,980	114,892

Income from operations	133,895	92,283	243,153	174,281	82,373	121,679	254,286
Interest expense—net(1)	(34,619)	(59,573)	(111,535)	(116,020)	(58,877)	(9,780)	—
Non-operating expenses	(92,672)	(13,799)	(14,499)	(4,300)	(9,100)	(127)	(5,635)

Income before applicable income taxes	6,604	18,911	117,119	53,961	14,396	111,772	248,651
Income tax expense (benefit)	1,954	2,551	32,309	(956)	(191)	36,891	96,049

Net income	4,650	16,360	84,810	54,917	14,587	$74,881	$152,602

Less: net income attributable to non-controlling interests	(58)	(7,481)	(48,570)	(32,924)	(16,728)

Net income (loss) attributable to Vantiv, Inc.	$4,592	$8,879	$36,240	$21,993	$(2,141)

Net income (loss) per share of Class A common stock attributable to Vantiv, Inc.(2):
Basic	$0.04	$0.10	$0.40	$0.25	$(0.02)
Diluted	$0.03	$0.10	$0.40	$0.25	$(0.02)
Shares used in computing net income (loss) per share of Class A common stock(2):
Basic	107,897,927	89,515,617	89,515,617	89,515,617	89,515,617
Diluted	160,053,473	89,515,617	89,515,617	89,515,617	89,515,617
Other data:
Pro forma adjusted EBITDA(3)	$233,988	$197,006	$438,795	$400,503	$162,772	$135,627	$278,668
Transactions (in millions):
Merchant Services	5,566	4,522	9,591	8,206	3,817	3,433	6,493
Financial Institution Services	1,697	1,702	3,344	3,060	1,365	1,263	2,369

As of June 30, 2012
Balance sheet data:
Cash and cash equivalents	$308,823
Total assets	3,445,632
Total long-term liabilities	1,542,494
Non-controlling interests	698,495
Total equity	1,369,935

(1)
We completed our debt refinancing contemporaneously with our initial public offering. Assuming our debt refinancing had occurred on January 1, 2011, our interest expense—net for the year ended December 31, 2011 would have been $43.9 million. This would have represented a 61% decrease from our actual historical interest expense—net for the year ended December 31, 2011. We incurred a charge of $55.6 million related to the termination of our prior senior secured credit facilities in the six months ended June 30, 2012, which is included in non-operating expenses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Segments, Revenue and Expenses—Expenses" for more information. We incurred a cash charge of $31.1 million related to the early termination of our interest rate swaps in the six months ended June 30, 2012.

(2)
We have retrospectively adjusted our earnings per share and average shares outstanding for the Successor periods to reflect the reorganization transactions. See Note 20 to our audited financial statements.

(3)
Adjusted EBITDA is calculated as net income before interest expense—net, income tax expense (benefit) and depreciation and amortization adjusted for:

•
transition costs related to our separation transaction from Fifth Third Bank;

•
debt refinancing costs;

•
share-based compensation expense;

•
acquisition and integration costs incurred in connection with our acquisitions;

•
changes in the fair value of the put rights Vantiv, Inc. received in connection with the separation transaction; and

•
transaction costs incurred in connection with the separation transaction.

Pro forma adjusted EBITDA is calculated as adjusted EBITDA adjusted for:

•
NPC's EBITDA for the period January 1, 2010 through the acquisition date of November 3, 2010.

Adjusted EBITDA and pro forma adjusted EBITDA eliminate the effects of items that we do not consider indicative of our core operating performance. Adjusted EBITDA and pro forma adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income, as determined by U.S. generally accepted accounting principles, or GAAP, and our calculation of adjusted EBITDA and pro forma adjusted EBITDA may not be comparable to that reported by other companies.

Management believes the inclusion of the adjustments to adjusted EBITDA and pro forma adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about unusual items that we do not expect to continue at the same level in the future. By providing these non-GAAP financial measures, together with a reconciliation to GAAP results, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives. We believe adjusted EBITDA and pro forma adjusted EBITDA are used by investors as a supplemental measure to evaluate the overall operating performance of companies in our industry.

Management uses adjusted EBITDA, pro forma adjusted EBITDA or comparable metrics:

•
as a measurement used in comparing our operating performance on a consistent basis;

•
to calculate incentive compensation for our employees;

•
for planning purposes, including the preparation of our internal annual operating budget;

•
to evaluate the performance and effectiveness of our operational strategies; and

•
to assess compliance with various metrics associated with our debt agreements.

  Adjusted EBITDA and pro forma adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

  •
  adjusted EBITDA and pro forma adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA and pro forma adjusted EBITDA do not reflect the cash requirements for such replacements;

  •
  adjusted EBITDA and pro forma adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

  •
  adjusted EBITDA and pro forma adjusted EBITDA do not reflect the non-cash component of employee compensation.

  To address these limitations, we reconcile adjusted EBITDA and pro forma adjusted EBITDA to the most directly comparable GAAP measure, net income. Further, we also review GAAP measures and evaluate individual measures that are not included in adjusted EBITDA and pro forma adjusted EBITDA.

  In calculating adjusted EBITDA, we exclude costs associated with our transition to a stand-alone company and our debt refinancing as these are non-recurring in nature. We believe it is useful to exclude share-based compensation expense from adjusted EBITDA because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time and share-based compensation expense is not a key measure of our core operating performance. We exclude acquisition and integration costs as they are non-recurring in nature and not indicative of our core operations. Adjustments related to our put rights reflect non-operational expenses associated with the change in the fair value of a financial instrument. We then adjust for NPC's EBITDA so that pro forma adjusted EBITDA for 2010 is comparable to future periods in which NPC's results are consolidated with our results.

  The following table reconciles net income to adjusted EBITDA and pro forma adjusted EBITDA:

	Successor					Predecessor
	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009	Year Ended December 31, 2008
	(in thousands)
Net income	$4,650	$16,360	$84,810	$54,917	$14,587	$74,881	$152,602
Interest expense—net(a)	34,619	59,573	111,535	116,020	58,877	9,907	5,635
Income tax expense (benefit)	1,954	2,551	32,309	(956)	(191)	36,891	96,049
Depreciation and amortization	78,562	75,701	155,326	110,964	49,885	2,356	2,250

EBITDA	119,785	154,185	383,980	280,945	123,158	124,035	256,536

Transition, acquisition and integration costs(b)	4,039	27,629	37,342	49,008	13,578	10,481	18,213
Debt refinancing costs(c)	92,672	13,699	13,699	—	—	—	—
Share-based compensation(d)	17,492	1,393	2,974	2,799	612	1,111	3,919
Losses related to put rights(e)	—	100	800	4,300	9,100	—	—
Transaction costs(f)	—	—	—	—	16,324	—	—

Adjusted EBITDA	233,988	197,006	438,795	337,052	162,772	135,627	278,668
NPC(g)	—	—	—	63,451	—	—	—

Pro forma adjusted EBITDA	$233,988	$197,006	$438,795	$400,503	$162,772	$135,627	278,668

(a)
The amounts of interest expense for the six months ended June 30, 2009 and the year ended December 31, 2008 include internal funding costs allocated to us by Fifth Third Bank prior to the separation transaction and are included as non-operating expenses on our statements of income.

(b)
Transition, acquisition and integration costs include costs associated with our separation transaction from Fifth Third Bank, including costs incurred for our human resources, finance, marketing and legal functions and severance costs; consulting fees related to non-recurring transition projects; expenses related to various strategic and separation initiatives; depreciation and amortization charged to us by Fifth Third Bank under our transition services agreement; compensation costs related to payouts of a one-time signing bonus to former Fifth Third Bank employees transferred to us as part of our transition deferred compensation plan, and fees incurred in connection with our acquisitions in 2010, including legal, accounting and advisory fees as well as consulting fees for integration services.

(c)
Expenses primarily associated with the refinancing of our debt in March 2012 and May 2011 and the termination of our interest rate swaps in March 2012.

(d)
Share-based compensation includes non-cash compensation expense recorded related to phantom equity units of Vantiv Holding and restricted stock awards issued to our employees and directors. See Note 12 to our audited financial statements and Note 9 to our unaudited financial statements.

(e)
Represents the non-cash expense related to fair value adjustments to the value of the put rights Vantiv, Inc. received from Fifth Third Bank in connection with the separation transaction. The put rights terminated in connection with our initial public offering. For more information regarding the put rights, see Note 8 to our audited financial statements.

(f)
Consists of transaction costs, principally professional and advisory fees, incurred by us on behalf of Advent in connection with the separation transaction.

(g)
Reflects NPC's EBITDA from January 2010 until our acquisition of NPC in November 2010.

RISK FACTORS

        An investment in our Class A common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our Class A common stock. If any of the following risks actually occur, our business, financial condition and results of operations may be materially adversely affected. In such an event, the trading price of our Class A common stock could decline and you could lose part or all of your investment.

 Risks Related to Our Business

         If we cannot keep pace with rapid developments and change in our industry and provide new services to our clients, the use of our services could decline, reducing our revenues.

        The electronic payments market in which we compete is subject to rapid and significant changes. This market is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing customer needs and the entrance of non-traditional competitors. In order to remain competitive, we are continually involved in a number of projects to develop new services or compete with these new market entrants, including the development of mobile phone payment applications, prepaid card offerings, ecommerce services and other new offerings emerging in the electronic payments industry. These projects carry risks, such as cost overruns, delays in delivery, performance problems and lack of customer acceptance. In the electronic payments industry these risks are acute. Any delay in the delivery of new services or the failure to differentiate our services or to accurately predict and address market demand could render our services less desirable, or even obsolete, to our clients. Furthermore, even though the market for alternative payment processing services is evolving, it may not continue to develop rapidly enough for us to recover the costs we have incurred in developing new services targeted at this market.

        For example, "EMV" is a credit and debit card authentication methodology that both Visa and MasterCard are mandating that U.S. processors be able to support beginning in 2013. It will require us to invest significant resources and man-hours to develop and implement. We are not certain if or when our merchants or our financial institution customers will use or accept the methodology and/or whether we will be able to recoup our costs associated with the development and support of this methodology.

        In addition, the services we deliver are designed to process very complex transactions and provide reports and other information on those transactions, all at very high volumes and processing speeds. Any failure to deliver an effective and secure service or any performance issue that arises with a new service could result in significant processing or reporting errors or other losses. As a result of these factors, our development efforts could result in increased costs and/or we could also experience a loss in business that could reduce our earnings or could cause a loss of revenue if promised new services are not timely delivered to our clients or do not perform as anticipated. We also rely in part on third parties, including some of our competitors and potential competitors, for the development of, and access to new technologies. Our future success will depend in part on our ability to develop or adapt to technological changes and evolving industry standards. If we are unable to develop, adapt to or access technological changes or evolving industry standards on a timely and cost effective basis, our business, financial condition and results of operations would be materially adversely affected.

        Furthermore, our competitors may have the ability to devote more financial and operational resources than we can to the development of new technologies and services, including ecommerce and mobile payment processing services, that provide improved operating functionality and features to their existing service offerings. If successful, their development efforts could render our services less desirable to clients, resulting in the loss of clients or a reduction in the fees we could generate from our offerings.

         The payment processing industry is highly competitive, and we compete with certain firms that are larger and that have greater financial resources. Such competition could adversely affect the transaction and other fees we receive from merchants and financial institutions, and as a result, our margins, business, financial condition and results of operations.

        The market for payment processing services is highly competitive. Other providers of payment processing services have established a sizable market share in the small and mid-sized merchant and financial institution processing and servicing sector, as well as servicing large merchants and financial institutions, which are the markets in which we are principally focused. We also face competition from non-traditional payment processors that have significant financial resources. Our growth will depend on a combination of the continued growth of electronic payments and our ability to increase our market share. The weakness of the current economic recovery could cause future growth of electronic payments to slow compared to historical rates of growth.

        Our competitors include financial institutions, subsidiaries of financial institutions and well-established payment processing companies, including Bank of America Merchant Services, Chase Paymentech Solutions, Elavon Inc. (a subsidiary of U.S. Bancorp), First Data Corporation, Global Payments, Inc., Heartland Payment Systems, Inc. and WorldPay US, Inc. in our Merchant Services segment, and Fidelity National Information Services, Inc., First Data Corporation, Fiserv, Inc., Total System Services, Inc. and Visa Debit Processing Service in our Financial Institution Services segment. With respect to our Financial Institutions Services segment, in addition to competition with direct competitors, we also compete with the capabilities of many larger potential clients that have either historically developed their key payment processing applications in-house, or have recently moved such application in-house, and therefore weigh whether they should develop these capabilities in-house or acquire them from a third party.

        Our competitors that are financial institutions or are affiliated with financial institutions may not incur the sponsorship costs we incur for registration with the payment networks. Many of our competitors also have substantially greater financial, technological and marketing resources than we have. Accordingly, these competitors may be able to offer more attractive fees to our current and prospective clients, or especially with respect to our financial institution clients, other services that we do not offer. Competition may influence the fees we receive. If competition causes us to reduce the fees we charge, we will have to aggressively control our costs in order to maintain our profit margins. Competition could also result in a loss of existing clients, and greater difficulty attracting new clients, which we may not be able to do. One or more of these factors could have a material adverse effect on our business, financial condition and results of operations.

        Furthermore, we are facing new competition emerging from non-traditional competitors offering alternative payment methods, such as PayPal and Google. These non-traditional competitors have significant financial resources and robust networks and are highly regarded by consumers. If these non-traditional competitors gain a greater share of total electronic payments transactions, it could also have material adverse effect on our business, financial condition and results of operations.

         Unauthorized disclosure of data, whether through cybersecurity breaches, computer viruses or otherwise, could expose us to liability, protracted and costly litigation and damage our reputation.

        We are responsible for certain third parties under Visa, MasterCard and other payment network rules and regulations, including merchants, ISOs, third party service providers and other agents, which we refer to collectively as associated participants. We and certain of our associated participants process, store and/or transmit sensitive data, such as names, addresses, social security numbers, credit or debit card numbers, driver's license numbers and bank account numbers, and we have ultimate liability to the payment networks and member financial institutions that register us with Visa, MasterCard and other payment networks for our failure or the failure of our associated participants to protect this data in accordance with payment network requirements. The loss of merchant or cardholder data by us or our associated participants could result in significant fines and sanctions by the payment networks or governmental bodies, which could have a material adverse effect on our business, financial condition and results of operations.

        These concerns about security are increased when we transmit information over the Internet. Computer viruses can be distributed and spread rapidly over the Internet and could infiltrate our systems, which might disrupt our delivery of services and make them unavailable. In addition, a significant cybersecurity breach could result in payment networks prohibiting us from processing transactions on their networks or the loss of our financial institution sponsorship that facilitates our participation in the payment networks.

        We and our associated participants have been in the past and could be in the future, subject to breaches of security by hackers. In such circumstances, our encryption of data and other protective measures have not prevented and may not prevent unauthorized access. Although we have not incurred material losses or liabilities as a result of those breaches, a future breach of our system or that of one of our associated participants may subject us to material losses or liability, including payment network fines and assessments and claims for unauthorized purchases with misappropriated credit, debit or card information, impersonation or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter clients from using electronic payments generally and our services specifically, increase our operating expenses in order to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, result in the imposition of material penalties and fines under state and federal laws or by the payment networks, and adversely affect our continued payment network registration and financial institution sponsorship.

        We cannot assure you that there are written agreements in place with every associated participant or that such written agreements will prevent the unauthorized use or disclosure of data or allow us to seek reimbursement from associated participants. Any such unauthorized use or disclosure of data could result in protracted and costly litigation, which could have a material adverse effect on our business, financial condition and results of operations.

         Our systems and our third party providers' systems may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

        We depend on the efficient and uninterrupted operation of numerous systems, including our computer systems, software, data centers and telecommunications networks, as well as the systems of third parties. Our systems and operations or those of our third party providers, could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry and computer viruses. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur. Defects in our systems or those of third parties, errors or delays in the processing of payment transactions, telecommunications failures or other difficulties could result in:

  •
  loss of revenues;

  •
  loss of clients;

  •
  loss of merchant and cardholder data;

  •
  fines imposed by payment network associations;

  •
  harm to our business or reputation resulting from negative publicity;

  •
  exposure to fraud losses or other liabilities;

  •
  additional operating and development costs; and/or

  •
  diversion of technical and other resources.

         We may not be able to continue to expand our share of the existing payment processing markets or expand into new markets which would inhibit our ability to grow and increase our profitability.

        Our future growth and profitability depend, in part, upon our continued expansion within the markets in which we currently operate, the further expansion of these markets, the emergence of other markets for payment processing, and our ability to penetrate these markets. Future growth and profitability of our business will depend upon our ability to penetrate other markets for payment processing. We may not be able to successfully identify suitable acquisition, investment and partnership or joint venture candidates in the future, and if we do, they may not provide us with the benefits we anticipated. Once completed, investments, partnerships and joint ventures may not realize the value that we expect.

        Our expansion into new markets is also dependent upon our ability to apply our existing technology or to develop new applications to meet the particular service needs of each new market. We may not have adequate financial or technological resources to develop effective and secure services or distribution channels that will satisfy the demands of these new markets. If we fail to expand into new and existing payment processing markets, we may not be able to continue to grow our revenues and earnings.

        Furthermore, in response to market developments, we may expand into new geographical markets and foreign countries in which we do not currently have any operating experience. We cannot assure you that we will be able to successfully expand in such markets or internationally due to our lack of experience and the multitude of risks associated with global operations.

         Any acquisitions, partnerships or joint ventures that we make could disrupt our business and harm our financial condition.

        Acquisitions, partnerships and joint ventures effected through our subsidiaries are part of our growth strategy. We evaluate, and expect in the future to evaluate potential strategic acquisitions of and partnerships or joint ventures with complementary businesses, services or technologies. We may not be successful in identifying acquisition, partnership and joint venture candidates. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture. For instance, we may not be able to successfully integrate the recently acquired NPC platforms into our existing platforms. Furthermore, the integration of any acquisition may divert management's time and resources from our core business and disrupt our operations. Certain partnerships and joint ventures we make may prevent us from competing for certain clients or in certain lines of business. We may spend time and money on projects that do not increase our revenue. As a subsidiary of a bank holding company, Fifth Third Bancorp, for purposes of the Bank Holding Company Act of 1956, as amended, or the BHC Act, we may conduct only activities authorized under the BHC Act for a bank holding company or a financial holding company, and as a subsidiary of a bank, Fifth Third Bank, for purposes of relevant federal and state banking laws, we may conduct only activities authorized under such laws. These activities and restrictions may limit our ability to acquire other businesses or enter into other strategic transactions. In addition, in connection with any acquisitions, we must comply with state and federal antitrust requirements. It is possible that perceived or actual violations of these requirements could give rise to regulatory enforcement action or result in us not receiving all necessary approvals in order to complete a desired acquisition. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash reserves, and to the extent the purchase price is paid with our stock, it could be dilutive to our stockholders. To the extent we pay the purchase price with proceeds from the incurrence of debt, it would increase our already high level of indebtedness and could negatively affect our liquidity and restrict our operations. Our competitors may be willing or able to pay more than us for acquisitions, which may cause us to lose certain acquisitions that we would otherwise desire to complete. In addition, pursuant to the Fifth Third Bank consent rights in our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement, Fifth Third Bank's approval is required for acquisitions and incurrences of indebtedness by us based on certain thresholds. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition and results of operations.

         If we fail to comply with the applicable requirements of the Visa, MasterCard or other payment networks, those payment networks could seek to fine us, suspend us or terminate our registrations through our financial institution sponsors. Fines could have a material adverse effect on our business, financial condition or results of operations, and if these registrations are terminated, we may not be able to conduct our business.

        A significant source of our revenue comes from processing transactions through the Visa, MasterCard and other payment networks. The payment networks routinely update and modify their requirements. Changes in the requirements may impact our ongoing cost of doing business and we may not, in every circumstance, be able to pass through such costs to our clients or associated participants. Furthermore, if we do not comply with the payment network requirements, the payment networks could seek to fine us, suspend us or terminate our registrations which allow us to process transactions on their networks. On occasion, we have received notices of non-compliance and fines, which have typically related to excessive chargebacks by a merchant or data security failures on the part of a merchant. If we are unable to recover fines from or pass through costs to our merchants or other associated participants, we would experience a financial loss. The termination of our registration, or any changes in the payment network rules that would impair our registration, could require us to stop providing payment network services to the Visa, MasterCard or other payment networks, which would have a material adverse effect on our business, financial condition and results of operations.

         Changes in payment network rules or standards could adversely affect our business, financial condition and results of operations.

        In order to provide our transaction processing services, we are registered through our bank partnerships with the Visa, MasterCard and other payment networks as service providers for member institutions. As such, we and many of our clients are subject to card association and payment network rules that could subject us or our clients to a variety of fines or penalties that may be levied by the card associations or payment networks for certain acts or omissions by us or our associated participants. On occasion, we have received notices of non-compliance and fines, which have typically related to excessive chargebacks by a merchant or data security failures on the part of a merchant. If we are unable to recover fines from our merchants, we would experience a financial loss. Payment network rules are established and changed from time to time by each payment network as they may determine in their sole discretion and with or without advance notice to their participants. Payment networks generally establish their rules to allocate responsibilities among the payment networks' participants and generally structure and change such rules for any number of reasons, including as a result of changes in the regulatory environment, to maintain or attract new participants or to serve their own strategic initiatives. In some cases, payment networks compete with us and their ability to modify and enhance their rules in their sole discretion may provide them an advantage in selling or developing their own services that may compete directly or indirectly with our services. The termination of our member registration or our status as a certified service provider, or any changes in card association or other payment network rules or standards, including interpretation and implementation of the rules or standards, that increase our cost of doing business or limit our ability to provide transaction processing services to or through our clients, could have a material adverse effect on our business, financial condition and results of operations.

         If we cannot pass increases from payment networks including interchange, assessment, transaction and other fees along to our merchants, our operating margins will be reduced.

        We pay interchange and other fees set by the payment networks to the card issuing financial institution and the payment networks for each transaction we process. From time to time, the payment networks increase the interchange fees and other fees that they charge payment processors and the financial institution sponsors. At their sole discretion, our financial institution sponsors have the right to pass any increases in interchange and other fees on to us and they have consistently done so in the past. We are generally permitted under the contracts into which we enter, and in the past we have been able to, pass these fee increases along to our merchants through corresponding increases in our processing fees. However, if we are unable to pass through these and other fees in the future, it could have a material adverse effect on our business, financial condition and results of operations.

         We rely on financial institution sponsors, which have substantial discretion with respect to certain elements of our business practices, and financial institution clearing service providers, in order to process electronic payment transactions. If these sponsorships or clearing services are terminated and we are unable to secure new bank sponsors or financial institutions, we will not be able to conduct our business.

        Because we are not a bank, we are not eligible for membership in the Visa, MasterCard or other payment networks and are, therefore, unable to directly access the payment networks, which are required to process transactions. The Visa, MasterCard and other payment network operating regulations require us to be sponsored by a member bank in order to process electronic payment transactions. We are currently registered with the Visa, MasterCard and other payment networks through Fifth Third Bank, which has maintained that registration since we were established as a separate entity in 2009. Our wholly-owned subsidiary NPC Group, Inc. is currently registered with the Visa, MasterCard and other payment networks through First National Bank of Omaha which will expire in December 2012, when we plan to consolidate our registration sponsorship with Fifth Third Bank. Our current agreement with Fifth Third Bank expires in June 2019. Furthermore, our agreements with our financial institution sponsors give them substantial discretion in approving certain aspects of our business practices, including our solicitation, application and qualification procedures for merchants and the terms of our agreements with merchants. Our financial institution sponsors' discretionary actions under these agreements could have a materially adverse effect on our business, financial condition and results of operations. We also rely on various financial institutions to provide clearing services in connection with our settlement activities. If our sponsorships or clearing services agreements are terminated and we are unable to secure another bank sponsor or clearing service provider, we will not be able to process Visa, MasterCard and other payment network transactions or settle transactions which would have a material adverse effect on our business, financial condition and results of operations.

         Increased merchant, ISO or referral partner attrition could cause our revenues to decline.

        We experience attrition in merchant credit, debit or prepaid card processing volume resulting from several factors, including business closures, transfers of merchants' accounts to our competitors and account closures that we initiate due to heightened credit risks relating to contract breaches by merchants or a reduction in same store sales. Our ISO and referral partner channels, which purchase and resell our electronic payments services to their own portfolios of merchant customers, are strong contributors to our revenue growth in our Merchant Services segment. If an ISO or referral partner switches to another transaction processor, shuts down or becomes insolvent, we will no longer receive new merchant referrals from the ISO or referral partner, and we risk losing existing merchants that were originally enrolled by the ISO or referral partner. NPC, which was acquired in 2010, has higher rates of attrition due to the makeup of its customer base, which primarily consists of small and mid-sized merchants. We cannot predict the level of attrition in the future and our revenues could decline as a result of higher than expected attrition, which could have a material adverse effect on our business, financial condition and results of operations.

         If we do not successfully renew or renegotiate our agreements with our clients or ISOs, our business will suffer.

        A significant amount of our revenue is derived under contracts with clients and ISOs. Consolidation among financial institutions and merchants has resulted in an increasingly concentrated client base. The financial position of our clients and ISOs and their willingness to pay for our services are affected by general market conditions, competitive pressures and operating margins within their respective industries. Contract renewal or renegotiation time presents our clients and ISOs with the opportunity to consider other providers. The loss or renegotiation of our contracts with existing clients or ISOs or a significant decline in the number of transactions we process for them could have a material adverse effect on our business, financial condition and results of operations.

         We are subject to economic and political risk, the business cycles and credit risk of our clients and the overall level of consumer, business and government spending, which could negatively impact our business, financial condition and results of operations.

        The electronic payments industry depends heavily on the overall level of consumer, business and government spending. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. A sustained deterioration in general economic conditions, particularly in the United States, or increases in interest rates may adversely affect our financial performance by reducing the number or average purchase amount of transactions made using electronic payments. A reduction in the amount of consumer spending could result in a decrease in our revenue and profits. If cardholders of our financial institution clients make fewer transactions with their cards, our merchants make fewer sales of their products and services using electronic payments or people spend less money per transaction, we will have fewer transactions to process at lower dollar amounts, resulting in lower revenue.

        A further weakening in the economy could have a negative impact on our clients, as well as their customers who purchase products and services using our payment processing systems, which could, in turn, negatively impact our business, financial condition and results of operations, particularly if the recessionary environment disproportionately affects some of the discretionary market segments that represent a larger portion of our payment processing volume. In addition, a further weakening in the economy could force retailers to close, resulting in exposure to potential credit losses and future transaction declines. Furthermore, credit card issuers have been reducing credit limits, closing accounts, and more selective with respect to whom they issue credit cards. We also have a certain amount of fixed and semi-fixed costs, including rent, debt service, processing contractual minimums and salaries, which could limit our ability to quickly adjust costs and respond to changes in our business and the economy. Changes in economic conditions could also adversely impact our future revenues and profits and cause a materially adverse effect on our business, financial condition and results of operations.

        In addition, a recessionary economic environment could affect our merchants through a higher rate of bankruptcy filings, resulting in lower revenues and earnings for us. Our merchants are liable for any charges properly reversed by the card issuer on behalf of the cardholder. Our associated participants are also liable for any fines, or penalties, that may be assessed by any payment networks. In the event that we are not able to collect such amounts from the associated participants, due to fraud, breach of contract, insolvency, bankruptcy or any other reason, we may be liable for any such charges. Furthermore, in the event of a closure of a merchant, we are unlikely to receive our fees for any transactions processed by that merchant in its final months of operation, all of which would negatively impact our business, financial condition and results of operations.

         We incur liability when our merchants refuse or cannot reimburse us for chargebacks resolved in favor of their customers, fees, fines or other assessments we incur from the payment networks. We cannot accurately anticipate these liabilities, which may adversely affect our business, financial condition and results of operations.

        In the event a dispute between a cardholder and a merchant is not resolved in favor of the merchant, the transaction is normally charged back to the merchant and the purchase price is credited or otherwise refunded to the cardholder. Furthermore, such disputes are more likely to arise during economic downturns, such as the one we are currently experiencing. If we are unable to collect such amounts from the merchant's account or reserve account (if applicable), or if the merchant refuses or is unable, due to closure, bankruptcy or other reasons, to reimburse us for a chargeback, we may bear the loss for the amount of the refund paid to the cardholder. The risk of chargebacks is typically greater with those merchants that promise future delivery of goods and services rather than delivering goods or rendering services at the time of payment. We may experience significant losses from chargebacks in the future. Any increase in chargebacks not paid by our merchants could have a materially adverse effect on our business, financial condition and results of operations.

         Fraud by merchants or others could have a material adverse effect on our business, financial condition and results of operations.

        We face potential liability for fraudulent electronic payment transactions or credits initiated by merchants or others. Examples of merchant fraud include when a merchant or other party knowingly uses a stolen or counterfeit credit, debit or prepaid card, card number or other credentials to record a false sales transaction, processes an invalid card, or intentionally fails to deliver the merchandise or services sold in an otherwise valid transaction. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud would increase our chargeback liability or other liability. Increases in chargebacks or other liability could have a material adverse effect on our business, financial condition and results of operations.

         A decline in the use of credit, debit or prepaid cards as a payment mechanism for consumers or adverse developments with respect to the payment processing industry in general could have a materially adverse effect on our business, financial condition and results of operations.

        If consumers do not continue to use credit, debit or prepaid cards as a payment mechanism for their transactions or if there is a change in the mix of payments between cash, credit, debit and prepaid cards which is adverse to us, it could have a material adverse effect on our business, financial condition and results of operations. In response to rules implementing the Durbin Amendment, financial institutions may charge their customers additional fees for the use of debit cards. If such fees result in decreased use of debit cards by cardholders, our business, financial condition and results of operations may be adversely affected. In addition, on July 13, 2012, it was announced that Visa, MasterCard and the named member banks agreed to a memorandum of understanding, or the MOU, to enter into a settlement agreement to resolve the plaintiff's claims in the U.S. merchant class multi-district interchange litigation. Among other terms, the MOU provides for the modification of Visa and MasterCard's rules to allow retailers to impose a surcharge on credit card transactions at the point of sale under certain conditions. This provision or other provisions in any final settlement agreement stemming from this litigation may result in decreased use of credit cards or have other adverse impacts that are not readily known and that we may not know for some time. We believe future growth in the use of credit, debit and prepaid cards and other electronic payments will be driven by the cost, ease-of-use, and quality of services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to use electronic payment methods including, credit, debit and prepaid cards. Moreover, if there is an adverse development in the payments industry in general, such as new legislation or regulation that makes it more difficult for our clients to do business, our business, financial condition and results of operations may be adversely affected.

         Continued consolidation in the banking and retail industries could adversely affect our growth.

        Historically, the banking industry has been the subject of consolidation, regardless of overall economic conditions, while the retail industry has been the subject of consolidation due to cyclical economic events. As banks and retail merchants consolidate, our ability to successfully offer our services will depend in part on whether the institutions that survive are willing to outsource their electronic payment processing to third party vendors and whether those institutions have pre-existing relationships with us or any of our competitors. Larger banks and merchants with greater transaction volumes may demand lower fees, which could result in lower revenues and earnings for us. In addition, in times of depressed economic conditions, similar to those experienced in the last few years, a higher number of financial institutions are taken over by the Federal Deposit Insurance Corporation, or FDIC. The government seizure of a potential or current financial institution customer could have a negative effect on our business, by eliminating the institution's need for our services or by voiding any contracts we may have had in place with such institution.

         If Fifth Third Bank fails or is acquired by a third party, it could place certain of our material contracts at risk, decrease our revenue, and would transfer the ultimate voting power of a significant amount of our securities to a third party.

        If Fifth Third Bank, as one of our largest clients and provider of the services under our Clearing, Settlement and Sponsorship Agreement, Referral Agreement and Master Services Agreement, were to be placed into receivership or conservatorship, it could jeopardize our ability to generate revenue and conduct our business. Fifth Third Bank accounted for approximately 4% and 4% of our revenue, respectively, in the six months ended June 30, 2012 and the year ended December 31, 2011 and provides crucial services to us. See "Certain Relationships and Related Person Transactions—Business Agreements with Fifth Third Bank and Fifth Third Bancorp." The loss of both a major client and material service provider due to a receivership or conservatorship, could have a materially adverse effect on our business, financial condition and results of operations.

        If Fifth Third Bank were to be acquired by a third party, it could affect certain of our contractual arrangements with them. For instance, in the event of a change of control or merger of Fifth Third Bank, our Clearing Settlement and Sponsorship Agreement and our Referral Agreement provide that Fifth Third Bank may assign the contract to an affiliate or successor, in which case we would not have the right to terminate the contract regardless of such assignee's ability to perform such services. Our Master Services Agreement provides that Fifth Third Bank would be in default under the agreement upon a change of control, in which case we would have the right to terminate the agreement effective upon 60 days' notice to Fifth Third Bank unless the surviving entity assumes Fifth Third Bank's obligation and the level of fees paid to us pursuant to the Master Services Agreement remains equal or greater than fees paid to us prior to the change of control. In addition, the acquiring company may choose to terminate the terms of such contracts, requiring us to litigate if we believe such termination is not pursuant to contract terms, and find alternative clients, counterparties or sponsorships. The added expense of litigation and the inability to find suitable substitute clients or counterparties in a timely manner would have a material adverse effect on our business, financial condition and results of operations.

        Furthermore, such an acquisition would place in the hands of the acquiring third party the voting power of Fifth Third Bank's stock ownership in Vantiv, Inc. (including any shares of Class A common stock that may be issued in exchange for the Fifth Third investors' Class B units in Vantiv Holding) and, in some circumstances, certain of Fifth Third Bank's consent rights in Vantiv, Inc. and Vantiv Holding. We may not have a historical relationship with the acquiring party, and the acquiring party may be a competitor of ours or provide many of the same services that we provide. The acquiring party may vote its shares of our common stock or units or exercise its consent rights in a manner adverse to us and our other stockholders.

         Our risk management policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risks.

        We operate in a rapidly changing industry, and we have experienced significant change in the past three years including the separation transaction, certain acquisitions, our March 2012 initial public offering and listing on the New York Stock Exchange. Accordingly, our risk management policies and procedures may not be fully effective to identify, monitor and manage our risks. Some of our risk evaluation methods depend upon information provided by others and public information regarding markets, clients or other matters that are otherwise inaccessible by us. In some cases, however, that information may not be accurate, complete or up-to-date. If our policies and procedures are not fully effective or we are not always successful in capturing all risks to which we are or may be exposed, we may suffer harm to our reputation or be subject to litigation or regulatory actions that could have a material adverse effect on our business, financial condition and results of operations.

         We are subject to extensive government regulation, and any new laws and regulations, industry standards or revisions made to existing laws, regulations, or industry standards affecting the electronic payments industry and other industries in which we operate may have an unfavorable impact on our business, financial condition and results of operations.

        Our business is impacted by laws and regulations that affect our industry. The number of new and proposed regulations has increased significantly, particularly pertaining to interchange fees on credit and debit card transactions, which are paid to the card issuing financial institution. In July 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, which significantly changed financial regulation. Changes affecting the payment processing industry include restricting amounts of debit card fees that certain issuing financial institutions can charge merchants and allowing merchants to set minimum dollar amounts for the acceptance of credit cards and offer discounts for different payment methods. These restrictions could negatively affect the number of debit transactions, and prices changed per transaction, which would negatively affect our business. The Dodd-Frank Act also created a new Consumer Financial Protection Bureau, or the CFPB, that became operational on July 21, 2011 and will assume responsibility for most federal consumer protection laws in the area of financial services, including consumer credit. In addition, the Dodd-Frank Act created a Financial Stability Oversight Council that has the authority to determine whether non-bank financial companies, such as us, should be supervised by the Board of Governors of the Federal Reserve System, or the Federal Reserve, because they are systemically important to the U.S. financial system. Any such designation would result in increased regulatory burdens on our business.

        Rules released by the Federal Reserve in July 2011 to implement the so-called Durbin Amendment to the Dodd-Frank Act mandate a cap on debit transaction interchange fees for card issuers with assets greater than $10 billion. The rules also contain prohibitions on network exclusivity and routing restrictions. Beginning in October 2011, (i) a card payment network may not prohibit a card issuer from contracting with any other card payment network for the processing of electronic debit transactions involving the issuer's debit cards and (ii) card issuing financial institutions and card payment networks may not inhibit the ability of merchants to direct the routing of debit card transactions over any card payment networks that can process the transactions. Since April 2012, most debit card issuers have been required to enable at least two unaffiliated card payment networks on each debit card. The interchange fee cap has the potential to alter the type or volume of card based transactions that we process on behalf of our clients. These new regulations could result in the need for us to make capital investments to modify our services to facilitate our existing clients' and potential clients' compliance and reduce the fees we are able to charge our clients. These new regulations also could result in greater pricing transparency and increased price-based competition leading to lower margins and higher rates of client attrition. Furthermore, the requirements of the new regulations and the timing of their effective dates could result in changes in our clients' business practices that may alter their delivery of their products and services to consumers and the timing of their investment decisions, which could change the demand for our services as well as alter the type or volume of transactions that we process on behalf of our clients. See "Business—Regulation—Dodd-Frank Act."

        In addition, the Card Accountability, Responsibility, and Disclosure Act of 2009, or CARD Act, created new requirements applicable to credit card issuers. The CARD Act, along with the Federal Reserve's amended Regulation E, created new requirements applicable to certain prepaid cards. In the future, we may have to obtain state licenses to expand our distribution network for prepaid cards, which licenses we may not be able to obtain. If we fail or are unable to comply with these requirements, our clients (or in certain instances, we) could be subject to the imposition of fines, civil liability (and/or in the case of willful and deliberate non-compliance, criminal liability) which may impact our ability to offer our credit issuer processing services, prepaid or other related services which could have a material adverse effect on our business, financial condition and results of operations.

        Furthermore, on July 26, 2011, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, or FinCEN, issued a final rule regarding the applicability of the Bank Secrecy Act's regulations to "prepaid access" products and services. This rulemaking clarifies the anti-money laundering obligations for entities engaged in the provision and sale of prepaid services such as prepaid cards, including a requirement that will cause us to register with FinCEN as a "money services business—provider of prepaid access." Notwithstanding previously implemented anti-money laundering procedures pursuant to various contractual obligations, the rule increases our regulatory risks and, as with other regulatory requirements, violations of the rule could have a material adverse effect on our business, financial condition and results of operations.

        Separately, the Housing Assistance Tax Act of 2008 included an amendment to the Internal Revenue Code of 1986, as amended, or the Code, that requires information returns to be made for each calendar year by merchant acquiring entities and third-party settlement organizations with respect to payments made in settlement of payment card transactions and third-party payment network transactions occurring in that calendar year. This requirement to make information returns applies to returns for calendar years beginning after December 31, 2010. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if our information return is not in compliance with the new regulations. In addition, these new regulations will require us to incur additional costs to modify our systems so that we may provide compliant services.

        The overall impact of these regulations on us is difficult to estimate, in part because certain regulations need to be adopted by the CFPB with respect to consumer financial products and services and regulations have only recently been adopted by the Federal Reserve with respect to certain interchange fees and in part because such regulations have only recently taken effect. These and other laws and regulations could adversely affect our business, financial condition and results of operations. In addition, even an inadvertent failure to comply with laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could damage our business or our reputation.

         Governmental regulations designed to protect or limit access to consumer information could adversely affect our ability to effectively provide our services to merchants.

        Governmental bodies in the United States and abroad have adopted, or are considering the adoption of, laws and regulations restricting the transfer of, and requiring safeguarding of, non-public personal information. For example, in the United States, all financial institutions must undertake certain steps to ensure the privacy and security of consumer financial information. While our operations are subject to certain provisions of these privacy laws, we have limited our use of consumer information solely to providing services to other businesses and financial institutions. In connection with providing services to our clients, we are required by regulations and contracts with our merchants and financial institution clients to provide assurances regarding the confidentiality and security of non-public consumer information. These contracts require periodic audits by independent companies regarding our compliance with industry standards and also allow for similar audits regarding best practices established by regulatory guidelines. The compliance standards relate to our infrastructure, components and operational procedures designed to safeguard the confidentiality and security of non-public consumer personal information shared by our clients with us. Our ability to maintain compliance with these standards and satisfy these audits will affect our ability to attract and maintain business in the future. If we fail to comply with these regulations, we could be exposed to suits for breach of contract or to governmental proceedings. In addition, our client relationships and reputation could be harmed, and we could be inhibited in our ability to obtain new clients. If more restrictive privacy laws or rules are adopted by authorities in the future on the federal or state level, our compliance costs may increase, our opportunities for growth may be curtailed by our compliance capabilities or reputational harm and our potential liability for security breaches may increase, all of which could have a material adverse effect on our business, financial condition and results of operations.

         Changes in tax laws or their interpretations, or becoming subject to additional U.S., state or local taxes that cannot be passed through to our clients, could negatively affect our business, financial condition and results of operations.

        We are subject to tax laws in each jurisdiction where we do business. Changes in tax laws or their interpretations could decrease the amount of revenues we receive, the value of tax loss carryforwards and tax credits recorded on our balance sheet and the amount of our cash flow, and have a material adverse impact on our business, financial condition and results of operations. Furthermore, companies in the payment processing industry, including us, may become subject to taxation in various tax jurisdictions. Taxing jurisdictions have not yet adopted uniform positions on this topic. If we are required to pay additional taxes and are unable to pass the tax expense through to our clients, our costs would increase and our net income would be reduced, and it could have a material adverse effect on our business, financial condition and results of operations.

         For purposes of federal and state banking laws, we are deemed to be controlled by Fifth Third Bank and Fifth Third Bancorp, and as such we are subject to supervision and examination by federal and state banking regulators, and our activities are limited to those permissible for Fifth Third Bank and Fifth Third Bancorp. We may therefore be restricted from engaging in new activities or businesses, whether organically or by acquisition. We are also subject to supervision and examination by the new Federal Consumer Financial Protection Bureau.

        Fifth Third Bank currently owns an equity interest representing approximately 39.4% of the voting and economic equity interest of Vantiv Holding and 18.5% of the voting interest in Vantiv, Inc.

        Because of the size of Fifth Third Bank's beneficial voting and economic interest, we and Vantiv Holding are deemed to be controlled by Fifth Third Bancorp and Fifth Third Bank and are therefore considered to be a subsidiary of Fifth Third Bancorp for purposes of the BHC Act and of Fifth Third Bank for purposes of relevant federal and state banking laws. We are therefore subject to regulation and supervision by the Federal Reserve and the Ohio Division of Financial Institutions, or the ODFI. We will remain subject to regulation and examination until Fifth Third Bancorp and Fifth Third Bank are no longer deemed to control us for bank regulatory purposes, which we do not have the ability to control and which will not occur until Fifth Third Bank has significantly reduced its equity interest in us, as well as certain other factors. The BHC Act and relevant federal and state banking laws and regulations include different thresholds for regulatory purposes to define control as compared to GAAP requirements, and as a result, Fifth Third Bancorp does not consolidate Vantiv Holding for financial reporting purposes. For financial reporting purposes, we have consolidated the results of Vantiv Holding due to our ownership of a majority voting ownership interest in Vantiv Holding.

        For as long as we are deemed to be controlled by Fifth Third Bancorp and Fifth Third Bank for bank regulatory purposes, we are subject to regulation, supervision, examination and potential enforcement action by the Federal Reserve and the ODFI and to most banking laws, regulations and orders that apply to Fifth Third Bancorp and Fifth Third Bank. Any restrictions placed on Fifth Third Bancorp or Fifth Third Bank as a result of any supervisory actions may also restrict us or our activities in certain circumstances, even if these actions are unrelated to our conduct or business. Further, as long as we are deemed to be controlled by Fifth Third Bancorp for bank regulatory purposes, we may conduct only activities that are authorized under the BHC Act for a bank holding company, or a BHC, which include activities so closely related to banking as to be a proper incident thereto, or for a financial holding company, or FHC, which include activities that are financial in nature or incidental to financial activities. In addition, as long as Fifth Third Bank holds an equity interest in us or Vantiv Holding, directly or indirectly, our activities are further limited to those that are permissible for Fifth Third Bank to engage in directly, which include activities that are part of, or incidental to, the business of banking. Accordingly, we have agreed to a covenant in the Amended and Restated Vantiv Holding Limited Liability Company Agreement that is intended to facilitate compliance by Fifth Third Bank with relevant federal and state banking laws. For more information about these provisions, see "Business—Regulation—Banking Regulation" and "Description of Capital Stock—Vantiv Holding."

        In addition, new activities that we may wish to commence in the future may not be permissible for us under the BHC Act or other relevant federal or state banking laws, or may require prior regulatory approvals. More generally, the Federal Reserve has broad powers to approve, deny or refuse to act upon applications or notices for us to conduct new activities, acquire or divest businesses or assets, or reconfigure existing operations.

        Because of the foregoing limitations, and in particular, Fifth Third Bank's interest in us, it may be difficult for us to engage in activities abroad or invest in a non-U.S. company. We and Fifth Third Bank may seek to engage in offshore acquisitions and activities through various regulatory structures and entities, each of which will generally require prior regulatory approval. The Federal Reserve and the ODFI would therefore have substantial discretion as to whether any such entity could be formed and under what conditions it could operate. In addition to the initial filing and application requirements, because any such entity would be considered a subsidiary of Fifth Third Bank for banking law purposes, establishing and maintaining such an entity would subject Fifth Third Bank, and to a lesser extent us, to several banking law requirements and limitations.

        We may not receive regulatory authority to create such an entity, or, if created, we may be unable to comply with all requirements. We will need Fifth Third's cooperation to form and operate any such entity for offshore activities, and the regulatory burdens imposed upon Fifth Third Bank may be too extensive to justify its establishment or continuation. If, after the entity is formed, we or Fifth Third Bank are at any time unable to comply with any ongoing regulatory requirements, the Federal Reserve or ODFI may impose additional limitations or restrictions on Fifth Third Bank's or our operations, which could potentially force us to limit the activities or dispose of the entity.

        As stated above, we may not be able to obtain regulatory approval to establish any such entity for foreign acquisitions or to comply with all applicable requirements for such an entity. If the regulatory burdens are too severe, there can also be no assurance that Fifth Third will find it acceptable to engage in offshore activities through these vehicles.

        In light of the foregoing, there can be no assurance that we will be able to successfully engage in activities abroad or invest in a non-U.S. company. Any activities or other regulatory restrictions or approval requirements applicable to us as a result of our affiliation for bank regulatory purposes with Fifth Third Bancorp and Fifth Third Bank may inhibit our expansion into new markets or new business lines and may limit our ability to acquire other businesses or enter into other strategic transactions, which may in turn have a material adverse effect on our business, financial condition and results of operations.

        We are subject to direct supervision and examination by the CFPB because we are an affiliate of Fifth Third Bank (which is an insured depository institution with greater than $10 billion in assets) for bank regulatory purposes and because we are a service provider to insured depository institutions with assets of $10 billion or more in connection with their consumer financial products and to entities that are larger participants in markets for consumer financial products and services such as prepaid cards. The CFPB was created by the Dodd-Frank Act and will assume rulemaking authority over several enumerated federal consumer financial protection laws. It is also authorized to issue rules prohibiting unfair, deceptive or abusive acts or practices by persons offering consumer financial products or services and those, such as us, who are service providers to such persons. The CFPB has authority to enforce these consumer financial protection laws and rules. CFPB rules and examinations may require us to adjust our activities and may increase our compliance costs, which could have a material adverse effect on our business, financial condition and results of operations.

        For a further discussion of the applicability of banking regulation to our business and the risks presented by such regulation, see "Business—Regulation—Banking Regulation."

         The costs and effects of pending and future litigation, investigations or similar matters, or adverse facts and developments related thereto, could materially affect our business, financial position and results of operations.

        We are involved in various litigation matters and from time to time may be involved in governmental or regulatory investigations or similar matters arising out of our current or future business. Our insurance or indemnities may not cover all claims that may be asserted against us, and any claims asserted against us, regardless of merit or eventual outcome, may harm our reputation. Furthermore, there is no guarantee that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Should the ultimate judgments or settlements in any pending litigation or future litigation or investigation significantly exceed our insurance coverage, they could have a material adverse effect on our business, financial condition and results of operations.

         We may not be able to successfully manage our intellectual property and may be subject to infringement claims.

        We rely on a combination of contractual rights and copyright, trademark, patent and trade secret laws to establish and protect our proprietary technology. Third parties may challenge, invalidate, circumvent, infringe or misappropriate our intellectual property, or such intellectual property may not be sufficient to permit us to take advantage of current market trends or otherwise to provide competitive advantages, which could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Others, including our competitors may independently develop similar technology, duplicate our services or design around our intellectual property, and in such cases we could not assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information. We may have to litigate to enforce or determine the scope and enforceability of our intellectual property rights, trade secrets and know-how, which is expensive, could cause a diversion of resources and may not prove successful. Also, because of the rapid pace of technological change in our industry, aspects of our business and our services rely on technologies developed or licensed by third parties, and we may not be able to obtain or continue to obtain licenses and technologies from these third parties on reasonable terms or at all. The loss of intellectual property protection or the inability to obtain third party intellectual property could harm our business and ability to compete.

        We may also be subject to costly litigation in the event our services and technology infringe upon or otherwise violate a third party's proprietary rights. Third parties may have, or may eventually be issued, patents that could be infringed by our services or technology. Any of these third parties could make a claim of infringement against us with respect to our services or technology. We may also be subject to claims by third parties for breach of copyright, trademark, license usage or other intellectual property rights. Any claim from third parties may result in a limitation on our ability to use the intellectual property subject to these claims. Additionally, in recent years, individuals and groups have been purchasing intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies like ours. Even if we believe that intellectual property related claims are without merit, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees. Claims of intellectual property infringement also might require us to redesign affected services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our services. Even if we have an agreement for indemnification against such costs, the indemnifying party, if any in such circumstances, may be unable to uphold its contractual obligations. If we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted.

        Finally, we use open source software in connection with our technology and services. Companies that incorporate open source software into their products have, from time to time, faced claims challenging the ownership of open source software. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software. Some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. While we monitor the use of open source software in our technology and services and try to ensure that none is used in a manner that would require us to disclose the source code to the related technology or service, such use could inadvertently occur and any requirement to disclose our proprietary source code could be harmful to our business, financial condition and results of operations.

         If we lose key personnel our business, financial condition and results of operations may be adversely affected.

        We are dependent upon the ability and experience of a number of our key personnel who have substantial experience with our operations, the rapidly changing payment processing industry and the selected markets in which we offer our services. Many of our key personnel have worked for us for a significant amount of time or were recruited by us specifically due to their industry experience. It is possible that the loss of the services of one or a combination of our senior executives or key managers, including Charles D. Drucker, our chief executive officer, could have a material adverse effect on our business, financial condition and results of operations.

         In a dynamic industry like ours, the ability to attract, recruit, retain and develop qualified employees is critical to our success and growth.

        Our business functions at the intersection of rapidly changing technological, social, economic and regulatory developments that require a wide ranging set of expertise and intellectual capital. In order for us to successfully compete and grow, we must attract, recruit, retain and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. While we have a number of our key personnel who have substantial experience with our operations, we must also develop our personnel to provide succession plans capable of maintaining continuity in the midst of the inevitable unpredictability of human capital. However, the market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. We have hired significant numbers of new personnel since the separation transaction and must continue to hire additional personnel to execute our strategic plans. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. We cannot assure that qualified employees will continue to be employed or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations.

         Our operating results are subject to seasonality, which could result in fluctuations in our quarterly net income.

        We have experienced in the past, and expect to continue to experience, seasonal fluctuations in our revenues as a result of consumer spending patterns. Historically our revenues have been strongest in our third and fourth quarters, and weakest in our first quarter. This is due to the increase in the number and amount of electronic payment transactions related to seasonal retail events.

         We may need to raise additional funds to finance our future capital needs, which may prevent us from growing our business.

        We may need to raise additional funds to finance our future capital needs, including developing new services and technologies, and to fund ongoing operating expenses. We also may need additional financing earlier than we anticipate if we, among other things:

  •
  purchase residual equity (the portion of our commissions or residuals that we have committed to our distribution channel partners for as long as the merchant processes with us, which we may buy out at an agreed multiple) from a large number of distribution channel partners;

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  need to reduce pricing in response to competitive or regulatory pressures;

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  are required to pay significant settlements or fines;

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  repurchase our common stock; or

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  finance Vantiv, Inc.'s purchase of Class B units of Vantiv Holding from the Fifth Third investors upon the exercise of their right to put their Class B units of Vantiv Holding to Vantiv, Inc. in exchange for cash to the extent that we decide to purchase rather than exchange such units for Class A common stock.

        If we raise additional funds through the sale of equity securities, these transactions may dilute the value of our outstanding Class A common stock. In addition, any issuance of securities constituting more than 20% of the total of our outstanding common stock, with certain limited exceptions, and incurrences of indebtedness that cause us to fail to meet a specified leverage ratio are subject to the consent rights of Fifth Third Bank set forth in our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement. We may also decide to issue securities, including debt securities that have rights, preferences and privileges senior to our Class A common stock. Any debt financing would increase our already high level of indebtedness and could negatively affect our liquidity and restrict our operations. We may be unable to raise additional funds on terms favorable to us or at all. If financing is not available or is not available on acceptable terms, we may be unable to fund our future needs. This may prevent us from increasing our market share, capitalizing on new business opportunities or remaining competitive in our industry.

         Potential clients may be reluctant to switch to a new vendor, which may adversely affect our growth.

        Many potential clients, including both financial institutions and merchants, worry about potential disadvantages associated with switching payment processing vendors, such as a loss of accustomed functionality, increased costs and business disruption. For potential clients of our Merchant Services and Financial Institution Services segments, switching from one vendor of core processing or related software and services (or from an internally-developed system) to a new vendor is a significant undertaking. As a result, potential clients often resist change. We seek to overcome this resistance through strategies such as making investments to enhance the functionality of our software. However, there can be no assurance that our strategies for overcoming potential clients' reluctance to change vendors will be successful, and this resistance may adversely affect our growth.

         We have a long sales cycle for many of our services, and if we fail to close sales after expending significant time and resources to do so, our business, financial condition and results of operations could be adversely affected.

        The initial installation and set-up of many of our services often involve significant resource commitments by our clients, particularly those with larger operational scale. Potential clients generally commit significant resources to an evaluation of available services and require us to expend substantial time (up to six to nine months), effort and money educating them as to the value of our services. We incur substantial costs in order to obtain each new customer. We may expend significant funds and management resources during the sales cycle and ultimately fail to close the sale. Our sales cycle may be extended due to our clients' budgetary constraints or for other reasons. If we are unsuccessful in closing sales after expending significant funds and management resources or we experience delays, it could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Company and Our Organizational Structure

         We have a limited operating history as a stand-alone company upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any newly stand-alone company encounters. Furthermore, we maintain many relationships with our former parent entity.

        Historically, our business has been conducted as a business unit of Fifth Third Bank, and many key services required by us for the operation of our business were provided by Fifth Third Bank until recently. Thus, we have limited experience operating as a stand-alone company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and with the periodic reporting obligations of the Exchange Act), treasury administration, investor relations, internal audit, insurance and information technology, as well as the accounting for items such as equity compensation and income taxes. Our business is subject to the substantial risks inherent in the commencement of a new business enterprise in an intensely regulated and competitive industry. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies that are heavily affected by economic conditions and operate in highly regulated and competitive environments. Furthermore, we currently use services from Fifth Third Bank, such as treasury management services and limited information technology services. If Fifth Third Bank were to stop providing such services and we were unable to replace these services or enter into appropriate third party agreements on terms and conditions, including cost, comparable to those with Fifth Third Bank, it could have a material adverse effect on our business, financial condition and results of operations. For more information regarding our relationship with Fifth Third Bank, see "Certain Relationships and Related Person Transactions."

         Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our debt obligations.

        We have a high level of indebtedness. As of June 30, 2012, we had total indebtedness of $1.2 billion. For the year ended December 31, 2011, total payments under our annual debt service obligations, including interest and principal, were $113.4 million. Furthermore, assuming the application of the net proceeds from our initial public offering and our debt refinancing had each occurred on January 1, 2011, our interest expense—net for the year ended December 31, 2011 would have been $43.9 million and total payments under our annual debt service obligation, including interest and principal, would have been $90.6 million. Our high degree of leverage could have significant negative consequences, including:

  •
  increasing our vulnerability to adverse economic, industry or competitive developments;

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  requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

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  exposing us to the risk of increased interest rates because certain of our borrowings, including and most significantly borrowings under our senior secured credit facilities, are at variable rates of interest;

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  making it more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such indebtedness;

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  restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

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  making it more difficult for us to obtain payment network sponsorship and clearing services from financial institutions;

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  limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and

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  limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who, therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

        The majority of our indebtedness consists of indebtedness under our senior secured credit facilities which mature in 2017 and 2019. We may not be able to refinance our senior secured credit facilities or any other existing indebtedness because of our high level of debt, debt incurrence restrictions under our debt agreements or because of adverse conditions in credit markets generally.

         Despite our high indebtedness level, we still may be able to incur significant additional amounts of debt, which could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. For example, we may incur up to $350.0 million of additional debt pursuant to an incremental facility under our senior secured credit facilities, subject to certain terms and conditions. If new debt is added to our outstanding debt levels, the risks related to our indebtedness that we will face would increase.

         Our balance sheet includes significant amounts of goodwill and intangible assets. The impairment of a significant portion of these assets would negatively affect our business, financial condition and results of operations.

        Our balance sheet includes goodwill and intangible assets that represent 69% of our total assets at June 30, 2012. These assets consist primarily of goodwill and identified intangible assets associated with our acquisitions. We also expect to engage in additional acquisitions, which may result in our recognition of additional goodwill and intangible assets. Under current accounting standards, we are required to amortize certain intangible assets over the useful life of the asset, while goodwill and certain other intangible assets are not amortized. On at least an annual basis, we assess whether there have been impairments in the carrying value of goodwill and certain intangible assets. If the carrying value of the asset is determined to be impaired, then it is written down to fair value by a charge to operating earnings. An impairment of a significant portion of goodwill or intangible assets could have a material adverse effect on our business, financial condition and results of operations.

         We are party to four tax receivable agreements with our pre-initial public offering investors and the amounts we may be required to pay under these agreements could be significant.

        Prior to the consummation of our initial public offering, we entered into four tax receivable agreements with our pre-initial public offering investors. One tax receivable agreement provides for the payment by us to the Fifth Third investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result of the increases in tax basis that may result from the purchase of Vantiv Holding units from the Fifth Third investors or from the future exchange of units by the Fifth Third investors for cash or shares of our Class A common stock, as well as the tax benefits attributable to payments made under such tax receivable agreement. Any actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income. The second of these tax receivable agreements provides for the payment by us to Advent of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result of our use of our tax attributes in existence prior to our initial public offering, as well as the tax benefits attributable to payments made under such tax receivable agreement. The third of these tax receivable agreements provides for the payment by us to our pre-initial public offering investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that NPC actually realizes as a result of its use of its NOLs and other tax attributes, as well as the tax benefits attributable to payments made under such tax receivable agreement, with any such payment being paid to Advent, the Fifth Third investors and JPDN according to their respective ownership interests in Vantiv Holding immediately prior to the reorganization transactions. The fourth of these tax receivable agreements provides for the payment to JPDN of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result in the increase of tax basis that may result from the Vantiv Holding units exchanged for our Class A common stock by JPDN, as well as the tax benefits attributable to payments made under such tax receivable agreement.

        The payments we will be required to make under the tax receivable agreements could be substantial. As of June 30, 2012, we have recorded a liability of $333 million associated with the tax receivable agreements. We will incur additional liabilities in connection with any future purchases by us of units in Vantiv Holding from the Fifth Third investors or from the future exchange of units by the Fifth Third investors for cash or shares of our Class A common stock, which we cannot quantify at this time and which could be significant. It is possible that future transactions or events, including changes in tax rates, could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material adverse effect on our liquidity if, as a result of timing discrepancies or otherwise, distributions to us by Vantiv Holding are not sufficient to permit us to make payments under the tax receivable agreements after we have paid taxes. The payments under the tax receivable agreements are not conditioned upon the continued ownership of us or Vantiv Holding by the other parties to that agreement.

         In certain cases, payments under the tax receivable agreements may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreements.

        The tax receivable agreements provide that, upon certain mergers, asset sales, other forms of business combination or certain other changes of control, our obligations to make payments with respect to tax benefits would be based on certain assumptions, including that we would have sufficient taxable income to fully use the NOLs or deductions arising from increased tax basis of assets. As a result, upon a merger or other change of control, we could be required to make payments under the tax receivable agreements that are greater than 85% of our actual tax savings.

        We may elect to terminate any or all of the tax receivable agreements prior to the time they terminate in accordance with their terms. If we were to so elect, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits taken into account under the tax receivable agreements. In addition, if we materially breach a material obligation in any or all of the tax receivable agreements and we do not cure such breach within a specified time period, we would also be required to make an immediate payment equal to the present value of the anticipated future tax benefits taken into account under such tax receivable agreement. In the event of either a termination or a material breach of a material obligation, the anticipated future tax benefits would be determined under certain assumptions that in general assume that we would recognize the greatest amount of benefits at the earliest time. As a result, the payments we would be required to make if we elect to terminate any or all of the tax receivable agreements or a material breach occurs that is not cured within a specified time period could exceed 85% of the tax savings that we actually realize from the increased tax basis and/or the NOLs, and we could be required to make those payments significantly in advance of the time the tax savings arise.

         We will not be reimbursed for any payments made under the tax receivable agreements in the event that any tax benefits are disallowed.

        If the Internal Revenue Service, or the IRS, challenges the tax basis increases or NOLs that give rise to payments under the tax receivable agreements and the tax basis increases or NOLs are subsequently disallowed, the recipients of payments under those agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis increases or NOLs are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.

         We are a holding company and our principal assets are our interests in Vantiv Holding, and we depend on dividends, distributions and other payments, advances and transfers of funds from Vantiv Holding to meet any existing or future debt service and other obligations and to pay dividends, if any, and taxes and other expenses.

        We are a holding company (and are required to remain as one until the Exchange Agreement is no longer in effect), and we conduct all of our operations through Vantiv Holding and its subsidiaries.

We have no material assets other than our ownership of units of Vantiv Holding. We have no independent means of generating revenues. We intend to, in accordance with the Amended and Restated Vantiv Holding Limited Liability Company Agreement, cause Vantiv Holding to make periodic tax distributions to its members computed based on an estimate of the net taxable income of Vantiv Holding allocable to a holder of its units multiplied by an assumed tax rate and only to the extent that the amount of all distributions from Vantiv Holding for the relevant year is less than such computed amount. The Amended and Restated Vantiv Holding Limited Liability Company Agreement contains consent rights that effectively require Fifth Third Bank's approval of all distributions paid by Vantiv Holding, other than periodic tax distributions, payments required under the Exchange Agreement and payments under the Advancement Agreement, which allows us to make payments under our tax receivable agreement related to the NPC NOLs, make payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement and make payments required under the Exchange Agreement, pay our franchise taxes and cover our reasonable administrative and corporate expenses. To the extent that we need funds and Vantiv Holding is restricted from making such distributions under applicable law or regulation, as a result of Fifth Third Bank's consent rights at Vantiv Holding, or by the terms of Vantiv Holding's indebtedness, or Vantiv Holding is otherwise unable to provide such funds, it could materially adversely affect our liquidity and, consequently, our business, financial condition and results of operations.

         Each of Advent and the Fifth Third investors independently have substantial control over us and Vantiv Holding and will be able to influence corporate matters with respect to us and Vantiv Holding. Advent and the Fifth Third investors may have interests that differ from each other and from those of our other stockholders.

        Upon completion of this offering and assuming the underwriters do not elect to exercise their option to purchase additional shares, Advent and the Fifth Third investors will directly or indirectly hold, in the aggregate, approximately 47.5% and 18.5% of the voting power of our outstanding common stock, respectively. In addition, the Fifth Third investors also have consent rights pursuant to our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement with respect to certain significant matters. As a result, each of Advent and the Fifth Third investors are able to strongly influence the election of our directors and potentially control the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. The total value and voting power of the Class A common stock and the Class B common stock that the Fifth Third investors hold (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% at any time other than in connection with a stockholder vote with respect to a change of control, in which event the Fifth Third investors have the right to that full number of votes equal to the number of shares of Class A common stock and Class B common stock they own, which amount will represent voting power equal to such ownership as a percentage of all Class A common stock and Class B common stock (and any preferred stock we may issue in the future which is entitled to vote with the Class A common stock). In addition, three of our 11 directors are employees of Advent. The Fifth Third investors have the right to elect a number of our directors proportionate to the voting power represented by the Class B common stock owned by the Fifth Third investors but not exceeding 18.5% of the board of directors; accordingly, two of our 11 directors are employees of Fifth Third Bank or its affiliates, as described under "Management." See "Description of Capital Stock—Consent Rights" and "Description of Capital Stock—Vantiv Holding" for a description of the consent rights held by the Fifth Third investors.

        The interests of Advent and the Fifth Third investors may not coincide with each other or the best interests of other holders of our Class A common stock. This concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to the stockholders of our Class A common stock.

         Fifth Third Bank is able to significantly influence our operations and management because of certain consent rights and other rights in our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement.

        All of our business and operations is conducted through Vantiv Holding, and our control of Vantiv Holding is subject to the consent rights provided to Fifth Third Bank in our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement. The Fifth Third investors have consent rights with respect to certain significant matters, including certain change of control transactions; acquisitions, dispositions, incurrences of indebtedness by us if we fail to meet a specified leverage ratio after giving effect to such incurrences; investments by us; equity issuances above specified thresholds; declaration and payment of dividends by Vantiv Holding; transactions with affiliates; changes to Vantiv Holding's business plan; capital expenditures; material changes to the Vantiv Holding Management Phantom Equity Plan; hiring or firing of auditors; material tax elections; and changes in constituent documents or governance of our subsidiaries. See "Description of Capital Stock—Consent Rights" and "Description of Capital Stock—Vantiv Holding." Moreover, to the extent that the interests of Fifth Third Bank differ from those of us or the holders of our Class A common stock, Fifth Third Bank's ability to block certain actions may have a materially adverse effect on our business, financial condition and results of operations.

         Certain of our investors have interests and positions that could present potential conflicts with our and our stockholders' interests.

        Advent makes investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Advent and Fifth Third Bank may also pursue, for their own accounts, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Advent, through one of its private equity investments, owns an equity interest in WorldPay US, Inc., one of our direct competitors, which may result in their being provided with business opportunities through their relationship with Advent instead of us. Our amended and restated certificate of incorporation contains provisions renouncing any interest or expectancy held by our directors affiliated with Advent and Fifth Third Bank in certain corporate opportunities. Accordingly, the interests of Advent and Fifth Third Bank may supersede ours, causing them or their affiliates to compete against us or to pursue opportunities instead of us, for which we have no recourse. Such actions on the part of Advent and Fifth Third Bank and inaction on our part could have a material adverse effect on our business, financial condition and results of operations.

         Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may deter third parties from acquiring us and diminish the value of our Class A common stock.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide for, among other things:

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  restrictions on the ability of our stockholders to call a special meeting and the business that can be conducted at such meeting;

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  prohibition on the ability of our stockholders to remove directors elected by the holders of our Class A common stock without cause;

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  our ability to issue additional shares of Class A common stock and to issue preferred stock with terms that the board of directors may determine, in each case without stockholder approval (other than as specified in our amended and restated certificate of incorporation);

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  the absence of cumulative voting in the election of directors;

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  supermajority approval requirements for amending or repealing provisions in the amended and restated certificate of incorporation and bylaws;

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  a classified board of directors;

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  a prohibition on action by written consent of stockholders following the date when Advent and the Fifth Third investors collectively cease to beneficially own 50% or more of our outstanding shares of, collectively, Class A common stock and Class B common stock; and

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  advance notice requirements for stockholder proposals and nominations.

        These provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our board of directors and take other corporate actions.

Risks Related to this Offering

         Future sales of our Class A common stock or securities convertible into or exchangeable for Class A common stock could depress the market price of our Class A common stock.

        Sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock. Our directors, executive officers, Advent and the Fifth Third investors will be subject to the lock-up agreements described in "Underwriting" and are subject to the Rule 144 holding period requirements described in "Shares Eligible for Future Sale—Lock-up Arrangements and Registration Rights." As of June 30, 2012, we had 129,123,210 shares of Class A common stock outstanding. After this offering and the lock-up agreements have expired, and subject to vesting requirements and the requirements of Rule 144 of the Securities Act, approximately 187,366,573 additional shares will be eligible for sale in the public market, including any shares of Class A common stock that Fifth Third Bank obtains through the exercise of their right to exchange Class B units of Vantiv Holding for shares of our Class A common stock, as well as any shares of Class A common stock obtained through any conversion of Class C non-voting units of Vantiv Holding issuable upon exercise of the Warrant. Advent and Fifth Third Bank (and certain permitted transferees thereof) have registration rights with respect to the Class A common stock they hold. We have also registered 35,500,000 shares of our Class A common stock that we have issued or have reserved for issuance under our equity incentive plan. These shares may be sold in the public market upon issuance and once vested, subject to the 90-day lock-up period and other restrictions provided under the terms of the equity incentive plan and applicable award agreement.

        The underwriters may, in their sole discretion and without notice, release all or any portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Subject to the terms of the lock-up agreements, we also may issue our shares of common stock or securities convertible into our common stock from time to time in connection with a financing, acquisition, investments or otherwise. Any such issuance could result in substantial dilution to our existing stockholders. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to or could sell shares, could reduce the market price of our common stock. Any decline in the price of shares of our Class A common stock could impede our ability to raise capital through the issuance of additional shares of our Class A common stock or other equity securities.

         Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, financial condition and results of operations.

        We do not currently document or test our compliance with these controls on a periodic basis in accordance with Section 404. Furthermore, we have not tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time.

        We are in the early stages of addressing our internal control procedures to satisfy the requirements of Section 404, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to attest to the effectiveness of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our credit facilities. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

        In addition, we will incur additional costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

         The price of our Class A common stock may be volatile.

        Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions could reduce the market price of our Class A common stock regardless of our results of operations. The trading price of our Class A common stock is likely to be highly volatile and could be subject to wide price fluctuations in response to various factors, including, among other things, the risk factors described in this, and other factors beyond our control. Factors affecting the trading price of our common stock will include:

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  market conditions in the broader stock market;

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  actual or anticipated variations in our quarterly financial and operating results;

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  variations in operating results of similar companies;

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  introduction of new services by us, our competitors or our clients;

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  issuance of new, negative or changed securities analysts' reports or recommendations or estimates;

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  investor perceptions of us and the industries in which we or our clients operate;

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  sales, or anticipated sales, of our stock, including sales by existing stockholders;

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  additions or departures of key personnel;

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  regulatory or political developments;

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  stock-based compensation expense under applicable accounting standards;

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  litigation and governmental investigations; and

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  changing economic conditions.

        These and other factors may cause the market price and demand for shares of our Class A common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of Class A common stock and may otherwise negatively affect the liquidity of our Class A common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. Securities litigation against us, regardless of the merits or outcome, could result in substantial costs and divert the time and attention of our management from our business, which could significantly harm our business, profitability and reputation.

         We do not anticipate paying any dividends for the foreseeable future.

        We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to support our general corporate purposes. We do not intend in the forseeable future to pay any dividends to holders of our Class A common stock. We are a holding company that does not conduct any business operations of our own. As a result our ability to pay dividends on our Class A common stock, if any, is dependent upon cash dividends and distributions and other transfers from Vantiv Holding, which are subject to Fifth Third Bank's consent rights in the Amended and Restated Vantiv Holding Limited Liability Company Agreement. Excepted from the consent rights are quarterly tax distributions made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement. In addition, Vantiv Holding is permitted under the Amended and Restated Vantiv Holding Limited Liability Company Agreement to make payments to us that are required under the Exchange Agreement and the Advancement Agreement, which allows us to make payments under our tax receivable agreement related to the NPC NOLs, make payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, make payments required under the Exchange Agreement, pay our franchise taxes and cover our reasonable administrative and corporate expenses. Our subsidiaries' debt agreements limit the amounts available to us to pay cash dividends, and, to the extent that we require additional funding, sources may prohibit the payment of a dividend. As a result, capital appreciation in the price of our Class A common stock, if any, will be your only source of gain on an investment in our Class A common stock. See "Dividend Policy."

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

        Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

 ORGANIZATIONAL STRUCTURE

        Vantiv, Inc.'s Class B common stock gives voting rights, but no economic interests, to Fifth Third Bancorp. The total value and voting power of the Class A common stock and the Class B common stock that Fifth Third Bancorp holds (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% at any time other than in connection with a stockholder vote with respect to a change of control. The diagram below depicts our organizational structure, after giving effect to this offering:

Certain Funds Managed by Advent(2)
Directors, Executive Officers and Employees
Public Stockholders
Class A common stock
• 47.5% of voting power in Vantiv, Inc.
• 58.2% of economic interests in Vantiv, Inc.
Class A common stock
• 5.0% of voting power in Vantiv, Inc.
• 6.1% of economic interests in Vantiv, Inc.
Class A common stock
• 29.1% of voting power in Vantiv, Inc.
• 35.7% of economic interests in Vantiv, Inc.
Fifth Third Bancorp(1)
Class B common stock
• 18.5% of voting power in Vantiv, Inc.
• No economic interest in Vantiv, Inc.
Vantiv, Inc. (Issuer)
Majority unitholder and voting control
• 60.6% of units, voting power and economic interests in Vantiv Holding, LLC
Minority unitholder
• 39.4% of units, voting power and economic interests in Vantiv Holding, LLC
• Warrant to purchase up to 8.7% additional economic interests (but not voting interests) in Vantiv Holding, LLC
Vantiv Holding, LLC
Vantiv, LLC
$987.5 million term A loan
$249.4 million term B loan
$250.0 million revolving credit facility
Operating Subsidiaries

(1)
Includes 83,919,136 shares of Class B common stock held by Fifth Third Bancorp (through Fifth Third Bank, a wholly-owned indirect subsidiary of Fifth Third Bancorp, and FTPS Partners, LLC, a wholly-owned subsidiary of Fifth Third Bank) and 83,919,136 Class B units of Vantiv Holding, LLC held by Fifth Third Bancorp.

(2)
Includes 75,199,553 shares of Class A common stock held by certain funds managed by Advent, including 300,012 shares of Class A common stock held by Pamela H. Patsley, a director, for which Advent has voting and dispositive power.

See "Principal and Selling Stockholders" for further information.

 USE OF PROCEEDS

        All shares of our Class A common stock offered by this prospectus will be sold by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders.

MARKET PRICE OF OUR CLASS A COMMON STOCK

        Our Class A common stock has been trading on the New York Stock Exchange under the symbol "VNTV" since March 22, 2012. As of June 30, 2012, there were 131 holders of record of our Class A common stock. The following table sets forth for the periods indicated the high and low sales prices of our Class A common stock on the New York Stock Exchange.

Fiscal Quarter	High	Low
2012
First Quarter (beginning March 22, 2012)	$20.65	$18.49
Second Quarter	$24.43	$19.30
Third Quarter (through August 2, 2012)	$24.06	$21.27

 DIVIDEND POLICY

        Vantiv Holding paid aggregate tax distributions to or on behalf of its equity holders, including Fifth Third Bank and JPDN Enterprises, LLC, an affiliate of Charles D. Drucker, our chief executive officer, or JPDN, of $7.5 million, $2.8 million, $26.3 million and $17.8 million, respectively, for the six months ended June 30, 2012, the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009, pursuant to the terms of the Amended and Restated Vantiv Holding Limited Liability Company Agreement. Vantiv Holding will continue to make tax distributions to its equity holders in accordance with the Amended and Restated Vantiv Holding Limited Liability Company Agreement. In connection with the reorganization transactions, we paid Fifth Third Bank a $15.0 million fee related to the modification of its consent rights (specifically with respect to (i) increasing the threshold on when certain actions require Fifth Third Bank's approval, (ii) the termination of transferability and (iii) all of the consent rights terminating upon the transfer of more than 50% of the shares of Class A and Class B common stock held by Fifth Third Bank and its affiliates immediately following the consummation of our initial public offering) under our prior Amended and Restated Vantiv Holding Limited Liability Company Agreement. During the six months ended June 30, 2012, Vantiv, Inc. made a cash distribution of approximately $40.1 million in the aggregate to certain funds managed by Advent as well as to Pamela H. Patsley, a director, which amount represented accumulated cash in Vantiv, Inc. resulting from tax distributions we received as a member of Vantiv Holding prior to our initial public offering and that was payable to certain funds managed by Advent as well as to Ms. Patsley as our stockholders prior to the initial public offering.

        We do not intend to pay cash dividends on our Class A common stock in the foreseeable future. We are a holding company that does not conduct any business operations of our own. As a result our ability to pay cash dividends on our Class A common stock, if any, is dependent upon cash dividends and distributions and other transfers from Vantiv Holding, which are subject to certain Fifth Third consent rights in the Amended and Restated Vantiv Holding Limited Company Agreement. Excepted from the consent rights are tax distributions made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, payments required under the Exchange Agreement and payments under the Advancement Agreement, which provides for payments by Vantiv Holding to us for required payments under our tax receivable agreement related to the NPC NOLs, and to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, required payments under our other tax receivable agreements, required payments under the Exchange Agreement, our franchise taxes and our reasonable administrative and corporate expenses. The amounts available to us to pay cash dividends are also restricted by our subsidiaries' debt agreements. The declaration and payment of dividends also is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

        In addition, under Delaware law, our board of directors may declare dividends only to the extent of our surplus (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year.

        Any future determination to pay dividends will be at the discretion of our board of directors and will take into account:

  •
  restrictions in our debt instruments;

  •
  general economic business conditions;

  •
  our financial condition and results of operations;

  •
  the ability of our operating subsidiaries to pay dividends and make distributions to us; and

  •
  such other factors as our board of directors may deem relevant.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2012.

        This table should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Capital Stock" and our financial statements and the related notes thereto included elsewhere in this prospectus.

As of June 30, 2012
(in thousands, except share data)
Cash and cash equivalents	$308,823

Debt:
Total long-term debt, including current portion(1)	$1,241,855

Equity:
Class A common stock, $0.00001 par value; 890,000,000 shares authorized; 129,123,210 issued and outstanding(2)	1
Class B common stock, no par value; 100,000,000 shares authorized; 83,919,136 shares issued and outstanding(2)	—
Preferred stock, $0.00001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—
Paid-in capital	669,008
Retained earnings	16,476
Treasury stock, at cost, 800,643 shares	(14,045)

Total Vantiv, Inc. equity	671,440
Non-controlling interests	698,495

Total capitalization	$2,611,790

(1)
Does not include $250.0 million of availability under our $250.0 million revolving credit facility.

(2)
Does not give effect to (i) future exchanges of Class B units of Vantiv Holding for shares of our Class A common stock pursuant to the Exchange Agreement, (ii) future issuances of Class A common stock upon any conversion of Class C non-voting units of Vantiv Holding issuable upon exercise of the Warrant currently held by Fifth Third Bank and (iii) future issuances of Class A common stock under the 2012 Equity Plan.

SELECTED HISTORICAL FINANCIAL DATA

        The periods prior to and including June 30, 2009, the date of the separation transaction, are referred to in the following table as "Predecessor," and all periods after such date are referred to in the following table as "Successor." Prior to the separation transaction, we operated as a business unit of Fifth Third Bank. As a result, the financial data for the predecessor periods included in this prospectus does not necessarily reflect what our financial position or results of operations would have been had we operated as a separate, stand-alone entity during those periods. The financial statements for all successor periods are not comparable to those of the predecessor periods.

        The following table sets forth our historical financial and other data for the periods and as of the dates indicated. We derived the statement of income data for the six months ended June 30, 2012 and 2011 and the balance sheet data as of June 30, 2012 from our unaudited financial statements included elsewhere in this prospectus. We derived the statement of income data for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009 and our balance sheet data as of December 31, 2011 and 2010 from our audited financial statements for such periods included elsewhere in this prospectus. The balance sheet data as of December 31, 2009, 2008 and 2007 and the statement of income data for the years ended December 31, 2008 and 2007 are derived from our audited financial statements that are not included in this prospectus.

        We have prepared the unaudited financial information set forth below on the same basis as our audited financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

        The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization," "Management's

Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto included elsewhere in this prospectus.

	Successor					Predecessor
	Six Months Ended June 30, 2012	Six Months Ended June 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
	(in thousands, except share and per share data)
Statement of income data:
Revenue	$902,411	$774,010	$1,622,421	$1,162,132	$506,002	$444,724	$884,918	$796,342
Network fees and other costs	409,452	367,910	756,735	595,995	254,925	221,680	433,496	382,025
Sales and marketing	143,289	115,789	236,917	98,418	32,486	37,561	71,247	58,337
Other operating costs	79,426	72,720	143,420	124,383	48,275	—	—	—
General and administrative	57,787	49,607	86,870	58,091	38,058	8,468	8,747	9,478
Depreciation and amortization	78,562	75,701	155,326	110,964	49,885	2,356	2,250	2,403
Allocated expenses	—	—	—	—	—	52,980	114,892	107,116

Income from operations	133,895	92,283	243,153	174,281	82,373	121,679	254,286	236,983
Interest expense—net	(34,619)	(59,573)	(111,535)	(116,020)	(58,877)	(9,780)	—	—
Non-operating expenses	(92,672)	(13,799)	(14,499)	(4,300)	(9,100)	(127)	(5,635)	(6,350)

Income before applicable income taxes	6,604	18,911	117,119	53,961	14,396	111,772	248,651	230,633
Income tax expense (benefit)	1,954	2,551	32,309	(956)	(191)	36,891	96,049	89,535

Net income	4,650	16,360	84,810	54,917	14,587	$74,881	$152,602	$141,098

Less: net income attributable to non-controlling interests	(58)	(7,481)	(48,570)	(32,924)	(16,728)

Net income (loss) attributable to Vantiv, Inc.	$4,592	$8,879	$36,240	$21,993	$(2,141)

Net income (loss) per share of Class A common stock attributable to Vantiv, Inc.(1):
Basic	$0.04	$0.10	$0.40	$0.25	$(0.02)
Diluted	$0.03	$0.10	$0.40	$0.25	$(0.02)
Shares used in computing net income (loss) per share of Class A common stock(1):
Basic	107,897,927	89,515,617	89,515,617	89,515,617	89,515,617
Diluted	160,053,473	89,515,617	89,515,617	89,515,617	89,515,617

(1)
We have retrospectively adjusted our earnings per share and average shares outstanding for the Successor periods to reflect the reorganization transactions. See Note 20 to our audited financial statements.

		As of December 31,
	As of June 30, 2012
		2011	2010	2009	2008	2007
		(in thousands)
Balance sheet data:
Cash and cash equivalents	$308,823	$370,549	$236,512	$289,169	$2	$10
Total assets	3,445,632	3,489,710	3,370,517	2,661,997	558,776	785,664
Total long-term liabilities	1,542,494	1,793,270	1,750,977	1,239,153	—	—
Non-controlling interests	698,495	632,022	599,256	590,915	—	—
Total equity	1,369,935	1,255,720	1,194,713	1,162,642	436,637	661,285

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read together with "Selected Historical Financial Data" and the financial statements and related notes included elsewhere in this prospectus. We conduct business through Vantiv Holding, LLC, or Vantiv Holding, our majority owned subsidiary, as well as its indirect subsidiaries. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors," "Forward-Looking Statements" and elsewhere in this prospectus.

 Overview

        We are the third largest merchant acquirer and the largest PIN debit acquirer by transaction volume, according to the Nilson Report, and a leading, integrated payment processor in the United States differentiated by a single, proprietary technology platform. This enables us to efficiently provide a suite of comprehensive services to both merchants and financial institutions of all sizes in the United States. Our technology platform offers our clients a single point of access and service that is easy to connect to and use in order to access a broad range of payment services and solutions. Our integrated business and single platform also enable us to innovate, develop and deploy new services and provide us with significant economies of scale. Our varied and broad distribution provides us with a diverse client base and channel partner relationships.

        We believe our single, proprietary technology platform is differentiated from our competitors' multiple platform architectures. Because of our single point of service and ability to collect, manage and analyze data across the payment processing value chain, we can identify and develop new services more efficiently. Once developed, we can more cost-effectively deploy new solutions to our clients through our single platform. Our single scalable platform also enables us to efficiently manage, update and maintain our technology, increase capacity and speed and realize significant operating leverage.

        We enable merchants of all sizes to accept and process credit, debit and prepaid payments and provide them supporting services, such as information solutions, interchange management and fraud management, as well as vertical-specific solutions in sectors such as grocery, pharmacy, retail, petroleum and restaurants/quick service restaurants, or QSRs. We also provide mission critical payment services to financial institutions, such as card issuer processing, payment network processing, fraud protection, card production, prepaid program management, ATM driving and network gateway and switching services that utilize our proprietary Jeanie PIN debit payment network.

        We provide small and mid-sized clients with the comprehensive solutions that we have developed to address the extensive requirements of our large clients. We then tailor these solutions to the unique needs of our small and mid-sized clients. In addition, we take a consultative approach to providing these services that helps our clients enhance their payments-related services.

        We distribute our services through direct and indirect distribution channels using a unified sales approach that enables us to efficiently and effectively target merchants and financial institutions of all sizes. Our direct channel includes a national sales force that targets financial institutions and national merchants, regional and mid-market sales teams that sell solutions to merchants, financial institutions and third-party reseller clients and a telesales operation that targets small and mid-sized merchants. Our indirect channel to merchants includes relationships with a broad range of independent sales organizations, or ISOs, merchant banks, value-added resellers and trade associations that target merchants, including difficult to reach small and mid-sized merchants. Our indirect channel to financial institutions includes relationships with third-party resellers and core processors.

 Our Separation from Fifth Third Bank

        Prior to June 30, 2009, we were an operating entity, first as a division of Fifth Third Bank and later as a limited liability company, Vantiv Holding, controlled by Fifth Third Bank. On June 30, 2009 Advent acquired a 50.9% ownership stake in the business unit through us, a then newly formed Delaware corporation, and began to operate the business of Vantiv Holding as a stand-alone company to better capitalize on evolving trends in the payment processing industry. In addition, through us, Advent acquired a 50.9% stake in Transactive Ecommerce Solutions Inc., or Transactive, from Fifth Third Financial Corporation, or Fifth Third Financial, an affiliate of Fifth Third Bank. We refer to these acquisitions as the separation transaction. Transactive was reorganized as a wholly-owned subsidiary of Vantiv, LLC, a wholly-owned subsidiary of Vantiv Holding, immediately prior to our initial public offering for bank regulatory purposes and has commenced dissolution. In connection with the separation transaction, we received put rights, exercisable by us or our stockholders under certain circumstances, that if exercised obligate Fifth Third Bank to repurchase Advent's acquired interest in Vantiv Holding and Fifth Third Financial to repurchase Advent's acquired interest in Transactive. These put rights terminated in connection with our initial public offering.

        In connection with the separation transaction, we assumed a $1.3 billion senior secured note due to Fifth Third Bank and Fifth Third Holdings, LLC and entered into a $125 million secured revolving credit facility with Fifth Third Bank and Fifth Third Holdings, LLC. We subsequently refinanced this indebtedness in connection with the NPC acquisition through senior secured credit facilities totaling $1.8 billion with a syndicate of banks.

        In connection with the separation transaction, we entered into various agreements with Fifth Third Bank including a transition services agreement, or TSA. Under the TSA, Fifth Third Bank provided services that were required to support us as a stand-alone company during the period following the separation transaction. These services involved IT services, back-office support, employee related services, product development, risk management, legal, accounting and general business resources. Costs incurred under the TSA are included in network fees and other costs, other operating costs and general and administrative expenses. The TSA terminated on October 31, 2011. We anticipate that we will continue to receive some non-material services from Fifth Third Bank. See "Certain Relationships and Related Person Transactions—Business Arrangements with Fifth Third Bank and Fifth Third Bancorp" for further information regarding our continuing relationships with Fifth Third Bank.

Recent Acquisitions

        In November 2010, we acquired NPC Group, Inc., or NPC, for $620.0 million. The NPC acquisition enabled us to substantially enhance our access to small to mid-sized merchants. In July 2010, we acquired certain assets of Town North Bank, N.A., or TNB, for $52.4 million. The TNB acquisition allowed us to broaden our market position with credit unions. In September 2010, we acquired certain assets of Springbok Services Inc., or Springbok, which expanded our prepaid processing capabilities, for $1.5 million.

Reorganization Transactions and Initial Public Offering

        We are a holding company and own 61% of the equity interests in Vantiv Holding. The remaining equity interests in Vantiv Holding are held by Fifth Third Bank and FTPS Partners, LLC. Prior to our initial public offering in March 2012, we executed several reorganization transactions, including:

  •
  amending and restating our certificate of incorporation to provide for Class A and Class B common stock;

  •
  reclassifying our common stock into shares of Class A common stock and effecting a 175.76 for 1 stock split of the Class A common stock;

  •
  amending and restating the Vantiv Holding Limited Liability Company Agreement and effecting a 1.7576 for 1 split of the Class A units and Class B units of Vantiv Holding;

  •
  executing an exchange agreement, or the Exchange Agreement, with Fifth Third Bank and FTPS Partners, LLC to provide for a 1 to 1 ratio between the units of Vantiv Holding and the common stock of Vantiv, Inc., and the exchange of Class B units and Class C non-voting units of Vantiv Holding for Class A common stock of Vantiv, Inc. on a one-for-one basis, or, at Vantiv, Inc.'s option, for cash;

  •
  exchanging Class A and Class B units of Vantiv Holding held by JPDN Enterprises, LLC, or JPDN, an affiliate of Charles D. Drucker, our chief executive officer, for shares of Vantiv, Inc.'s Class A common stock;

  •
  executing four tax receivable agreements with Vantiv Holding's pre-initial public offering investors, which obligate us to make payments to such investors equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize as a result of certain tax basis increases and net operating losses, or NOLs.

  •
  executing a recapitalization agreement with Vantiv Holding's pre-initial public offering investors, pursuant to which, among other things, we paid Fifth Third Bank a $15.0 million fee related to the modification of its consent rights under the Amended and Restated Vantiv Holding Limited Liability Company Agreement, which is reflected as a distribution to non-controlling interests within our consolidated statements of cash flows and equity for the six months ended June 30, 2012. Additionally, we made a $40.1 million cash distribution to funds managed by Advent International Corporation, which is reflected as such in our statements of cash flows and equity for the six months ended June 30, 2012; and

  •
  terminating the Vantiv Holding Management Phantom Equity Plan, or the Management Phantom Equity Plan, and issuing unrestricted and restricted Class A common stock under the 2012 Vantiv, Inc. Equity Incentive Plan, or the 2012 Equity Incentive Plan, to holders of the phantom units.

        In March 2012, we completed our initial public offering of our Class A common stock. We issued and sold 31,498,064 shares of our Class A common stock and certain of our stockholders sold 2,325,736 shares of our Class A common stock at a price of $17.00 per share. We used our net proceeds of $460.9 million from the initial public offering to pay down a portion of our senior credit facilities and refinanced our credit facilities.

Our Segments, Revenue and Expenses

Segments

        We operate as a single integrated business and report our results of operations in two segments, Merchant Services and Financial Institution Services. Merchant Services accounted for approximately 73% of revenue for the year ended December 31, 2011, reflecting strong organic growth as well as the impact of the NPC acquisition which closed in November 2010. We evaluate segment performance based upon segment profit, which is defined as net revenue, which represents total revenue less sales and marketing expense attributable to that segment.

Merchant Services

        We provide a comprehensive suite of payment processing services, including acquiring and processing transactions, value-added services and merchant services for banks and credit unions. According to the Nilson Report, we are the third largest merchant acquirer by transaction volume and the largest PIN debit acquirer in the United States, serving a diverse set of merchants across a variety of end-markets, sizes and geographies. We authorize, clear, settle and provide reporting for electronic payment transactions for our merchant services clients. Our client base includes over 400,000 merchant locations, with an emphasis on non-discretionary everyday spend categories where spending has been more resilient during economic downturns. We serve leading national retailers, including eight of the top 25 by revenue in 2011, regional merchants and small to mid-sized business clients across many industries, such as grocery, pharmacy, retail, petroleum and restaurants/QSRs. We have low customer concentration in this segment with our top 25 merchant services clients by revenue representing only 12% of our Merchant Services net revenue for the year ended December 31, 2011.

        We provide our merchant services to merchants of varying sizes, which provides us with a number of key benefits. Given their size, large merchants generally receive customized payment processing solutions and lower per transaction pricing. These merchants provide us with significant operating scale efficiencies and recurring revenues, due to the large transaction volume that they generate. Small and mid-sized merchants are more difficult to reach on an individual basis, but generally generate higher per transaction fees. Our acquisition of NPC in 2010 expanded our merchant client base by adding over 200,000 merchant locations of principally small to mid-sized merchants.

Financial Institution Services

        We provide integrated card issuer processing, payment network processing and value-added services to financial institutions. Our services include a comprehensive suite of transaction processing capabilities, including fraud protection, card production, prepaid cards and ATM driving and allow financial institutions to offer electronic payments solutions to their customers on a secure and reliable technology platform at a competitive cost. We provide these services using a consultative approach that helps our financial institution clients enhance their payments-related business.

        We serve a diverse set of financial institutions, including regional banks, community banks, credit unions and regional PIN debit networks. We focus on small to mid-sized institutions with less than $15 billion in assets. Smaller financial institutions, including many of our clients, generally do not have the scale or infrastructure typical of large banks and are more likely to outsource payment processing needs. We provide a turnkey solution to such institutions to enable them to offer payment processing solutions. Our client base includes over 1,300 financial institutions. While the majority of our clients are small to mid-sized financial institutions, we have several large bank clients, including Capital One Bank, Fifth Third Bank and First Niagara. For the year ended December 31, 2011, our top 25 financial institution services clients by revenue represented 43% of our Financial Institution Services net revenue, with Fifth Third Bank providing 22% of our Financial Institution Services net revenue.

Revenue

        We generate revenue primarily by processing electronic payment transactions. Set forth below is a description of our revenues by segment and factors impacting segment revenues.

Merchant Services

        Our Merchant Services segment revenues are primarily derived from processing credit and debit card transactions. Merchant Services revenue is primarily comprised of fees charged to businesses, net of interchange fees, for payment processing services, including authorization, capture, clearing, settlement and information reporting of electronic transactions. The fees charged consist of either a percentage of the dollar volume of the transaction or a fixed fee, or both, and are recognized at the time of the transaction. Merchant Services revenue also includes a number of revenue items that are incurred by us and are reimbursable as the costs are passed through to and paid by our clients. These items primarily consist of Visa, MasterCard and other payment network fees. In addition, for sales through ISOs and certain other referral sources in which we are the primary party to the contract with the merchant, we record the full amount of the fees collected from the merchant as revenue. Associated residual payments made to ISOs are included in sales and marketing expenses. Merchant

Services revenue also includes revenue from ancillary services such as fraud management, equipment sales and terminal rent. Revenue in our Merchant Services segment is impacted primarily by transaction volume, average transaction size, the mix of merchant types in our client portfolio, the performance of our merchant clients and the effectiveness of our distribution channels. For the year ended December 31, 2011, over half of the Merchant Services segment transactions that we processed were for merchants in the non-discretionary everyday spend categories, such as grocery and pharmacy, where spending has been more resilient during economic downturns.

Financial Institution Services

        Our Financial Institution Services revenues are primarily derived from debit, credit and ATM card transaction processing, ATM driving and support, and PIN debit processing services. Financial Institution Services revenue associated with processing transactions includes per transaction and account related fees, card production fees and fees generated from our Jeanie network. Financial Institution Services revenue is impacted by the number of financial institutions using our services as well as their transaction volume. The number of financial institutions in the United States has declined as a result of prevailing economic conditions, consolidation as well as other market and regulatory pressures. These factors have contributed to industry-wide pricing compression of the fees that financial institutions are willing to pay for payment processing. Since 2009, pricing compression in the Financial Institution Services segment has represented 4% or less of net revenue on an annual basis.

Network Fees and Other Costs

        Network fees and other costs consist primarily of charges incurred by us which we pass through to our clients, including Visa, MasterCard and other payment network fees, card production costs, telecommunication charges, postage and other third party processing expenses.

Net Revenue

        Net revenue is revenue, less network fees and other costs. Network fees and other costs have been increasing at a rate higher than transaction growth, causing our net revenue to grow at a slower rate than revenue. Network fees and other costs are typically a larger percentage of our Merchant Services revenue than our Financial Institution Services revenue and were 52% of our Merchant Services revenue and 31% of our Financial Institution Services revenue for the year ended December 31, 2011. Increases in network fees and other costs have not historically had a significant impact on net revenue, as they are passed through to, and paid for, by our clients. Net revenue reflects revenue generated from the services we provide to our clients. Management uses net revenue to assess our operating performance. We believe that net revenue, when reviewed together with revenue, is meaningful to our investors in order to understand our performance.

Expenses

        Set forth below is a brief description of the components of our expenses, aside from the network fees and other costs discussed above:

  •
  Sales and marketing expense primarily consists of salaries and benefits paid to sales personnel, sales management and other sales and marketing personnel, advertising and promotional costs and residual payments made to ISOs and other third party resellers. In the near and long-term, we expect our sales and marketing expense to increase as we invest in our sales force and indirect distribution channels and expand our direct marketing.

  •
  Other operating costs primarily consist of salaries and benefits paid to operational and IT personnel, costs associated with operating our technology platform and data centers, information technology costs for processing transactions, product development costs, software consulting fees and maintenance costs. We expect that our other operating costs will grow at a rate comparable to the rate of growth of net revenue for the short term as we expect efficiencies to be offset by increased investment in the development of new services. Over the long term, we expect that other operating costs will decrease as a percentage of net revenue as a result of efficiencies provided by our single technology platform and our integrated business.

  •
  General and administrative expenses primarily consist of salaries and benefits paid to executive management and administrative employees, including finance, human resources, product development, legal and risk management, share-based compensation costs, equipment and occupancy costs and consulting costs. We expect our general and administrative expenses to increase in connection with our being a public reporting company, compliance with the Sarbanes-Oxley Act and increased investment in the development of new services. Over the long term, we expect that our general and administrative expenses will decrease as a percentage of net revenue. In connection with our initial public offering, we issued restricted stock and unrestricted stock to our employees who were holders of phantom units under the Management Phantom Equity Plan, which terminated in connection with our initial public offering. In addition, pursuant to the 2012 Equity Incentive Plan, we made additional equity grants at the time of our initial public offering and plan to make additional grants under such plan in the future. As such, we expect share-based compensation expense to increase as compared to historical periods.

  •
  Depreciation and amortization expense consists of our depreciation expense related to investments in property, equipment and software as well as our amortization of intangible assets, principally customer relationships acquired in the separation transaction and our subsequent acquisitions, including NPC. Depreciation and amortization expense may increase as we continue to make capital expenditures and pursue acquisitions.

  •
  Allocated expenses represent expenses allocated to us prior to the separation transaction, while we were a business unit of Fifth Third Bank. These expenses were related to certain functions performed by Fifth Third Bank on behalf of the business unit, such as information technology, operational and administrative functions.

  •
  Interest expense—net consists primarily of interest on borrowings under our senior secured credit facilities less interest income earned on our cash and cash equivalents. Assuming the application of the net proceeds from our initial public offering and our debt refinancing had each occurred on January 1, 2011, our interest expense—net for the year ended December 31, 2011 would have been $43.9 million. This would have represented a 61% decrease from our actual historical interest expense—net for the year ended December 31, 2011 of $111.5 million.

  •
  Income tax expense (benefit) represents federal, state and local taxes based on income in multiple jurisdictions.

  •
  Non-operating expenses primarily consist of the periodic changes in value of the put rights we received in connection with the separation transaction and costs associated with our previous debt refinancings. The put rights terminated in connection with our initial public offering. For the six months ended June 30, 2012, non-operating expenses consist of charges related to the refinancing of our senior credit facilities and the early termination of our interest rate swaps in connection with our March 2012 debt refinancing, as well as a one-time activity fee assessed by MasterCard as result of our initial public offering.

Factors and Trends Impacting Our Business and Results of Operations

        We expect a number of factors will impact our business, results of operations and financial condition. In general, our revenue is impacted by the number and dollar volume of card based transactions which in turn are impacted by general economic conditions, consumer spending and the emergence of new technologies and payment types, such as ecommerce, mobile payments, and prepaid cards. In our Merchant Services segment, our net revenues are impacted by the mix of the size of merchants that we provide services to as well as the mix of transaction volume by merchant category. In our Financial Institution Services segment, our net revenues are also impacted by the mix of the size of financial institutions that we provide services to as well as consolidation and market and industry pressures, which have contributed and are expected to continue to contribute to pricing compression of payment processing fees in this segment. In addition, we anticipate that network fees and other costs will increase at a higher rate than transaction volume growth which will continue to increase the rate of growth in revenue, particularly in our Merchant Services segment where network fees and other costs are a higher percentage of revenue. However, this does not materially affect the rate of growth of our net revenue as such costs are generally passed through to our clients. We also expect our results of operations to be impacted by anticipated changes to our expenses, as described above, as well as by the factors affecting the comparability of our results of operations and regulatory reform described below.

Factors Affecting the Comparability of Our Results of Operations

        As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Prior Basis of Accounting

        Prior to the separation transaction, our business operated as a business unit of Fifth Third Bank. The period ended June 30, 2009 is referred to as the predecessor period and all periods after such date are referred to as the successor period. Our financial statements for the predecessor period were "carved-out" from Fifth Third Bancorp's consolidated financial statements. Our financial statements for the successor period are presented on a stand-alone basis. Accordingly, the financial statements for the predecessor period may not be comparable to those of the successor period.

Cost Allocations as Compared to Operating Expenses

        Prior to the separation transaction, costs associated with functions, services and facilities used by our business and performed or provided by Fifth Third Bank were charged to us by Fifth Third Bank and are reflected as allocated expenses in our results of operations. Subsequent to the separation transaction, operating expenses incurred as a stand-alone company are higher than the allocated expenses.

        In connection with the separation transaction, we entered into the TSA, under which Fifth Third Bank continued to provide certain functions and services that were provided prior to the separation transaction. The TSA terminated on October 31, 2011. In addition, we made capital expenditures and incurred expenses for consulting services in connection with enhancements to our technology platform after the separation that we do not believe will be necessary in future periods.

Transition, Acquisition and Integration Costs

        Subsequent to the separation transaction, our expenses included certain transition costs associated with our separation from Fifth Third Bank, including costs incurred for our human resources, finance, marketing and legal functions and severance costs, consulting fees related to non-recurring transition projects and expenses related to various strategic and separation initiatives. In 2010, we completed the NPC, TNB and Springbok acquisitions. During the six months ended June 30, 2012 and 2011 and the years ended December 31, 2011 and 2010, we incurred approximately $4.0 million, $27.6 million, $37.3 million and $49.0 million, respectively, in transition, acquisition and integration costs, including legal, finance and accounting advisory fees and consulting fees for integration services which are included within other operating costs and general and administrative expenses.

Transaction Costs

        In connection with the separation transaction, Vantiv, Inc., on behalf of the funds managed by Advent International Corporation, incurred $16.3 million of non-recurring transaction costs, principally professional fees. These transaction costs were included in general and administrative expenses for the six months ended December 31, 2009 and will not recur in future periods.

Stand-Alone Costs

        After the separation transaction, we began to incur expenses associated with operating our business as a stand-alone company, including costs associated with establishment of corporate functions such as finance, internal audit, human resources and legal. These costs and expenses are included in other operating costs and general and administrative expense and we refer to these costs and expenses as stand-alone costs. These operating costs are recurring in nature. During the year ended December 31, 2011, we incurred $23.2 million of stand-alone costs, compared to $8.1 million during the year ended December 31, 2010. There were no stand-alone costs incurred during 2009.

Share-Based Compensation

        Prior to our initial public offering, certain employees and directors of Vantiv Holding participated in the Phantom Equity Plan. In connection with our initial public offering, outstanding awards under the Management Phantom Equity Plan were converted into unrestricted and restricted stock, issued under the 2012 Equity Incentive Plan. In connection with our initial public offering, we also granted restricted stock units to members of our board of directors and certain employees and intend to grant additional share-based awards in the future. During the six months ended June 30, 2012 and 2011, we incurred share-based compensation expense of $17.5 million and $1.4 million, respectively, which is included in general and administrative expense. In connection with grants made with our initial public offering, we expect to recognize share-based compensation expense of approximately $18 million during the remainder of 2012, $29 million during 2013, $27 million during 2014 and $7 million during 2015. We will incur additional charges in the future related to additional equity grants under our 2012 Equity Incentive Plan. See Note 9 to our unaudited financial statements.

NPC Acquisition

        The NPC acquisition significantly increased our Merchant Services revenue and net income subsequent to the date of the NPC acquisition in November 2010.

Increased Depreciation and Amortization Expense

        The economic and management rights we acquired in the separation transaction provided us with a controlling interest in Vantiv Holding and Transactive, which are consolidated in our financial statements with the non-controlling interests held by Fifth Third Bank, FTPS Partners, Fifth Third Financial and JPDN. The separation transaction and our acquisitions were accounted for as business combinations under ASC 805, Business Combinations. As such, the assets acquired, liabilities assumed and non-controlling interests were measured and reported in our financial statements at fair value. Since and including the separation transaction, we recorded (i) intangible assets related to acquired customer relationships of $1.1 billion, and (ii) property and equipment, primarily software, valued at $44.9 million in connection with the separation transaction and our other acquisitions. We also made significant capital expenditures since the separation transaction associated with enhancements to our technology platform which have increased our depreciation and amortization expense. As a result of customer relationship intangible assets and property and equipment acquired through the separation transaction and subsequent acquisitions, as well as our increased capital expenditures, actual depreciation and amortization expense increased significantly in 2010 and 2011.

Increased Interest Expense

        In the separation transaction, we assumed approximately $1.3 billion of debt and, in November 2010, we refinanced the assumed debt, as well as incurred additional debt in order to finance the NPC acquisition which increased our total indebtedness to $1.8 billion. In May 2011, we refinanced our outstanding debt to a lower rate facility, while the principal balance outstanding remained unchanged. As a result of the increase in the amount of our outstanding debt, the successor periods reflected significantly higher interest expense as compared to the predecessor periods. The increase in interest expense was mitigated in periods since May 2011 in part by the lower interest rate incurred on the refinanced facility. We used a portion of the net proceeds from our initial public offering to repay a portion of our debt and completed a debt refinancing contemporaneously with our initial public offering. Changes in the outstanding principal amount of indebtedness or interest rate on such indebtedness will impact our interest expense.

Non-operating Expenses

        During the six months ended June 30, 2012, we recorded $86.7 million within non-operating expenses related to the refinancing of our senior secured credit facilities and the early termination of our interest rate swaps in March 2012. Also recorded within non-operating expenses for the six months ended June 30, 2012 was a $6.0 million one-time activity fee assessed by MasterCard as a result of our initial public offering. During the year ended December 31, 2011, we expensed debt refinancing costs of $13.7 million with respect to non-operating expenses incurred with the refinancing of our senior secured credit facilities in May 2011.

Income Taxes

        Prior to the separation transaction, income tax expense and deferred tax assets and liabilities were estimated based on operating as a business unit of Fifth Third Bank, using statutory rates applicable to Fifth Third Bank. Our effective tax rate, or income tax expense as a percentage of taxable income has been significantly lower since the separation transaction due in part to the effect of our non-controlling interests, as the holders of our non-controlling interests became responsible for paying income taxes on their percentage ownership of Vantiv Holding and Transactive thereby reducing our income tax expense. Our effective rate will increase as our controlling interest in Vantiv Holding increases, as we will be responsible for paying income taxes on a greater percentage of taxable income thereby increasing our income tax expense.

Non-Controlling Interest

        As a result of the non-controlling ownership interests in Vantiv Holding held by Fifth Third subsequent to our initial public offering, the non-controlling ownership interests in Vantiv Holding held by Fifth Third Bank, FTPS Partners and JPDN prior to the initial public offering and the non-controlling ownership interests in Transactive held by Fifth Third Financial and JPDN prior to our initial public offering, our results of operations include net income (loss) attributable to the non-controlling interests. Net income (loss) attributable to non-controlling interests during the six months ended June 30, 2012 and 2011, the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 was $0.1 million, $7.5 million, $48.6 million, $32.9 million and $16.7 million, respectively. The sale or redemption of ownership interests in Vantiv Holding by Fifth Third pursuant to the Exchange Agreement will reduce the amount recorded as non-controlling interest and increase net earnings attributable to our stockholders.

Losses Related to Put Rights

        We account for the put rights Vantiv, Inc. received on behalf of funds managed by Advent in the separation transaction as a free-standing derivative under ASC 815, Derivatives and Hedging. At the time of the separation transaction, the put rights were valued at $14.2 million. As time lapses and the probabilities of the occurrence of the events triggering the put rights change, the value of the put rights changes. Changes in the value of the put rights are reflected in the statements of income as non-operating expenses. During the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009, losses due to changes in the value of the put rights were $0.8 million, $4.3 million and $9.1 million, respectively. We believe that the probability of the occurrence of any of the events triggering the put rights is remote and accordingly, the rights are now valued at zero. The put rights terminated in connection with our initial public offering.

Regulatory Reform

        In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law in the United States. The Dodd-Frank Act has resulted in significant structural and other changes to the regulation of the financial services industry. Among other things, the Dodd-Frank Act established the new CFPB to regulate consumer financial services, including electronic payments.

        The Dodd-Frank Act provided for two self-executing statutory provisions limiting the ability of payment card networks to impose certain restrictions that became effective in July 2010. The first provision allows merchants to set minimum dollar amounts (not to exceed $10) for the acceptance of a credit card and allows federal governmental entities and institutions of higher education to set maximum amounts for the acceptance of credit cards. The second provision allows merchants to provide discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers.

        The so-called Durbin Amendment to the Dodd-Frank Act provided that interchange fees that a card issuer or payment network receives or charges for debit transactions will now be regulated by the Federal Reserve and must be "reasonable and proportional" to the cost incurred by the card issuer in authorizing, clearing and settling the transaction. Payment network fees, such as switch fees assessed by our Jeanie network, may not be used directly or indirectly to compensate card issuers in circumvention of the interchange transaction fee restrictions. In July 2011, the Federal Reserve published the final rules governing debit interchange fees. Effective in October 2011, debit interchange rates for card issuing financial institutions with more than $10 billion of assets are capped at $0.21 per transaction with an additional component of five basis points of the transaction's value to reflect a portion of the issuer's fraud losses plus, for qualifying issuing financial institutions, an additional $0.01 per transaction in debit interchange for fraud prevention costs. The debit interchange fee would be $0.24 per transaction on a $38 debit card transaction, the average transaction size for debit card transactions. The cap on interchange fees is not expected to have a material direct impact on our results of operations.

        In addition, the new rules implementing the Durbin Amendment contain prohibitions on network exclusivity and merchant routing restrictions. Beginning in October 2011, (i) pursuant to the Durbin Amendment a card payment network may not prohibit a card issuer from contracting with any other card payment network for the processing of electronic debit transactions involving the issuer's debit cards and (ii) card issuing financial institutions and card payment networks may not inhibit the ability of merchants to direct the routing of debit card transactions over any card payment networks that can process the transactions. Since April 2012, most debit card issuers have been required to enable at least two unaffiliated card payment networks on each debit card. We do not expect the prohibition on network exclusivity to impact our ability to pass on network fees and other costs to our clients. These regulatory changes are expected to create both challenges and opportunities for us. Increased regulation may add to the complexity of operating a payment processing business, creating an opportunity for larger competitors to differentiate themselves both in product capabilities and service delivery. The ban on network exclusivity also will allow us, through our Jeanie network, and certain of our competitors, through their networks, to compete for additional business. The Dodd-Frank Act's overall impact on us is difficult to estimate as it will take some time for the market to react and adjust to the new regulations.

Cash Net Income

        In order to provide better comparability in assessing our results of operations on a period over period basis, we calculate and review cash net income, which includes adjustments to exclude amortization of intangible assets acquired in business combinations; share-based compensation expense; transition costs associated with our separation from Fifth Third Bank; integration costs incurred in connection with acquisitions; and conversion of non-controlling interests into shares of Class A common stock. For purposes of providing better comparability, we also made adjustment to interest and depreciation expense in 2011. Cash net income is a non-GAAP financial measure and should be considered together with GAAP operating results (see reconciliation of cash net income to GAAP net income (loss) below).

        The table below provides a reconciliation of cash net income to GAAP net income for the six months ended June 30, 2012 and 2011:

	Six Months Ended June 30,
	2012	2011
	(in thousands)
Net income	$4,650	$16,360
Transition, acquisition and integration costs(1)	4,039	27,629
Share-based compensation	17,492	1,393
Intangible amortization(2)	58,575	62,179
Depreciation and amortization adjustment(3)	—	(2,665)
Interest expense adjustment(4)	—	6,323
Non-operating expenses(5)	92,672	13,799
Income tax expense adjustment(6)	(67,108)	(46,563)

Cash net income	$110,320	$78,455

(1)
Represents costs associated with our separation from Fifth Third Bank and acquisition and integration costs in connection with our acquisitions in 2010.

(2)
Represents amortization of intangible assets acquired in business combinations, primarily customer related intangible assets.

(3)
Represents adjustment to depreciation and amortization associated with our property and equipment, assuming that our property and equipment at December 31, 2011 was in place on January 1, 2011.

(4)
Represents adjustment to interest expense to reflect what our interest expense would have been for the six months ended June 30, 2011 if our level of debt and applicable terms as of December 31, 2011 was outstanding on January 1, 2011.

(5)
Expenses primarily associated with the refinancing of our debt in March 2012 and May 2011 and the termination of our interest rate swaps in March 2012.

(6)
Represents adjustment to income tax expense assuming conversion of non-controlling interests into shares of Class A common stock. See "—Factors Affecting the Comparability of Our Results of Operations—Income Taxes."

Results of Operations

        The following tables set forth our statements of income in dollars and as a percentage of net revenue for the periods presented.

	Successor
						Predecessor
	Six Months Ended June 30,
					Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
			Year Ended December 31, 2011	Year Ended December 31, 2010
	2012	2011
	(in thousands)
Revenue	$902,411	$774,010	$1,622,421	$1,162,132	$506,002	$444,724
Network fees and other costs	409,452	367,910	756,735	595,995	254,925	221,680

Net revenue	492,959	406,100	865,686	566,137	251,077	223,044
Sales and marketing	143,289	115,789	236,917	98,418	32,486	37,561
Other operating costs	79,426	72,720	143,420	124,383	48,275	—
General and administrative	57,787	49,607	86,870	58,091	38,058	8,468
Depreciation and amortization	78,562	75,701	155,326	110,964	49,885	2,356
Allocated expenses	—	—	—	—	—	52,980

Income from operations	$133,895	$92,283	$243,153	$174,281	$82,373	$121,679

Non-financial data:
Transactions (in millions)	7,263	6,224	12,935	11,266	5,182	4,696

	Successor					Predecessor
	Six Months Ended June 30,
					Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
			Year Ended December 31, 2011	Year Ended December 31, 2010
	2012	2011
Net revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Sales and marketing	29.1	28.5	27.4	17.4	12.9	16.8
Other operating costs	16.1	17.9	16.6	22.0	19.2	0.0
General and administrative	11.7	12.2	10.0	10.3	15.2	3.8
Depreciation and amortization	15.9	18.6	17.9	19.6	19.9	1.1
Allocated expenses	0.0	0.0	0.0	0.0	0.0	23.8

Income from operations	27.2%	22.7%	28.1%	30.8%	32.8%	54.5%

Six Months Ended June 30, 2012 Compared to Six Months Ended June 30, 2011

Revenue

        Revenue increased 17% to $902.4 million for the six months ended June 30, 2012 from $774.0 million for the six months ended June 30, 2011. The increase was due primarily to transaction growth of 17%.

Network Fees and Other Costs

        Network fees and other costs increased 11% to $409.5 million for the six months ended June 30, 2012 from $367.9 million for the six months ended June 30, 2011. The increase was due primarily to transaction growth of 17%.

Net Revenue

        Net revenue increased 21% to $493.0 million for six months ended June 30, 2012 from $406.1 million for the six months ended June 30, 2011. The increase in net revenue was due primarily to transaction growth of 17%.

Sales and Marketing

        Sales and marketing expense increased 24% to $143.3 million for the six months ended June 30, 2012 from $115.8 million for the six months ended June 30, 2011 associated with growth in revenue and an increase in sales and marketing personnel and related costs, including residual payments made to ISOs and other third-party organizations.

Other Operating Costs

        Other operating costs increased 9% to $79.4 million for the six months ended June 30, 2012 from $72.7 million for the six months ended June 30, 2011. The increase was primarily driven by an increase in information technology infrastructure and personnel costs associated with growth in transactions, partially offset by a reduction in transition costs and acquisition and integration costs of $7.9 million.

General and Administrative

        General and administrative expenses increased 16% to $57.8 million for the six months ended June 30, 2012 from $49.6 million for the six months ended June 30, 2011. The increase was due primarily to an increase in share-based compensation of $16.1 million to $17.5 million and higher personnel costs, offset by a decrease in transition, acquisition and integration costs of $15.7 million. The increase in share-based compensation was the result of compensation cost associated awards triggered by our initial public offering in March 2012.

Depreciation and Amortization

        Depreciation and amortization expense increased 4% to $78.6 million for the six months ended June 30, 2012 from $75.7 million for the six months ended June 30, 2011. The increase was primarily related to increased depreciation and amortization expense as a result of an increase in capital expenditures largely related to our information technology infrastructure.

Income from Operations

        Income from operations increased 45% to $133.9 million for the six months ended June 30, 2012 from $92.3 million for the six months ended June 30, 2011. Excluding the impact of share-based compensation and transition, acquisition and integration costs of $21.5 million for the six months ended June 30, 2012 as compared to $29.0 million for the six months ended June 30, 2011, income from operations increased 28%.

Interest Expense—Net

        As a result of our debt refinancing in March 2012, interest expense—net decreased to $34.6 million for the six months ended June 30, 2012 from $59.6 million for the six months ended June 30, 2011. The decrease was due primarily to the reduction of our outstanding debt to $1.2 billion at June 30, 2012 from $1.8 billion at June 30, 2011 and a reduction in our weighted average interest rate of approximately 3.6% during the current year compared to 5.5% during the prior year.

Non-Operating Expenses

        Non-operating expenses were $92.7 million for the six months ended June 30, 2012 and consisted of $86.7 million in charges related to the refinancing of our senior secured credit facilities and the early termination of our interest rate swaps in connection with our March 2012 debt refinancing as well as a $6.0 million one-time activity fee assessed by MasterCard as a result of our initial public offering. Non-operating expenses were $13.8 million for the six months ended June 30, 2011 and consisted of expenses related to the May 2011 debt refinancing.

Income Tax Expense

        Income tax expense for the six months ended June 30, 2012 was $2.0 million compared to $2.6 million for the six months ended June 30, 2011, reflecting effective rates of 29.6% and 13.5%, respectively. The TRAs had no impact on the effective rate. Income tax expense during the prior year reflects a benefit recognized during the prior year as a result of the reduction in the Michigan state income tax rate. The effective rate for each period also reflects the impact of our non-controlling interest.

Segment Results

        The following tables provide a summary of the components of segment profit for our two segments for the six months ended June 30, 2012 and 2011.

	Six Months Ended June 30,
	2012	2011	$ Change	% Change
	(dollars in thousands)
Merchant Services
Revenue	$674,806	$554,421	$120,385	22%
Network fees and other costs	340,415	298,484	41,931	14

Net revenue	334,391	255,937	78,454	31
Sales and marketing	130,348	101,515	28,833	28

Segment profit	$204,043	$154,422	$49,621	32%

Non-financial data:
Transactions (in millions)	5,566	4,522		23%

	Six Months Ended June 30,
	2012	2011	$ Change	% Change
	(dollars in thousands)
Financial Institution Services
Revenue	$227,605	$219,589	$8,016	4%
Network fees and other costs	69,037	69,426	(389)	(1)

Net revenue	158,568	150,163	8,405	6
Sales and marketing	12,941	13,311	(370)	(3)

Segment profit	$145,627	$136,852	$8,775	6%

Non-financial data:
Transactions (in millions)	1,697	1,702		0%

Net Revenue

Merchant Services

        Net revenue in this segment increased 31% to $334.4 million for the six months ended June 30, 2012 from $255.9 million for the six months ended June 30, 2011. The increase was primarily due to a 23% increase in transactions.

Financial Institution Services

        Net revenue in this segment increased 6% to $158.6 million for the six months ended June 30, 2012 from $150.2 million for the six months ended June 30, 2011 primarily due to organic growth from value added services.

Sales and Marketing

Merchant Services

        Sales and marketing expense increased 28% to $130.3 million for the six months ended June 30, 2012 from $101.5 million for the six months ended June 30, 2011. The increase was primarily attributable to the increase in revenue and continued expansion of distribution channels.

Financial Institution Services

        Sales and marketing expense decreased 3% to $12.9 million for the six months ended June 30, 2012 from $13.3 million for the six months ended June 30, 2011. The decrease was primarily due to a decrease in personnel and related costs.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenue

        Revenue increased 40% to $1.6 billion for the year ended December 31, 2011 from $1.2 billion for the year ended December 31, 2010. The increase in revenue reflected the impact of the NPC acquisition, which accounted for $285.0 million of the increase. The remaining $175.3 million of the increase reflected transaction growth, as well as increased Visa, MasterCard and other payment network fees that we passed through to our clients.

Network Fees and Other Costs

        Network fees and other costs increased 27% to $756.7 million for the year ended December 31, 2011 from $596.0 million for the year ended December 31, 2010. Approximately $58.4 million of this increase was attributable to the NPC acquisition. The remaining increase was due to transaction growth and the impact of increased Visa, MasterCard and other payment network fees that we passed through to our clients.

Net Revenue

        Net revenue increased 53% to $865.7 million for the year ended December 31, 2011 from $566.1 million for the year ended December 31, 2010. The increase in net revenue reflected the impact of the NPC acquisition, which accounted for $226.6 million of the increase. Excluding the impact of the NPC acquisition, net revenue increased by $73.0 million, or 14%, primarily due to a 12% increase in transactions.

Sales and Marketing

        Sales and marketing expense increased 141% to $236.9 million for the year ended December 31, 2011 from $98.4 million for the year ended December 31, 2010. Approximately $127.8 million of this increase was attributable to the NPC acquisition, primarily related to residual payments made to ISOs and personnel costs. Excluding the impact of the NPC acquisition, sales and marketing expense increased approximately $10.7 million, or 14%, primarily due to the addition of sales and marketing personnel and related costs. We expect the level of sales and marketing expense as a percentage of net revenue during the year ended December 31, 2011 to be indicative of future sales and marketing expenses due to the inclusion of NPC and the related residuals paid to the independent sales groups for the entire year ended December 31, 2011.

Other Operating Costs

        Other operating costs increased 15% to $143.4 million for the year ended December 31, 2011 from $124.4 million for the year ended December 31, 2010. Approximately $13.6 million of the increase was due to increased costs associated with the NPC acquisition. Excluding the impact of the NPC acquisition, other operating costs increased approximately $5.4 million, or 5%. This increase was due to an increase in stand-alone expenses of $7.9 million and an increase in acquisition and integration costs of $1.5 million, partially offset by a decrease in transition related expenses of $12.8 million to $13.7 million for the year ended December 31, 2011 from $26.5 million for the year ended December 31, 2010. Excluding these costs, other operating costs increased $8.8 million, or 9%, which was primarily driven by an increase in personnel and related costs and software maintenance.

General and Administrative

        General and administrative expenses increased 50% to $86.9 million for the year ended December 31, 2011 from $58.1 million for the year ended December 31, 2010. Approximately $9.0 million of the increase was due to increased expenses associated with the NPC acquisition. Excluding the impact of the NPC acquisition, the increase was approximately $19.8 million, or 36%. This increase was primarily due to an increase in stand-alone expenses of $7.2 million, an increase in transition related expenses of $1.9 million to $19.9 million for the year ended December 31, 2011 from $18.0 million for the year ended December 31, 2010, and an increase in share-based compensation of $0.2 million to $3.0 million for the year ended December 31, 2011 from $2.8 million during the year ended December 31, 2010, offset by a decrease in acquisition and integration costs of $2.2 million to $2.3 million for the year ended December 31, 2011 from $4.5 million for the year ended December 31, 2010. Excluding the impact of these items, general and administrative expenses increased by $12.7 million, or 42%. The majority of this increase related to the addition of product development, finance, legal and human resources personnel and related costs.

Depreciation and Amortization

        Depreciation and amortization expense increased 40% to $155.3 million for the year ended December 31, 2011 from $111.0 million for the year ended December 31, 2010. Amortization of the customer relationship intangible assets acquired through the acquisitions of NPC and TNB contributed $24.5 million to the overall increase for the period. The remaining increase was primarily related to increased depreciation and amortization expense incurred as a result of an increase in capital expenditures, largely due to our transition to a stand-alone company.

Income from Operations

        Income from operations increased 40% to $243.2 million for the year ended December 31, 2011 from $174.3 million for the year ended December 31, 2010. Excluding the impact of the NPC acquisition of $52.9 million, transition related expenses, share-based compensation and acquisition and integration costs of $40.3 million in 2011 as compared to $51.8 million in 2010, an increase in stand-alone expenses of $15.1 million and increased depreciation and amortization expense during 2011, income from operations increased by 14%.

Interest Expense—Net

        Interest expense—net decreased to $111.5 million for the year ended December 31, 2011 from $116.0 million for the year ended December 31, 2010. The decrease was due primarily to the reduced interest rate on our outstanding debt to a weighted average interest rate of approximately 5.1% during the year ended December 31, 2011 from 8.9% during the year ended December 31, 2010, substantially offset by an increase in the principal amount of our debt outstanding.

Non-Operating Expenses

        Non-operating expenses increased to $14.5 million for the year ended December 31, 2011 from $4.3 million for the year ended December 31, 2010. For the year ended December 31, 2011, non-operating expenses consisted primarily of costs associated with our May 2011 debt refinancing, whereas non-operating expenses for the year ended December 31, 2010 consisted of losses related to the put rights we received in connection with the separation transaction.

Income Tax Expense

        Income tax expense increased to $32.3 million for the year ended December 31, 2011 as compared to an income tax benefit of $1.0 million for the year ended December 31, 2010, primarily due to increased income tax expense as a result of the NPC acquisition.

Segment Results

        The following tables provide a summary of the components of segment profit for our two segments for the years ended December 31, 2011 and 2010.

Merchant Services	Year Ended December 31, 2011	Year Ended December 31, 2010	$ Change	% Change
	(dollars in thousands)
Revenue	$1,185,253	$756,930	$428,323	57%
Network fees and other costs	620,852	476,932	143,920	30

Net revenue	564,401	279,998	284,403	102
Sales and marketing	211,062	73,441	137,621	187

Segment profit	$353,339	$206,557	$146,782	71%

Non-financial data:
Transactions (in millions)	9,591	8,206		17%

Financial Institution Services	Year Ended December 31, 2011	Year Ended December 31, 2010	$ Change	% Change
	(dollars in thousands)
Revenue	$437,168	$405,202	$31,966	8%
Network fees and other costs	135,883	119,063	16,820	14

Net revenue	301,285	286,139	15,146	5
Sales and marketing	24,046	22,964	1,082	5

Segment profit	$277,239	$263,175	$14,064	5%

Non-financial data:
Transactions (in millions)	3,344	3,060		9%

Net Revenue

Merchant Services

        Net revenue in this segment increased 102% to $564.4 million for the year ended December 31, 2011 from $280.0 million for the year ended December 31, 2010. Approximately $226.6 million of the increase was attributable to the NPC acquisition. Excluding the impact of the NPC acquisition, net revenue increased by $57.8 million, or 24%. This increase was primarily due to a 14% increase in transactions, as well as a favorable impact resulting from the debit interchange legislation in the Durbin Amendment regulations primarily in the fourth quarter of 2011.

Financial Institution Services

        Net revenue in this segment increased 5% to $301.3 million for the year ended December 31, 2011 from $286.1 million for the year ended December 31, 2010. The increase primarily resulted from a 9% increase in transactions. The impact of the increase in transaction volume was offset in part by price compression in connection with several long term contract renewals, resulting in the 5% increase in net revenues.

Sales and Marketing

Merchant Services

        Sales and marketing expense increased 187% to $211.1 million for the year ended December 31, 2011 from $73.4 million for the year ended December 31, 2010. Approximately $127.8 million of this increase was attributable to the impact of the NPC acquisition, which primarily related to residual payments made to ISOs and personnel and related costs. Excluding the impact of the NPC acquisition, sales and marketing expense increased $9.9 million, or 19%. This increase was primarily attributable to increased sales personnel and related costs and expenses associated with the expansion of our distribution channels.

Financial Institution Services

        Sales and marketing expense increased 5% to $24.0 million for the year ended December 31, 2011 from $23.0 million for the year ended December 31, 2010. The increase was primarily due to an increase in sales personnel and related costs.

 Year Ended December 31, 2010 Compared to Six Months Ended December 31, 2009 and Six Months Ended December 31, 2009 Compared to Six Months Ended June 30, 2009

Revenue

        Revenue was $1.2 billion for the year ended December 31, 2010 as compared to $506.0 million for the six months ended December 31, 2009, representing an increase of 130%. The increase was due primarily to the inclusion of a full year of revenue in 2010 compared to six months of revenue for the six months ended December 31, 2009. Additionally, approximately $49.4 million of the increase was attributable to the impact of the NPC acquisition. The remaining increase was primarily due to growth in transactions and increased Visa, MasterCard and other payment network fees that we pass through to our clients.

        Revenue was $506.0 million for the six months ended December 31, 2009 as compared to $444.7 million for the six months ended June 30, 2009, representing an increase of 14%. The increase was due primarily to a 10% increase in transactions in the third and fourth quarters as a result of increased consumer spending during holiday periods.

Network Fees and Other Costs

        Network fees and other costs were $596.0 million for the year ended December 31, 2010 as compared to $254.9 million for the six months ended December 31, 2009, representing an increase of 134%. The increase was due primarily to the inclusion of a full year of network fees and other costs in 2010 compared to six months of network fees and other costs for the six months ended December 31, 2009. Additionally, approximately $10.9 million of the increase was attributable to the impact of the NPC acquisition. The remaining increase was attributable to growth in transactions and increased Visa, MasterCard and other payment network fees that we pass through to our clients.

        Network fees and other costs were $254.9 million for the six months ended December 31, 2009 as compared to $221.7 million for the six months ended June 30, 2009, representing an increase of 15%. The increase was due primarily to a 10% increase in transactions in the third and fourth quarters as a result of increased consumer spending during holiday periods.

Net Revenue

        Net revenue was $566.1 million for the year ended December 31, 2010 as compared to $251.1 million for the six months ended December 31, 2009, representing an increase of 125%. The increase was due primarily to the inclusion of a full year of net revenue in 2010 compared to six months of net revenue for the six months ended December 31, 2009. The increase also reflected the impact of the NPC acquisition, which accounted for $38.5 million of the increase. The remaining increase was due primarily to growth in transactions, which was partially offset by price compression in our Financial Institution Services segment.

        Net revenue was $251.1 million for the six months ended December 31, 2009 as compared to $223.0 million for the six months ended June 30, 2009, representing an increase of 13%. The increase was due primarily to a 10% increase in transactions in the third and fourth quarters as a result of increased consumer spending during holiday periods.

Sales and Marketing

        Sales and marketing expense was $98.4 million for the year ended December 31, 2010 as compared to $32.5 million for the six months ended December 31, 2009, representing an increase of 203%. The increase was due primarily to the inclusion of a full year of sales and marketing expenses in 2010 compared to six months of sales and marketing expenses for the six months ended December 31, 2009. In addition, approximately $20.9 million of the increase was attributable to the impact of the NPC acquisition, primarily related to residual payments made to ISOs and personnel and related costs. The remaining increase was a result of increased sales personnel and related costs.

Other Operating Costs

        Other operating costs increased 158% to $124.4 million for the year ended December 31, 2010 from $48.3 million for the six months ended December 31, 2009. The increase was due primarily to the inclusion of a full year of other operating costs in 2010 compared to six months of other operating costs for the six months ended December 31, 2009. Approximately $3.2 million of the increase was attributable to the impact of the NPC acquisition and $21.3 million was attributable to an increase in transition related expenses to $26.5 million during 2010 from $5.2 million during the six months ended December 31, 2009. The remaining increase in other operating costs was due primarily to increased personnel and related costs.

        Other operating costs were $48.3 million for the six months ended December 31, 2009. Prior to June 30, 2009, as a wholly owned business unit of Fifth Third Bank, such expenses were allocated to us by Fifth Third Bank and were reported as allocated expenses. The majority of these expenses were salaries and employee benefit related expenses as well as information technology and operational support services that were provided by Fifth Third Bank. During the successor periods, expenses that were recorded as allocated expenses prior to the separation transaction became our direct expenses and are reported within other operating costs and general and administrative expenses.

General and Administrative

        General and administrative expenses increased 53% to $58.1 million for the year ended December 31, 2010 from $38.1 million for the six months ended December 31, 2009. The increase was due primarily to the incurrence of a full year of general and administrative expenses in 2010 compared to six months of general and administrative expenses for the six months ended December 31, 2009. Additionally, the increase in general and administrative expenses was attributable to increased costs of $2.8 million associated with the NPC acquisition, an increase in stand-alone expenses of $8.1 million, acquisition and integration costs of $4.5 million incurred in 2010, an increase in transition related expenses of $9.6 million to $18.0 million during 2010 from $8.4 million for the six months ended December 31, 2009 and an increase in share-based compensation expense of $2.2 million to $2.8 million during 2010 from $0.6 million for the six months ended December 31, 2009, offset by $16.3 million of transaction costs associated with the separation transaction incurred during the six months ended December 31, 2009. The remaining increase in general and administrative expenses was due primarily to increased personnel and related costs.

        General and administrative expenses were $38.1 million for the six months ended December 31, 2009 as compared to $8.5 million for the six months ended June 30, 2009. Prior to June 30, 2009, as a wholly owned business unit of Fifth Third Bank, the majority of our general and administrative expenses were allocated to us by Fifth Third Bank and were primarily reported as allocated expenses in the predecessor period. The majority of these expenses were salaries and employee benefit related expenses as well as information technology and operational support services that were provided by Fifth Third Bank. During the successor periods, expenses that were recorded as allocated expenses prior to the separation transaction became our direct expenses and are reported within other operating costs and general and administrative expenses.

Depreciation and Amortization

        Depreciation and amortization expense was $111.0 million for the year ended December 31, 2010 as compared to $49.9 million for the six months ended December 31, 2009 and $2.4 million for the six months ended June 30, 2009. The increase was primarily attributable to the amortization of customer relationship intangible assets acquired in connection with the separation transaction and the NPC acquisition. Amortization related to customer relationship intangible assets acquired in connection with the separation transaction was approximately $91.9 million in 2010 compared to $45.9 million in 2009. This increase was due to the inclusion of a full year of amortization related to the customer relationship intangible assets in 2010 acquired in the separation transaction as compared to six months of amortization in 2009. Additionally, approximately $6.4 million of the increase in amortization was attributable to the customer relationship intangible assets acquired in connection with the acquisitions made in 2010, primarily the NPC acquisition. Increased capital expenditures during 2010 resulted in increased depreciation and amortization of approximately $6.3 million as compared to 2009.

Income from Operations

        Income from operations was $174.3 million for the year ended December 31, 2010 as compared to $82.4 million for the six months ended December 31, 2009, representing an increase of 112%. This increase was due primarily to the inclusion of a full year of activity in 2010 compared to six months of activity for the six months ended December 31, 2009. The increase also reflects the impact of the NPC acquisition of approximately $6.7 million, offset by an increase in transition related expenses, share-based compensation, acquisition and integration costs and transaction costs of $21.3 million from $51.8 million in 2010 as compared to $30.5 million for the six months ended December 31, 2009, an increase in stand-alone expenses of $8.1 million, and increased depreciation and amortization expense.

        Income from operations was $82.4 million for the six months ended December 31, 2009 as compared to $121.7 million for the six months ended June 30, 2009, representing a decrease of 32%. Excluding transition related expenses, share-based compensation and transaction costs of $30.5 million for the six months ended December 31, 2009 as compared to $11.5 million for the six months ended June 30, 2009, as well as increased depreciation and amortization expense during the six months ended December 31, 2009, income from operations increased by 20%, primarily due to transaction growth in the third and fourth quarters as a result of increased consumer spending during holiday periods.

Interest Expense—Net

        Interest expense—net increased to $116.0 million for the year ended December 31, 2010, compared to $58.9 million and $9.8 million, respectively, during the six months ended December 31, 2009 and June 30, 2009. We began incurring interest expense as of June 1, 2009, when we assumed the debt from Fifth Third Bank. The increase in net interest expense of $47.3 million for the year ended December 31, 2010 was primarily attributable to the debt being outstanding for the full year in 2010 compared to seven months of 2009. Interest expense—net was also impacted by our November 2010 debt refinancing, at which time we incurred approximately $551.6 million in additional indebtedness to finance our acquisition of NPC. The increase in interest expense—net due to increased debt balances was substantially offset by a reduction in the overall interest rate on the refinanced debt from 9.5% during 2009 and 2010 prior to the refinancing to a weighted-average rate of approximately 5.7% subsequent to the refinancing.

Non-operating Expenses

        For the year ended December 31, 2010 and the six months ended December 31, 2009 and June 30, 2009, non-operating expenses consisted primarily of losses related to the put rights we received in connection with the separation transaction. The put rights terminated in connection with our initial public offering.

Income Tax Expense (Benefit)

        We recognized an income tax benefit of $1.0 million for the year ended December 31, 2010 as compared to an income tax benefit of $0.2 million for the six months ended December 31, 2009 and an income tax expense of $36.9 million for the six months ended June 30, 2009. Prior to the separation transaction, as a business unit of Fifth Third Bank we were subject to Fifth Third's effective tax rate. Following the separation transaction, income tax expense was recorded based upon our effective combined corporate and state tax rate, excluding net income attributable to non-controlling interests. During the year ended December 31, 2010, our income tax expense was offset by a local deferred income tax benefit of approximately $13.0 million related to the relocation of our corporate headquarters to a lower tax jurisdiction and changes in certain state income tax rates.

Segment Results

        The following tables provide a summary of the components of segment profit for our two segments for the year ended December 31, 2010 and the six months ended December 31 and June 30, 2009.

	Successor		Predecessor
Merchant Services	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
	(dollars in thousands)
Revenue	$756,930	$320,355	$264,224
Network fees and other costs	476,932	207,008	171,570

Net revenue	279,998	113,347	92,654
Sales and marketing	73,441	24,410	26,497

Segment profit	$206,557	$88,937	$66,157

Non-financial data:
Transactions (in millions)	8,206	3,817	3,434

	Successor		Predecessor
Financial Institution Services	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
	(dollars in thousands)
Revenue	$405,202	$185,647	$180,500
Network fees and other costs	119,063	47,917	50,110

Net revenue	286,139	137,730	130,390
Sales and marketing	22,964	8,076	11,064

Segment profit	$263,175	$129,654	$119,326

Non-financial data:
Transactions (in millions)	3,060	1,365	1,263

Net Revenue

Merchant Services

        Net revenue increased 147% to $280.0 million for the year ended December 31, 2010 from $113.3 million for the six months ended December 31, 2009. This increase was due primarily to the inclusion of a full year of net revenue in 2010 compared to six months of net revenue for the six months ended December 31, 2009. The increase also reflected the impact of the NPC acquisition, which accounted for $38.5 million of the increase. The remaining increase was due primarily to growth in transactions.

        Net revenue increased 22% to $113.3 million for the six months ended December 31, 2009 from $92.7 million from the six months ended June 30, 2009. The increase was due primarily to an 11% increase in transactions in the third and fourth quarters as a result of increased consumer spending during the holiday periods.

Financial Institution Services

        Net revenue increased 108% to $286.1 million for the year ended December 31, 2010 from $137.7 million for the six months ended December 31, 2009. The increase was due primarily to the inclusion of a full year of net revenue in 2010 compared to six months of net revenue for the six months ended December 31, 2009. The remaining increase was due primarily to growth in transactions.

        Net revenue increased 6% to $137.7 million for the six months ended December 31, 2009 from $130.4 million for the six months ended June 30, 2009. The increase was primarily due to an 8% increase in transactions in the third and fourth quarters as a result of increased consumer spending during the holidays.

Sales and Marketing

Merchant Services

        Sales and marketing expense increased 201% to $73.4 million for the year ended December 31, 2010 from $24.4 million for the six months ended December 31, 2009. The increase was due primarily to the inclusion of a full year of sales and marketing expenses in 2010 compared to six months of sales and marketing expenses for the six months ended December 31, 2009. Further, approximately $20.9 million of the increase was attributable to the NPC acquisition, primarily related to residual payments made to ISOs and personnel costs. The remaining increase was a result of increased sales personnel and related costs.

        Sales and marketing expense decreased 8% to $24.4 million for the six months ended December 31, 2009 from $26.5 million for the six months ended June 30, 2009. The decrease was due to decreased sales personnel and related costs.

Financial Institution Services

        Sales and marketing expense increased 184% to $23.0 million for the year ended December 31, 2010 from $8.1 million for the six months ended December 31, 2009. The increase was due primarily to the inclusion of a full year of sales and marketing expenses in 2010 compared to six months of sales and marketing expenses for the six months ended December 31, 2009. The remaining increase was attributable to increased sales personnel and related costs.

        Sales and marketing expense decreased 27% to $8.1 million for the six months ended December 31, 2009 from $11.1 million for the six months ended June 30, 2009. The decrease was due to decreased sales personnel and related costs.

Quarterly Results of Operations

        The following table sets forth our unaudited results of operations on a quarterly basis for the six months ended June 30, 2012, the year ended December 31, 2011 and the six months ended December 31, 2010.

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010
	(in thousands)
Revenue	$469,622	$432,789	$439,047	$409,364	$402,564	$371,446	$362,258	$288,639
Network fees and other costs	209,244	200,208	196,359	192,466	185,694	182,216	180,687	149,963

Net revenue	260,378	232,581	242,688	216,898	216,870	189,230	181,571	138,676
Sales and marketing	70,532	72,757	64,633	56,495	59,570	56,219	41,094	20,502
Other operating costs	40,417	39,009	35,672	35,028	34,980	37,740	37,058	32,816
General and administrative	29,190	28,597	18,367	18,896	28,224	21,383	15,346	16,740
Depreciation and amortization	39,667	38,895	39,559	40,066	39,001	36,700	32,735	27,404

Income from operations	$80,572	$53,323	$84,457	$66,413	$55,095	$37,188	$55,338	$41,214

Non-financial data (in millions):
Merchant Services transactions	3,021	2,544	2,673	2,396	2,338	2,184	2,301	2,029
Financial Institutions Services transactions	874	823	817	825	884	818	833	791

Total transactions	3,895	3,367	3,490	3,221	3,222	3,002	3,134	2,820

        Our results of operations are subject to seasonal fluctuations in our revenue as a result of consumer spending patterns. Historically our revenues have been strongest in our third and fourth quarters and weakest in our first quarter. Furthermore, the quarters ending in 2012, 2011 and the last quarter of 2010 reflect the impact of the NPC acquisition.

Liquidity and Capital Resources

        Our liquidity is funded primarily through cash provided by operations, debt and a line of credit, which is generally sufficient to fund our operations, planned capital expenditures, tax distributions made to our non-controlling interest holders, required payments under tax receivable agreements, debt service, acquisitions and public company expenses. Vantiv Holding is permitted under the Amended and Restated Vantiv Holding Limited Liability Company Agreement to make payments to us that are required under the Exchange Agreement and the Advancement Agreement, which allows us to make payments under our tax receivable agreement related to the NPC NOLs, make payments under our other tax receivable agreements and to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, make payments required under the Exchange Agreement, pay our franchise taxes and cover our reasonable administrative and corporate expenses. In addition, we would need cash to repurchase Class B units pursuant to the Exchange Agreement if we choose to pay cash for such units. As of June 30, 2012, our principal sources of liquidity consisted of $308.8 million of cash and cash equivalents and $250.0 million of availability under the $250.0 million revolving portion of our senior secured credit facilities. Our total indebtedness, including capital leases, was $1.3 billion as of June 30, 2012.

        Our principal needs for liquidity have been, and for the foreseeable future will continue to be, debt service, capital expenditures, working capital and acquisitions. Additionally, our strategy includes expansion into high growth segments and verticals, entry into new geographic markets and development of additional payment processing services. We anticipate that the execution of these components of our strategy will not require a significant amount of resources and will be funded primarily through cash provided by operations.

        The main portion of our capital expenditures have been related to establishing our ability to operate as a stand-alone business and to enhance our technology platform after our separation from Fifth Third Bank. Our capital expenditures for the six months ended June 30, 2012 and 2011, the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009 were $24.5 million, $28.6 million, $62.7 million, $33.7 million, $11.7 million and $2.2 million, respectively. We believe that our cash flow from operations, available cash and cash equivalents and available borrowings under the revolving portion of our senior secured credit facilities will be sufficient to meet our liquidity needs. We anticipate that to the extent that we require additional liquidity, it will be funded through the incurrence of other indebtedness, equity financings or a combination. We cannot assure you that we will be able to obtain this additional liquidity on reasonable terms, or at all. Additionally, our liquidity and our ability to meet our obligations and fund our capital requirements are also dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities or otherwise to meet our liquidity needs. If we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions.

Cash Flows

        The following table presents a summary of cash flows from operating, investing and financing activities for the six months ended June 30, 2012 and 2011, the years ended December 31, 2011 and 2010 and the six months ended December 31, and June 30, 2009.

	Successor
						Predecessor
	Six Months Ended June 30,		Year Ended December 31,
					Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
	2012	2011	2011	2010
	(in thousands)
Net cash (used in) provided by operating activities	$132,675	$70,000	$233,454	$196,336	$31,394	$178,786
Net cash used in investing activities	(29,946)	(32,604)	(69,920)	(697,151)	(11,698)	(19,422)
Net cash (used in) provided by financing activities	(164,455)	(18,077)	(29,497)	448,158	(30,462)	140,569

Cash Flow from Operating Activities

        Net cash provided by operating activities was $132.7 million for the six months ended June 30, 2012 as compared to $70.0 million for the six months ended June 30, 2011. The increase is due primarily to the impact of non-cash expense items, primarily related to charges associated with our debt refinancing and share-based compensation, as well as changes in working capital. Changes in working capital were driven largely by changes in net settlement assets and obligations, which represent settlement funds received by us and not yet remitted to our clients for the settlement of transactions we processed. Settlement assets and obligations can fluctuate due to seasonality as well as the day of the month end.

        Net cash provided by operating activities was $233.5 million for the year ended December 31, 2011 as compared to $196.3 million for the year ended December 31, 2010. The increase was primarily due to an increase in cash earnings from operations, including an increase resulting from the impact of the NPC acquisition, which was partially offset by a decrease in the impact of the change in operating assets and liabilities, or working capital, principally due to a decrease in settlement obligations from the prior period end. Settlement obligations represent settlement funds received by us and not yet remitted to our clients for the settlement of transactions we processed. Settlement obligations can fluctuate due to seasonality as well as the day of the month end.

        Net cash provided by operating activities was $196.3 million for the year ended December 31, 2010 compared to $31.4 million for the six months ended December 31, 2009. The increase was primarily due to a full year of cash earnings during the year ended December 31, 2010, as well as increases in cash earnings as a result of acquisitions completed during 2010. The increase was also driven by cash flow derived from changes in working capital, primarily related to changes in net settlement balances.

        Net cash provided by operating activities was $31.4 million for the six months ended December 31, 2009 compared to $178.8 million for the six months ended June 30, 2009. The decrease in cash provided by operating activities was driven primarily by cash flow derived from changes in working capital, primarily related to the accrual and subsequent payment of amounts due to Fifth Third Bank in connection with the separation transaction.

Cash Flow from Investing Activities

        Net cash used in investing activities was $29.9 million for the six months ended June 30, 2012 as compared to $32.6 million for the six months ended June 30, 2011. The decrease was primarily due to decreased investment activity and capital expenditures during the six months ended June 30, 2012, partially offset by the acquisition of customer portfolios and related assets during the six months ended June 30, 2012.

        Net cash used in investing activities was $69.9 million for the year ended December 31, 2011 as compared to $697.2 million for the year ended December 31, 2010. The decrease reflected cash used in the acquisitions of NPC and TNB during the year ended December 31, 2010, slightly offset by increased expenditures for capital assets during the year ended December 31, 2011.

        Net cash used in investing activities was $697.2 million for the year ended December 31, 2010 as compared to $11.7 million for the six months ended December 31, 2009. The increase in cash used in investing activities reflected the use of cash for the NPC and TNB acquisitions in 2010.

        Net cash used in investing activities was $11.7 million for the six months ended December 31, 2009 as compared to $19.4 million for the six months ended June 30, 2009. The decrease was primarily due to cash used for acquisitions during the six months ended June 30, 2009, partially offset by increased capital expenditures during the six months ended December 31, 2009.

Cash Flow from Financing Activities

        Net cash used in financing activities was $164.5 million for the six months ended June 30, 2012 as compared to $18.1 million for the six months ended June 30, 2011. The net impact of our initial public offering proceeds and March 2012 debt refinancing, including payment of related debt issuance costs, was an outflow of approximately $81.1 million. As a result of transactions related to our initial public offering, we made distributions of approximately $55.1 million. We also made tax distributions of $7.5 million to our non-controlling interest holders. During the six months ended June 30, 2011, net cash provided by financing activities consisted of repayments of debt and capital lease obligations and tax distributions to our non-controlling interest holders.

        Net cash used in financing activities was $29.5 million for the year ended December 31, 2011 compared to net cash provided by financing activities of $448.2 million for the year ended December 31, 2010. During the year ended December 31, 2011, net cash used in financing activities reflected approximately $6.3 million of debt issuance costs associated with our debt refinancing in May 2011, $20.4 million of debt and capital lease obligation payments and $2.8 million of tax distributions to our non-controlling interests. During the year ended December 31, 2010, net cash provided by financing activities was increased by the incremental financing of $551.6 million used to fund the acquisition of NPC, offset by the payment of $43.6 million of debt issuance costs and $26.3 million of tax distributions to our non-controlling interests. The decrease in tax distributions to our non-controlling interests in 2011 was primarily due to lower estimated taxable income for the year ended December 31, 2011 and the application of tax distributions made in prior periods.

        During the year ended December 31, 2010, net cash provided by financing activities was $448.2 million primarily as a result of the incremental financing of $551.6 million used to fund the acquisition of NPC, offset by the payment of $43.6 million of debt issuance costs and tax distributions to the non-controlling interest holders of $26.3 million. Net cash used in financing activities was $30.5 million for the six months ended December 31, 2009, which reflected debt and capital lease payments and distributions to the non-controlling interest holders.

        During the six months ended December 31, 2009, net cash used in financing activities was $30.5 million, which reflected debt and capital lease payments and distributions to non-controlling interest holders. For the six months ended June 30, 2009, net cash provided by financing activities was $140.6 million. Prior to the separation transaction, as a business unit of Fifth Third Bank, cash receipts and payments were processed through a centralized cash management system by Fifth Third Bank. All cash derived from or required for the operations of the business unit was applied to or against Fifth Third Bank's equity in the business unit and was reflected as net cash provided by financing activities in the statement of cash flows.

Credit Facilities

Senior Secured Credit Facilities

        In connection with the separation transaction, we assumed a $1.3 billion senior secured note due to Fifth Third Bank. On November 3, 2010, we entered into a first lien and a second lien senior secured credit facility with a syndicate of banks to refinance the debt held by Fifth Third Bank and to fund the acquisition of NPC. On May 17, 2011, Vantiv Holding replaced the second lien senior secured credit facilities with a new term B loan tranche added to the amended first lien senior secured credit facilities. On March 27, 2012, in connection with our initial public offering, we refinanced the first lien senior secured credit facilities with our existing senior secured credit facilities. Upon the closing of our initial public offering in March 2012, we used proceeds net of underwriting discounts and commissions and cash on hand of $538.9 million to repay outstanding debt under our first lien loan agreement. Contemporaneous with the repayment, we refinanced the remaining debt outstanding under the first lien loan agreement, which consisted of two tranches, "term B-1" and "term B-2", terms of which are disclosed in the table below, and terminated our $150.0 million revolving credit facility.

        As of June 30, 2012, our senior credit facilities consisted of $987.5 million in term A loans, $249.4 million in term B loans and a $250.0 million revolving credit facility. The $250.0 million revolving credit facility includes a $75.0 million swing line facility and $40.0 million available for the issuance of letters of credit. The commitment fee rate for the unused portion of the revolving credit facility is 0.50% per year. The term A loans and term B loans mature in March 2017 and March 2019, respectively. The revolving credit facility matures in March 2017. Additionally, we may incur up to $350.0 million of additional debt plus an unlimited amount of additional debt so long our first lien leverage ratio does not exceed the level in existence as of the closing date, in each case, pursuant to one or more incremental facilities under our senior secured credit facilities.

        As of June 30, 2012 and December 31, 2011, our debt consisted of the following:

	June 30, 2012	December 31, 2011
	(in thousands)
$1,621.1 million term B-1 loans, expiring on November 3, 2016 and bearing interest payable quarterly at a variable base rate (LIBOR) plus a spread rate (325 basis points) with a floor of 125 basis points (total rate of 4.5% at December 31, 2011)	$—	$1,608,905
$150.0 million term B-2 loans, expiring on November 3, 2017 and bearing interest payable quarterly at a variable base rate (LIBOR) plus a spread rate (350 basis points) with a floor of 150 basis points (total rate of 5.0% at December 31, 2011)	—	150,000
$1,000.0 million term A loans, expiring on March 27, 2017, bearing interest payable quarterly based on our leverage ratio at a variable base rate (LIBOR) plus a spread rate (175 to 250 basis points) (total rate of 2.50% at June 30, 2012) and amortizing on a basis of 1.25% during each of the first eight quarters, 1.875% during each of the second eight quarters and 2.5% during each of the following three quarters with a balloon payment due at maturity	987,500	—
$250.0 million term B loans, expiring on March 27, 2019, bearing interest payable quarterly at a variable base rate (LIBOR) plus a spread rate (275 basis points) with a floor of 100 basis points (total rate of 3.75% at June 30, 2012) and amortizing on a basis of 1.0% per year with a balloon payment due at maturity	249,375	—
$10.1 million leasehold mortgage, expiring on August 10, 2021 and bearing interest payable monthly at a fixed rate (rate of 6.22% at June 30, 2012)	10,131	10,131
Less: Current portion of note payable and current portion of note payable to related party	(52,500)	(16,211)
Less: Original issue discount	(5,151)	(14,327)

Note payable and note payable to related party	$1,189,355	$1,738,498

        The obligations under our senior secured credit facilities are unconditional and are guaranteed by Vantiv Holding and certain of our existing and subsequently acquired or organized domestic subsidiaries. The senior secured credit facilities and related guarantees are secured on a first-priority basis (subject to liens permitted under the loan agreement governing the senior secured credit facilities) in substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of the borrower and any obligors as well as any real property in excess of $5 million in the aggregate held by the borrower or any obligors (other than Vantiv Holding), subject to certain exceptions.

        Interest on all loans under our senior secured credit facilities is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto. Borrowings under our senior credit facilities bear interest at a rate equal to, at our option, in the case of term B loans (i) LIBOR plus 275 basis points (with a floor of 100 basis points) or (ii) a base rate plus 175 basis points. Borrowings under the term A loans and our revolving credit facility accrue interest at rate equal to, at our option, a base rate or LIBOR plus an applicable margin. The applicable margin for term A loans and loans under our revolving credit facility is based on our leverage ratio, ranging from 175 to 250 basis points in the case of LIBOR and 75 to 150 basis points in the case of the base rate. Commencing with the calendar quarter ending June 30, 2012, the term A loans amortize on a basis of 1.25% during each of the first eight quarters thereafter, 1.875% during each of the second eight quarters and 2.5% during each of the final three quarters with a balloon payment due at maturity. The term B loans amortize on a basis of 1.0% per year. As of June 30, 2012, the weighted average interest rate under our senior secured credit facilities was 2.75%.

        Subject to certain conditions and exceptions, we will be permitted to make voluntary prepayments on the term B loans, subject, prior to March 27, 2013, to the payment of a premium equal to 1.0% of the term B loans prepaid with the proceeds of the incurrence of debt bearing a lower interest cost or weighted average yield than the debt repaid, and, otherwise, are permitted to voluntarily prepay term A and term B loans at any time without premium or penalty. We are generally required to prepay borrowings under the senior secured credit facilities with (1) 100% of the net proceeds we receive from the incurrence of debt obligations other than specified debt obligations and (2) 100% of the net proceeds we receive from specified asset sales or as a result of a casualty or condemnation, subject to reinvestment provisions. Any mandatory payments will be applied first to outstanding term A and term B loans on a pro rata basis until paid in full, then the revolving loans until paid in full and then to swing line loans.

        The loan agreement requires us to maintain a maximum leverage ratio (based upon the ratio of total funded debt to consolidated EBITDA, as defined in the loan agreement) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to interest expense), which are tested quarterly based on the last four fiscal quarters. The required financial ratios become more restrictive over time, with the specific ratios required by period set forth in the following table:

Period	Leverage Ratio (must not exceed)	Interest Coverage Ratio (must exceed)
April 1, 2012 to September 30, 2013	4.25 to 1.00	3.25 to 1.00
October 1, 2013 to September 30, 2014	4.00 to 1.00	3.50 to 1.00
Thereafter	3.75 to 1.00	3.75 to 1.00

        As of June 30, 2012, we were in compliance with these covenants with a leverage ratio of 2.66 to 1.00 and an interest coverage ratio of 6.09 to 1.00. Our senior secured credit facilities contain a number of affirmative and restrictive covenants, including limitations on the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of our capital stock, prepayments of certain debt, transactions with affiliates and modifications of our organizational documents. The loan agreement also contains customary events of default, including for a change of control.

Interest Rate Swaps

        In connection with our May 2011 debt refinancing, we amended our interest rate swap agreements to more closely align with the terms of the then refinanced debt. We designated the amended interest rate swaps into new cash flow hedge relationships and prospectively discontinued hedge accounting on the original interest rate swaps as they no longer met the requirements for hedge accounting. During the year ended December 31, 2011, such derivatives were used to hedge the variable cash flows associated with our variable-rate debt. As of December 31, 2011, the interest rate swaps had a total notional value of $887.5 million that were designated as cash flow hedges of interest rate risk. Under our interest rate swap agreements, we paid interest at 2.49% and received the greater of 1.25% or three-month LIBOR. In connection with our March 2012 debt refinancing, we terminated our interest rate swap agreements and incurred a cash charge of approximately $31 million related early termination during the six months ended June 30, 2012.

Building Loan

        On July 12, 2011, we executed a term loan agreement for approximately $10.1 million for the purchase of our corporate headquarters facility. The interest rate is fixed at 6.22%, with interest only payments required for the first 84 months. Thereafter, and until maturity, we will pay interest and principal based upon a 30 year amortization schedule, with the remaining principal amount due at maturity, August 2021.

Contractual Obligations

        The following table summarizes our contractual obligations and commitments as of December 31, 2011:

		Payments Due By Period
	Total	Less than 1 year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in thousands)
Operating leases	$27,016	$6,728	$8,430	$2,664	$9,194
Capital leases	17,755	4,998	9,881	2,876	—
Borrowings(a)	2,167,066	97,794	192,925	1,706,926	169,421
Purchase commitments:
Technology and telecommunications(b)	38,284	23,058	13,876	900	450
Processing Services(c)	33,600	8,980	15,960	7,460	1,200
Other	8,680	8,680	—	—	—

Total(d)	$2,292,401	$150,238	$241,072	$1,720,826	$180,265

(a)
Represents principal and variable interest payments due under our senior secured credit facilities and our loan agreement for our corporate headquarters facility as of December 31, 2011. Variable interest payments were calculated using interest rates as of December 31, 2011. See discussion above for terms of our debt agreements pursuant to our refinancing on May 17, 2011, as well as our interest rate swap agreements associated with such debt. These payments do not give effect to the debt refinancing.

(b)
Includes obligations related to software licenses, software maintenance support and telecommunication and network services.

(c)
We have agreements with third-party processors to provide gateway authorization and other processing services. These agreements require us to submit a minimum number of transactions for processing. If we submit a number of transactions that is less than the minimum, we are required to pay the third party processor's fees that they would have received if we had submitted the required minimum number of transactions. Processing services includes amounts due under network sponsorship agreements.

(d)
Potential payments under our tax receivable agreements are not reflected in this table. See "—Tax Receivable Agreements" below and "Certain Relationships and Related Person Transactions—Reorganization and Offering Transactions—Tax Receivable Agreements."

        The following paragraphs describe the significant additional contractual obligations and commitments that have arisen subsequent to December 31, 2011.

Tax Receivable Agreements

        In connection with the reorganization transactions and our initial public offering, we entered into four tax receivable agreements, or TRAs, which obligate us to make payments to our pre-initial public offering investors. A description of each TRA is as follows:

  •
  TRA with the Fifth Third Investors:  Provides for the payment by us to the Fifth Third investors equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize as a result of the increases in tax basis that may result from the purchase of Vantiv Holding units from the Fifth Third investors or from the future exchange of Vantiv Holding units by the Fifth Third investors for cash or shares of Class A common stock, as well as the tax benefits attributable to payments made under such TRA. Any actual increase in tax basis, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income.

    Subsequent to the initial public offering, the underwriters exercised their option to purchase additional shares of our Class A common stock. As a result, we purchased 2.1 million units of Vantiv Holding from FTPS Partners, LLC for $33.5 million and recorded a liability under the TRA accordingly.

  •
  TRA with Advent:  Provides for the payment by us to Advent equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize as a result of the use of our tax attributes in existence prior to the effective date of our initial public offering, as well as the tax benefits attributable to payments made under such TRA.

  •
  TRA with all pre-initial public offering investors:  Provides for the payment by us to our pre-initial public offering investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that NPC realizes as a result of its use of its NOLs and other tax attributes, as well as the tax benefits attributable to payments made under such TRA, with any such payment being paid to Advent, the Fifth Third investors and JPDN according to their respective ownership interests in Vantiv Holding immediately prior to the initial public offering.

  •
  TRA with JPDN:  Provides for the payment to JPDN of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we realize as a result in the increase of tax basis that may result from the Vantiv Holding units exchanged for our Class A common stock by JPDN, as well as the tax benefits attributable to payments made under such TRA. As part of the recapitalization of Vantiv, Inc. and Vantiv Holding immediately prior to the initial public offering, JPDN contributed its units of Vantiv Holding to Vantiv, Inc. in exchange for shares of our Class A common stock.

        As of June 30, 2012, our liability pursuant to the TRAs was as follows (in thousands):

June 30, 2012
TRA with the Fifth Third investors	$11,100
TRA with Advent	185,200
TRA with all pre-initial public offering investors	135,000
TRA with JPDN	1,700

Total	$333,000

        The timing and/or amount of aggregate payments due under the TRAs may vary based on a number of factors, including the amount and timing of the taxable income we generate in the future and the tax rate then applicable, the use of loss carryovers and amortizable basis. Payments under the

TRAs, if necessary, are required to be made no later than January 5th of the second year immediately following the current taxable year. Therefore, we do not expect to make any payments under the TRAs during the year ended December 31, 2012. The term of the TRAs will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the TRA for an amount based on the agreed payments remaining to be made under the agreement.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates including those related to revenue recognition, goodwill and intangible assets, derivative financial instruments, income taxes and share-based compensation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The accounting policies we believe to be most critical to understanding our financial results and condition and that require complex and subjective management judgments are discussed below.

Revenue Recognition

        We have contractual agreements with our clients that set forth the general terms and conditions of the relationship including line item pricing, payment terms and contract duration. Revenues are recognized as earned (i.e., for transaction based fees, when the underlying transaction is processed) in conjunction with Accounting Standards Codification, or ASC, 605, Revenue Recognition. ASC 605, Revenue Recognition, establishes guidance as to when revenue is realized or realizable and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller's price is fixed or determinable; and (4) collectibility is reasonably assured.

        We follow guidance provided in ASC 605-45, Principal Agent Considerations. ASC 605-45 states that whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. We recognize processing revenues net of interchange fees, which are assessed to our merchant clients on all processed transactions. Interchange rates are not controlled by us, in which we effectively act as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue is reported on a gross basis, as we contract directly with the end customer, assume the risk of loss and have pricing flexibility.

Goodwill and Intangible Assets

        Goodwill represents the excess consideration paid over fair value of net assets and liabilities acquired in business combinations. Our goodwill balance as of December 31, 2011 and 2010 was $1.5 billion. Our goodwill represents goodwill attributable to the separation transaction, as well as the acquisitions of NPC and TNB. Our intangible assets balance as of June 30, 2012, December 31, 2011 and 2010 was $862.2 million, $916.2 million and $1.0 billion, respectively. Our intangible assets consist primarily of acquired customer relationships and trade names.

        In accordance with ASC 350, Intangibles—Goodwill and Other, we test goodwill for impairment for each reporting unit on an annual basis, or when events occur or circumstances change that would indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, then an impairment loss is recorded to the extent that fair value of the goodwill within the reporting unit is less than its carrying value. We performed our most recent annual goodwill impairment test for certain of our reporting units as of July 31, 2011 and for the remainder of our reporting units as of November 30, 2011 using market data and discounted cash flow analyses, which indicated there was no impairment. As of December 31, 2011, there were no indications of impairment with regards to any of our reporting units.

        Our intangible assets consist primarily of acquired customer relationship intangible assets, which are amortized over their estimated useful lives. We also have an indefinite-lived trade name which is not subject to amortization. We review the acquired customer relationships for possible impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The indefinite-lived trade name is evaluated annually for impairment. As of December 31, 2011, there were no indications of impairment with regards to the customer relationship intangible assets or the trade name.

Derivative Financial Instruments

        We use derivative financial instruments to manage our exposure to certain financial and market risks, primarily related to changes in interest rates. We have entered into interest rate swaps to manage interest rate risk associated with our variable-rate borrowings. We do not enter into derivative financial instruments for speculative purposes.

        As required, derivative financial instruments are recognized in our statements of financial position at fair value. Our derivative financial instruments are not exchange listed, and therefore the fair values are determined based on models which contemplate the contractual terms of the instruments, observable inputs including interest rates and yield curves and the credit quality of our counterparties, along with our creditworthiness. All key assumptions and valuations are the responsibility of management.

        Our interest rate swaps are designated as cash flow hedges of forecasted interest payments related to our variable-rate borrowings. These interest rate swaps qualify for hedge accounting under ASC 815, Derivatives and Hedging. As such, the effective portion of changes in fair value of the instruments is recorded in accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Any ineffectiveness associated with the instrument is recorded immediately in interest expense in the statements of income.

Income Taxes

        We are taxed as a C corporation for U.S. income tax purposes and are therefore subject to both federal and state taxation at a corporate level.

        Income taxes are computed in accordance with ASC 740, Income Taxes, and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. We have deferred tax assets and liabilities and maintain valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent we determine that we will not realize the benefit of some or all of our deferred tax assets, then these deferred tax assets will be adjusted through our provision for income taxes in the period in which this determination is made. As of June 30, 2012, December 31, 2011 and 2010, we had recorded no valuation allowances against any deferred tax assets.

        Prior to June 30, 2009, our operations during the predecessor period were included in Fifth Third Bancorp's consolidated federal income tax return and the state income tax returns of certain subsidiaries of Fifth Third Bancorp. For the purpose of our financial statements, federal and state income taxes have been determined on a separate basis as if we were a separate, stand-alone taxable entity for the predecessor period.

Share-Based Compensation

        We expense employee share-based payments under the fair value method. ASC 718, Compensation—Stock Compensation, requires compensation cost for the fair value of share-based payments at the date they are granted to be recognized over the requisite service period. Further, the fair value of liability awards is required to be remeasured at the reporting date, with changes in fair value recognized as compensation cost over the requisite service period. For historical awards under the Management Phantom Equity Plan, we estimated the fair value of the share-based awards at the date they were granted using the Black-Scholes option pricing model. For restricted stock awards under the 2012 Equity Incentive Plan, grant date fair value is based on the market price of our stock at the grant date.

2012 Equity Incentive Plan

        In connection with our initial public offering, vested time awards originally issued under the Management Phantom Equity Plan were converted into Class A common stock, whereas unvested time awards and performance awards were converted into restricted Class A common stock, which was issued under the 2012 Vantiv, Inc. Equity Incentive Plan.

        In connection with our initial public offering and conversion of phantom units, we issued 1,381,135 shares of unrestricted Class A common stock related to vested time awards and 3,073,118 shares of restricted Class A common stock related to unvested time awards. As the shares of restricted Class A common stock were issued in connection with the conversion of the time awards under the Management Phantom Equity Plan, compensation cost associated with the shares of restricted Class A common stock is equal to the remaining compensation expense previously associated with the time awards. This compensation cost will be recognized prospectively on a straight-line basis, beginning on the date of our initial public offering and continuing over the remaining vesting period determined in accordance with the original Management Phantom Equity Plan award agreements.

        We issued 3,560,223 shares of restricted Class A common stock in connection with the conversion of performance awards under the Management Phantom Equity Plan. The fair value of restricted Class A common stock was based on the initial public offering price of $17.00 per share. Prior to our initial public offering, the occurrence of a qualifying event underlying the performance awards had not been considered probable, thus, no compensation cost related to the performance awards had been recognized. Upon our initial public offering and conversion of performance awards into restricted Class A common stock, compensation cost will be recognized in accordance with ASC 718, Compensation—Stock Compensation, as an "improbable-to-probable" modification. As such, unrecognized compensation costs associated with the converted Performance Awards will be recognized on a straight-line basis over the three-year vesting period of the underlying restricted Class A common stock based on the fair value of such restricted Class A common stock.

        Also in connection with our initial public offering, we issued 74,110 restricted stock units to members of our board of directors, which vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of Class A common stock following the termination of the director's service. Additionally, upon our initial public offering, we issued a total of 231,100 restricted stock units to 2,311 active employees, with each employee receiving 100 restricted stock units. Subject to the recipients' continued service, such units will cliff vest on the fourth anniversary of our initial public offering.

        The following table summarizes equity award activity from the date of our initial public offering through June 30, 2012:

	Restricted Class A Common Stock	Restricted Stock Units
Conversion of Phantom Units in connection with the IPO:
Time Awards	3,073,118	—
Performance Awards	3,560,223	—
Conversion of Restricted Class A common stock to Class A common stock upon vesting	(348,619)	—
Issuance of Restricted Stock Units to directors and employees	—	310,121
Forfeitures	(45,641)	(19,100)

Total	6,239,081	291,021

Management Phantom Equity Plan

        Based on the vesting criteria and continued service requirements, compensation cost related to time awards was recognized on a straight-line basis over seven years. Compensation cost associated with time awards issued under the Management Phantom Equity Plan was $3.0 million, $2.8 million and $0.6 million, respectively, for the years ended December 31, 2011 and 2010 and six months ended December 31, 2009. At December 31, 2011, there was approximately $26.8 million of share-based compensation expense related to non-vested time awards not yet recognized. The expense was expected to be recognized over a remaining weighted-average period of approximately 5.1 years.

        The value of performance awards outstanding at December 31, 2011 and 2010 was approximately $17.1 million and $15.6 million, respectively. However, no compensation cost attributable to performance awards had been recognized as the achievement of such performance was not deemed probable.

        The value of the time awards during the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 was estimated using the Black-Scholes option pricing model, which incorporates the weighted-average assumptions below:

	2011	2010	2009
Expected option life at grant (in years)	7.0	7.0	7.0
Expected option life at remeasurement (in years)	—	6.3	6.7
Expected volatility	35.0%	36.0%	37.4%
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	2.6%	1.7%	3.3%

        Upon reclassification of awards from liability awards to equity awards on September 29, 2010, awards were remeasured to a weighted-average fair value of $4.11 per award.

        The expected option life represents the requisite service period associated with time awards. Due to the lack of specific historical data, the expected volatility is based on the average historical and implied volatility of a peer group. The expected dividend yield reflects the assumption that dividends will not be paid by us to holders of time awards. The risk-free interest rate is based on the U.S. Treasury strip rate in effect at the time of grant or remeasurement.

        The exercise price of the equity awards under the Management Phantom Equity Plan we have granted to date was equal to the fair value of the Vantiv Holding Class A units at the grant date.

Because there was no public market for the securities underlying the awards, Vantiv Holding's board of directors estimated the fair value of the underlying Class A units of Vantiv Holding by using, among other things, contemporaneous valuation studies conducted as of June 30, 2010, June 30, 2011 and September 30, 2011. The findings of these studies were based on the performance of our business as well as general economic, market and other conditions that could be reasonably evaluated at that time. The analysis in the valuation studies incorporated certain procedures that included a review of historical and projected financial results, projected working capital requirements, the relevant capital structure and other factors. The methodologies in the valuation studies included an analysis of the fair value of Vantiv Holding using two widely accepted valuation approaches: (i) discounted cash flow (the "income approach") and (ii) market multiples (the "market approach"). The valuation methodologies that we utilized were based on a number of assumptions, including expectations of our future performance and industry, general economic, market and other conditions that could be reasonably evaluated at the time of the valuations. The income and market approaches were weighted 75% and 25%, respectively, in the determination of fair value in order to incorporate consideration of both our most recent results as well as our future projections. Given the level of volatility in the financial markets during the valuation periods, we believed a heavier weighting to the income approach was appropriate.

        Market multiples of adjusted EBIT and adjusted EBITDA used in the market approach were determined through an analysis of publicly traded companies that were selected on the basis of operational and economic similarities with our business. These multiples were then applied to our financial results to determine a fair value of Vantiv Holding. The discounted cash flow methodology involved estimating the then present value of the projected cash flows to be generated from the business and theoretically available to the providers of capital based on the then existing capital structure. A discount rate was applied to the projected future cash flows to reflect the risks of ownership and the associated risks of realizing the stream of projected cash flows. Since the cash flows were projected over a limited number of years, a terminal value was computed as of the end of the last period of the projected cash flows. The terminal value was an estimate of the value of Vantiv Holding on a going concern basis as of that future point in time. Discounting each of the projected future cash flows and the terminal value back to the present and summing the results yielded an indicative value for Vantiv Holding.

        Information on time and performance awards granted during 2011, giving effect to the recapitalization and the 1.7576 split of the Class A units and Class B units of Vantiv Holding and a 1.7576 for 1 split of our Class A common stock, is summarized as follows:

Grant Date	Exercise Price	Fair Value	Total Phantom Equity Awards	Time Awards	Performance Awards
2/3/2011	$8.48	$8.48	746,982	497,979	249,003
4/22/2011	$8.48	$8.48	158,184	105,456	52,728
5/2/2011	$8.48	$8.48	527,282	351,507	175,775
7/26/2011	$10.07	$10.07	137,972	91,979	45,993
11/20/2011	$11.01	$11.01	118,638	79,092	39,546
12/21/2011	$11.01	$11.01	45,697	30,466	15,231

Total			1,734,755	1,156,479	578,276

        Prior to our initial public offering there was no market for our Class A common stock. We believe that the difference between the exercise price of the 2011 equity awards and the initial public offering price was reflective of the following factors:

  •
  the anticipated positive earnings impact of the repayment of a portion of our outstanding indebtedness using the net proceeds from the initial public offering and the refinancing of our remaining indebtedness;

  •
  significant improvements in the financial and trading markets in general and in the trading prices of comparable companies in particular;

  •
  our improved financial performance during 2011, which reflected increased organic growth and the impact of the NPC acquisition, as well as our projected financial performance for 2012; and

  •
  increased marketability and liquidity of our Class A common stock after the initial public offering.

Off-Balance Sheet Arrangements

        We have no off-balance sheet financing arrangements.

Qualitative and Quantitative Disclosure About Market Risk

        We are exposed to interest rate risk in connection with our senior secured credit facilities, which are subject to variable interest rates.

        As of June 30, 2012, we had no interest rate swaps in place. As of December 31, 2011, we had interest rate swaps on $887.5 million of our variable rate debt that converted it to fixed rates. The swaps were terminated in connection with our debt refinancing in March 2012. As of December 31, 2011, we had approximately $871.4 million of variable rate debt not subject to a fixed rate swap.

        Based on the amount outstanding under our senior secured credit facilities at June 30, 2012, a change in one percentage point in the applicable interest rate would cause an increase or decrease in interest expense of approximately $12.4 million on an annual basis.

New Accounting Guidance

        In May 2011, the FASB issued ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." The amendments in ASU 2011-04 result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. As such, ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For several of the requirements, the FASB does not intend for the amendments in ASU 2011-04 to result in a change in the application of the requirements in ASC 820, Fair Value Measurement. ASU 2011-04 is effective prospectively for annual and interim reporting periods beginning after December 15, 2011. Our adoption of this principle did not have a material effect on our financial position or results of operations.

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income," which revises the manner in which entities present comprehensive income in their financial statements. The amendments implemented under ASU 2011-05 give an entity the option to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income and a total amount for total comprehensive income.

The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively and is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. We adopted the guidance contained within ASU 2011-05 in June 2011. The guidance did not have a material effect on our financial position or results of operations.

        In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment," which revises the guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test would be required. Under the amendments in this ASU, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period. This ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, this ASU does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider. The amendments within this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The guidance will not have a material effect on our financial position or results of operations.

BUSINESS

        Vantiv is a leading, integrated payment processor differentiated by a single, proprietary technology platform. According to the Nilson Report, we are the third largest merchant acquirer and the largest PIN debit acquirer by transaction volume in the United States. We efficiently provide a suite of comprehensive services to merchants and financial institutions of all sizes. Our technology platform offers our clients a single point of service that is easy to connect to and use in order to access a broad range of payment services and solutions. Our integrated business and single platform also enable us to innovate, develop and deploy new services and provide us with significant economies of scale. Our varied and broad distribution provides us with diverse client base and channel partner relationships. We believe this combination of attributes provides us with competitive advantages and has enabled us to generate strong growth and profitability.

        We believe our single, proprietary technology platform is differentiated from our competitors' multiple platform architectures. Because of our single point of service and ability to collect, manage and analyze data across the payment processing value chain, we can identify and develop new services more efficiently. Once developed, we can more cost-effectively deploy new solutions to our clients through our single platform. Our single scalable platform also enables us to efficiently manage, update and maintain our technology, increase capacity and speed and realize significant operating leverage.

        We offer a broad suite of payment processing services that enable our clients to meet their payment processing needs through a single provider. We enable merchants of all sizes to accept and process credit, debit and prepaid payments and provide them supporting services, such as information solutions, interchange management and fraud management, as well as vertical-specific solutions in sectors such as grocery, pharmacy, retail, petroleum and restaurants/QSRs. We also provide mission critical payment services to financial institutions, such as card issuer processing, payment network processing, fraud protection, card production, prepaid program management, ATM driving and network gateway and switching services that utilize our proprietary Jeanie PIN debit payment network.

        We provide small and mid-sized clients with the comprehensive solutions that we have developed to meet the extensive requirements of our large merchant and financial institution clients. We then tailor these solutions to the unique needs of our small and mid-sized clients. In addition, we take a consultative approach to providing services that helps our clients enhance their payments-related services. We are also well positioned to provide payment solutions for high growth markets, such as prepaid, ecommerce and mobile payment offerings, because we process payment transactions across the entire payment processing value chain.

        Our capabilities differentiate us from other payment processors that focus primarily on just merchant acquiring, card issuer processing or network services and those that operate multiple businesses on disparate technology platforms. Through our integrated business, we believe we can manage our business more efficiently, benefiting both our merchant and financial institution clients and resulting in increased profitability. We are also well positioned to provide payment solutions for high growth markets, such as prepaid, ecommerce and mobile payment offerings, because we process payment transactions across the entire payment processing value chain on a single platform.

        We distribute our services through direct and indirect distribution channels using a unified sales approach that enables us to efficiently and effectively target merchants and financial institutions of all sizes. Our direct channel includes a national sales force that targets financial institutions and national merchants, regional and mid-market sales teams that sell solutions to merchants, financial institutions and third-party reseller clients and a telesales operation that targets small and mid-sized merchants. Our indirect channel to merchants includes relationships with a broad range of independent sales organizations, or ISOs, merchant banks, value-added resellers and trade associations that target merchants, including difficult to reach small and mid-sized merchants. Our indirect channel to financial institutions includes relationships with third- party resellers and core processors.

        We have a broad and diversified merchant and financial institution client base. Our merchant client base has low client concentration and is heavily weighted in non-discretionary everyday spend categories, such as grocery and pharmacy, and includes large national retailers, including eight of the top 25 national retailers by revenue in 2011, and over 200,000 small and mid-sized merchant locations. Our financial institution client base is also well diversified and includes over 1,300 financial institutions, including nine of the top 50 financial institutions by asset size as of December 31, 2011.

        We generate revenues based primarily on transaction fees paid by merchants or financial institutions. Our revenue increased from $884.9 million for the year ended December 31, 2008 to $1.6 billion for the year ended December 31, 2011. Our revenue, less network fees and other costs, which we refer to as net revenue, increased from $451.4 million for the year ended December 31, 2008 to $865.7 million for the year ended December 31, 2011. Our net income decreased from $152.6 million in for the year ended December 31, 2008 to $84.8 million for the year ended December 31, 2011. Our pro forma adjusted EBITDA increased from $278.7 million for the year ended December 31, 2008 to $438.8 million in for the year ended December 31, 2011. See our reconciliation of pro forma adjusted EBITDA to net income on page 14 of this prospectus.

Our History and Separation from Fifth Third Bank

        We have a 40 year history of providing payment processing services. We operated as a business unit of Fifth Third Bank until June 2009 when Advent acquired a majority interest in Fifth Third Bank's payment processing business unit with the goal of creating a separate stand-alone company. Since the separation, we established our own organization, headquarters, brand and growth strategy. As a stand-alone company, we have made substantial investments to enhance our single, proprietary technology platform, recruit additional executives with significant payment processing and operating experience, expand our sales force, reorganize our business to better align it with our market opportunities and broaden our geographic footprint beyond the markets traditionally served by Fifth Third Bank. In addition, we made three strategic acquisitions in 2010. We acquired NPC, to substantially enhance our access to small to mid-sized merchants, TNB, to broaden our market position with credit unions, and Springbok, to expand our prepaid processing capabilities.

        We continue to benefit from our relationship with Fifth Third Bank. Fifth Third Bank is one of our largest financial institution clients, one of our sponsor banks for network membership and one of our most significant merchant bank referral partners. Our client contract with Fifth Third Bank as well as our sponsorship and referral agreements with Fifth Third Bank have terms through June 2019.

Industry Background

Electronic Payments

        Over the past 60 years, electronic payments in the United States have evolved into a large and growing market with favorable secular trends that continue to increase the adoption and use of card-based payment services, such as those for credit, debit and prepaid cards. Electronic payments have historically involved (i) financial institutions that issue cards, (ii) merchants that accept cards for payment (iii) payment networks that route card transactions between the merchant's bank and the issuing financial institution, and (iv) payment processors that provide payment transaction processing services to merchants and financial institutions.

        According to The Nilson Report, personal consumption expenditures in the United States using cards and other electronic payments reached $4.48 trillion in 2009 and are projected to reach $7.23 trillion in 2015, representing a compound annual growth rate of approximately 8% during that period. This growth will be driven by the shift from cash and checks towards card-based and other electronic payments due to their greater convenience, security, enhanced services and rewards and loyalty features. We believe changing demographics and emerging trends, such as the adoption of new technologies and business models, including ecommerce, mobile commerce and prepaid services, will also continue to drive growth in electronic payments.

Payment Processing Industry

        The payment processing industry is comprised of various processors that create and manage the technology infrastructure that enables electronic payments. Payment processors help merchants and financial institutions develop and offer electronic payment solutions to their customers, facilitate the routing and processing of electronic payment transactions and manage a range of supporting security, value-added and back office services. In addition, many large banks manage and process their card accounts in-house. This is collectively referred to as the payment processing value chain and is illustrated below:

        The payment processing value chain encompasses three key types of processing:

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  Merchant Acquiring Processing.  Merchant acquiring processors sell electronic payment acceptance, processing and supporting services to merchants and third-party resellers. These processors route transactions originated at a payment terminal at a merchant location or on a website to the appropriate payment networks for authorization, known as "front-end" processing, and then ensure that each transaction is appropriately cleared and settled into the merchant's bank account, known as "back-end" processing. Many of these processors also provide specialized reporting, back office support, risk management and other value-added services to merchants. Merchant acquirers charge merchants based on a percentage of the value of each transaction or per transaction. Merchant acquirers pay the payment network processors a routing fee per transaction and pass through interchange fees to the issuing financial institution.

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  Payment Network Processing.  Payment network processors, such as Visa, MasterCard and PIN debit payment networks, sell electronic payment network routing and support services to financial institutions that issue cards and merchant acquirers that provide transaction processing. Depending on their market position and network capabilities, these providers route credit, debit and prepaid card transactions from merchant acquiring processors to the financial institution that issued the card, and they ensure that the financial institution's authorization approvals are routed back to the merchant acquiring processor and that transactions are appropriately settled between the merchant's bank and the card-issuing financial institution. These providers also provide specialized risk management and other value-added services to financial institutions. Payment networks charge merchant acquiring processors and issuing financial institutions routing fees per transaction and monthly or annual maintenance fees and assessments.

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  Issuer Card Processing.  Issuer card processors sell electronic payment issuing, processing and supporting services to financial institutions. These providers authorize transactions received from the payment networks and ensure that each transaction is appropriately cleared and settled from the originating card account. These companies also provide specialized program management, reporting, outsourced customer service, back office support, risk management and other value-added services to financial institutions. Card processors charge issuing financial institutions fees based on the number of transactions processed and the number of cards that are managed.

        Many payment processors specialize in providing services in discrete areas of the payment processing value chain, which can result in merchants and financial institutions using payment processing services from multiple providers. A limited number of payment processors have capabilities or offer services in multiple parts of the payment processing value chain. Many processors that provide solutions targeting more than one part of the payment processing value chain utilize multiple, disparate technology platforms requiring their clients to access payment processing services through multiple points of contact.

        Payment processing services are generally provided to merchants and financial institutions.

Merchant Services

        The merchant services segment is highly fragmented with approximately 100 providers in the United States that sell merchant acquiring processing services to merchants of all sizes. The segment includes a small number of large-scale providers with proprietary processing platforms that provide merchant acquiring services directly through their own sales force and indirectly through resellers. This segment also includes a large number of other providers with direct and indirect distribution channels, but limited technology capabilities. These other providers include large banks that create processing joint ventures with the large-scale providers; mid-sized providers that typically outsource their back-end processing; agent banks that refer merchant acquiring solutions to their small business clients and outsource all or part of the related processing; and smaller, third-party resellers and ISOs with in-house sales forces that sell merchant acquiring solutions to smaller merchants and outsource the related processing.

        The customer base for the merchant segment is also highly fragmented and, according to The Nilson Report, is comprised of over 8 million merchants of all sizes in the United States that currently accept electronic payments. Given their size, large merchants generally receive customized payment processing solutions and lower per transaction pricing. These merchants provide payment processors with significant operating scale efficiencies and recurring revenues, due to the large transaction volume that they generate under long-term contracts and high relative costs that would be incurred if they had to switch to another processor. Small and mid-sized merchants are more difficult to reach on an individual basis, but generally generate higher per transaction fees. Payment processors generally sell to the small merchant segment through partnerships and referral arrangements with agent banks, ISOs and other third-party resellers.

        There is a significant opportunity to provide merchant services to existing merchants that do not accept electronic payments as well as non-merchant entities. We believe there are approximately 20 million small businesses and proprietorships in the United States that currently do not accept electronic payments, according to data provided by the U.S. Department of Commerce and The Nilson Report. In addition, non-merchant entities, such as local, state and federal governments, healthcare providers and educational institutions are beginning to accept electronic payments and will require payment processing services. Merchants are increasingly demanding lower-cost routing and interchange optimization services from payment network processing providers to lower their transaction costs. In addition, due to innovation, competition and new regulation, there has also been a shift from basic per transaction processing fees to the introduction of additional fees for ancillary and value-added services, such as security, compliance and enhanced information solution services. We believe there is a significant opportunity for payment processing that can successfully address these trends and market forces.

Financial Institution Services

        The financial institution services segment includes specialized card issuer processors that either provide payment processing for a single type of card or broader solutions that enable financial institutions to manage and process multiple card types; core bank processors that offer outsourced payment processing services as part of their suite of bank technology solutions, which historically have focused on demand deposit account processing; software vendors and integrators that build custom solutions which enable larger banks to handle a portion of their payment processing in-house; and payment network processors, which provide a range of network products and services that can be sold discreetly or bundled together with card processing products and services.

        The financial institution services client base is highly fragmented and, according to the FDIC, is comprised of approximately 7,500 FDIC insured banks and, according to the National Credit Union Administration, is comprised of over 7,000 credit unions of all sizes in the United States. These financial institutions rely on payment processing providers to provide network branding, acceptance and transaction routing for their card products and can choose to outsource some or all of their card program management and processing to card issuing processors. Large banks have a high share of card accounts in the United States, with the top 15 issuers in the U.S. accounting for 89.7% of total credit card purchase volume and 65.1% of total debit card and prepaid card purchase volume in 2010 respectively according to data provided by The Nilson Report. Given their scale, many large banks manage and process their card accounts in-house using their own systems or custom designed platforms. A few large banks and most mid-sized banks choose to outsource their card programs in order to lower their overall technology costs and benefit from the scale efficiencies, innovation, product development and custom services provided by financial institution payment processors. Smaller banks and credit unions generally do not have the scale or the internal technology infrastructure to manage and process their own card programs and represent a significant client base for outsourced payment processing services.

        The financial institution services segment has also undergone significant change over the past few years. The segment has been impacted by the recent economic downturn, bank consolidations and regulatory reforms, which have slowed credit card issuance growth rates, placed pressure on certain processing fees and resulted in additional fees for consumers. However, certain of these factors have also created growth opportunities in other areas of the industry, for example, regulatory reforms may benefit PIN debit payment networks as new routing rules eliminate the exclusivity provisions of the larger networks. The segment is also benefiting from the increasing demand for and adoption of new card programs, such as payroll and gift cards, and card services, such as personalized security features, fraud detection and risk management services, advanced reporting and analytics services, and reward and incentive programs. Given changes in technology, payment processors in this segment may also benefit from the introduction of new payment accounts and services in the future, such as mobile payments and loyalty marketing services.

Emerging Trends and Opportunities in the Payment Processing Industry

        The payment processing industry will continue to adopt new technologies, develop new products and services, evolve new business models and experience new market entrants and changes in the regulatory environment. In the near-term, we believe merchants and financial institutions will seek services that help them enhance their own offerings to consumers, provide additional information solution services to help them run their businesses more efficiently and develop new products and services that provide tangible, incremental revenue streams. To meet these demands, we believe that payment processors may seek to develop additional capabilities and expand across the payment processing value chain to capture additional data and provide additional value per transaction. To facilitate this expansion and deliver more robust service offerings, we believe that payment processors will need to develop and seek greater control over and integration of their proprietary technology processing platforms, to enable them to deliver and differentiate their offerings from other providers.

        Over the medium- to long-term, we believe that emerging, alternative payment technologies, such as mobile payments, electronic wallets, mobile marketing offers and incentives and rewards services, will be adopted by merchants and other businesses. As a result, non-financial institution enterprises, such as telecommunications, internet, retail and social media companies, could become more active participants in the development of alternative electronic payments and facilitate the convergence of retail, online, mobile and social commerce applications, representing an attractive growth opportunity for the industry. We believe that payment processors that have an integrated business, provide solutions across the payment processing value chain and utilize broad distribution capabilities will have a significant market advantage, because they will be better able to provide processing services for emerging alternative electronic payment technologies and to successfully partner with new market entrants.

Our Competitive Strengths

        We believe we have attributes that differentiate us from our competitors and have enabled us to become a leading payment processor in the United States and differentiate us in the payment processing industry. Our key competitive strengths include:

Single, Proprietary Technology Platform

        Our single, proprietary technology platform provides our merchant and financial institution clients with differentiated payment processing solutions and provides us with significant strategic and operational benefits. Our clients access our processing solutions through a single point of access and service, which is easy to use and enables our clients to acquire additional services as their business needs evolve. Small and mid-sized merchants are able to easily connect to our technology platform using our application process interfaces, or APIs, software development kits, or SDKs, and other tools we make available to resellers, which we believe enhances our capacity to sell to such merchants. Our platform allows us to collect, manage and analyze data across both our Merchant Services and our Financial Institution Services segments that we can then package into information solutions for our clients. It also provides insight into market trends and opportunities as they emerge, which enhances our ability to innovate and develop new value-added services. Our single platform allows us to more easily deploy new solutions that span the payment processing value chain, such as prepaid, ecommerce and mobile, which are high growth market opportunities. Our single scalable platform also enables us to efficiently manage, update and maintain our technology, increase capacity and speed, and realize significant operating leverage. We believe our single, proprietary technology platform is a key differentiator from payment processors that operate on multiple technology platforms and provides us with a significant competitive advantage.

Integrated Business

        We operate as a single integrated business using a unified sales and product development approach. Our integrated business and established client relationships across the payment processing value chain provide us with insight into our clients' needs. We believe this insight combined with our industry knowledge and experience with both merchants and financial institutions enables us to continuously develop new payment processing services and deliver substantial value to our clients. In addition, we believe this insight, knowledge and experience enhances our ability to cross-sell our services to existing clients. By operating as a single business, we believe we can manage our business more efficiently resulting in increased profitability. We believe our integrated business allows us to deliver better solutions and differentiates us from payment processors that are focused on discrete areas of the payment processing value chain or that operate multiple payment processing businesses.

Comprehensive Suite of Services

        We offer a broad suite of payment processing services that enable our merchant and financial institution clients to address their payment processing needs through a single provider. Our solutions include traditional processing services as well as a range of innovative value-added services. We provide small and mid-sized clients with the comprehensive solutions originally developed for our large clients that we have adapted to meet the specific needs of our small and mid-sized clients. We have also developed industry specific merchant solutions with features and functionality to meet the specific requirements of various industry verticals, including grocery, petroleum, pharmacy, restaurant and retail. We offer our financial institutions a broad range of card issuing, processing and information solutions. As financial institutions seek to generate additional revenue, for example, we can offer our full suite of merchant acquiring solutions to banks and credit unions on a referral basis or as a customized "white-label" service marketed under our client's brand. In addition, our broad range of services provides us with numerous opportunities to generate additional revenues by cross-selling solutions to our existing clients.

Diverse Distribution Channels

        We sell our services to merchants, financial institutions and third-party reseller clients of all types and sizes through diverse distribution channels. Our direct channel includes a national sales force that targets financial institutions and national retailers, regional and mid-market sales teams that sell solutions to merchants and third-party reseller clients and a telesales operation that target small and mid-sized merchants. Our indirect channel includes relationships with a broad range of ISOs, merchant banks, value-added resellers and trade associations that target merchants, including difficult to reach small and mid-sized merchants, as well as arrangements with core processors that sell our solutions to small and mid-sized financial institutions. We believe our diverse distribution channels enable us to effectively and efficiently market and sell our solutions to a wide range of potential clients and grow our business. Through our diversified distribution channels, we have developed a broad client base, which has resulted in low client concentration, consisting of over 400,000 merchant locations and over 1,300 financial institutions.

Strong Execution Capabilities

        Our management team has significant experience in the payment processing industry and has demonstrated strong execution capabilities. Since we created a stand-alone company in 2009, we have invested substantial resources to enhance our technology platform, deepened our management organization, expanded our sales force to align it with our market opportunities, acquired NPC, TNB and Springbok, introduced several new services, launched the Vantiv brand and built out and moved into our new corporate headquarters. We executed all of these projects while delivering substantial revenue growth and strong profitability.

 Our Strategy

        We plan to grow our business over the course of the next few years, depending on market conditions, by continuing to execute on the following key strategies:

Increase Small to Mid-Sized Client Base

        We are focused on increasing our small to mid-sized client base to capitalize on the growth and margin opportunities provided by smaller merchants and financial institutions. Our small and mid-sized merchants and financial institutions are generally more profitable on a per transaction basis. In addition, smaller banks and credit unions generally do not have the scale or the internal technology infrastructure to manage and process their own card programs and consequently, outsource all or a significant portion of their payment processing requirements. We plan to continue to identify and reach these small to mid-sized merchants and financial institutions through our direct sales force, ISOs, partnership and referral arrangements and third-party resellers and core processors.

Develop New Services

        By leveraging our single technology platform, industry knowledge and client relationships across the payment processing value chain, we seek to develop additional payment processing services that address evolving client demands and provide additional cross-selling opportunities. For example, we intend to utilize our existing technology, combined with our acquisition of Springbok, to provide a flexible and scalable prepaid card payment processing platform for both merchants and financial institutions, including general purpose reloadable cards, incentive cards, rewards programs and payroll cards. In addition, we seek to expand our fraud management services to financial institutions and have developed a program that allows our clients to outsource this function to us. In the future, we intend to enhance our information solutions by analyzing data we capture across our platform and provide our clients with new opportunities to generate incremental revenue.

Expand Into High Growth Segments and Verticals

        We believe there is a substantial opportunity for us to expand further into high growth payment segments, such as prepaid, ecommerce, mobile and information solutions, and attractive industry verticals, such as business-to-business, healthcare, government and education. To facilitate this expansion and capture market share within these segments and verticals, we intend to further develop our technology capabilities to handle specific processing requirements for these segments and verticals, add new services that address their needs and broaden our distribution channels to reach these potential clients. We believe that introducing new, complementary solutions that differentiate and enhance the value of our existing services can accelerate our expansion into these segments and verticals. Further, we will seek to penetrate these markets by leveraging our existing distribution channels and entering into new arrangements with complementary payment processing providers.

Broaden and Deepen Our Distribution Channels

        We intend to broaden and deepen our direct and indirect distribution channels to reach potential clients and sell new services to our existing clients. We plan to grow our direct sales force, including telesales, add new referral partners, such as merchant banks, and our indirect channels through new ISOs, partnership and referral arrangements, third-party resellers and core processors. By enhancing our referral network and relationships with our partners, we will be able to reach more potential clients, enter into or increase our presence in various markets, segments and industry verticals and expand into new geographic markets. To establish new relationships and strengthen our existing relationships with various resellers and drive the implementation of our payment services, we intend to actively promote eSimilate, a web portal we launched recently that provides access to a variety of payment processing solutions with simple development tools, web service APIs, SDKs and documentation in common development languages. We will also continue to develop additional support services for our distribution channels, provide sales and product incentives and increase our business development resources dedicated to growing and promoting our distribution channels.

Enter New Geographic Markets

        When we operated as a business unit of Fifth Third Bank we had a strong market position with large national merchants, and we focused on serving small to mid-sized merchants in Fifth Third Bank's core market in the Midwestern United States. We are expanding our direct and indirect distribution channels and leveraging our technology platform to target additional regions. In the future, we will also look to augment our U.S. business by selectively expanding into international markets through strategic partnerships or acquisitions that enhance our distribution channels, client base and service capabilities.

Pursue Acquisitions

        We have recently completed three acquisitions, and we intend to continue to seek acquisitions that provide attractive opportunities. Acquisitions provide us with opportunities to increase our small to mid-sized client base, enhance our service offerings, target high growth payment segments and verticals, enter into new geographic markets and enhance and deepen our distribution channels. We also will consider acquisitions of discrete merchant portfolios that we believe would enhance our scale and client base and strengthen our market position in the payment processing industry. We believe our single technology platform and integrated business enhances our ability to successfully integrate acquisitions.

Our Business

        We are a leading provider of payment processing services to merchants and financial institutions across the payment processing value chain. We provide our solutions through our single, proprietary technology platform, which we believe provides us with significant competitive advantages. We currently compete primarily in the Midwestern United States and Florida, and it is our strategy to target additional U.S. regions. Set forth below is a description of our technology platform and our merchant and financial institution clients and services.

Single, Proprietary Technology Platform

        Our technology platform provides a single point of service to access our broad suite of solutions, is easy to connect to and use and enables us to innovate, develop and deploy new services and to produce our value-added information solutions, all while providing economies of scale.

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  Single Point of Service.  We provide our clients with a single point of service through which they can access our comprehensive suite of solutions across the payment processing value chain. For example, our financial institution clients can utilize our payment processing solutions, our information solutions and our prepaid solutions all from a single Vantiv interface, which distinguishes us from our multi-platform competitors.

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  Ease of Connection and Delivery.  Both our merchant and financial institution clients can easily connect to and interact with our technology platform, which facilitates our ability to deliver services to our clients. In addition, our value-added resellers and other partners can connect using eSimilate to access and manage our services, which facilitates the delivery of our solutions to their customers. Our platform allows all of our clients to seamlessly add new services.

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  Ability to Innovate.  Our technology platform enhances our ability to identify and develop new services. For example, our platform allows us to identify client needs and inefficiencies in payment processing and then to quickly develop and bring solutions to those problems to market. Our technology platform also enables the development of new services for clients spanning the payment processing value chain, including in high growth segments, such as prepaid, ecommerce, mobile and information solutions.

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  Value-added Information Solutions.  Our technology platform allows us to collect, manage and analyze data across our Merchant and Financial Institution Services segments. We provide reporting and management tools to all of our clients through Vantiv Direct, our proprietary online interactive system for reporting, reconciliation, interfacing and exception processing. We provide data, reports and analytical tools to our financial institution clients to assist with card account, customer relationship, marketing program and fraud management. As the payment processing industry evolves and our clients require more data to serve their customers, we plan to use our single technology platform to provide information solutions and other data-rich services, such as marketing incentives, offers and loyalty programs to our clients.

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  Operating Leverage.  Our single, proprietary technology platform is highly scalable and efficient and provides strong operating margins. In connection with our separation from Fifth Third Bank, we made a substantial investment to enhance our single, proprietary technology platform. Through these enhancements, we increased the processing speed, efficiency and capacity of our platform and optimized our operations. We believe the scale and efficiency of our single platform is a key differentiator between us and our competitors who operate on multiple non-integrated platforms. For example, it enables us to make enhancements and regulatory updates across our platform simultaneously and with lower execution risk.

        Our technology platform is reliable and secure. We have developed our technology platform to be highly resilient with redundant applications and servers and robust network connectivity and storage capacity. We have real-time synchronization between our primary and secondary data centers. Our four-tiered operating model is certified as PCI compliant and is secured through technical controls, policy controls, physical controls and asset protection. We have implemented additional security measures for our systems and data, such as end-to-end encryption and monitoring and logging all activity 24 hours a day seven days a week. These measures are evaluated regularly through internal and third party assessments.

Merchant Services

Clients

        According to The Nilson Report, we are the third largest merchant acquirer and the largest PIN debit acquirer by transaction volume in the United States, serving a diverse set of merchants across a variety of end-markets, sizes and geographies. We authorize, clear, settle and provide reporting for electronic payment transactions for our merchant services clients. Our client base includes over 400,000 merchant locations, with an emphasis on the non-discretionary everyday spend categories where spending has been more resilient during economic downturns. We serve leading national retailers, including eight of the top 25, in 2011, regional merchants and small to mid-sized business clients across many industries, such as grocery, pharmacy, retail, petroleum and restaurants/QSRs. For the year ended December 31, 2011, we processed sales volume of approximately $426 billion.

        We have long-term relationships with many large national retailers. Given their size, these merchants generally receive customized payment processing solutions and lower per transaction pricing. These merchants provide us with significant operating scale efficiencies and recurring revenues, due to the large transaction volume that they generate. Smaller merchants are more difficult to reach on an individual basis, but generally generate higher per transaction fees. Our acquisition of NPC in 2010 expanded our client base by adding over 200,000 merchant locations of principally small to mid-sized merchants. Clients in our key national merchant categories include:

          Retail—Barnes & Noble, Dollar General, Macy's, Office Depot, T.J. Maxx

          Grocery—Giant Eagle, Kroger, Wegmans, Winn-Dixie

          Pharmacy—Walgreens

          Restaurants/QSRs—In-N-Out Burger, TGI Friday's, Wendy's International

        In addition to the above clients, in May 2011, we executed a definitive agreement with Discover to provide an end-to-end outsourced processing solution for their large merchant client base. These services include authorizations, settlement, customer service, chargeback and reporting services. Discover's conversion to our services occurred in April 2012.

        While we will continue to serve virtually all major merchant categories, we are increasing our focus on several verticals, including business-to-business, education, government and healthcare industry verticals. We intend to focus on these industry verticals by continuing to enhance our offering of services, establishing relationships with value-added resellers and tailoring our sales approach for each vertical on a region-by-region basis. Our long-term client relationships, low client concentration and everyday spend merchant services clients make us less sensitive to changing economic conditions in the industries and regions in which our clients operate.

Services

        We provide a comprehensive suite of payment processing services to merchants across the United States. We authorize, clear, settle and provide reporting for electronic payment transactions for our merchant services clients.

        Our key Merchant Services segment offerings include:

Service	Description
Integrated Acquiring and Processing

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Credit, debit and prepaid transaction authorization

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Integrated settlement and reconciliation

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Signature capture processing

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Chargeback processing

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Interchange qualification management

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Least cost routing

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Front-end processing to third parties: authorization and transaction processing

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Back-end servicing to third parties: customer service, chargeback processing, fraud management

Value-added Services

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Prepaid services, integrated card solutions, gift card solutions, card production and inventory management

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ATM driving and monitoring

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Fraud management

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Online data and reporting

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Data security support: PCI compliance, encryption and tokenization, breach assistance

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Dynamic currency conversion

Merchant Services for Banks and Credit Unions	• Referral: financial institution refers merchants to us • White-label: we provide direct sales force to sell on behalf of and under our merchant bank client's brand

        Integrated Acquiring and Processing.    We provide merchants with a full range of credit, debit and prepaid payment processing services. We give them the ability to accept and process Visa, MasterCard, American Express, Discover and PIN debit network cards. This service includes all aspects of card processing including authorization and settlement, customer service, chargeback and retrieval processing and interchange management. We take a consultative approach to providing these services and help our merchants minimize their interchange costs and integrate their settlement systems. We offer merchants the ability to customize routing preferences that help them minimize costs. We utilize a single message format for both credit and debit transactions, which simplifies the storage and processing of data and reduces costs for merchants. We also store data for settlement for all PIN debit transactions, which simplifies the settlement process for merchants and provides the flexibility to route transactions through a merchant's desired network, allowing for lower transaction costs.

        Value-added Services.    We offer value-added services that help our clients operate and manage their businesses and generating additional revenue from their customers and enhances our client retention. For example, we offer merchants the ability to create prepaid and gift card programs, enabling them to retain a greater share of their customers' transaction volume while building a more loyal customer base. We also provide services such as PCI compliance, encryption and tokenization, breach assistance and fraud management that help to protect our merchant services clients and their customers and minimize their losses. Our online data and reports provide merchants with detailed transaction information that allows them to perform customer analytics to better understand their business.

        Merchant Services for Banks and Credit Unions.    In partnership with our financial institution clients, we offer our financial institutions a full suite of merchant services they can make available to their merchant customers. Depending on the size and need of the financial institution, we offer a referral option as well as a full white-label option. The referral option is targeted towards smaller financial institutions and allows them to simply refer their small businesses and merchant services customers to us, and we contract and provide services to the merchant while providing the financial institution referral revenue. Our white-label option allows the financial institution to provide their small business and merchant customers a fully branded merchant services offering that we manage.

Financial Institution Services

Clients

        We serve a diverse set of financial institutions, including regional banks, community banks, credit unions and regional PIN debit networks. We focus on small to mid-sized institutions with less than $15 billion in assets. Smaller financial institutions, including many of our clients, generally do not have the scale or infrastructure typical of large banks and are more likely to outsource their payment processing needs. We provide a turnkey solution to such institutions to enable them to offer payment processing solutions. In 2011, we processed over 3 billion transactions for over 1,300 financial institutions. While the majority of our clients are small to mid-sized financial institutions, we do have several large bank clients, including Capital One Bank, Fifth Third Bank and First Niagara.

Services

        We provide integrated card issuer processing, payment network processing and value-added services to financial institutions. Our services include a comprehensive suite of transaction processing capabilities, including fraud protection, card production, prepaid cards and ATM driving, and allow financial institutions to offer electronic payments solutions to their customers on a secure and reliable technology platform at a competitive cost. We provide these services using a consultative approach that helps our financial institution clients enhance their payments-related businesses.

        Our key Financial Institution Services segment offerings include:

Service	Description
Integrated Card Issuer Processing	•	PIN and signature debit transaction processing and servicing
	•	Credit: issuer processing services, statement production, collections, inbound/outbound call centers
	•	ATM card processing
Value-added Services	•	Prepaid: gift, general purpose reloadable, teen, campus and incentive
	•	ATM driving and monitoring
	•	Fraud mitigation
	•	Online data and reporting
	•	Card production
	•	Network gateway and switching services that utilize our proprietary Jeanie network
	•	Information solutions
	•	Campaign development and delivery
	•	Rewards and loyalty
	•	Prewards: merchant funded loyalty
Merchant Services for Banks and	•	Referral: financial institution refers merchants to us
Credit Unions		White-label: we provide direct sales force to sell on behalf of and under our merchant bank client's brand

        Integrated Card Issuer and Processing.    We process and service credit, debit and prepaid transactions. We process and provide statement production, collections and inbound/outbound call centers for credit transactions. Our card processing solution includes processing and other services such as card portfolio analytics, program strategy and support, fraud and security management and chargeback and dispute services. We also offer processing for specialized types of debit cards, such as business cards, home equity lines of credit and health savings accounts. We provide authorization support in the form of online or batch settlement, as well as real-time transaction research capability and archiving and daily and monthly cardholder reports for statistical analysis. Our call center handles inbound and outbound calls and billing issues for customers of our financial institution clients.

        Value-added Services.    We provide additional services to our financial institution clients that complement our issuing and processing services. Our prepaid card solutions include incentive, rebate and reward programs, college and university-partnered programs and teen card products. Our prepaid card solutions allow our clients to offer prepaid cards to their customers and generate additional revenue. We offer ATM support for a broad range of telecommunications, such as leased line, satellite and WAN networking, and software protocols, as well as foreign currency dispensing, mini statements, ATM cardholder preferences, image capture, electronic journal upload and software distribution. We also provide fraud detection services for signature and PIN transactions and cardholder alerts that help to minimize fraud losses for our clients and their customers. We offer a service known as Vantiv Direct which is a proprietary online interactive system for reporting, reconciliation, interfacing and exception processing. We also provide other services, including ATM enhancement, card production and activation and surcharging services. As part of our consultative approach, we provide value-added services such as information solutions, campaign development and delivery, rewards and loyalty programs, and prewards or merchant funded loyalty programs, that help our clients to enhance revenue and profitability. We also provide network gateway and switching services that utilize our Jeanie PIN network.

        Our Jeanie network offers real-time electronic payment, network bill payment, single point settlement, shared deposit taking and customer select PINs. Our Jeanie network includes approximately 7,700 ATMs, 15 million active cardholders and 700 member financial institution clients.

        Merchant Services for Banks and Credit Unions.    As described under Merchant Services, we offer our financial institution clients a full-suite of merchant services they can make available to their merchant customers through a referral option or a full white-label option.

Sales and Marketing

        We distribute our services through direct and indirect distribution channels using a unified sales approach that we tailor to enable us to efficiently and effectively target merchants and financial institutions of all sizes. We believe our sales structure provides us with broad geographic coverage and access to various industries and verticals.

        We have direct sales forces for each of our segments. Our Merchant Services direct sales force is comprised of a team that targets large national merchants, a regional and mid-market sales team that sells solutions to merchants and third-party reseller clients and a telesales operation that targets small and mid-sized merchants. Our regional sales teams in our Merchant Services business are responsible for our referral channel, including referrals from Fifth Third Bank and merchant banks. Our Financial Institution Services direct sales force focuses on small to mid-sized institutions with less than $15 billion in assets because smaller financial institutions typically do not have similar scale, breadth of services or infrastructure as large banks to process payment transactions as efficiently as large banks and are more likely to outsource their payment processing needs. In addition to generating new sales, we have in-house sales personnel who are responsible for managing key relationships, promoting client retention and generating cross-selling opportunities for both our merchant and financial institution clients. Our sales teams are paid a combination of base salary and commission. As of June 30, 2012, we had over 700 full-time employees participating in sales and marketing.

        Our indirect channels for our Merchant Services segment include, ISOs, merchant banks, value-added resellers and trade associations that target merchants, including difficult to reach small and mid-sized merchants. Our ISO channel, which is comprised of approximately 300 third-party ISOs, primarily targets smaller merchants, including independent sales agents. We make residual payments to ISOs based on the business they refer to us. Our merchant bank referral program, which consisted of over 300 referral banks as of June 30, 2012, enables us to be the preferred processor for those banks, and the banks receive a referral fee. Through our relationships with certified valued added resellers and trade associations, we seek to expand our presence in high growth vertical segments, such as business-to-business, healthcare, government and education.

        Commissions paid to our direct sales force are based upon a percentage of revenue from new business. Residual payments to ISOs are based upon a percentage of revenues earned from referred business. For the six months ended June 30, 2012, combined sales force commissions and residual payments represent approximately 71% of total sales and marketing expenses, or $101.4 million.

        We also utilize a diverse group of indirect selling partners in our Financial Institution Services segment. This distribution channel utilizes multiple distribution strategies and leverages relationships with reseller partners and arrangements with core processors that sell our solutions to small and mid-sized financial institutions. We offer certain of our services on a white-label basis which enables them to be marketed under our client's brand. We select resellers that enhance our distribution channels and augment our services with complementary offerings. Our relationships with core processors are necessary for developing the processing environments required by our financial institution clients. Our relationships with individual core processing companies may or may not be governed by contract. Many of our core processing relationships are non-contractual and continue for so long as an interface between us and the core processor is needed to accommodate one or more common financial institution customers. As of June 30, 2012, we had relationships with approximately 60 core processing companies and 140 core processing platforms.

Competition

Merchant Services

        Our Merchant Services segment competitors include Bank of America Merchant Services, Chase Paymentech Solutions, Elavon Inc. (a subsidiary of U.S. Bancorp), First Data Corporation, Global Payments, Inc., Heartland Payment Systems, Inc. and WorldPay US, Inc.

        The most significant competitive factors in this segment are price, brand, breadth of features and functionality, scalability and service capability. Our Merchant Services segment has been and is expected to continue to be impacted by large merchant and large bank consolidation, as larger clients may demand lower fees, card association business model expansion and the expansion of new payment methods and devices. In addition, Advent, through one of its private equity investments, owns an equity interest in WorldPay US, Inc., which may result in their being provided with business opportunities through their relationship with Advent instead of us.

Financial Institution Services

        Our Financial Institution Services segment competitors include Fidelity National Information Services, Inc., First Data Corporation, Fiserv, Inc., Total System Services, Inc. and Visa Debit Processing Service. In addition to competition with direct competitors, we also compete with larger potential clients that have historically developed their key payment processing applications in-house, and therefore weigh whether they should develop these capabilities in-house or acquire them from a third party.

        The most significant competitive factors in this segment are price, system performance and reliability, breadth of services and functionality, data security, scalability, flexibility of infrastructure and servicing capability. Our Financial Institution Services segment has been and is expected to continue to be impacted by financial institution consolidation, which in addition to the above, provides more opportunities for clients to bring all or a portion of the services we provide in-house or allows our competitors the opportunity to gain business if our clients consolidate with a financial institution served by a competitor of ours.

Regulation

        Various aspects of our business are subject to U.S. federal, state and local regulation. Failure to comply with regulations may result in the suspension or revocation of licenses or registrations, the limitation, suspension or termination of services and/or the imposition of civil and criminal penalties, including fines. Certain of our services are also subject to rules set by various payment networks, such as Visa and MasterCard, as more fully described below.

Dodd-Frank Act

        In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law in the United States. The Dodd-Frank Act has resulted in significant structural and other changes to the regulation of the financial services industry. Among other things, the Dodd-Frank Act established the new CFPB to regulate consumer financial services, including many offered by our clients.

        The Dodd-Frank Act provided two self-executing statutory provisions limiting the ability of payment card networks to impose certain restrictions that became effective in July 2010. The first provision allows merchants to set minimum dollar amounts (not to exceed $10) for the acceptance of a credit card (and allows federal governmental entities and institutions of higher education to set maximum amounts for the acceptance of credit cards). The second provision allows merchants to provide discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers.

        Separately, the so-called Durbin Amendment to the Dodd-Frank Act provided that interchange fees that a card issuer or payment network receives or charges for debit transactions will now be regulated by the Federal Reserve and must be "reasonable and proportional" to the cost incurred by the card issuer in authorizing, clearing and settling the transaction. Payment network fees, such as switch fees assessed by our Jeanie network, may not be used directly or indirectly to compensate card issuers in circumvention of the interchange transaction fee restrictions. In July 2011, the Federal Reserve published the final rules governing debit interchange fees. Effective in October 2011, debit interchange rates for card issuing financial institutions with more than $10 billion of assets are capped at $0.21 per transaction with an additional component of five basis points of the transaction's value to reflect a portion of the issuer's fraud losses plus, for qualifying issuing financial institutions, an additional $0.01 per transaction in debit interchange for fraud prevention costs. The debit interchange fee would be $0.24 per transaction on a $38 debit card transaction, the average transaction size for debit card transactions. The cap on interchange fees is not expected to have a material direct impact on our results of operations.

        In addition, the new rules contain prohibitions on network exclusivity and merchant routing restrictions. Beginning in October 2011, (i) a card payment network may not prohibit a card issuer from contracting with any other card payment network for the processing of electronic debit transactions involving the issuer's debit cards and (ii) card issuing financial institutions and card payment networks may not inhibit the ability of merchants to direct the routing of debit card transactions over any card payment networks that can process the transactions. Since April 2012, most debit card issuers have been required to enable at least two unaffiliated card payment networks on each debit card. We do not expect the prohibition on network exclusivity to impact our ability to pass on network fees and other costs to our clients. These regulatory changes create both opportunities and challenges for us. Increased regulation may add to the complexity of operating a payment processing business, creating an opportunity for larger competitors to differentiate themselves both in product capabilities and service delivery. The ban on network exclusivity also will enhance competition to allow us, through our Jeanie network, and certain of our competitors through their networks, to compete for additional business. At the same time, these regulatory changes may cause operating costs to increase as we adjust our activities in light of compliance costs and client requirements. The Dodd-Frank Act's overall impact on us is difficult to estimate as it will take some time for the market to react and adjust to the new regulations.

Banking Regulation

        The Fifth Third investors currently beneficially own an equity interest representing approximately 39.4% of Vantiv Holding's voting power and equity interests (through their ownership of Vantiv Holding, LLC's Class B Units), 18.5% of our voting interests (through their ownership of our Class B common stock) and have significant consent rights. Fifth Third Bank is an Ohio state-chartered bank and a member of the Federal Reserve System and is supervised and regulated by the Federal Reserve and the ODFI. Fifth Third Bank is a wholly-owned indirect subsidiary of Fifth Third Bancorp, which is a BHC which has elected to be treated as an FHC and is supervised and regulated by the Federal Reserve under the BHC Act.

        Because of the size of Fifth Third Bank's voting and economic interest, we and Vantiv Holding are each deemed to be controlled by Fifth Third Bancorp and Fifth Third Bank for purposes of the BHC Act (including the regulations and interpretations promulgated thereunder) by the Federal Reserve and are therefore considered to be a subsidiary of Fifth Third Bancorp for purposes of the BHC Act and of Fifth Third Bank for purposes of relevant federal and state banking laws (including the regulations and interpretations promulgated thereunder). The BHC Act and relevant federal and state banking laws and regulations include different thresholds for regulatory purposes to define control as compared to GAAP requirements, and as a result, Fifth Third Bancorp does not consolidate Vantiv Holding for financial reporting purposes. For financial reporting purposes, the Company has consolidated the results of Vantiv Holding due to ownership of a majority voting ownership interest in Vantiv Holding and control of the Vantiv Holding board of directors.

        Any company that is a direct or indirect subsidiary of or otherwise controlled by Fifth Third Bancorp for purposes of the BHC Act or of Fifth Third Bank for purposes of relevant federal and state banking laws is also subject to supervision and regulation by the Federal Reserve and the ODFI, as applicable. As such and although we do not engage in banking operations, we and Vantiv Holding are subject to regulation and supervision by the Federal Reserve and the ODFI.

        After this offering, we will continue to be deemed to be controlled by Fifth Third Bancorp and Fifth Third Bank for bank regulatory purposes and, therefore, we will continue to be subject to supervision and regulation by the Federal Reserve under the BHC Act by the Federal Reserve and the ODFI under applicable federal and state banking laws. We will remain subject to this regulatory regime until Fifth Third Bancorp and Fifth Third Bank are no longer deemed to control us for bank regulatory purposes, which we do not generally have the ability to control and which will generally not occur until Fifth Third Bank has significantly reduced its equity interest in us, as well as certain other factors. The ownership level at which the Federal Reserve would consider us no longer controlled by Fifth Third Bank for bank regulatory purposes will generally depend on the circumstances at that time and could be less than 5%. The circumstances and other factors that the Federal Reserve will consider will include, among other things, the extent of our relationships with Fifth Third Bank, including the various agreements entered into at the time of the separation transaction and the Amended and Restated Vantiv Holding Limited Liability Company Agreement.

        Given our current business model, regulation by the Federal Reserve and the ODFI has not historically had a material effect on our operations, our ability to make acquisitions or the implementation of our business strategy more generally. Nevertheless, there can be no assurance that this will continue going forward, especially if we wish to make certain changes to our business model and related strategy. See "Risk Factors" above. The supervision and regulation of Fifth Third Bancorp, Fifth Third Bank and their subsidiaries under applicable banking laws is intended primarily for the protection of Fifth Third Bank's depositors, the deposit insurance fund of the FDIC, and the banking system as a whole, rather than for the protection of our stockholders, creditors or customers or the stockholders, creditors or customers of Fifth Third Bancorp or Fifth Third Bank.

        For as long as we are deemed to be controlled by Fifth Third Bancorp and Fifth Third Bank for bank regulatory purposes, we are subject to regulation, supervision, examination and potential enforcement action by the Federal Reserve and the ODFI and to most banking laws, regulations and orders that apply to Fifth Third Bancorp and Fifth Third Bank. Fifth Third Bancorp and Fifth Third Bank are required to file reports with the Federal Reserve and the ODFI on our behalf, and we are subject to examination by the Federal Reserve and the ODFI for the purposes of determining, among other things, our financial condition, our risk management and the financial and operational risks that we pose to the safety and soundness of Fifth Third Bank and Fifth Third Bancorp, and our compliance with federal and state banking laws applicable to us and our relationship and transactions with Fifth Third Bancorp and Fifth Third Bank. The Federal Reserve has broad authority to take enforcement actions against us if it determines that we are engaged in or are about to engage in unsafe or unsound banking practices or are violating or are about to violate a law, rule or regulation, or a condition imposed by or an agreement with, the Federal Reserve. Enforcement actions can include a variety of informal and formal supervisory actions. The formal actions include cease and desist and other orders, enforceable written agreements, and removal and prohibition orders, which can remove certain management officials from office or disallow them from further involvement in the affairs of any regulated entity. Informal actions, which in many cases will not be publicly available, include memorandums of understanding, supervisory letters, and resolutions. For the most serious violations under federal banking laws, the Federal Reserve may impose civil money penalties and criminal penalties. Moreover, any restrictions placed on Fifth Third Bancorp or Fifth Third Bank as a result of any of these regulatory actions may apply to us or our activities in certain circumstances, even if these actions are unrelated to our conduct or business.

        As long as we are deemed to be controlled by Fifth Third Bancorp for bank regulatory purposes, we generally may conduct only activities that are authorized for a BHC or an FHC under the BHC Act. BHCs may not engage, directly or indirectly, in activities other than banking, managing or controlling banks, furnishing services to its subsidiary banks, or activities the Federal Reserve has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. BHCs are expressly authorized to engage in data, payment and information processing. BHCs that meet certain eligibility requirements may also elect to become FHCs. Fifth Third Bancorp has made such an election and may be authorized to engage directly or indirectly in a broader range of activities than those permitted for a bank holding company under the BHC Act, which are activities that are (i) financial in nature or incidental to financial activities or (ii) complementary to a financial activity and do not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally.

        In addition to the activities restrictions of the BHC Act, as a subsidiary of Fifth Third Bank for bank regulatory purposes, our activities are generally limited to those that are permissible for a national bank. These activities are generally more limited than the BHC and FHC activities permitted under the BHC Act and include activities that are part of, or incidental to, the business of banking. Payment and information processing services are expressly authorized for a national bank. Further, as a condition to Fifth Third Bank's investment in us, we are required to limit our activities to those activities permissible for a national bank. Accordingly, under the Amended and Restated Vantiv Holding Limited Liability Company Agreement: (i) we are required to notify Fifth Third Bank before we engage in any activity, by acquisition, investment, organic growth or otherwise, that may reasonably require Fifth Third Bank or an affiliate of Fifth Third Bank to obtain regulatory approval, so that Fifth Third Bank can determine whether the new activity is permissible, permissible subject to regulatory approval, or impermissible; and (ii) if a change in the scope of our business activities causes the ownership of our equity not to be legally permissible for Fifth Third Bank without first obtaining regulatory approvals, then Vantiv, Inc. and Vantiv Holding must use reasonable best efforts to assist Fifth Third Bank in obtaining the regulatory approvals, and if the change in the scope of our business activities is impermissible, then Vantiv, Inc. and Vantiv Holding will not engage in such activity. See "Description of Capital Stock—Vantiv Holding."

        In certain circumstances, prior approval of the Federal Reserve or the ODFI may be required before Fifth Third Bancorp, Fifth Third Bank or their subsidiaries for bank regulatory purposes, including us, can engage in permissible activities. The Federal Reserve has broad powers to approve, deny or refuse to act upon applications or notices for us to conduct new activities, acquire or divest businesses or assets, or reconfigure existing operations. Federal Reserve approval may also be required before any subsidiary for bank regulatory purposes of Fifth Third Bancorp or Fifth Third Bank, including us, engages in activities abroad or invests in a non-U.S. company.

        Because of the foregoing limitations, and in particular, Fifth Third Bank's interest in us, it may be difficult for us to engage in activities abroad or invest in a non-U.S. company. We and Fifth Third Bank may seek to engage in offshore acquisitions and activities through various regulatory structures and entities, each of which will generally require prior regulatory approval. The Federal Reserve and the ODFI would therefore have substantial discretion as to whether any such entity could be formed and under what conditions it could operate. In addition to the initial filing and application requirements, because any such entity would be considered a subsidiary of Fifth Third Bank for banking law purposes at all times, establishing and maintaining such an entity would subject Fifth Third Bank, and to a lesser extent us, to several banking law requirements and limitations.

        We may not receive regulatory authority to create such an entity, or, if created, we may be unable to comply with all requirements. We will need Fifth Third's cooperation to form and operate any such entity for offshore activities, and the regulatory burdens imposed upon Fifth Third Bank may be too extensive to justify its establishment or continuation. If, after the entity is formed, we or Fifth Third Bank are at any time unable to comply with any applicable regulatory requirements, the Federal Reserve or ODFI may impose additional limitations or restrictions on Fifth Third Bank's or our operations, which could potentially force us to limit the activities or dispose of the entity.

        In light of the foregoing, there can be no assurance that we will be able to successfully engage in activities abroad or invest in a non-U.S. company.

        The CFPB, created by the Dodd-Frank Act, will assume most of the regulatory responsibilities currently exercised by the federal banking regulators and other agencies with respect to consumer financial products and services and will have additional powers granted by the Dodd-Frank Act. In addition to rulemaking authority over several enumerated federal consumer financial protection laws, the CFPB is authorized to issue rules prohibiting unfair, deceptive or abusive acts or practices by persons offering consumer financial products or services and those, such as us, who are service providers to such persons, and has authority to enforce these consumer financial protection laws and CFPB rules. We are subject to direct supervision and examination by the CFPB, because we are an affiliate of Fifth Third Bank (which is an insured depository institution with greater than $10 billion in assets for bank regulatory purposes), and as a service provider to insured depository institutions with assets of $10 billion or more in connection with their consumer financial products and to entities that are larger participants in markets for consumer financial products and services such as prepaid cards. CFPB rules and examinations may require us to adjust our activities and may increase our compliance costs.

Collection Services State Licensing

        Ancillary to our credit card processing business, we are subject to the Fair Debt Collection Practices Act and various similar state laws. We are authorized in 18 states to engage in debt administration and debt collection activities on behalf of some of our card issuing financial institution clients through calls and letters to the debtors in those states. We may seek licenses in other states to engage in similar activities in the future.

Association and Network Rules

        While not legal or governmental regulation, we are subject to the network rules of Visa, MasterCard and other payment networks. The payment networks routinely update and modify their requirements. On occasion, we have received notices of non-compliance and fines, which have typically related to excessive chargebacks by a merchant or data security failures. Our failure to comply with the networks' requirements or to pay the fines they impose could cause the termination of our registration and require us to stop providing payment processing services.

Privacy and Information Security Regulations

        We provide services that may be subject to privacy laws and regulations of a variety of jurisdictions. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver's license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that own data.

Processing and Back-Office Services

        As a provider of electronic data processing and back-office services to financial institutions we are also subject to regulatory oversight and examination by the Federal Financial Institutions Examination Council, an interagency body of the FDIC, the Office of the Comptroller of the Currency, the Federal Reserve, the National Credit Union Administration and the CFPB. In addition, independent auditors annually review several of our operations to provide reports on internal controls for our clients' auditors and regulators. We are also subject to review under state laws and rules that regulate many of the same activities that are described above, including electronic data processing and back-office services for financial institutions and use of consumer information.

Anti-Money Laundering and Counter Terrorist Regulation

        Our business is subject to U.S. federal anti-money laundering laws and regulations, including the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001, which we refer to collectively as the BSA. The BSA, among other things, requires money services businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity and maintain transaction records.

        We are also subject to certain economic and trade sanctions programs that are administered by the Treasury Department's Office of Foreign Assets Control, or OFAC, that prohibit or restrict transactions to or from or dealings with specified countries, their governments and, in certain circumstances, their nationals, narcotics traffickers, and terrorists or terrorist organizations.

        Similar anti-money laundering, counter terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified on lists maintained by organizations similar to OFAC in several other countries and which may impose specific data retention obligations or prohibitions on intermediaries in the payment process.

        We have developed and are enhancing compliance programs to monitor and address legal and regulatory requirements and developments.

Prepaid Services

        Prepaid card programs managed by us are subject to various federal and state laws and regulations, which may include laws and regulations related to consumer and data protection, licensing, consumer disclosures, escheat, anti-money laundering, banking, trade practices and competition and wage and employment. For example, most states require entities engaged in money transmission in connection with the sale of prepaid cards to be licensed as a money transmitter with, and subject to examination by, that jurisdiction's banking department. In the future, we may have to obtain state licenses to expand our distribution network for prepaid cards, which licenses we may not be able to obtain. Furthermore, the Credit Card Accountability Responsibility and Disclosure Act of 2009 created new requirements applicable to general-use prepaid cards, store gift cards and electronic gift certificates effective in August 2010, and the Federal Reserve amended Regulation E with respect to such cards and electronic certificates effective in August 2010. These laws and regulations are evolving, unclear and sometimes inconsistent and subject to judicial and regulatory challenge and interpretation, and therefore the extent to which these laws and rules have application to, and their impact on, us, financial institutions, merchants or others is in flux. At this time we are unable to determine the impact that the clarification of these laws and their future interpretations, as well as new laws, may have on us, financial institutions, merchants or others in a number of jurisdictions. Prepaid services may also be subject to the rules and regulations of Visa, MasterCard and other payment networks with which we and the card issuers do business. The programs in place to process these products generally may be modified by the payment networks in their discretion and such modifications could also impact us, financial institutions, merchants and others.

        Furthermore, on July 26, 2011, the Financial Crimes Enforcement Network of the U.S. Department of the Treasury, or FinCEN, issued a final rule regarding the applicability of the Bank Secrecy Act's regulations to "prepaid access" products and services. This rulemaking clarifies the anti-money laundering obligations for entities, engaged in the provision and sale of prepaid services such as prepaid cards, including a requirement that will cause us to register with FinCEN as a "money services business—provider of prepaid access." We will become subject to examination and review by FinCEN, primarily with respect to anti-money laundering issues.

Housing Assistance Tax Act

        The Housing Assistance Tax Act of 2008 included an amendment to the Code that requires information returns to be made for each calendar year by merchant acquiring entities and third-party settlement organizations with respect to payments made in settlement of electronic payment transactions and third-party payment network transactions occurring in that calendar year. This requirement to make information returns applies to returns for calendar years beginning in 2011. Reportable transactions are also subject to backup withholding requirements. We could be liable for penalties if our information return is not in compliance with the new regulations. In addition, these new regulations will require us to incur additional costs to modify our systems so that we may provide compliant services but may also provide opportunities for us to offer additional revenue producing services to our clients.

Other

        We are subject to U.S. federal and state unclaimed or abandoned property (escheat) laws in the United States which require us to turn over to certain government authorities the property of others we hold that has been unclaimed for a specified period of time such as, in our Merchant Services business, account balances that are due to a merchant following discontinuation of its relationship with us.

        In addition to the laws and regulations listed above, Transactive, our Canadian subsidiary, which accounted for less than 1% of our net revenue in 2011 is subject to the laws and regulations of Canada, which may or may not be similar to the laws of the United States described above.

        The foregoing list of laws and regulations to which we are subject is not exhaustive, and the regulatory framework governing our operations changes continuously. Although we do not believe that compliance with future laws and regulations related to the payment processing industry and our business will have a material adverse effect on our business, financial condition or results of operations, the enactment of new laws and regulations may increasingly affect the operation of our business, directly and indirectly, which could result in substantial regulatory compliance costs, litigation expense, adverse publicity, the loss of revenue and decreased profitability.

Legal Proceedings

        From time to time, we are involved in various litigation matters arising in the ordinary course of our business. None of these matters, either individually or in the aggregate, currently is material to us.

Intellectual Property

        Most of our services are based on proprietary software and related payment systems solutions. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as employee and third-party non-disclosure, confidentiality and other types of contractual arrangements to establish, maintain and enforce our intellectual property rights in our technology, including with respect to our proprietary rights related to our products and services. In addition, we license technology from third parties.

        As of June 30, 2012, we own approximately four U.S. issued patents and one U.S. pending patent application. These patents generally relate to systems and methods related to payment system functionality. We own a number of trademarks including "VANTIV", "NPC", "NATIONAL PROCESSING COMPANY" and "JEANIE". We also own other valuable trademarks and designs covering various brands, products, programs and services, including "OMNISHIELD", "RETRIEVER PAYMENT SYSTEMS", and "DESIGN IT! PHOTOCARD." We have a number of registered copyrights, most notably a copyright for software used for the authorization processing of merchant acquired card transactions.

 Properties

        Our principal place of business is our new corporate headquarters located at 8500 Governor's Hill Drive, Symmes Township, Cincinnati, Ohio 45249. We purchased our new corporate headquarters on July 12, 2011 for approximately $9.1 million, which was funded through a first mortgage loan from the seller with a principal balance of approximately $10.1 million. The proceeds of the loan in excess of the building purchase price were used to fund various improvements to the building. In connection with the purchase of our new corporate headquarters, we abandoned office space previously leased from Fifth Third Bank.

        In addition to our new corporate headquarters and as of June 30, 2012, we leased operational, sales, and administrative facilities in Colorado, Florida, Indiana, Illinois, Kentucky and Texas. As of June 30, 2012, we leased data center facilities in Kentucky and Michigan and a communications hub in Ohio co-located with Fifth Third Bank. We believe that our facilities are suitable and adequate for our business as presently conducted, however, we periodically review our facility requirements and may acquire new space to meet the needs of our business or consolidate and dispose of facilities that are no longer required.

Employees

        As of June 30, 2012, we had 2,538 employees. As of June 30, 2012, this included 652 Merchant Services employees, 104 Financial Institution Services employees, 501 IT employees, 905 operations employees and 376 general and administrative employees. None of our employees are represented by a collective bargaining agreement. We believe that relations with our employees are good.

Additional Information

        We are a Delaware corporation. We were incorporated as Advent-Kong Blocker Corp. on March 25, 2009 and changed our name to Vantiv, Inc. on November 8, 2011. Our principal executive offices are located at 8500 Governor's Hill Drive, Symmes Township, Cincinnati, Ohio 45249. Our telephone number at our principal executive offices is (513) 900-5250. Our corporate website is www.vantiv.com. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names and ages, as of July 30, 2012, of the individuals who serve as our executive officers and directors.

Name	Age	Position
Charles D. Drucker	49	Chief Executive Officer, President and Director
Mark L. Heimbouch	47	Chief Financial Officer
Donald Boeding	47	President of Merchant Services
Royal Cole	51	President of Financial Institution Services
Nelson F. Greene	49	Chief Legal Officer and Secretary
Carlos Lima	50	Chief Operating Officer
William Weingart	53	Chief Product Officer
Paulette Sasso	57	Interim Chief Human Capital Officer
Jeffrey Stiefler	66	Chairperson
Lee Adrean	60	Director
Greg Carmichael	50	Director
Gary L. Lauer	59	Director
John Maldonado	36	Director
David Mussafer	49	Director
Pamela H. Patsley	55	Director
Christopher Pike	42	Director
Daniel Poston	53	Director
Thomas Ryan	59	Director

        Charles D. Drucker is our Chief Executive Officer, a position he has held since June 2009, and our President, a position he has held since June 2004. Mr. Drucker has been a Director of Vantiv, Inc. since November 2011 and was a Director of Vantiv Holding from June 2009 to March 2012. He was also Executive Vice President of Fifth Third Bancorp from June 2005 to June 2009. Mr. Drucker was selected to serve on the board of directors due to his service as our Chief Executive Officer, extensive senior management experience at a number of large corporations in the payments industry, deep industry experience and intimate knowledge of the operational, financial and strategic development of our company.

        Mark L. Heimbouch is our Chief Financial Officer, a position he has held since December 2009. Prior to joining us, Mr. Heimbouch was Chief Financial Officer of Trow Global Holdings Inc., now known as exp Global Inc., an engineering services firm, since November 2008. Prior to that position, Mr. Heimbouch was Senior Executive Vice President and Chief Operating Officer of Jackson Hewitt Tax Service Inc., an income tax preparation company, from October 2007 to November 2008 where he was responsible for overseeing and managing information technology, customer support and operations for the company. Mr. Heimbouch served as the Executive Vice President, Chief Financial Officer and Treasurer at Jackson Hewitt from June 2005 to October 2007.

        Donald Boeding is our President of Merchant Services, a position he has held since January 2010. Prior to this position, Mr. Boeding was our Senior Vice President from September 2004 to December 2009.

        Royal Cole is our President of Financial Institutions Services, a position he has held since March 2010. Prior to joining us, Mr. Cole was the Executive Vice President and General Manager, Global Payment Services, at The Western Union Company, a financial services company, from December 2005 to July 2009, where he oversaw day-to-day operations and was responsible for strategic development of the Global Payment Services Group.

        Nelson F. Greene is our Chief Legal Officer and Secretary, a position he has held since July 2010. Prior to joining us, Mr. Greene was the Deputy General Counsel and Assistant Secretary from April 2010 to July 2010, the Vice President, Interim General Counsel and Secretary from July 2009 to April 2010 and was the Vice President, Deputy General Counsel and Assistant Secretary from 2007 to July 2009 of NCR Corporation, a global technology and services company, where he managed the company's corporate governance activities and the worldwide legal department. Mr. Greene joined NCR in 1992.

        Carlos Lima is our Chief Operating Officer, a position he has held since June 2012. Prior to joining us, Mr. Lima was Chief Information Officer and Co-Chief Operating Officer for Barclaycard in London, England since August 2010. From 2008 until 2010, Mr. Lima was Chief Operating Officer—Cards, Retail and Corporate Banking for Barclays Bank PLC in Lisbon, Portugal. Prior to that position, Mr. Lima held various senior global and regional IT positions at Citigroup and American Express.

        William Weingart is our Chief Product Officer, a position he has held since April 2010. Prior to this position, Mr. Weingart was the Chief Technology Officer, Merchant Services Division, at First Data Corporation from May 1983 to October 2009, where he oversaw and managed information technology services for the Merchant Services Division.

        Paulette Sasso is our Interim Chief Human Capital Officer, a position she has held since July 2012. She joined Vantiv as Senior Vice President of Talent Acquisition in March 2011. Ms. Sasso had been a consultant to Vantiv since September 2009. Prior to joining us, Ms. Sasso worked for First Data Corporation where she was Senior Vice President, Human Resources—Corporate from 2005 to 2007, Senior Vice President, Human Resources—Enterprise Payments from 2003 to 2005 and Senior Vice President, Human Resources—Merchant Services from 1995 to 2003. Before joining First Data Corporation, Ms. Sasso was Senior Vice President, Human Resources at Card Establishment Services, a merchant credit card processing services company that was owned by the venture capital firm Welsh, Carson, Anderson and Stowe, and Vice President, Human Resources at CitiCorp. She holds a B.A. degree from Dowling College.

Directors

        Jeffrey Stiefler has served on our board of directors as Chairperson since our initial public offering. Mr. Stiefler served as a Director and Non-Executive Chairperson of the board of directors of Vantiv Holding from August 4, 2010 until our initial public offering. He currently serves on the boards of directors of LPL Financial Corporation, VeriFone Systems, Inc., and is Lead Director of Taleo Corporation, Inc. He has also served as a Venture Partner with Emergence Capital Partners since 2008. Mr. Stiefler was the Chairman, President and CEO of Digital Insight from August 2003 until the company's acquisition by Intuit in February 2007. Prior to Digital Insight, Mr. Stiefler worked with several private equity firms as an operating advisor and held a variety of positions at American Express, including President and Director of the company, and President and CEO of American Express Financial Advisors. Mr. Stiefler received a B.A. from Williams College and an M.B.A. from Harvard Business School. Mr. Stiefler has significant senior management expertise at public companies. As a former chief executive officer of a software company, Mr. Stiefler's operational and strategic experiences are relevant to issues faced by us on a regular basis. Mr. Stiefler's current and past board experience, including the role of chairman of the board of directors of a public company, also exposed him to best practices and approaches that are beneficial to the board of directors.

        Lee Adrean has served on our board of directors since our initial public offering. Mr. Adrean is Corporate Vice President and Chief Financial Officer of Equifax, Inc., a position he has held since October 2006. Prior to joining Equifax, he was Executive Vice President and Chief Financial Officer of NDCHealth Corporation from May 2004 to 2006. Prior to that position, Mr. Adrean was Executive Vice President and Chief Financial Officer at EarthLink, Inc. from February 2000 to April 2004.

Mr. Adrean holds a B.S. from Bucknell University and an M.B.A. from Harvard Business School. Mr. Adrean's executive experience with public companies provides insight that is beneficial to the board of directors.

        Greg Carmichael has served on our board of directors since our initial public offering. Mr. Carmichael served as a director of Vantiv Holding from June 2009 until March 2012. He is currently Executive Vice President and the Chief Operating Officer of Fifth Third, a position he has held since June 2006. Prior to that position, Mr. Carmichael was Executive Vice President and Chief Information Officer of Fifth Third since June 2003. Prior to joining Fifth Third, Mr. Carmichael was the Vice President and Chief Information Officer at Emerson Electric Co. Mr. Carmichael received a B.A. from the University of Dayton and an M.S. from Central Michigan University. Mr. Carmichael has significant senior management expertise that he gained as an executive officer of a public company in the financial services industry. Mr. Carmichael's experience provides important perspectives on matters such as operations and information technology that are beneficial to the board of directors. Mr. Carmichael was nominated to our board of directors pursuant to the rights related to the Class B common stock held by the Fifth Third investors.

        Gary L. Lauer has served on our board of directors since our initial public offering in March 2012. Mr. Lauer has served as Chief Executive Officer of eHealth, Inc., since December 1999, and as Chairman of eHealth's Board of Directors since March 2002. Mr. Lauer also served as President of eHealth from December 1999 to March 2012. Prior to joining eHealth, Mr. Lauer was the Chief Executive Officer of MetaCreations Corporation from 1998 to December 1999, and was Chairman from 1998 to March 2000. Prior to MetaCreations, Mr. Lauer spent more than nine years at Silicon Graphics, Inc., where he was a member of the senior executive team. Mr. Lauer started his career at International Business Machines Corp. in sales and marketing management. Mr. Lauer holds a B.S. degree in finance and marketing from the University of Southern California Business School. Mr. Lauer's operational and industry expertise obtained from his experience as the chief executive officer of eHealth Inc. for more than ten years and as a former senior executive of several technology companies provides insight that is beneficial to the board of directors.

        John Maldonado has served on our board of directors since our initial public offering. Mr. Maldonado has served as a director of Vantiv Holding from June 2009 until March 2012. He is currently a Managing Director at Advent International Corporation, having joined the firm in 2006. He also serves on the board of directors of SkillSoft plc. Prior to joining Advent International Corporation, Mr. Maldonado was at Parthenon Capital from 2004 to 2005, at Bain Capital from 2000 to 2002 and a consultant with the Parthenon Group from 1998 to 2000. He has previously served on the boards of directors of Managed Healthcare Associates, Inc. and American Radiology Services, Inc. Mr. Maldonado received an M.B.A. from Harvard Business School and a B.A. from Dartmouth College. Mr. Maldonado has significant experience in the areas of private equity, consulting, business services and finance, and has served on the board of directors of several private companies. Mr. Maldonado's experience at Advent International and as a director of private companies provides insight that is beneficial to the board of directors.

        David Mussafer has served on our board of directors since our initial public offering. Mr. Mussafer served as a director of Vantiv Holding from June 2009 until March 2012 and was Chairperson of the board of directors from July 2009 to August 2010. He is currently a Managing Partner at Advent International Corporation, having joined the firm in 1990. He currently serves on the boards of directors of Five Below, Inc. and Charlotte Russe Holding Inc. He has previously served on the boards of directors of Party City Holdings Inc., Dufry AG, Kirkland's Inc., lululemon athletica inc. and numerous privately held businesses. Mr. Mussafer received a B.S.M. from Tulane University and a M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Mussafer has significant experience in the areas of private equity, consulting, business services and finance, and in serving as a director of public and private companies. Mr. Mussafer's service as a director at several public and private companies has provided him with insights of issues facing boards that are beneficial to the board of directors.

        Pamela H. Patsley has served on our board of directors since our initial public offering. Ms. Patsley served as a director of Vantiv Holding from June 2009 until March 2012. She is currently the Chairman and Chief Executive Officer of MoneyGram International, Inc., positions she has held since September 2009. Ms. Patsley served as Executive Chairman of MoneyGram from January to September 2009. Ms. Patsley was an Operating Partner at Advent International Corporation from April 2008 to February 2009. Ms. Patsley previously served as Senior Executive Vice President of First Data Corporation from March 2000 to October 2007, and President of First Data International from May 2002 to October 2007. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms. Patsley also previously served as Chief Financial Officer of First USA, Inc. She currently serves on the boards of directors of Texas Instruments, Inc. and Dr Pepper Snapple Group, Inc., and served on the board of directors of Molson Coors Brewing Company from 1996 to 2009. Ms. Patsley received a B.S.B.A. from the University of Missouri. Ms. Patsley's extensive executive and financial experience gained by managing large, multinational organizations, including payment processing companies, and serving on the board of directors of several major publicly-traded companies qualify her to serve as a director.

        Christopher Pike has served on our board of directors since our initial public offering in March 2012. Mr. Pike served as a director of Vantiv Holding from June 2009 until March 2012. He is currently a Managing Director at Advent International Corporation, having joined the firm in 1997. Mr. Pike also serves on the board of directors of BondDesk Group LLC. He has previously served on the boards of directors of GFI Group Inc., Long Term Care Group and several other companies. Mr. Pike received a B.A. from Amherst College. Mr. Pike has significant experience in the areas of private equity, consulting, business services and finance, and has served on the board of directors of several private companies. Mr. Pike's experience at Advent International and as a director of private companies provides insight that is beneficial to the board of directors.

        Daniel Poston has served on our board of directors since May 2012. Mr. Poston has served as Executive Vice President of Fifth Third Bancorp since June 2003, and as its Chief Financial Officer since September 2009. Mr. Poston was the Controller of Fifth Third Bancorp from July 2007 to May 2008 and from November 2008 to September 2009, and the Chief Financial Officer from May 2008 to November 2008. Formerly, Mr. Poston was the Auditor of Fifth Third Bancorp since October 2001 and was Senior Vice President of Fifth Third Bancorp and Fifth Third Bank since January 2002. Prior to joining Fifth Third, Mr. Poston was a partner in the financial services audit and accounting practice of Arthur Andersen LLP. He is a graduate of the University of Cincinnati with a degree in accounting and finance. Mr. Poston's significant operational and financial experience provides important perspectives on matters that are beneficial to the board of directors. Mr. Poston was nominated to our board of directors pursuant to the rights related to the Class B common stock held by the Fifth Third investors.

        Thomas Ryan has served on our board of directors since our initial public offering in March 2012. Mr. Ryan served as the Chairman of CVS Caremark Corporation from November 2007 to May 2011 and as President and Chief Executive Officer from 1998 to March 2011. He also served as Chairman of CVS Corporation from April 1999 until March 2007. Mr. Ryan joined CVS Corporation in 1975 as a pharmacist. Mr. Ryan is a director of Yum! Brands, Inc. and Five Below, Inc. Mr. Ryan received a B.S. from the University of Rhode Island. Mr. Ryan's significant operational experience as a chairman and chief executive officer provides important perspectives on matters that are beneficial to the board of directors.

 Board of Directors

        Our business and affairs are managed under the direction of our board of directors. Our amended and restated certificate of incorporation provides that our board of directors consist of between 11 and 15 directors so long as any shares of Class B common stock are outstanding. Our board of directors consists of 11 directors. The Fifth Third investors are entitled to elect a number of our directors equal to the percentage of the voting power of all of our outstanding common stock represented by the Class B common stock held by the Fifth Third investors but not exceeding 18.5%.

        Our amended and restated certificate of incorporation provides that our board be divided into three classes, with one class being elected at each annual meeting of stockholders. Each director will serve a three-year term, with termination staggered according to class. Class I and Class III consist of four directors, and Class II consists of three directors. The Class I directors, whose terms will expire at the first annual meeting of our stockholders following the filing of our amended and restated certificate of incorporation, are Ms. Patsley and Messrs. Adrean, Lauer and Ryan. The Class II directors, whose terms will expire at the second annual meeting of our stockholders following the filing of our amended and restated certificate of incorporation, are Messrs. Maldonado, Pike and Poston. The Class III directors, whose terms will expire at the third annual meeting of our stockholders following the filing of our amended and restated certificate of incorporation, are Messrs. Drucker, Mussafer, Stiefler and Carmichael. For more information regarding the director classes, see "Description of Capital Stock—Anti-Takeover Effects of the DGCL and Our Certificate of Incorporation and Bylaws—Classified Board."

        Our executive officers and key employees serve at the discretion of our board of directors.

Director Independence

        Our board of directors has affirmatively determined that Messrs. Adrean, Lauer, Maldonado, Mussafer, Pike, Ryan and Stiefler and Ms. Patsley are independent directors under the applicable rules of the NYSE and that Messrs. Adrean, Lauer and Stiefler, who serve on the audit committee, are also independent directors as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In accordance with the NYSE corporate governance rules, a majority of our directors are independent.

Board Committees

        Our board of directors has three committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. The charter of each committee is available on our website.

Audit Committee

        The primary purpose of our audit committee is to assist the board's oversight of:

  •
  the integrity of our financial statements;

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  our internal financial reporting and compliance with our disclosure controls and procedures;

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  the qualifications, engagement, compensation, independence and performance of our independent registered public accounting firm;

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  our independent registered public accounting firm's annual audit of our financial statements and any engagement to provide other services;

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  the performance of our internal audit function; and

  •
  our legal and regulatory compliance.

        Our audit committee is comprised of Messrs. Adrean, Lauer, Maldonado, Poston and Stiefler. Mr. Adrean serves as chairman of the audit committee and also qualifies as an "audit committee financial expert" as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K. Our board of directors has affirmatively determined that Messrs. Adrean, Lauer and Stiefler meet the definition of an "independent director" for the purposes of serving on the audit committee under applicable SEC and NYSE rules, and we intend to comply with these independence requirements for all members of the audit committee within the time periods specified therein. The audit committee is governed by a charter that complies with the rules of the NYSE.

Compensation Committee

        The primary purposes of our compensation committee are to:

  •
  assist the board in discharging its responsibilities regarding compensation of our executive officers;

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  review and approve corporate goals and objectives relevant to the compensation of our chief executive officer and evaluate our chief executive officer's performance in light of those goals and objectives;

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  review and determine the compensation of our chief executive officer and other executive officers;

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  make recommendations to the board with respect to our incentive and equity-based compensation plans;

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  provide oversight of our compensation policies, plans and benefit programs including reviewing and administering all compensation and employee benefit plans, policies and programs; and

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  produce, approve and recommend to the board for approval reports on compensation matters required to be included in our annual proxy statement or annual report.

        Our compensation committee is comprised of Messrs. Ryan, Carmichael, Mussafer and Stiefler, with Mr. Ryan serving as the chairman. Our board of directors has affirmatively determined that Messrs. Ryan, Mussafer and Stiefler meet the definition of an "independent director" for the purposes of serving on the compensation committee under applicable NYSE rules, and we intend to comply with these independence requirements for all members of the compensation committee within the time periods specified therein. The compensation committee is governed by a charter that complies with the rules of NYSE.

Nominating and Corporate Governance Committee

        The primary purposes of our nominating and corporate governance committee are to:

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  recommend to the board for approval the qualifications, qualities, skills and expertise required for board of directors membership;

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  subject to the rights of Fifth Third Bank to elect directors, identify potential members of the board consistent with the criteria approved by the board and select and recommend to the board the director nominees for election at the next annual meeting of stockholders or to otherwise fill vacancies;

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  evaluate and make recommendations regarding the structure, membership and operations of the committees of the board;

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  oversee and make recommendations to the board with regard to any changes to our corporate governance policies and principles;

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  oversee the application of our code of business conduct and ethics policy as established by management and our board; and

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  oversee the annual review of the board's performance.

        Our nominating and corporate governance committee is comprised of Messrs. Lauer, Adrean, Pike and Poston, with Mr. Lauer serving as the chairman. Our board of directors has affirmatively determined that Messrs. Lauer, Adrean and Pike meet the definition of an "independent director" for the purposes of serving on the nominating and corporate governance committee under applicable NYSE rules, and we intend to comply with these independence requirements for all members of the nominating and corporate governance committee within the time periods specified therein. The nominating and corporate governance committee is governed by a charter that complies with the rules of NYSE.

Compensation Committee Interlocks and Insider Participation

        None of the members of our compensation committee is or has at any time during the past year been one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

        During the year ended December 31, 2011, Vantiv Holding's compensation committee consisted of Kevin Kabat, David Mussafer and Christopher Pike. Mr. Kabat is the chief executive officer and president of Fifth Third Bancorp. Mr. Mussafer is a managing partner and Mr. Pike is a managing director at Advent International Corporation. For a description of related party transactions between us and Advent and us and Fifth Third Bancorp, see "Certain Relationships and Related Person Transactions."

Code of Business Conduct and Ethics Policy

        We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics policy is available on our web site at www.vantiv.com. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the NYSE. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Corporate Governance Guidelines

        Our board of directors adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE, as applicable, that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines will be posted on our website.

 Indemnification of Officers and Directors

        Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, or the DGCL. We have established directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

        Our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

        We have entered into indemnification agreements with each of our directors. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director.

EXECUTIVE AND DIRECTOR COMPENSATION

        The following discussion and analysis of compensation arrangements should be read with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans and expectations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from the programs summarized in this discussion.

 Compensation Discussion and Analysis

        This section explains the objectives and design of our executive compensation program and our compensation-setting process. It provides qualitative information regarding the manner in which compensation is earned by our executive officers and explains the decisions we made for compensation with respect to 2011 for each of the named executive officers listed below.

Named Executive Officers

        For 2011, our named executive officers were:

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  Charles D. Drucker, Chief Executive Officer and President;

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  Mark L. Heimbouch, Chief Financial Officer;

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  Royal Cole, President, Financial Institution Services;

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  Adam Coyle, President, NPC(1); and

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  Donald Boeding, President, Merchant Services.

Overview

        Since the separation transaction, the compensation committee of the board of directors of Vantiv Holding has overseen our executive compensation program and determined the compensation of our executive officers, including our named executive officers. The compensation committee of Vantiv Holding has consisted of three members, all of whom are nominees of Advent or Fifth Third Bank. Since our initial public offering, Vantiv, Inc.'s compensation committee oversees our executive compensation program. We also intend to develop and maintain a compensation framework that is appropriate and competitive for a public company. Therefore, although we currently do not intend to alter our compensation objectives, other than as described herein, the compensation committee of Vantiv, Inc. may establish executive compensation objectives and programs that are different from those currently in place.

Objectives and Design

        We designed our existing executive compensation program to promote our strategic business initiatives and to link executive compensation to our financial performance and the creation of stockholder value. In addition, one of the significant specific objectives of our executive compensation program since the separation transaction has been to support the expansion of our senior executive team that could position us to operate both as a stand-alone company and ultimately, as a public company.

        The following are the principal objectives of our executive compensation program:

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  attract, retain, and reward employees who drive our performance and help us achieve our annual and long-term business objectives;

(1)
Mr. Coyle became our EVP, Acquisitions & Strategy in January 2012.

  •
  motivate our executive officers to consistently deliver outstanding performance;

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  link executive compensation to the creation and maintenance of stockholder value;

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  ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives;

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  create a culture of ownership among our executives to align their interests with the interests of our stockholders; and

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  maintain competitive and fair compensation practices, both internally and as compared to our competitors.

        To meet these objectives, our executive compensation program balances short-term and long-term financial performance and strategic goals and combines fixed compensation with compensation that is "at risk" and tied to the attainment of previously established financial and strategic objectives that are directly related to stockholder value and our overall performance.

Principal Components of Compensation

        The principal components of our executive compensation program are:

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  base salaries;

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  annual cash incentives, which consist of cash awards under the Variable Compensation Plan, or VC Plan, based on our performance relative to pre-established company-wide financial and strategic objectives and individual performance; and

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  long-term equity-based incentive compensation, which consists of phantom equity units subject to time and performance-based vesting.

        We believe that each component serves an important function in achieving the objectives of our executive compensation program. In determining the relevant amounts of each of these components, the compensation committee considers the objectives and principles discussed above and the additional factors discussed below. We have not adopted formal policies or guidelines for allocating compensation and the compensation committee has not affirmatively set out in any given year, or with respect to any given new executive officer, to apportion compensation in any specific ratio between cash and equity, or between long-term and short-term compensation. Rather, total compensation may be weighted more heavily toward either cash or equity, or short-term or long-term compensation, as a result of the factors described in this discussion. Ultimately, the committee's collective judgment and subjective analysis of these objectives, principles and factors has been the most important factor in setting compensation.

        Base Salaries.    Base salaries reflect the fixed component of the compensation for an executive officer's ongoing contribution to the operating performance of his or her area of responsibility. We strive to pay a base salary for each position that is competitive within our industry to attract and retain top-level talent in a highly competitive market. In determining base salary, the compensation committee considers a variety of factors, including performance, seniority, experience, responsibilities, length of service, our ability to replace the individual, other components of such executive officer's compensation, base salaries of our other executive officers and the base salaries that our competitors and peers pay to their executive officers in comparable positions. No particular weight is assigned to each factor. The compensation committee evaluates and sets the base salaries of our executive officers on an annual basis following annual performance reviews, as well as upon a promotion or other change in responsibility.

        VC Plan Compensation.    The VC Plan is designed to align each executive officer's efforts with our annual financial and strategic objectives, and to reward our executive officers based on our performance relative to these objectives and the individual executive's contribution to that performance.

The compensation committee determines the aggregate amount available for payouts under the VC Plan by multiplying the aggregate of the annual bonus target for all participants in the VC Plan, which consisted of approximately 800 employees in 2011, including our named executive officers (pro-rated for any partial year employment), by a funding weight percentage that is based on the company's performance relative to the company-wide financial and strategic goals established for that year. At the beginning of each year, each financial and strategic goal for the year is assigned a threshold, target and maximum performance level, and each of the threshold, target and maximum performance levels is assigned a funding weight. Company performance below the threshold performance level assigned to a goal results in no funding with respect to that goal. Company performance at or above the maximum performance level assigned to a goal results in funding equal to the maximum funding weight assigned to that goal.

        Each participant's annual bonus target opportunity is expressed as a percentage of his or her base salary, and the annual bonus target for each executive officer is set forth in his or her offer letter or employment agreement and reviewed annually by the compensation committee. While the compensation committee uses each participant's annual bonus target as a guideline, the actual amount paid out under the VC Plan to each executive officer, subject to the plan being funded, is determined by the compensation committee in a discretionary manner based on its subjective evaluation of the executive's performance during the plan year, taking into account the recommendations of our chief executive officer (except with respect to his own compensation), based on his annual evaluation of each executive officer's performance and contributions during the year, without specific weightings or a formula. Payouts under the VC Plan are typically approved by the compensation committee and paid in the first quarter of each year for performance in the prior year. VC Plan awards are paid in cash.

        The compensation committee evaluates the allocation of financial and strategic objectives within the VC Plan on an annual basis and has the flexibility to decrease (or increase) any objective and/or adjust the structure including allocation percentages among the objectives as needed in order to better align the incentives under the VC Plan, as well as to make other determinations under the plan, including whether and to what extent the financial and strategic objectives have been achieved. The compensation committee made no adjustments to the performance goals or allocations of the VC Plan in 2011 after evaluating and setting them in the beginning of 2011. In addition to awards under the VC Plan, the compensation committee may grant other discretionary cash bonuses at any time.

        Long-Term Equity-Based Incentive Compensation.    The long-term incentive component of our executive compensation program, which consists of phantom equity units, is designed to provide a retention and performance incentive to our executive officers and to closely align their interests with the interests of our stockholders. Because executive officers profit from phantom equity units only if and to the extent our stock price increases after the date of grant and date of vesting, and because the phantom equity units are subject to a vesting period which in most cases continues beyond our initial public offering, we believe the use of phantom equity units provides meaningful incentives to our executive officers to increase the value of our stock over time and to remain employed by us. Prior to our initial public offering, we had not granted any equity awards other than phantom equity units.

        Our phantom equity awards are subject to either a time-based vesting component or a liquidity event-based vesting component. Generally, two-thirds of the phantom units underlying each award are subject to time-based vesting. We refer to these units as time awards. Time awards vest in full on the earlier of the fifth anniversary of the grant date (subject to the participant's continued service through the end of the seventh anniversary of the grant date (the payout date)) or the consummation of a change of control of Vantiv Holding. The remaining one-third of the units underlying each award are subject to a liquidity event-based vesting condition. We refer to these units as performance awards. Performance awards vest only upon the consummation of an initial public offering or change of control of Vantiv Holding. If an initial public offering occurs before the fifth anniversary of the grant date or a change of control, time awards convert into a number of shares of unrestricted stock and restricted stock based upon the amount of time that has elapsed between the grant date and the initial public offering date, based on a formula in the phantom unit award agreement. The shares of restricted stock received upon conversion of the time awards in an initial public offering vest quarterly over the remaining term of the original vesting schedule set forth in the phantom unit award agreement, subject to the participant's continued service on each vesting date. If an initial public offering occurs before a change of control event, the performance awards convert into shares of restricted stock that vest in equal annual installments over a period of three years from the date of the initial public offering subject to the participant's continued service on each vesting date. If a change of control occurs after the initial public offering, outstanding shares of restricted stock will immediately vest in full. The number of time and performance awards and the respective vesting provisions are specified in each participant's phantom unit award agreement. The number of phantom equity units held by each of our named executive officers as of December 31, 2011 is set forth below in the "Outstanding Equity Awards at 2011 Fiscal Year-End" table.

        The compensation committee determines the size of the awards and the allocation between time and performance awards, taking into account the recommendations of our chief executive officer and a number of other factors, including our needs, the particular skills of the executive officer, the uniqueness of those skills, the executive officer's responsibilities and competitive conditions in the market at the time of such executive officer's hire or promotion.

        In lieu of making annual grants, it has been the compensation committee's practice since the separation transaction to make awards that are intended to cover a multi-year period, in order to provide an attractive compensation package to a potential new employee, as well as an incentive for our executive officers to focus on long-term performance. These awards were generally made at or shortly after the executive officer's hire date. While we have not had a regular policy of making annual incremental grants, the compensation committee retains discretion to do so and to grant additional awards to an executive officer in connection with his or her promotion, increase in his or her responsibilities or other change in the nature of the executive officer's role within the management structure. As discussed below, one such discretionary grant was made to a named executive officer during 2011.

        In connection with the reorganization transactions and our initial public offering, holders of phantom units received shares of Class A common stock, some of which are restricted, under our 2012 Vantiv, Inc. Equity Incentive Plan which we adopted in connection with our initial public offering. See "—2011 Compensation Determinations—Long-Term Equity-Based Compensation" and "—2012 Equity Incentive Plan."

Setting Executive Compensation

        Our current compensation program for executive officers reflects our stage of development as a company and has largely been based on individual employment arrangements that were negotiated with each of our executive officers at the time he or she was hired. These arrangements generally reflect the outcome of a negotiated recruitment and hiring process in light of compensation paid by their prior employers or other opportunities available to such executive officer at the time of hiring. Therefore, some differences in compensation among our executive officers reflect the timing of their hiring and the specific circumstances at that time.

        Role of our Compensation Committee.    The compensation committee is responsible for overseeing our executive compensation program and setting compensation for our executive officers. While some of the terms of each executive officer's compensation are set forth in his or her employment agreement or offer letter, the compensation committee reviews and approves the compensation and benefits for the executive officers on an annual basis, and when deemed appropriate, makes adjustments. In the beginning of each year, the committee determines the company-wide financial and strategic performance goals of the VC Plan and any salary rate adjustments for the upcoming year, the cash award earned by each executive officer under the prior year's VC Plan, and whether to pay any additional bonuses or make any additional new grants of phantom equity units.

        Role of Management.    Our chief executive officer makes recommendations to the compensation committee on the base salary, annual incentive payments, and equity awards for each executive officer (other than himself), based on his assessment of each executive officer's performance during the year and his review of market and compensation data prepared by our compensation consultant. He also makes recommendations about performance metrics for the VC Plan, attends compensation committee meetings (except for sessions discussing his compensation), and generally has been and likely will continue to be involved in the determination of compensation of our executive officers due to his day-to-day involvement with them.

        Role of our Compensation Consultant.    In early 2010, we engaged Aon Hewitt, a national compensation consulting firm, to evaluate the competitiveness of our executive compensation program and to assist management in recommending, and the compensation committee in setting executive officer compensation for fiscal 2011. Aon Hewitt prepared an executive compensation assessment that analyzed the then-current cash and equity compensation of our executive officers and provided market data to provide context for 2011 pay decisions. Aon Hewitt also provided us with employee compensation and benefits consultation services during 2010 and 2011.

        To assess the competitiveness of our executive compensation program and compensation levels, management instructed Aon Hewitt to examine the executive compensation practices during 2010 of a peer group. The compensation committee, management and Aon Hewitt worked together to choose a peer group for executive compensation purposes. The primary criteria used to develop the peer group, included companies (or business segments) identified as competitors for talent, companies that fall into similar economic sectors, companies within a size range relevant to ours as measured primarily by annual revenue and companies with a business model that leverages expertise in the same broad services and have readily available data. Although we looked at each executive's base salary, VC Plan bonus opportunity and phantom equity holdings, we did not target total compensation or individual components to a particular level relative to the market or our peers. We used peer group data only as points of reference and general guidelines to assess the competitiveness of our compensation levels and to assist the compensation committee in setting compensation levels for 2011 and thereafter. Compensation data for the peer group companies were gathered from public filings and from Aon Hewitt's proprietary compensation databases.

        Our peer group for purposes of determining 2011 compensation consisted of the following companies:

Alliance Data Systems	Broadridge Financial Solutions	Ceridian
Cybersource	Euronet Worldwide	Fidelity National Information Services
Fiserv	Global Payments	Heartland Payment Systems
iPayment	MasterCard	Moneygram International
Neustar	Paychex	Total System Services
US Bancorp (Total Payment Services)	Verifone Holdings	Visa
	Western Union	Wright Express

        In the fourth quarter of 2011, in preparation for our initial public offering, the compensation committee engaged Frederic W. Cook & Co. as its independent compensation consultant to assist it in evaluating our executive compensation program and to make recommendations with respect to appropriate levels and forms of compensation and benefits as we transition to becoming a public company, including the following:

  •
  a review of the peer frame previously approved by the compensation committee, discussed above, to confirm its appropriateness for continued use as a publicly traded company;

  •
  an assessment of the components of our executive compensation program and our executives' equity compensation levels relative to peers;

  •
  a review of market and "best" practice with respect to executive severance/change-of-control arrangements;

  •
  assistance with a review of our equity compensation strategy, including the development of award guidelines and an aggregate spending budget;

  •
  a review of considerations and market practices related to short-term cash incentive plans; and

  •
  a review of board of director compensation market practices.

        The objective of this evaluation is to ensure that we remain competitive as a newly public company and that we develop and maintain a compensation framework that is appropriate for a public company. Frederic W. Cook & Co. has not yet finalized its findings and the compensation committee has not approved, or recommended for approval, any material changes to our executive compensation program for 2012, except: (i) as described below under "—Employment Agreements and Severance Benefits" with respect to the new severance plan and the amended and restated offer letters that each executive officer, including the named executive officers, entered into prior to the consummation of our initial public offering; (ii) the new 2012 Vantiv, Inc. Equity Incentive Plan, or the 2012 Equity Plan, as described below under "—2012 Equity Incentive Plan"; and (iii) the new compensation arrangement for our directors, as described below under "—Director Compensation." Frederic W. Cook & Co. does not provide any other services to us or to management.

2011 Compensation Determinations

        Base Salary.    The compensation committee does not apply specific formulas in determining base salary increases. In determining base salaries for 2011 for our executive officers, including our named executive officers, our compensation committee considered the executive officer's position and responsibilities, tenure with our company, our success in achieving our prior year financial and strategic objectives, the individual's contribution and performance during the prior year and market and peer group data. The compensation committee also considered the evaluations and recommendations of our chief executive officer (other than with respect to his own compensation). As discussed above, the compensation committee does not have a predefined framework that determines which factors may be more or less important, and the emphasis placed on specific factors varied among the named executive officers.

        Annualized base salaries for our named executive officers were as follows:

Name	2010 Base Salary(a)	2011 Base Salary (effective April 2011)	% Change
Charles D. Drucker	$484,000	$579,000	19.6%
Mark L. Heimbouch	$444,000	$444,000	0.0%
Royal Cole	$379,000	$379,000	0.0%
Adam Coyle	$229,000	$269,000	17.5%
Donald Boeding	$229,000	$279,000	21.8%

(a)
Includes an increase in base salary of $4,000, effective December 20, 2010, to off-set the company wide elimination of previously provided benefit choice dollars of the same amount.

        The following decisions were made regarding base salaries for 2011:

  •
  The increase in Mr. Drucker's salary was based on the compensation committee's desire to recognize his overall contributions to our financial and strategic objectives particularly with respect to the separation transaction and the acquisition and integration of NPC, the hiring of key executives during 2010, and his tenure. The compensation committee reviewed the peer group data and executive compensation assessment prepared by Aon Hewitt, but his salary was not set in reference to a specific benchmark.

  •
  The increase in Mr. Coyle's salary was based on the compensation committee's desire to recognize his increased responsibilities as president of NPC, a position he assumed in connection with our acquisition of NPC, and his overall contributions to our financial and strategic objectives, particularly with respect to the acquisition and integration of NPC. The compensation committee reviewed the peer group data and executive compensation assessment prepared by Aon Hewitt, but his salary was not set in reference to a specific benchmark. Ultimately, it was our chief executive officer's recommendation and the collective experience and judgment of our compensation committee that determined the amount of the increase of Mr. Coyle's base salary.

  •
  The increase in Mr. Boeding's salary was based on the compensation committee's desire to recognize his overall contributions to our financial and strategic objectives, particularly with respect to his leadership of our Merchant Services segment, as well as his tenure and internal pay equity among our executive officers. The compensation committee reviewed the peer group data and executive compensation assessment prepared by Aon Hewitt, but his salary was not set in reference to a specific benchmark. Ultimately, it was our chief executive officer's recommendation and the collective experience and judgment of our compensation committee that determined the amount of the increase of Mr. Boeding's base salary.

  •
  No adjustments were made to the base salaries of Messrs. Heimbouch and Cole, as the compensation committee determined that their existing base salaries, when taken together with the other elements of their compensation and compared to the external data provided by Aon Hewitt described above, provided sufficient fixed compensation for retention purposes. For Messrs. Heimbouch and Cole, who were hired in December 2009 and March 2010, respectively, the compensation committee established initial base salaries, using their collective experience and business judgment and without reference to survey data, based on the results of individual negotiations, the compensation packages that each candidate was forgoing at their then-current employer, the recommendation of our chief executive officer, and amounts the committee believed were necessary, when combined with the equity and incentive compensation components of their new hire package, to hire them, while considering internal pay equity among our executive officers and the desire to limit cash compensation, particularly "fixed" cash compensation.

        In February 2012, we increased the base salary for Messrs. Drucker and Boeding to $750,000 and $350,001, respectively, effective April 2012. The adjustment to Mr. Drucker's base salary reflects a merit increase, a competitive market adjustment and the termination of previously provided perquisites, primarily his monthly housing and personal commuting allowances and tax preparation assistance. The adjustment to Mr. Boeding's base salary reflects both a merit increase and internal parity considerations. The base salaries for Mr. Heimbouch, who was hired in December 2009, and Messrs. Cole and Coyle, who were hired in March of 2010, remained unchanged from 2011 levels.

        VC Plan Compensation.    Payouts under the VC Plan in 2011 were contingent on the company attaining the predetermined performance goals set in the beginning of the year by the compensation committee. In 2011, we used one financial performance metric, adjusted EBITDA as determined by the compensation committee, weighted at 70% of plan funding, and two strategic metrics, new product and sales channel goals and separation and integration goals, each weighted at 15% of plan funding.

        The threshold, target and maximum adjusted EBITDA goals for the VC Plan in 2011 were $396.5 million, $431.0 million and $474.0 million, respectively. Under the VC Plan, our compensation committee has the power to determine adjusted EBITDA in its sole discretion and to make adjustments up or down to reflect restructurings, extraordinary or non-recurring items, discontinued operations and cumulative effects of accounting changes.

        New product and sales channel goals relate to strategic initiatives and consist of a pre-established number of new products and sales channel revenue generated from the sale and distribution of those products. Following completion of the fiscal year, the compensation committee analyzes the number of new products brought to market and the revenue generated from those new products, and compares those results to the pre-established threshold, target and maximum performance levels to determine whether, and if so, to what extent, to fund the plan based on that metric. Separation and integration goals relate to our strategic initiatives with respect to the separation transaction and the integration of NPC, with performance being judged against pre-established budget and synergy milestones.

        In addition to setting a target performance level for each goal, the compensation committee also set a minimum performance threshold for each goal, below which the plan would not be funded with respect to such goal, and a maximum performance level for each goal, at or above which the plan would be funded at the maximum funding weight assigned to such goal. For 2011, performance at threshold level with respect to adjusted EBITDA, as determined by the compensation committee, would result in a funding weight of 35%, performance at target would result in a funding weight of 70% and performance at or above maximum would result in a 112% funding weight. The funding weights assigned to each of the other two goals were 7.5% for threshold performance, 15% for target performance, and 24% for maximum performance.

        We believe that the target performance levels assigned to the financial and strategic goals under the VC Plan can be characterized as difficult but attainable, meaning that based on historical performance this payout level is not assured but is within reasonable reach, while equally providing strong motivation for executives to strive to exceed the performance goals in a way that balances short and long-term stockholder value creation objectives. The annual financial goal has historically increased year-over-year and the strategic goals typically change each year to promote annual growth objectives consistent with our business plan. While the compensation committee retains discretion to adjust the financial and strategic targets and allocations, it did not exercise any such discretion in 2011.

        In 2011, the financial and strategic goals were achieved at 104%, with adjusted EBITDA for the VC Plan being $440.0 million, as determined by the compensation committee, or 108% of target adjusted EBITDA.

        Because company performance was above the threshold performance level, the plan was funded at 104% of target and the compensation committee was able to award bonuses to our named executive officers. The amounts awarded to our named executive officers were as follows:

Name	2011 Target Bonus (% of Base Salary)	2011 Target Bonus ($)	2011 Award ($)	2011 Award (% of Target Bonus)
Charles D. Drucker	100%	$579,000	$602,160	104%
Mark L. Heimbouch	75%	$333,000	$385,000	116%
Royal Cole	75%	$284,250	$265,000	93%
Adam Coyle	75%	$201,750	$200,000	99%
Donald Boeding	75%	$209,250	$300,000	143%

        The amounts paid to our named executive officers were based on the compensation committee's subjective evaluation of each named executive officer's performance during the year and the recommendations of our chief executive officer based on his evaluation of each executive's individual performance and contributions during the year (except with respect to his own compensation). The target annual bonus for each of our named executive officers was used only as a guideline by the compensation committee when determining the actual amounts they were awarded. The following briefly outlines the key considerations the compensation committee took into account in determining the award for each of our named executive officers, without giving any specific weight to any individual consideration:

  •
  Charles D. Drucker:  (i) drove year over year growth in adjusted EBITDA and net revenue, in each case in excess of business plan; (ii) successfully completed strategic initiatives relating to the separation transaction, on time and within budget and minimal client impact; (iii) drove year over year increase in annual new sales revenue; (iv) lowered year over year per transaction costs; (v) led successful negotiations and signings of new customers; (vi) identified and implemented cost saving initiatives, including debt refinancing and the financing of our new corporate headquarters; (vii) successfully launched a number of new products and the rebranding of Fifth Third Processing Solutions to Vantiv; (viii) completed our move to our new corporate headquarters under budget; and (ix) led preparation efforts for our initial public offering.

  •
  Mark L. Heimbouch:  (i) successfully completed debt refinancing and other cost saving initiatives; (ii) led successful pricing initiatives with the lines of business and implemented new reporting utilities increasing visibility to trends within our business and lines of business; (iii) led successful integrations of acquisitions, including TNB and Card Management Company, and drove synergies to increase operational efficiencies and reduce costs; (iv) stood up the internal audit function; (v) accelerated the financial close process, significantly increasing visibility into the business; (vi) developed and implemented key financial models and forecasting tools to support growth initiatives; and (vii) led preparation efforts for our initial public offering.

  •
  Royal Cole:  (i) drove year over year growth in revenue and adjusted EBITDA; in each case in-line with business plan; (ii) drove year over year increase in new business signings; (iii) drove year over year increase in new revenue from cross selling; (iv) led reorganization of sales and relationship management team; (v) successfully launched a number of new products and implemented cross selling and pricing initiatives; (vi) negotiated and signed agreements with key new clients and strategic partners; and (vii) successfully consolidated the TNB portfolio.

  •
  Adam Coyle:  (i) drove year over year growth in NPC, in excess of NPC business plan; (ii) exceeded NPC business case profit and loss targets and synergy targets for 2011; (iii) successfully resigned key ISOs to multiple year extensions and oversaw negotiations and established relationships that will create annual cost savings; (iv) successfully launched key products; and (v) successfully increased and revamped sales efforts.

  •
  Donald Boeding:  (i) signed key, long-term strategic processing deal; (ii) drove year over year growth in revenue and adjusted EBITDA; (iii) led relationship management team in successfully separating from Fifth Third Bank with limited customer impact; (iv) successfully negotiated key agreements and drove renewals with existing national accounts; (v) drove year over year increase in annual new sales revenue; and (vi) developed product distribution strategy for 2012 and implemented sales force optimization efforts that produced significantly higher results.

        For 2012, the target bonus for Mr. Drucker, as a percentage of base salary, was increased to 115%. For Messrs. Heimbouch, Cole, Coyle and Boeding, their target bonus, as a percentage of base salary, remained 75%.

        Long-Term Equity-Based Incentive Compensation.    Typically, we have made a significant initial phantom equity grant to our executive officers at or shortly after the time of hire, with only discretionary additional awards thereafter. In February of 2011, the compensation committee approved a discretionary additional award of 50,000 phantom equity units to Mr. Coyle, reflecting his increased responsibilities as president of NPC, a position he assumed in November of 2010, and his contributions to our overall corporate and strategic objectives, particularly with respect to the acquisition and integration of NPC.

        With the exception of the discretionary award to Mr. Coyle, there were no equity awards granted to our named executive officers during 2011. In making this determination, the compensation committee, with the assistance of Aon Hewitt, reviewed our equity award granting practices and the equity award holdings of our named executive officers and concurred with our management's recommendation that the current equity award holdings of our executive officers, taking into consideration the vesting conditions and the value of such awards, appropriately met our retention and incentive goals, and that no additional awards were necessary. The phantom equity awards held by each named executive officer at the end of 2011 are listed below under "Outstanding Equity Awards at Fiscal Year End."

        In connection with our initial public offering and the reorganization transactions, Messrs. Drucker, Heimbouch, Cole, Coyle and Boeding received 1,914,532, 611,554, 299,300, 219,082 and 370,003 shares of Vantiv, Inc. Class A common stock, respectively, some of which was restricted, with respect to their phantom equity units they held. The shares of restricted Class A common stock received by each named executive officer vest over time consistent with the terms set forth in their respective phantom unit agreements.

Severance and Change in Control Arrangements

        In connection with our initial public offering, we adopted an executive severance plan. We believe the severance plan is reasonably necessary to hire and retain the executive talent in our market. The terms and estimated amount of benefits provided under this severance plan are described below under "—Employment Agreements and Severance Benefits—Severance Plan" and "—Potential Payments." Grants of equity under our new equity incentive plan contain provisions for accelerated vesting of equity in connection with a change in control, as further described under "—Employment Agreements and Severance Benefits—Potential Payments." We believe these provisions are reasonable because the possibility of a change in control could cause uncertainty among executive officers and concern over potential loss of equity awards (which has been a significant component of their compensation) and therefore could result in their departure or distraction to the detriment of our company and our stockholders.

Retirement and Other Benefits

        Our executive officers are eligible to participate in our employee benefit plans provided to other employees. These benefits include a 401(k) plan with a company matching contribution, group health insurance and short and long-term disability insurance.

        In addition to the benefits offered to all employees, certain executive officers are provided additional benefits that are considered perquisites, which are deemed to be part of an executive officer's total compensation and treated as taxable income under the applicable tax laws. In 2011, perquisites for certain of our executive officers included tax planning services, payments pursuant to our transition deferred compensation plan and commuting, housing and other living expenses. Detailed information about these perquisites is included below in the "All Other Compensation" column of the 2011 Summary Compensation Table.

Tax and Accounting Considerations

        We recognize a charge to earnings for accounting purposes for equity awards over their vesting period. In the past, we have not considered the accounting impact as a material factor in determining the equity award amounts for our executive officers. However, as a public company, we expect that the compensation committee will consider the accounting impact of equity awards in addition to considering the impact to dilution and overhang when deciding on amounts and terms of equity awards. We do not require executive compensation to be tax deductible, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Code, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1.0 million paid in any taxable year to its chief executive officer and certain other executive officers unless the compensation qualifies as "performance-based compensation" within the meaning of the Code. Under a special Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before our initial public offering will generally not be subject to the $1.0 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering occurs. As a private company, we have not taken the deductibility limit of Section 162(m) into consideration in setting compensation for our executive officers because Section 162(m) did not apply to us. As a public company, we expect that the compensation committee will consider the deductibility of compensation, but will be fully authorized to approve compensation that is not deductible when it believes that such payments are appropriate to attract and retain executive talent.

2011 Summary Compensation Table

        The following table sets forth certain information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for the year ended December 31, 2011. We refer to these individuals in this prospectus as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Charles D. Drucker	2011	549,769	702,160	—	202,320	1,454,249
Chief Executive Officer and President
Mark L. Heimbouch	2011	444,000	385,000	—	11,025	840,025
Chief Financial Officer
Royal Cole	2011	379,000	265,000	—	77,375	721,375
President, Financial Institution Services
Adam Coyle	2011	256,692	200,000	210,331	40,311	707,334
President, NPC
Donald Boeding	2011	263,620	300,000	—	66,995	630,615
President, Merchant Services

(1)
Reflects the amounts paid under the VC Plan in 2011 as determined by the compensation committee. See "—Compensation Discussion and Analysis—2011 Compensation Determinations—VC Plan Compensation." In addition to the amount he received under the VC Plan in 2011, Mr. Drucker received a one-time award of $100,000 in connection with his efforts to complete the separation transaction from Fifth Third Bank and to position ourselves for our initial public offering.

(2)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of phantom equity units granted during the year calculated in accordance with FASB ASC Topic 718. Two-thirds of the phantom equity units granted to Mr. Coyle are subject to time-based vesting, with the remaining one-third subject to a liquidity event-based vesting component. As of the grant date and December 31, 2011, the liquidity events (a change in control or initial public offering) were considered not probable of occurring in accordance with ASC Topic 718. As a result, no value has been ascribed to such performance-based units for purposes of this table. The grant date fair value of the time awards granted to Mr. Coyle was $6.31 per time unit. For additional information on the valuation assumptions used to determine grant date fair value for phantom equity units, see Note 12, "Share-Based Compensation—Phantom Equity" to our audited financial statements. For additional information about Mr. Coyle's award, see the "Grants of Plan-Based Awards in 2011" and "Outstanding Equity Awards at 2011 Fiscal Year-End" tables, below.

(3)
This column includes matching contributions made under our 401(k) plan, amounts paid pursuant to the terms of the FTPS Transition Deferred Compensation Plan and perquisites and other personal benefits, as set forth in the table below.

Name	401(k) Match ($)	Tax Preparation Services ($)	Relocation Expenses ($)(a)	Commuting Expenses ($)(b)	Housing Allowance ($)(c)	FTPS Transition Deferred Compensation Plan ($)(d)
Charles D. Drucker	11,025	43,247	—	115,048	33,000	—
Mark L. Heimbouch	11,025	—	—	—	—	—
Royal Cole	11,025	—	51,267	15,083	—	—
Adam Coyle	11,025	—	—	29,286	—	—
Donald Boeding	10,361	—	—	—	—	56,634

(a)
This column includes moving and related expenses for relocation to the Cincinnati area.

(b)
This column includes airfare and related expenses for commuting between the executive's home and our corporate headquarters.

(c)
This column includes rent and related expenses for temporary housing near our corporate headquarters.

(d)
This column consists of amounts paid out during the year pursuant to the FTPS Transition Deferred Compensation Plan. Balances in the plan are paid out in equal annual installments over a five year period. The first payment under the plan was made in May 2010. Participants in the plan must be employed on each payout date to receive payment. For additional information about this plan, see "Certain Relationships and Related Person Transactions—Agreements Related to the Separation Transaction—FTPS Transition Deferred Compensation Plans."

Grants of Plan-Based Awards in 2011

        The following table shows all plan-based awards granted to the named executive officers during the year ended December 31, 2011.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Charles D. Drucker	—	—		—	—
Mark L. Heimbouch	—	—		—	—
Royal Cole	—	—		—	—
Adam Coyle	2/3/2011	50,000	(1)	14.90	210,331
Donald Boeding	—	—		—	—

(1)
Consists of an award under the Vantiv Holding Management Phantom Equity Plan of 33,333 phantom equity units subject to time-based vesting and 16,667 phantom equity units subject to a liquidity event-based vesting condition.

(2)
Reflects the grant date fair value of phantom equity units issued to the named executive officer, calculated in accordance with ASC Topic 718. The grant fair value of phantom equity units subject to time-based vesting was $6.31 per time unit as of February 3, 2011, the grant date of Mr. Coyle's award. As of the grant date and December 31, 2011, the liquidity events were considered not probable of occurring in accordance with ASC Topic 718. As a result, no value has been ascribed to such performance-based units for purposes of this table. For additional information on the valuation assumptions used to determine grant date fair value for phantom equity units, see Note 12, "Share-Based Compensation—Phantom Equity" to our audited financial statements.

 Outstanding Equity Awards at 2011 Fiscal Year-End

        The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers at December 31, 2011.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles D. Drucker
Time Awards(1)	6/30/09	—	815,217	—	11.00	6/30/2016
Performance Awards(2)	6/30/09	—	—	1,086,956	11.00	—
Mark L. Heimbouch
Time Awards(1)	12/9/09	—	362,000	—	11.00	12/9/2016
Performance Awards(2)	12/9/09	—	—	251,000	11.00	—
Royal Cole
Time Awards(1)	3/8/10	—	200,000	—	11.00	3/8/2017
Performance Awards(2)	3/8/10	—	—	100,000	11.00	—
Adam Coyle
Time Awards(1)	3/1/10	—	116,667	—	11.00	3/1/2017
Performance Awards(2)	3/1/10	—	—	58,333	11.00	—
Time Awards(1)	2/3/11	—	33,333	—	14.90	2/3/2018
Performance Awards(2)	2/3/11	—	—	16,667	14.90	—
Donald Boeding
Time Awards(1)	7/31/09	—	253,623	—	11.00	7/31/2016
Performance Awards(2)	7/31/09	—	—	126,812	11.00	—

(1)
Time awards fully vest on the earliest of the fifth anniversary of the grant date, subject to the participant's continued service through the end of the seventh anniversary of the grant date (the payout date), or the date of the consummation of a change of control, as defined in the Vantiv Holding Management Phantom Equity Plan or in part upon an initial public offering, as defined in the Vantiv Holding Management Phantom Equity Plan, or upon a qualified termination of service, subject to certain conditions.

(2)
The performance awards contain certain vesting conditions that are triggered upon the earlier of the consummation of a change of control or an initial public offering.

Options Exercised and Stock Vested in 2011

        No phantom equity units vested or were exercised in 2011.

Pension Benefits

        In the year ended December 31, 2011, our named executive officers received no pension benefits and had no accumulated pension benefits.

Nonqualified Deferred Compensation

        In the year ended December 31, 2011, our named executive officers received no nonqualified deferred compensation and had no deferred compensation balances.

Employment Agreements and Severance Benefits

        In connection with our initial public offering, we entered into new offer letters with each of our executive officers. Pursuant to these offer letters, each named executive officer is entitled to an annual base salary and a bonus opportunity with a target amount as described in "—Compensation Discussion and Analysis—2011 Compensation Determinations," to the extent compensation for 2012 is discussed. In addition, pursuant to the offer letters, each named executive officer is eligible to participate in the Vantiv, LLC Executive Severance Plan, or the Severance Plan (as described below).

        Each named executive officer had received grants of phantom equity units under their prior employment agreements and offer letters. The new offer letters did not amend any terms of the executives' outstanding awards. Each of our named executive officers received restricted stock under the 2012 Equity Plan with respect to phantom units they previously held in Vantiv Holding, which provide for accelerated vesting as further described under "—Potential Payments."

        We originally entered into an employment agreement with Mr. Drucker on June 30, 2009. In connection with his employment, we loaned Mr. Drucker $1.5 million which was used to purchase units in Vantiv Holding. The loan was subsequently forgiven and the related income taxes of approximately $1.4 million were paid on behalf of Mr. Drucker by Vantiv Holding. See "Certain Relationships and Related Person Transactions—Agreements Related to the Separation Transaction—JPDN Stock Purchase Agreement and Loan to Charles D. Drucker."

Severance Plan

        We adopted the Severance Plan in connection with our initial public offering. Pursuant to the Severance Plan, our chief executive officer, executive officers (including our named executive officers) and senior officers are eligible to receive severance payments upon termination without cause or resignation for good reason, subject to signing a release of claims and compliance with continuing obligations of confidentiality and non-disparagement, and continuing obligations of non-competition, non-solicitation and no-hire for one year after termination.

        Upon termination of Mr. Drucker without cause or his resignation for good reason (each as defined below), Mr. Drucker would be entitled to (a) 18 months of base salary, (b) a lump sum equal to the amount of annual bonus he would have been entitled to receive within the fiscal year in which he is terminated and (c) the premium cost of coverage under medical and dental plans for 24 months, at the same rate we contribute to premium cost for active executives. If we terminate Mr. Drucker's employment without cause or he terminated his employment with good reason (each as defined below): (i) in the 24 months following a change of control; or (ii) during the six months prior to the change of control if it was at a request of a third party that had taken steps reasonably calculated or intended to effect a change of control or otherwise arose in connection with or in anticipation of a change of control (collectively, the "Change of Control Period"), then Mr. Drucker would be entitled to (a) a lump sum payment equal to 18 months base salary, (b) a lump sum equal to his current target bonus and (c) the premium cost of coverage under medical and dental plans for 24 months, at the same rate we contribute to premium cost for active executives.

        Upon termination of the employment of a participating executive officer, including the named executive officers, without cause or his or her resignation for good reason (each as defined below), such executive officer would be entitled to (a) a lump sum payment equal to one year's base salary and (b) a lump sum equal to the amount of annual bonus he or she would have been entitled to receive within the fiscal year in which he or she is terminated. If we terminate such executive officer's employment without cause or he or she terminated his or her employment with good reason (each as defined below) during the Change of Control Period, then such named executive officer would be entitled to (a) a lump sum payment equal to one year's base salary and (b) a lump sum equal to his or her current target bonus.

        Upon termination of the employment of a participating senior officer without cause or his or her resignation for good reason (each as defined below), such senior officer would be entitled to (a) a lump sum payment equal to six months' base salary and (b) a lump sum equal to pro-rated portion of the amount of annual bonus he or she would have been entitled to receive within the fiscal year in which he or she is terminated. If we terminate such senior officer's employment without cause or he or she terminated his or her employment with good reason (each as defined below) during the Change of Control Period, then such senior officer would be entitled to (a) a lump sum payment equal to six months' base salary and (b) a lump sum equal to 50% of his or her current target bonus.

        Under the Severance Plan, "cause" generally means that we have determined that any or more than one of the following has occurred: (i) gross negligence or willful misconduct of a material nature in connection with the performance of duties; (ii) indictment or conviction for or has pleaded guilty to a felony; (iii) non-de minimis intentional act of fraud, dishonesty or misappropriation (or attempted appropriation) of our funds or property (including those of any of our affiliates); (iv) we (or any parent or subsidiary) is ordered or directed by a federal or state regulatory agency to terminate or suspend such participant's employment; (v) violation of a non-competition agreement after written notice from the board of directors to cease such activity, and the board of directors determines activity is materially harmful to us and our affiliates; (vi) breach of any material obligation of the offer letter; (vii) breach of fiduciary duties as officer or director; or (viii) continued failure or refusal after written notice from the board of directors to implement or follow the direction of the board of directors or our chief executive officer.

        "Good reason" generally means: (i) material diminution in nature or scope of responsibilities, duties or authorities; (ii) material diminution in base salary or annual bonus potential, other than as part of across-the-board reduction that results in proportional reduction to such participant equal to that of other senior executives; (iii) removal from, or failure to continue in, current position, unless such participant is offered another executive position which is no less favorable than such participant's current position in terms of compensation; (iv) any requirement that the participant take any action or omit to take any action, which if taken or omitted to be taken would require the participant to resign in order to comply with applicable law; or (v) relocation of such executive officer's principal office to a location more than 50 miles from the current office provided the move in office location results in an increase in such executive officer's commute.

Potential Payments

        The following table summarizes our named executive officer's potential payments upon the occurrence of certain events pursuant to their respective offer letters, assuming that such events occurred as of December 31, 2011 and that their new offer letters had been executed during the year:

	Base Salary ($)	Bonus(3) ($)	Benefits(4) ($)	Total ($)
Charles D. Drucker:
Termination without cause or for good reason(1)	868,500	602,160	18,957	1,489,617
Termination upon change of control(2)	868,500	579,000	18,957	1,466,457
Mark L. Heimbouch:
Termination without cause or for good reason	444,000	385,000	—	829,000
Termination upon change of control(2)	444,000	333,000	—	777,000
Royal Cole:
Termination without cause or for good reason	379,000	265,000	—	644,000
Termination upon change of control(2)	379,000	284,250	—	663,250
Adam Coyle:
Termination without cause or for good reason	269,000	200,000	—	469,000
Termination upon change of control(2)	269,000	201,750	—	470,750
Donald Boeding:
Termination without cause or for good reason	279,000	300,000	—	579,000
Termination upon change of control(2)	279,000	209,250	—	488,250

(1)
Represents continued payment of Mr. Drucker's salary for 18 months if he is terminated without cause or he terminates for good reason outside of the Change of Control Period.

(2)
Termination upon change of control refers to termination of an executive officer without cause or he terminated his employment for good reason during the Change of Control Period.

(3)
For termination without cause or for good reason, bonus refers to each executive officer's earned bonus. For termination upon change of control, bonus refers to each executive officer's current target bonus. In each case, without proration.

(4)
For Mr. Drucker, we will continue to pay the premium cost of coverage under medical and dental plans for 24 months, at the same rate we contribute to premium cost for active executives. Each of the other executives is entitled to COBRA benefits.

        In addition, each of our named executive officers received restricted stock under the 2012 Equity Plan with respect to phantom units they previously held in Vantiv Holding. The restricted stock agreements the named executive officers entered into with us provide for accelerated vesting of all shares of restricted Class A common stock held by such named executive officer upon a change of control. Assuming our initial public offering and the reorganization transactions had occurred and based upon the initial public offering price of $17.00 per share, Messrs. Drucker, Heimbouch, Cole, Coyle and Boeding would have received vested stock equivalent to $27.4 million, $8.5 million, $4.2 million, $3.1 million and $4.8 million, respectively, if there was a change of control on December 31, 2011. Furthermore, upon termination without cause or resignation for good reason (as defined in the Severance Plan), Mr. Drucker's restricted stock agreement provides for accelerated vesting of the shares of restricted Class A common stock held by him that would have vested in the 18 months following his termination or resignation. Assuming: (i) the termination without cause or resignation for good reason had occurred as of December 31, 2011; (ii) Mr. Drucker's new offer letter was executed during the year; and (iii) the initial public offering and the reorganization transactions had occurred, and based upon the initial public offering price of $17.00 per share, Mr. Drucker would have received vested stock equivalent to $11.0 million.

 Non-Competition, Non-Solicitation and Confidentiality

        Each of our executive officers has entered into non-competition, non-solicitation and confidentiality agreements with us. Pursuant to such agreements, each executive officer has agreed not to compete with us for a specified period following such executive officer's date of termination. In addition, each executive officer may not solicit any of our employees during the term of his employment or for a specified period thereafter or disclose any confidential information provided by our employment.

2012 Equity Incentive Plan

        In connection with our initial public offering, our board of directors adopted the 2012 Equity Plan. The 2012 Equity Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. The following summary describes the material terms of the 2012 Equity Plan but does not include all provisions of the 2012 Equity Plan. For further information regarding the 2012 Equity Plan, we refer you to a complete copy of the 2012 Equity Plan, which we have filed as an exhibit to the registration statement of which this prospectus forms a part.

        Purpose.    The purposes of the 2012 Equity Plan are to motivate and reward employees and other individuals who are expected to contribute significantly to our success to perform at the highest level and to further our best interests and the best interests of our stockholders.

        Plan Administration.    The 2012 Equity Plan is administered by our compensation committee. The compensation committee has the authority to, among other things, designate recipients, determine the types, amounts and terms and conditions of awards, and to take other actions necessary or desirable for the administration of the 2012 Equity Plan. The compensation committee also has authority to implement certain clawback policies and procedures and may provide for clawbacks as a result of financial restatements in an award agreement. The compensation committee may impose restrictions on any award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

        Authorized Shares.    Subject to adjustment as described in the 2012 Equity Plan, the maximum number of shares of Class A common stock available for issuance pursuant the 2012 Equity Plan is 35,500,000 shares, provided that no more than 20,000,000 shares may be issued pursuant to incentive stock options. Any shares of Class A common stock underlying awards that are expired, forfeited, or otherwise terminated without the delivery of shares, or are settled in cash, will again be available for issuance under the 2012 Equity Plan.

        Eligibility.    Awards may be granted to members of our board of directors, as well as employees or consultants of us or our affiliates. In certain circumstances, we may also grant substitute awards to holders of equity-based awards of a company that we acquire or combine with.

        Types of Awards.    The 2012 Equity Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards determined by the compensation committee.

  •
  Stock options:    An option granted under the 2012 Equity Plan will enable the holder to purchase a number of shares of our Class A common stock on set terms. Options shall be designated as either a nonqualified stock option or an incentive stock option. An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. The exercise price of an option is not permitted to be less than the fair market value of a share of Class A common stock on the date of grant, other than in the case of a substitute award. The compensation committee will determine the vesting, exercise and other terms, although the term of an option will not exceed 10 years from the grant date.

  •
  Stock appreciation rights:    A stock appreciation right is an award that entitles the participant to receive stock or cash upon exercise that is equal to the excess of the value of the Class A common stock subject to the right over the exercise or hurdle price of the right. The exercise or hurdle price is not permitted to be less than the fair market value of a share of Class A common stock on the date of grant, other than in the case of a substitute award. The compensation committee will determine the vesting, exercise and other terms, although the term of a stock appreciation right will not exceed 10 years from the grant date.

  •
  Restricted stock and restricted stock units:    A restricted stock award is an award of Class A common stock subject to forfeiture restrictions. A restricted stock unit is a contractual right to receive cash, shares or a combination of both based on the value of a share of Class A common stock. The compensation committee will determine the vesting and delivery schedule and other terms of restricted stock and restricted stock unit awards.

  •
  Performance awards:    A performance award is an award, which may be stock- based or cash-based, that will be earned upon achievement or satisfaction of performance conditions specified by the compensation committee.

  •
  Other stock-based awards:    The compensation committee may also grant other awards that are payable in or otherwise based on or related to shares of Class A common stock and determine the terms and conditions of such awards.

        Termination of Employment or Service.    The compensation committee will determine the effect of a termination of employment or service on an award. However, unless otherwise provided, upon a termination of employment or service all unvested options and stock appreciation rights will terminate. Unless otherwise provided, vested options and stock appreciation rights must be exercised within certain limited time periods after the date of termination, depending on the reason for termination; provided, however, that if a participant's employment or service is terminated for cause (as will be defined in the award agreement), all options and stock appreciation rights, whether vested or unvested, will terminate immediately.

        Performance Measures.    The 2012 Equity Plan provides that grants of performance awards will be made based upon, and subject to achieving, one or more numerous specified performance measures over a performance period of not less than one year established by the compensation committee.

        If the compensation committee intends that a performance award qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, the award agreement will include a pre-established formula, such that payment, retention or vesting of the award is subject to the achievement of one or more performance measures during a performance period. The performance measures must be specified in the award agreement or by the compensation committee within the first 90 days of the performance period. Performance measures may be established on an absolute or relative basis and may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices.

        A performance measure with respect to a performance award intended to qualify as performance-based compensation for purposes of Section 162(m) means one of the following measures with respect to the company: net sales; net revenue; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); net earnings; earnings per share; net income or loss (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of share price; market share; gross profits; earnings or loss (including earnings or loss before interest and/or taxes, or earnings before interest, taxes, depreciation and/or amortization, including, in each case, subject to specified adjustments); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; cash margin; year-end cash; debt reduction; shareholder equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; research and development achievements; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections; financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the company's equity or debt securities; factoring transactions; sales or licenses of the company's assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.

        With respect to any award intended to qualify as performance-based compensation for purposes of Section 162(m), no participant may be awarded during any calendar year, subject to adjustment as described in the 2012 Equity Plan, more than the following amounts of awards: (i) options and stock appreciation rights that relate to 1,500,000 shares of Class A common stock; (ii) performance awards that relate 700,000 shares of Class A common stock; and (iii) cash-based awards that relate to no more than $5.0 million.

        Transferability.    Awards under the 2012 Equity Plan generally may not be transferred except through will or by the laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided by the compensation committee.

        Adjustment of Awards.    Notwithstanding any other provision of the 2012 Equity Plan, the 2012 Equity Plan and awards thereunder are subject to adjustment in the event of any corporate event or transaction such as any dividend or other distribution (whether in the form of cash, shares of Class A common stock or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of our Class A common stock or other securities, issuance of warrants or other rights to purchase our shares of Class A common stock or other securities, issuance of shares of Class A common stock pursuant to the anti-dilution provisions of our securities, or other similar corporate transaction or event affecting the shares of Class A common stock. If any such corporate event occurs, the compensation committee will adjust, as equitable, the number and type of shares of Class A common stock or other securities that may be issued under the 2012 Equity Plan; the number and type of Class A common stock or other securities subject to outstanding awards; the grant, purchase, exercise or hurdle price with respect to any award, or if deemed appropriate, a cash payment to a holder of an outstanding award; and performance measures set forth in any performance award that are based on or derived from the value of a share of Class A common stock.

        Change of Control.    The compensation committee may provide for accelerated vesting of an award upon, or as a result of events following, a change of control (as defined in the 2012 Equity Plan). This may be done in the award agreement or in connection with the change of control. In the event of a change of control, the compensation committee may also cause an award to be cancelled in exchange for a cash payment to the participant or cause an award to be assumed by a successor corporation.

        No Repricing.    Stockholder approval will be required in order to reduce the exercise or hurdle price of an option or stock appreciation right or to cancel such an award in exchange for a new award when the exercise or hurdle price is below the fair market value of the underlying Class A common stock.

        Amendment and Termination.    The board of directors may amend or terminate the 2012 Equity Plan. Stockholder approval (if required by law or stock exchange rule) or participant consent (if the action would materially adversely affect the participant's rights) may be required for certain actions. The 2012 Equity Plan will terminate on the earliest of (i) 10 years from its effective date (unless extended if permitted), (ii) when the maximum number of shares of Class A common stock authorized for issuance pursuant to the 2012 Equity Plan have been issued and (iii) when the board of directors terminates the 2012 Equity Plan.

        Effective Date.    The 2012 Equity Plan became effective on March 21, 2012.

Director Compensation

        Prior to our initial public offering, directors of Vantiv, Inc. had not received compensation for their service as a director. Mr. Stiefler received an annual retainer of $300,000 in 2011 as compensation from Vantiv Holding for his service on its board of directors, and Pamela H. Patsley received $52,500 in 2011 as compensation from Vantiv Holding for her service on its board of directors.

        Following our initial public offering, our directors (other than Mr. Drucker, our President and Chief Executive Officer) are paid quarterly in arrears:

  •
  an annual cash retainer of $80,000;

  •
  an additional retainer of $20,000 for the audit committee chair, $15,000 for the compensation committee chair and $12,500 for the nomination and governance committee chair; and

  •
  an annual equity grant of $120,000 of value-denominated, full-value restricted stock units, which will vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of stock following the termination of the director's service.

        In lieu of the annual cash retainer of $80,000 and the annual grant of $120,000 of restricted stock units, Mr. Stiefler, the chairman of the board of directors, will receive an annual cash retainer of $120,000 and an annual equity grant of $180,000 in restricted stock units. Directors will also be entitled to receive an incremental fee of $1,000 for each meeting attended beyond 10 board of director meetings per year or 20 committee meetings per year, and reimbursement of travel expenses, to the extent applicable. Each director will have the option to receive some or all of their cash retainer in equity grants of restricted stock units.

        Contemporaneously with our initial public offering, we granted 10,588 and 7,058 of restricted stock units, respectively, to Mr. Stiefler and each of our directors (other than Mr. Drucker), which vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of Class A common stock following the termination of the director's service.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Reorganization and Offering Transactions

        In connection with our initial public offering, we entered into a recapitalization agreement with our stockholders prior to the initial public offering and with the Fifth Third investors pursuant to which the following transactions occurred in the order specified in the recapitalization agreement:

  •
  As provided in the recapitalization agreement: (i) the holders of Vantiv, Inc. common stock prior to the initial public offering received 89,515,617 shares of our Class A common stock in exchange for the shares of common stock held; (ii) we issued 86,005,200 shares of our Class B common stock to the Fifth Third investors; (iii) JPDN contributed all rights, title and interest in its Class A units and Class B units in Vantiv Holding in exchange for 239,672 shares of our Class A common stock; and (iv) upon JPDN's contribution, the Class B units in Vantiv Holding previously held by JPDN automatically converted into Class A units in Vantiv Holding, which in each case gives effect to the stock split described below. See "—Recapitalization Agreement."

  •
  Vantiv, Inc. amended and restated its certificate of incorporation and authorized capital stock consisting of 890,000,000 shares of Class A common stock, 100,000,000 shares of Class B common stock, and 10,000,000 shares of undesignated preferred stock. We conducted a 1.7576 for 1 stock split of our Class A common stock prior to the consummation of the initial public offering. Our amended and restated certificate of incorporation provides Fifth Third Bank with certain consent rights, which will prevent us or our subsidiaries from taking certain actions without Fifth Third Bank's approval. See "Description of Capital Stock—Consent Rights."

  •
  Vantiv Holding's prior Amended and Restated Limited Liability Company Agreement was amended and restated to, among other things, modify its capital structure to effect a 1.7576 for 1 unit split and provide for a sufficient number of Class A units, Class B units and Class C non-voting units of Vantiv Holding, with the Class A units held by Vantiv, Inc., the Class B units held by the Fifth Third investors and the non-voting Class C units issuable upon exercise of the Warrant currently held by Fifth Third Bank. Vantiv, Inc. held 127,393,016 Class A units and is the managing member and the majority unitholder of Vantiv Holding, and operates and controls Vantiv Holding, subject to the terms of Fifth Third Bank's consent rights and other provisions set forth in the Amended and Restated Vantiv Holding Limited Liability Company Agreement. See "Description of Capital Stock—Vantiv Holding." We paid Fifth Third Bank a $15.0 million fee related to the modification of its consent rights (specifically with respect to (i) increasing the threshold on when certain actions require Fifth Third Bank's approval, (ii) the termination of transferability and (iii) all of the consent rights terminating upon the transfer of more than 50% of the shares of Class A and Class B common stock held by Fifth Third Bank and its affiliates immediately following the consummation of our initial public offering) under the prior Amended and Restated Vantiv Holding Limited Liability Company Agreement. The Fifth Third investors held 86,005,200 Class B units, which are exchangeable for shares of Class A common stock. See "—Exchange Agreement."

  •
  We restructured the ownership and/or operations of Transactive for bank regulatory purposes and commenced its dissolution. See "Business—Regulation—Banking Regulation."

  •
  Vantiv, Inc. and the Fifth Third investors entered into the Exchange Agreement under which we commit to maintain a 1:1 ratio between the units of Vantiv Holding and the common stock of Vantiv, Inc. and the Fifth Third investors (or certain permitted transferees thereof) have the right, subject to the terms of the Exchange Agreement, from time to time to exchange their Class B units or Class C non-voting units in Vantiv Holding for shares of our Class A common stock on a one-for-one basis, or, at Vantiv, Inc.'s option, for cash. To the extent that we issue a share of Class A common stock upon the exchange of a Class B unit of Vantiv Holding, Vantiv

    Holding will issue a Class A unit to us and we will cancel a share of Class B common stock. See "—Exchange Agreement."

  •
  We entered into four tax receivable agreements, which provide for payments by us to Vantiv Holding's pre-initial public offering investors equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we and NPC actually realize as a result of certain tax basis increases and NOLs. See "—Reorganization and Offering Transactions—Tax Receivable Agreements."

        In addition, the Fifth Third investors received one share of our Class B common stock for each Class B unit of Vantiv Holding that they hold. The Class B common stock only carries voting rights and carries the right for the Fifth Third investors to appoint a certain number of directors; it carries no economic rights. The shares of our Class B common stock entitle the holders of the Class B common stock collectively to up to 18.5% of the aggregate voting power of our outstanding common stock on a formulaic basis, other than in connection with the election of Class B directors. The total value and voting power of the Class A common stock and the Class B common stock that the Fifth Third investors hold (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% of all Class A common stock (and preferred stock entitled to vote with the Class A common stock, if we issue any in the future) and Class B common stock at any one time other than in connection with a stockholder vote with respect to a change of control, in which event the Fifth Third investors have the right to that full number of votes equal to the number of shares of Class A common stock and Class B common stock they own, which, in the aggregate, would be 39.4% of all Class A common stock and Class B common stock. The Fifth Third investors also are entitled to elect a number of Class B directors equal to the percentage of the voting power of all of our outstanding common stock represented by the Class B common stock held by the Fifth Third investors but not exceeding 18.5% of the board of directors. In addition to the extent that the Fifth Third investors hold Class A common stock and Class B common stock entitled to less than 18.5% of the voting power of the outstanding common stock, then the Fifth Third investors shall be entitled only to such lesser voting power. The Fifth Third investors, who currently hold all Class B common stock, hold 18.5% of the voting power in Vantiv, Inc. Holders of our Class B common stock also have to approve certain amendments to our amended and restated certificate of incorporation. See "Description of Capital Stock."

        Vantiv, Inc. purchased 2,086,064 Class B units from the Fifth Third investors with the proceeds it received from the underwriters' option to purchase additional shares in the initial public offering, at a purchase price equal to the public offering price less underwriting discounts and commissions. Upon such purchase, an equivalent number of shares of Class B common stock were cancelled, and these Class B units were converted into Class A units upon such purchase. We also paid approximately $1.5 million in expenses on behalf of the Fifth Third investors in connection with our initial public offering.

        As a result of the reorganization transactions and our initial public offering as of June 30, 2012:

  •
  the investors purchasing Class A common stock in our public offering owned 33,823,800 shares of our Class A common stock and Vantiv, Inc. held 129,123,210 Class A units of Vantiv Holding;

  •
  the funds managed by Advent held 87,429,553 shares of Class A common stock, including 530,012 shares of Class A common stock held by Pamela H. Patsley, a director, for which Advent has voting and dispositive power;

  •
  the Fifth Third investors held 83,919,136 shares of our Class B common stock and 83,919,136 Class B units of Vantiv Holding, which Class B units are exchangeable on a one-for-one basis for shares of our Class A common stock or, at Vantiv, Inc.'s option, for cash;

  •
  the investors purchasing Class A common stock in our initial public offering collectively had 21.3% of the voting power and 26.2% of the economic interest of the common stock of Vantiv, Inc.;

  •
  the funds managed by Advent had 55.2% of the voting power of the common stock of Vantiv, Inc.;

  •
  the Fifth Third investors had 18.5% of the voting power of the common stock of Vantiv, Inc. and no economic interest in Vantiv, Inc.; and

  •
  certain of our employees had 1,630,776 shares of unrestricted Class A common stock and 6,239,081 shares of unvested restricted Class A common stock under the 2012 Equity Plan that is subject to time-based vesting in accordance with its terms for phantom units they held in Vantiv Holding.

        Fifth Third Bank holds a Warrant to purchase 20,378,027 Class C non-voting units of Vantiv Holding at an exercise price of approximately $15.98 per unit, subject to customary anti-dilution adjustments. The Warrant is (x) freely transferable, in whole or in part, (y) freely transferable, in whole or in part, by third parties and (z) freely exercisable by the holder thereof subject to (i) the receipt of a private ruling from the IRS stating that the exercise of the Warrant will not cause a deemed transfer taxable to Vantiv, Inc. of an interest in the capital of Vantiv Holding for tax purposes from Vantiv, Inc. to the party exercising the Warrant, or a capital shift that causes a taxable event for Vantiv, Inc., (ii) enactment of final U.S. income tax regulations to clarify that no taxes will be payable upon exercise of the Warrant due to a capital shift that causes a taxable event for Vantiv, Inc., or (iii) Fifth Third Bank or another creditworthy entity providing indemnity to us equal to 70% of any taxes payable by us in respect of any income or gain recognized by Vantiv Holding or Vantiv, Inc. resulting from such a capital shift that may be caused by the exercise of the Warrant (except in certain circumstances including a change). If all or part of the Warrant issued to Fifth Third Bank (inclusive of any derivative Warrants if only a portion of the Warrant is transferred) is transferred to a third party that is not an affiliate of Fifth Third Bank, upon exercise of the Warrant, the Class C non-voting units will immediately be exchanged for, at our option, cash or Class A common stock. See "—Exchange Agreement." The Warrant expires upon the earliest to occur of (i) June 30, 2029 and (ii) a change of control of Vantiv, Inc. (as defined in the revised Warrant Agreement) where the price paid per unit in such change of control minus the exercise price of the Warrant is less than zero. See "—Agreements Related to the Separation Transaction—Warrant."

        Our organizational structure allows the Fifth Third investors to retain equity ownership in Vantiv Holding, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of units. In addition, the Fifth Third investors from time to time may acquire an economic interest in Vantiv, Inc. by exercising their put right and acquiring Class A common stock pursuant to the Exchange Agreement. The Class B common stock will give voting rights to the Fifth Third investors. The total value and voting power of the Class A common stock and the Class B common stock that the Fifth Third investors hold (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% of all Class A common stock (and preferred stock entitled to vote with the Class A common stock, if we issue any in the future) and Class B common stock at any time other than in connection with a stockholder vote with respect to a change of control, in which event the Fifth Third investors have the right to that full number of votes equal to the number of shares of Class A common stock and Class B common stock they own, which, in the aggregate, would be 39.4% of all Class A common stock and Class B common stock. Investors in this offering will, by contrast, hold their equity ownership in Vantiv, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. Vantiv, Inc. and Fifth Third Bank will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Vantiv Holding.

        Vantiv, Inc. is a holding company and its principal assets have been equity interests in Vantiv Holding and Transactive. Transactive was reorganized as a wholly-owned subsidiary of Vantiv, LLC, a wholly-owned subsidiary of Vantiv Holding, immediately prior to our initial public offering for bank regulatory purposes and has commenced dissolution. As the majority unitholder of Vantiv Holding, we operate and control the business and affairs of Vantiv Holding, subject to Fifth Third Bank consent rights in our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement. For so long as the Exchange Agreement is in effect, we will conduct our business exclusively through Vantiv Holding and its respective operating subsidiaries.

        In addition, pursuant to our amended and restated certificate of incorporation, the Exchange Agreement and the Amended and Restated Vantiv Holding Limited Liability Company Agreement, the capital structure of Vantiv, Inc. and Vantiv Holding generally replicate one another and provide for customary anti-dilution mechanisms in order to maintain a one-for-one exchange ratio between the units of Vantiv Holding and the Vantiv, Inc. common stock, among other things. See "Description of Capital Stock—Common Stock," "Description of Capital Stock—Vantiv Holding" and "—Exchange Agreement."

        The unitholders of Vantiv Holding, including Vantiv, Inc. will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Vantiv Holding. Net profits and net losses of Vantiv Holding will generally be allocated to its unitholders (including Vantiv, Inc.) pro rata in accordance with the percentages of their respective limited liability company interests. The Amended and Restated Vantiv Holding Limited Liability Company Agreement provides for cash distributions, which we refer to as "tax distributions," pro rata to the holders of its units if Vantiv, Inc., as the majority unitholder of Vantiv Holding, determines that the taxable income of Vantiv Holding will give rise to taxable income for a unitholder. Generally, these tax distributions will be computed based on an estimate of the net taxable income of Vantiv Holding allocable to a holder of its units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state or local income tax rate prescribed for a corporate resident in New York, New York (taking into account the nondeductibility of certain expenses and the character of our income). Tax distributions will be made only to the extent all distributions from Vantiv Holding for the relevant year were insufficient to cover such tax liabilities and are subject to certain Fifth Third Bank consent rights set forth in the Amended and Restated Vantiv Holding Limited Liability Company Agreement.

        Vantiv Holding is permitted under the Amended and Restated Vantiv Holding Limited Liability Company Agreement to make payments to us that are required under the Exchange Agreement and the Advancement Agreement, which allows us to make payments under our tax receivable agreement related to the NPC NOLs, make payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, make payments required under the Exchange Agreement, pay our franchise taxes and cover our reasonable administrative and corporate expenses, which includes substantially all expenses incurred by or attributable to Vantiv, Inc. (such as expenses incurred in connection with this offering, including expenses of each class of stockholder).

Recapitalization Agreement

        We and the pre-initial public offering investors entered into a recapitalization agreement in connection with the reorganization transactions and our initial public offering. Pursuant to the recapitalization agreement, the existing holders of our common stock received 89,515,617 shares of our Class A common stock in exchange for the shares of common stock they held, and we issued 86,005,200 shares of our Class B common stock to the Fifth Third investors. JPDN contributed all rights, title and interest in its Class A and Class B units in Vantiv Holding in exchange for 239,672 shares of our Class A common stock, and upon JPDN's contribution, the Class B units held by JPDN automatically converted into Class A units of Vantiv Holding, in each case, giving effect to the 1.7576 for 1 stock split. Furthermore, pursuant to the recapitalization agreement, we paid Fifth Third Bank a $15.0 million fee related to the modification of its consent rights (specifically with respect to (i) increasing the threshold on when certain actions require Fifth Third Bank's approval, (ii) the termination of transferability and (iii) all of the consent rights terminating upon the transfer of more than 50% of the shares of Class A and Class B common stock held by Fifth Third Bank and its affiliates immediately following the consummation of our initial public offering) under the prior Amended and Restated Vantiv Holding Limited Liability Company Agreement. The recapitalization was effective when we filed our amended and restated certificate of incorporation.

Exchange Agreement

        We, Vantiv Holding and the Fifth Third investors entered into the Exchange Agreement, under which the Fifth Third investors (or certain permitted transferees of their Class B units in Vantiv Holding or of the Warrant) have the right, subject to the terms of the Exchange Agreement, from time to time to exchange their Class B units or Class C non-voting units in Vantiv Holding for shares of our Class A common stock or, at our option, cash. If we choose to satisfy the exchange in cash, the price per Class B unit or Class C non-voting unit will be equal to the volume weighted average price per share on the listed exchange of Class A common stock for the 15 trading days preceding the delivery of the put notice. In addition, upon a change of control (as defined in the agreement), we will have the right to (i) exchange all Class B units and Class C non-voting units held by the Fifth Third investors for Class A common stock of Vantiv, Inc. on a one-for-one basis, or (ii) deliver cash consideration to the Fifth Third investors equal to the fair market value of such securities.

        The Fifth Third investors have a right to put their Class B units of Vantiv Holding to Vantiv, Inc. at any time, limited to tranches of less than 18.5% of the Class A common stock and so long as the Fifth Third investors will not, as a result of exercising the put, hold more than 18.5% of the total value and voting power of the Class A common stock, the Class B common stock and other capital stock (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) at any one time. Other than the foregoing limitations, there are no limits on sequential puts so long as the units being put represent more than 2% of the aggregate outstanding units of Vantiv Holding. If units being exchanged represent less than 2% of the aggregate outstanding units of Vantiv Holding, in addition to the foregoing limitations, the put rights may only be exercised once per calendar quarter and only upon 60 days prior notice (which has not been revoked prior to ten business days before the proposed date of exchange). The foregoing limitations do not apply to any exercise of the Fifth Third investor's (or their permitted transferees') right to put their Class B units in case of a change of control or Rule 13e-3 transaction, each as defined in the Exchange Agreement.

        The Exchange Agreement also provides that if the Warrant that is held by Fifth Third Bank for Class C non-voting units is exercised by a third party that is not Fifth Third Bank or any of its affiliates, then immediately following the issuance of Class C non-voting units, such non-voting units will be exchanged for, at our option, cash or an equal number of shares of Class A common stock.

        Any expenses incurred as a result of any exchange are paid by the exchanging Fifth Third investor, except we (and Vantiv Holding) are required to pay any transfer taxes, stamp taxes or duties or similar taxes in connection with any exchange.

        Additionally, under the Exchange Agreement, we and Fifth Third Bank and its affiliates are prohibited from taking any action without the prior written consent of the other party that would cause Fifth Third Bank and its affiliates to own more than 18.5% of the total value and voting power of the Class A common stock and the Class B common stock (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding), other than in connection with a stockholder vote with respect to a change of control. The Exchange Agreement also contains customary anti-dilution mechanisms in order to maintain a one-for-one ratio between units of Vantiv Holding and the Vantiv, Inc. common stock.

Tax Receivable Agreements

        Prior to the consummation of our initial public offering, Vantiv, Inc. entered into four tax receivable agreements with our pre-initial public offering investors. One tax receivable agreement provides for the payment by us to the Fifth Third investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result of the increases in tax basis that may result from the purchase of Vantiv Holding units from the Fifth Third investors, if any, or from the future exchange of units by the Fifth Third investors for cash or shares of our Class A common stock, as well as the tax benefits attributable to payments made under such tax receivable agreement. Any actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of our income. The second of these tax receivable agreements provides for the payment by us to Advent of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result of our use of our tax attributes in existence prior to the effective date of our initial public offering, as well as the tax benefits attributable to payments made under such tax receivable agreement. The third of these tax receivable agreements provides for the payment by us to our pre-initial public offering investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that NPC actually realizes as a result of its use of its NOLs and other tax attributes, as well as the tax benefits attributable to payments made under such tax receivable agreement, with any such payment being paid to Advent, the Fifth Third investors and JPDN according to their respective ownership interests in Vantiv Holding immediately prior to the reorganization transactions. The fourth of these tax receivable agreements provides for the payment to JPDN of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize as a result in the increase of tax basis that may result from the Vantiv Holding units exchanged for our Class A common stock by JPDN, as well as the tax benefits attributable to payments made under such tax receivable agreement.

        The payments we will be required to make under the tax receivable agreements could be substantial. As of June 30, 2012, we have recorded a liability of $333 million associated with the tax receivable agreements. We will incur additional liabilities in connection with any future purchases by us of units in Vantiv Holding from the Fifth Third investors or from the future exchange of units by the Fifth Third investors for cash or shares of our Class A common stock, which we cannot quantify at this time and which could be significant. It is possible that future transactions or events, including changes in tax rates, could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material adverse effect on our liquidity if, as a result of timing discrepancies or otherwise, distributions to us by Vantiv Holding are not sufficient to permit us to make payments under the tax receivable agreements after we have paid taxes. The payments under the tax receivable agreements are not conditioned upon the continued ownership of us or Vantiv Holding by the other parties to that agreement.

Management Phantom Equity Plan

        In connection with the separation transaction, Vantiv Holding established a Management Phantom Equity Plan whereby it entered into phantom unit agreements granting certain members of management phantom units for both time and performance awards which vested either five years from the grant date or upon the occurrence of certain events, respectively. In connection with our initial public offering and the reorganization transactions, the Vantiv Holding Management Phantom Equity Plan was terminated, and we issued shares of our Class A common stock under the 2012 Equity Plan, some of which was restricted, to holders of phantom units. Shares of restricted Class A common stock that holders receive in relation to their time awards vest quarterly until the date which would have been five years from the grant of their phantom units, subject to the participant's continued service on such vesting dates. Shares of restricted Class A common stock that holders received with respect to their performance awards vest annually over three years from the date of our initial public offering, subject to the participant's continued service on such vesting dates.

        Certain of our named executive officers entered into phantom unit agreements with Vantiv Holding. See "Executive and Director Compensation—Compensation Discussion and Analysis—2011 Compensation Determinations—Long Term Incentive Awards" for more information. In connection with our initial public offering and the termination of the Vantiv Holding Management Phantom Equity Plan, our named executive officers received 593,359 shares of unrestricted Class A common stock and 2,821,112 shares of unvested restricted Class A common stock that is subject to time-based vesting for phantom units they held in Vantiv Holding.

        The following table sets forth the number of time awards and performance awards received by each named executive officer and the number of shares of Class A common stock and restricted Class A common stock they received under the 2012 Equity Plan in connection with our initial public offering and the reorganization transactions. The shares of restricted Class A common stock received vest over time consistent with the terms set forth in their respective phantom unit agreements.

Name	Grant Date	Number of Time Awards (#)	Number of Performance Awards (#)	Base Price ($)	Number of Shares of Unrestricted Class A Common Stock (#)	Number of Shares of Restricted Class A Common Stock (#)
Charles D. Drucker	6/30/2009	815,217	1,086,956	11.00	299,992	1,614,540
Mark L. Heimbouch	12/9/2009	362,000	251,000	11.00	111,687	499,867
Royal Cole	3/8/2010	200,000	100,000	11.00	54,973	244,327
Adam Coyle	3/1/2010	116,667	58,333	11.00	34,464	142,525
	2/3/2011	33,333	16,667	14.90	3,908	38,185
Donald Boeding	7/31/2009	253,623	126,812	11.00	88,335	281,668

        Additionally, Jeffery Stiefler and Pamela H. Patsley, directors of Vantiv Holding prior to our initial public offering, received awards of phantom units on August 2, 2010 and January 15, 2010, respectively, each with a base price of $11.00. Mr. Stiefler received 163,587 time awards and 216,848 performance awards, and Ms. Patsley received 54,333 time awards and 27,167 performance awards. In connection with our initial public offering and the reorganization transactions, Mr. Stiefler received 54,504 shares of unrestricted Class A common stock and 367,996 shares of restricted Class A common stock, and Ms. Patsley received 24,138 shares of unrestricted Class A common stock and 66,377 shares of restricted Class A common stock.

        During 2010, Vantiv Holding granted 126,811 time awards and 63,406 performance awards, each at a base price of $11.00 per unit, under the Management Phantom Equity Plan to an operating partner of Advent International Corporation.

Advancement Agreement

        We and Vantiv Holding entered into the Advancement Agreement, which provides for payments by Vantiv Holding to us for required payments under our tax receivable agreement related to the NPC NOLs, required payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, required payments under the Exchange Agreement, our franchise taxes and our reasonable administrative and corporate expenses, which includes substantially all expenses incurred by or attributable to Vantiv, Inc. (such as expenses incurred in connection with this offering, including expenses of each class of stockholder).

Agreements Related to the Separation Transaction

Master Investment Agreement

        In connection with the separation transaction, on June 30, 2009, Fifth Third Bank, Fifth Third Financial, Vantiv, Inc. and Vantiv Holding and its wholly-owned subsidiary entered into the Master Investment Agreement and Fifth Third Bank sold a majority of the limited partnership interests in Vantiv Holding and Fifth Third Financial sold a majority of the common stock of Transactive to Vantiv, Inc. for a combination of cash and the Warrant. Following the separation transaction, Vantiv, Inc. held approximately 50.93% and Fifth Third Bank and Fifth Third Financial retained approximately 49% of the equity interests in Vantiv Holding and Transactive, respectively. Fifth Third Bank received distributions totaling $2.8 million, $26.1 million and $17.8 million, respectively, during the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009. Vantiv, Inc. received distributions totaling $3.0 million, $27.1 million and $18.6 million, respectively, during the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009.

        Pursuant to the prior Amended and Restated Vantiv Holding Limited Liability Company Agreement, funds managed by Advent International Corporation received put rights, exercisable by Vantiv, Inc. under certain circumstances, that if exercised obligates Fifth Third Bank to repurchase Advent's acquired interest in Vantiv Holding and Fifth Third Financial to repurchase Advent's acquired interest in Transactive. The put rights terminated in connection with our initial public offering. At the time of the separation transaction, the put rights were valued at $14.2 million. As time lapses and the probabilities of the occurrence of the events triggering the put rights change, the value of the put rights changes accordingly. The put rights have been assigned a value of zero as of December 31, 2011.

Warrant

        In connection with the Master Investment Agreement, Fifth Third Bank received the Warrant on June 30, 2009, to purchase 20,378,027 Class C non-voting units of Vantiv Holding at an exercise price of approximately $15.98 per unit, subject to customary anti-dilution adjustments. The Warrant is (x) freely transferable, in whole or in part, (y) freely transferable in whole or in part by third parties and (z) freely exercisable by the holder thereof subject to (i) the receipt of a private ruling from the IRS stating that the exercise of the Warrant will not cause a deemed transfer taxable to Vantiv, Inc. of an interest in the capital of Vantiv Holding for tax purposes from Vantiv, Inc. to the party exercising the Warrant, or a capital shift that causes a taxable event for Vantiv, Inc., (ii) enactment of final U.S. income tax regulations to clarify that no taxes will be payable upon exercise of the Warrant due to a capital shift that causes a taxable event for Vantiv, Inc. or (iii) Fifth Third Bank or another creditworthy entity providing indemnity to us equal to 70% of any taxes payable by us in respect of any income or gain recognized by Vantiv Holding or Vantiv, Inc. resulting from such a capital shift that may be caused by the exercise of the Warrant (except in certain circumstances, including a change of control). If the Warrant is transferred to a third party that is not an affiliate of Fifth Third Bank, upon exercise of the Warrant, the Class C non-voting units will immediately be exchanged for, at our option, cash or Class A common stock. See "—Reorganization and Offering Transactions—Exchange Agreement." The Warrant expires upon the earliest to occur of (i) June 30, 2029, and (ii) a change of control of Vantiv, Inc. (as defined in the revised Warrant Agreement) where the price paid per unit in such change of control minus the exercise price of the Warrant is less than zero.

JPDN Stock Purchase Agreement and Loan to Charles D. Drucker

        Pursuant to a stock purchase agreement, dated as of June 29, 2009, JPDN Enterprises, LLC, an affiliate of Charles D. Drucker, our chief executive officer, purchased 69,545 Class A units and 66,818 Class B units, representing collectively 0.14% of Vantiv Holding, LLC for $1.5 million from Fifth Third Bank.

        In connection with the separation transaction, Vantiv Holding loaned $1.5 million to Charles D. Drucker to contribute to JPDN in order for it to make the purchase described above. In 2009, this loan was forgiven, and the related income taxes of approximately $1.4 million were paid on behalf of Mr. Drucker by Vantiv Holding.

Stock Transfer Agreement

        On June 30, 2009, funds managed by Advent International Corporation and Vantiv, Inc. entered into a stock transfer agreement to transfer 3,049 shares of common stock in Vantiv, Inc., which were valued at approximately $1,134.86 per share, and the Advent funds paid $2.3 million for related income taxes to Pamela H. Patsley, a director and a director of Vantiv Holding prior to our initial public offering, in satisfaction of any success fees owed to her with respect to the separation transaction. In a side letter dated the same day, Ms. Patsley agreed to vote, transfer and take all other actions with respect to her shares of Vantiv, Inc. in the same manner and proportion, and subject to the same terms and conditions as Advent and granted Advent an irrevocable proxy with respect to her shares.

Vantiv Holding Limited Liability Company Agreement

        In connection with the separation transaction, Vantiv Holding entered into the Amended and Restated Limited Liability Company Agreement which provided for the issuance of Class A units and Class B units and Class C non-voting units. Pursuant to the prior Amended and Restated Vantiv Holding Limited Liability Company Agreement the board of directors of Vantiv Holding consisted of nine directors, five of whom are appointed by Class A unitholders and four of whom were appointed by Class B unitholders, provided that Fifth Third Bank could appoint three directors, as long as it held at least 20% of the Class B units. Certain matters, such as a change of control, sales and acquisitions of assets of certain amounts, termination or replacement of auditors, issuance of new securities and incurrence of debt, among others, required a supermajority of seven directors for approval. The agreement also gave Vantiv Holding's members certain rights of preemption, rights of first offer, drag along rights and tag along rights, with respect to the transfer of units. In connection with our initial public offering, this agreement was amended and restated. See "Description of Capital Stock—Vantiv Holding." Certain covenants in the Amended and Restated Vantiv Holding Limited Liability Company Agreement require that Vantiv, Inc. and Vantiv Holding refrain from engaging in any business that would reasonably require Fifth Third Bank to seek regulatory approval, whether under the BHC Act, Ohio law or other applicable law, without first providing notice to Fifth Third Bank and to use reasonable best efforts to assist Fifth Third Bank in obtaining such regulatory approval.

Registration Rights Agreement

        In connection with the separation transaction and pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, registration rights were granted to all of its limited liability company members, which included funds managed by Advent, the Fifth Third investors and JPDN, pursuant to a registration rights agreement, or the Prior Registration Rights Agreement. Under the terms of the prior Registration Rights Agreement, Vantiv Holding, among other things, agreed to use its best efforts to effect registered offerings upon request from the members and to grant incidental or "piggyback" registration rights with respect to any registerable securities held by the members.

        In connection with our initial public offering, the Prior Registration Rights Agreement was terminated and Vantiv, Inc. entered into a new registration rights agreement, or the New Registration Rights Agreement, with the parties to the Prior Registration Rights Agreement, with substantially the same terms as the Prior Registration Rights Agreement, except to reflect that Vantiv, Inc. effected the initial public offering and not Vantiv Holding. Vantiv, Inc. also granted "piggyback" registration rights with respect to any registerable securities held by funds managed by Advent, the Fifth Third investors, JPDN or the other holders of our securities that are party to the New Registration Rights Agreement.

        Pursuant to the New Registration Rights Agreement, the obligation to effect any demand for registration by the funds managed by Advent and the Fifth Third investors is subject to certain conditions, including that (i) there has not been more than two demand registrations on a Form S-1 on behalf of the funds managed by Advent, (ii) there has not been more than two demand registrations on Form S-1 on behalf of the Fifth Third investors, (iii) there has not been more than two registrations of subject securities pursuant to demand registrations per calendar year, (iv) there has not been any registration of the subject securities in the 90 days preceding such demand (whether or not pursuant to a demand registration) and (v) the anticipated aggregate market value of the offered securities is at least $75 million.

        In connection with any registration effected pursuant to the terms of the New Registration Rights Agreement, we are required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registerable securities included in any registration are to be paid by the persons including such registerable securities in any such registration on a pro rata basis. We have also agreed to indemnify the holders of registerable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the New Registration Rights Agreement.

Transition Services Agreement

        In connection with the separation transaction, Vantiv Holding entered into a Transition Services Agreement, or TSA, with Fifth Third Bank covering certain transition services required to support us as a stand-alone entity during the period following the separation transaction. These services involved IT services, back-office support, employee related services, product development, risk management, legal, accounting and general business resources. As of December 31, 2011 and 2010, the amount due for services provided by Fifth Third Bank under the TSA was approximately $1.6 million and $9.0 million, respectively.

        Expenses related to these services were $23.2 million, $51.3 million and $76.9 million, respectively, for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009. Services provided by Fifth Third Bank under the transition services agreements include the following:

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  IT Services.  Fifth Third Bank provided information technology services to us, including information security services, network/provisioning services, end-user services, operating systems management, telecom services, and command center operations. In addition, Fifth Third Bank provided us with comparable access to, and usage of, Fifth Third Bank's hardware and software assets located in Fifth Third Bank's data centers. Furthermore, Fifth Third Bank provided us access and support services related to the online interactive system for reporting, reconciliation, interfacing and exception processing. Our costs for these services for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 were $19.2 million, $43.5 million and $22.8 million, respectively.

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  Back-Office Support Services.  Fifth Third Bank provided various back-office support services, which included a dedicated inbound call center for customer inquiries, card production support and mail/postage services. Our costs for these services for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 were $3.5 million, $6.9 million and $3.1 million, respectively.

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  Employee Related Services.  For the six months ended December 31, 2009, Fifth Third Bank provided employee related services, which included benefits administration services, compensation management services, incentive compensation administration, and training, learning and development services for our personnel. Furthermore, included within these services was an employment arrangement under which employees associated with the electronic payment processing business remained employees of Fifth Third Bank and were allocated back to us. This arrangement extended through December 31, 2009, at which point such employees were terminated by Fifth Third Bank and immediately hired by us. Costs for these services for the six month period ended December 31, 2009 were $50.7 million.

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  Other Services.  Fifth Third Bank provided various other services such as tax, accounting and internal audit services. Costs for these services for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 were $0.5 million, $0.9 million and $0.3 million, respectively.

The TSA terminated on October 31, 2011. Subsequent to such date, we continue to receive certain non-material services from Fifth Third Bank.

FTPS Deferred Compensation Transition Plans

        In connection with the separation transaction, Fifth Third Bank agreed to pre-fund certain deferred compensation payments to its former employees who became our employees. Fifth Third Bank paid us a lump sum of $0.5 million in respect of all unvested and unpaid awards granted prior to the separation transaction to its former employees who became our employees.

Business Agreements with Fifth Third Bank and Fifth Third Bancorp

Clearing, Settlement and Sponsorship Agreement and Treasury Management Agreement

        On June 30, 2009, Vantiv Holding entered into a Clearing, Settlement and Sponsorship Agreement with Fifth Third Bank. Fifth Third Bank acts as our member "sponsor" to the Visa, MasterCard and other payment network associations because non-financial institutions (such as payment processors, independent sales organizations, third party service providers, merchants, non-member financial institutions) must obtain the "sponsorship" of a member bank in order to participate. Under this agreement Fifth Third Bank transfers the responsibility for all card association requirements and fees to us as a "sponsored participant." Fifth Third Bank is the primary provider of our payment network sponsorship. This agreement has a term of 10 years and terminates in June 2019.

        On June 30, 2009, Vantiv Holding and Fifth Third Bank entered into the Treasury Management Agreement which provides for our use of Fifth Third Treasury Management services. Services available under this agreement include, depository services, automated clearing house services, wire transfers and lockbox accounts.

        Expenses associated with these services totaled $0.7 million, $1.2 million, $1.3 million and $0.5 million for the six months ended June 30, 2012, the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009, respectively. Interest income on accounts held at Fifth Third Bank during the six months ended June 30, 2012, the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009 was approximately $0.4 million, $0.7 million, $1.0 million, $0.7 million and $0.1 million, respectively.

Master Lease Agreement/Master Sublease Agreement

        On July 1, 2009, Vantiv Holding entered into a five-year Master Lease Agreement and a five-year Master Sublease Agreement with Fifth Third Bank and certain of its affiliates for the lease or sublease of a number of office and/or data center locations. Related party rent expense was approximately $1.9 million, $6.8 million, $6.5 million and $3.2 million, respectively, for the six months ended June 30, 2012, the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009. Beginning in February of 2012, this amount was substantially reduced as a result of our exercise of termination rights and the purchase and relocation to our new corporate headquarters.

Referral Agreement

        On June 30, 2009, Vantiv Holding entered into an exclusive referral arrangement with Fifth Third Bancorp. Commercial and retail merchant clients of Fifth Third Bancorp and its subsidiary depository institutions that request merchant (credit or debit card) acceptance services are referred exclusively to us. In return for these referrals and the resulting merchant relationships, we make ongoing incentive payments to Fifth Third Bancorp. The agreement also provides for our referral of prospective banking clients to Fifth Third Bank, in return for certain incentive payments. This agreement terminates in June 2019. Costs associated with this agreement totaled $0.1 million, $0.2 million, $0.2 million and $0.1 million for the six months ended June 30, 2012, the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009, respectively.

Services Agreements

        On June 30, 2009, Vantiv Holding entered into a Master Services Agreement with Fifth Third Bancorp and agreed to provide Fifth Third Bancorp and its subsidiary depository institutions with various electronic fund transfer, or EFT, services including debit card processing and ATM terminal driving services. This is an exclusive agreement which terminates June 2019. On January 7, 2003, a services agreement with Fifth Third Bank was entered into for the provision of certain card and check processing services. The agreement had an initial term of three years with successive one year renewal periods thereafter. Revenue, including network fees and other, pursuant to these agreements was approximately $37.5 million, $69.4 million, $63.1 million and $58.4 million for the six months ended June 30, 2012 and the years ended December 31, 2011, 2010 and 2009, respectively.

Agreements with Advent

        In connection with the separation transaction, on June 30, 2009, Vantiv Holding entered into a management agreement with Advent for management services including consulting and business development services related to sales and marketing activities, acquisition strategies, financial and treasury requirements and strategic planning. We were required to pay Advent $0.5 million the first year and $1.0 million annually thereafter. The fee is payable in full at the beginning of each year and is not subject to proration if the contract is terminated prior to year end. Accordingly we paid Advent $0.5 million in 2009 and $1.0 million in each of 2010 and 2011. This agreement terminated upon the effectiveness of the registration statement for our initial public offering.

Senior Secured Credit Facilities

        On November 3, 2010, we entered into two senior secured credit facilities with a syndicate of banks in order to refinance our debt that was held entirely by Fifth Third Bank, which was assumed in connection with the separation transaction, and to fund the acquisition of NPC. Although Fifth Third Bank remained a lender under the senior secured credit facilities, indebtedness to Fifth Third Bank declined to $381.3 million as of December 31, 2010 from $1.2 billion at December 31, 2009 and our line of credit with Fifth Third Bank was reduced to $50 million as of December 31, 2010 from

$125 million as of December 31, 2009. Fifth Third Bank recognized $4.0 million in syndication and other fees in 2010 associated with the senior secured credit facilities. On May 17, 2011, we refinanced the senior secured credit facilities with a substantially similar first lien credit facility, with the primary difference between the new first lien senior secured credit facilities and the original senior secured credit facilities being the combination of the first and second lien facilities to solely first lien facilities secured by substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of the borrower and any obligors as well as any real property in excess of $5 million in the aggregate held by the borrower or any obligors (other than Vantiv Holding), subject to certain exceptions. For the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009, interest expense associated with these arrangements was $18.4 million, $101.6 million, $59.7 million and $9.8 million, respectively, and commitment fees were $0.3 million, $0.6 million, $0.3 million and $25,000, respectively. Following our initial public offering and the repayment of a portion of the outstanding debt under our prior senior secured credit facilities using a portion of the net proceeds received by us therefrom, we refinanced the remaining indebtedness under such facilities with new senior secured credit facilities pursuant to the debt refinancing.

        At June 30, 2012, Fifth Third Bank held $316.0 million, or approximately 25%, of our senior credit facilities. For further information regarding our credit facilities, see "Description of Certain Indebtedness."

Interest Rate Swap

        In connection with our refinanced senior secured credit facilities, we entered into an interest rate swap agreement with Fifth Third Bank effective January 11, 2011. In connection with our May 2011 debt refinancing, we amended our interest rate swap agreement to more closely align with the terms of the refinanced debt. Under the interest rate swap agreement, we paid interest at 2.49% and received the greater of 1.25% and the three-month LIBOR on the notional principal amount of $687.5 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facilities—Interest Rate Swaps." In connection with our debt refinancing in March 2012, we terminated our interest rate swap agreements and incurred a cash charge of $31.1 million related to the early termination, including approximately $24.3 million paid to Fifth Third Bank.

Transactions Prior to the Separation Transaction

        Prior to the separation transaction, Fifth Third Bank performed a number of functions on a centralized basis, including information technology, operational, administrative and interest rate management. The costs associated with these functions were allocated based on the following:

  •
  Shared Services Allocations.  Fifth Third Bank provided administrative support, including administrative and support staff and certain corporate overhead. Certain of these administrative support expenses were directly attributable to our predecessor's activities and were, therefore, fully allocated to our predecessor. Allocated expenses associated with these services were $13.3 million for the six months ended June 30, 2009.

  •
  IT Allocations.  Fifth Third Bank provided IT support, processing services and technology solutions. Allocated expenses associated with these services were $32.9 million for the six months ended June 30, 2009.

  •
  Centralized Operations Allocations.  Fifth Third Bank provided centralized operations including cash deposits and orders and customer service support. Allocated expenses associated with these services were $6.8 million for the six months ended June 30, 2009.

  •
  Funds Transfer Pricing.  Fifth Third Bank managed interest rate risk centrally at the corporate level by employing a funds transfer pricing, or FTP, methodology. The FTP methodology assigned charge rates and credit rates to classes of assets and liabilities, respectively. Allocated expenses associated with these services were $0.1 million for the six months ended June 30, 2009.

        As described above, subsequent to the separation transaction on June 1, 2009, Fifth Third Bank continued to perform various functions for us. As such, certain expenses historically recorded as allocated expenses were recorded as direct expenses for the period from June 1, 2009 through June 30, 2009. Such expenses during June 2009 were approximately $6.4 million. Rent was also paid to Fifth Third Bank during June 2009 of approximately $0.6 million.

Transactions of Securities

        On June 30, 2009, we issued and sold 509,305 shares of our common stock to certain funds managed by Advent International Corporation for approximately $1,134.86 per share.

Board Compensation

        Directors who are our employees or employees of our subsidiaries do not receive compensation for their service as members of our board of directors. Our other directors receive compensation for their service as members of our board of directors as described in "Executive and Director Compensation—Director Compensation."

Employment Agreements

        We have entered into offer letters with Mr. Drucker and each of the other named executive officers. For more information regarding these agreements, see "Executive and Director Compensation—Employment Agreements and Severance Benefits."

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors. These agreements, among other things, require us to indemnify each director to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director.

Policies for Approval of Related Person Transactions

        We have adopted a written policy relating to the approval of related person transactions. Our audit committee reviews and approves or ratifies all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our legal department is primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

        As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the availability of other sources of comparable products or services;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction; and

  •
  the importance of the transaction to us.

Only those related person transactions that are determined to be in (or not inconsistent with) our best interests are permitted to be approved. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table shows information regarding the beneficial ownership of our Class A common stock (1) immediately prior to this offering and (2) as adjusted to give effect to this offering by:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors and each of our named executive officers;

  •
  all members of our board of directors and our executive officers as a group; and

  •
  the selling stockholders.

        For further information regarding material transactions between us and our selling stockholders, see "Certain Relationships and Related Person Transactions."

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Class A common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 129,123,210 shares of Class A common stock outstanding prior to and after the completion of this offering. Shares of Class A common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is Vantiv, Inc., 8500 Governor's Hill Drive, Symmes Township, Ohio 45249.

        In addition to the Class B units the Fifth Third investors hold, Fifth Third Bank holds the Warrant to purchase 20,378,027 Class C non-voting units of Vantiv Holding at an exercise price of approximately $15.98 per unit, subject to customary anti-dilution adjustments. The Fifth Third investors will have the right, pursuant to and subject to the terms of the Exchange Agreement, from time to time to exchange their Class B units or Class C non-voting units in Vantiv Holding for shares of our Class A common stock on a one-for-one basis, up to a maximum at any time of 18.5% of all our Class A common stock, or, at Vantiv, Inc.'s option, for cash. Upon such exchange for Class A common stock, an equivalent number of shares of Class B common stock will be cancelled. Although the Fifth Third investors do not own any shares of Class A common stock, the following table gives effect to the ability of the Fifth Third investors to exchange Class B units into 18.5% of our Class A common stock, the maximum amount of Class A common stock the Fifth Third investors are permitted to own and the maximum amount of the aggregate voting power the Fifth Third investors are permitted to exercise (other than in connection with a change of control). If the Fifth Third investors hold any Class A common stock, the percentage voting power of the Class B common stock they own will be correspondingly reduced.

	Shares of Class A Common Stock Beneficially Owned Before this Offering			Shares of Class A Common Stock Beneficially Owned After this Offering		Shares of Class A Common Stock Beneficially Owned After this Offering Assuming Full Exercise of the Underwriters' Option to Purchase Additional Shares
Name of Beneficial Owner	Number of Shares	Percentage	Class A Shares Offered	Number of Shares	Percentage	Number of Shares	Percentage
5% Stockholders:
Funds managed by Advent International Corporation(1)	87,429,553	67.7%	12,230,000	75,199,553	58.2%	73,365,053	56.8%
Fifth Third Bancorp(2)	29,310,177	18.5%	—	29,310,177	18.5%	29,310,177	18.5%
Named Executive Officers and Directors:
Charles D. Drucker	1,896,901	1.5%	—	1,896,901	1.5%	1,896,901	1.5%
Mark L. Heimbouch	603,523	*	—	603,523	*	603,523	*
Royal Cole	294,860	*	—	294,860	*	294,860	*
Adam Coyle	215,812	*	—	215,812	*	215,812	*
Donald Boeding(3)	365,784	*	—	365,784	*	365,784	*
Jeffrey Stiefler	422,500	*	—	422,500	*	422,500	*
Lee Adrean	—	*	—	—	*	—	*
Greg Carmichael(4)	—	*	—	—	*	—	*
Gary L. Lauer	—	*	—	—	*	—	*
John Maldonado(5)	—	*	—	—	*	—	*
David Mussafer(6)	—	*	—	—	*	—	*
Pamela H. Patsley(7)	90,515	*	—	90,515	*	90,515	*
Christopher Pike	—	*	—	—	*	—	*
Daniel Poston(4)	—	*	—	—	*	—	*
Thomas Ryan	60,000	*	—	60,000	*	60,000	*
Directors and Executive Officers as a group (19 persons)	4,569,874	3.5%	—	4,569,874	3.5%	4,569,874	3.5%

*
Less than 1%

(1)
The direct ownership of Class A common stock prior to this offering consists of 35,174,972 shares held by Advent International GPE VI Limited Partnership, 9,522,876 shares held by GPE VI FT Co-Investment Limited Partnership, 20,553,880 shares held by Advent International GPE VI-A Limited Partnership, 1,779,681 shares held by Advent International GPE VI-B Limited Partnership, 1,812,810 shares held by Advent International GPE VI-C Limited Partnership, 1,445,305 shares held by Advent International GPE VI-D Limited Partnership, 4,377,111 shares held by Advent International GPE VI-E Limited Partnership, 6,618,706 shares held by Advent International GPE VI-F Limited Partnership, 4,171,300 shares held by Advent International GPE VI-G Limited Partnership, 1,288,243 shares held by Advent Partners GPE VI 2008 Limited Partnership, 38,621 shares held by Advent Partners GPE VI 2009 Limited Partnership and 116,036 shares held by Advent Partners GPE VI-A Limited Partnership. In connection with this offering, each of the funds managed by Advent International Corporation will sell the following number of shares of Class A common stock: Advent International GPE VI Limited Partnership, 4,857,330; GPE VI FT Co-Investment Limited Partnership, 1,315,019; Advent International GPE VI-A Limited Partnership, 2,838,295; Advent International GPE VI-B Limited Partnership, 245,757; Advent International GPE VI-C Limited Partnership, 250,332; Advent International GPE VI-D Limited Partnership, 199,583; Advent International GPE VI-E Limited

  Partnership, 604,437; Advent International GPE VI-F Limited Partnership, 913,980; Advent International GPE VI-G Limited Partnership, 576,017; Advent Partners GPE VI 2008 Limited Partnership, 177,894; Advent Partners GPE VI 2009 Limited Partnership, 5,333; and Advent Partners GPE VI-A Limited Partnership, 16,023. Should the underwriters exercise their option in full to purchase additional shares, each of the funds managed by Advent International Corporation will sell the following number of additional shares of Class A common stock: Advent International GPE VI Limited Partnership, 728,598; GPE VI FT Co-Investment Limited Partnership, 197,253; Advent International GPE VI-A Limited Partnership, 425,744; Advent International GPE VI-B Limited Partnership, 36,864; Advent International GPE VI-C Limited Partnership, 37,550; Advent International GPE VI-D Limited Partnership, 29,937; Advent International GPE VI-E Limited Partnership, 90,666; Advent International GPE VI-F Limited Partnership, 137,097; Advent International GPE VI-G Limited Partnership, 86,403; Advent Partners GPE VI 2008 Limited Partnership, 26,684; Advent Partners GPE VI 2009 Limited Partnership, 800; and Advent Partners GPE VI-A Limited Partnership, 2,404.

  Advent International Corporation is the manager of Advent International LLC, which is the general partner of: Advent Partners GPE VI 2008 Limited Partnership; Advent Partners GPE VI 2009 Limited Partnership; Advent Partners GPE VI-A Limited Partnership; GPE VI FT Co-Investment GP Limited Partnership; GPE VI GP Limited Partnership and GPE VI GP (Delaware) Limited Partnership. GPE VI FT Co-Investment GP Limited Partnership is the general partner of GPE VI FT Co-Investment Limited Partnership. GPE VI GP Limited Partnership is the general partner of: Advent International GPE VI Limited Partnership; Advent International GPE VI-A Limited Partnership; Advent International GPE VI-B Limited Partnership; Advent International GPE VI-F Limited Partnership; and Advent International GPE VI-G Limited Partnership. GPE VI GP (Delaware) Limited Partnership is the general partner of: Advent International GPE VI-C Limited Partnership; Advent International GPE VI-D Limited Partnership; and Advent International GPE VI-E Limited Partnership. Advent International Corporation exercises voting and investment power over the shares held by each of these entities and may be deemed to have beneficial ownership of these shares. With respect to the shares of our common stock held by funds managed by Advent International Corporation, a group of individuals currently composed of Richard Kane, David M. Mussafer and Steven M. Tadler, none of whom have individual voting or investment power, exercise voting and investment power over the shares beneficially owned by Advent International Corporation. Each of Mr. Kane, Mr. Mussafer and Mr. Tadler disclaims beneficial ownership of the shares held by funds managed by Advent International Corporation, except to the extent of their respective pecuniary interest therein. In addition, prior to this offering, Pamela H. Patsley, a director, held 264,919 shares of Class A common stock through Gary Lee Patsley Retained Annuity Trust No. 1 and 265,093 shares of Class A common stock through Pamela H. Patsley Retained Annuity Trust No. 1. Through a written agreement with Ms. Patsley, Advent International Corporation has sole voting and investment power over these shares. In connection with this offering, Ms. Patsley will sell 115,000 shares of Class A common stock through the Gary Lee Patsley Retained Annuity Trust No. 1 and 115,000 shares of Class A common stock through the Pamela H. Patsley Retained Annuity Trust No. 1. Should the underwriters exercise their option in full to purchase additional shares, Ms. Patsley will sell an additional 17,250 shares of Class A common stock through the Gary Lee Patsley Retained Annuity Trust No. 1 and 17,250 shares of Class A common stock through the Pamela H. Patsley Retained Annuity Trust No. 1. The address of Advent International Corporation and each of the funds listed above is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(2)
Fifth Third Bank, a wholly owned indirect subsidiary of Fifth Third Bancorp, holds 78,240,102 Class B units of Vantiv Holding and 78,240,102 shares of Class B common stock of Vantiv, Inc., and FTPS Partners, LLC, a wholly owned subsidiary of Fifth Third Bank, holds 5,679,034 Class B units of Vantiv Holding and 5,679,034 shares of Class B common stock of Vantiv, Inc.. The Fifth Third investors do not own any shares of Class A common stock and are prohibited by the Exchange Agreement from owning more than 18.5% of the Class A common stock at any time. The Exchange Agreement also prohibits the Fifth Third investors from exercising more than 18.5% of the aggregate voting power of our Class A and Class B common stock (other than in connection with a change of control). The Class B common stock provides the Fifth Third investors with up to 18.5% of the aggregate voting power of our common stock (other than in connection with a stockholder vote with respect to a change of control, in which event the Class B common stock will provide the Fifth Third investors with the full number of votes equal to the number of shares of Class B common stock they own) but has no economic rights. In such a vote in connection with a change of control, the Fifth Third investors' number of Class B units exchangeable into Class A common stock (and therefore the Fifth Third investors' number of shares of Class B common stock) and percentage of aggregate voting power of our common stock would be 83,919,136 units and 39.4%, respectively. The Fifth Third investors will have the right to exchange their Class B units of Vantiv Holding for shares of Class A common stock on a one-for-one basis or, at Vantiv, Inc.'s option, for cash. Upon such exchange for Class A common stock, an equivalent number of shares of Class B common stock will be cancelled. Excludes the Warrant held by Fifth Third Bank to purchase Class C non-voting units of Vantiv Holding, which may be exchanged for 20,378,027 shares of Class A common stock on a one-for-one basis or, at Vantiv, Inc.'s option, for cash. The address of Fifth Third Bancorp, Fifth Third Bank and FTPS Partners, LLC is 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

(3)
Includes 13,328 shares held by the Donald R. Boeding Retained Annuity Trust dated March 20, 2012.

(4)
Mr. Carmichael and Mr. Poston are executive officers of Fifth Third Bank and serve on the Vantiv, Inc. board of directors pursuant to the rights related to the Class B common stock held by the Fifth Third investors. Neither of them has the power to dispose or vote any of the Vantiv securities held by the Fifth Third investors. Fifth Third Bank's beneficial ownership of Class A common stock is set forth in the table above under the caption "Principal and Selling Stockholders." The address of each of Messrs. Carmichael and Poston is c/o Fifth Third Bancorp, 38 Fountain Square Plaza, Cincinnati, Ohio 45263.

(5)
Mr. Maldonado and Mr. Pike are Managing Directors at Advent International Corporation and may be deemed to beneficially own the shares held by the Advent funds. Each of Messrs. Maldonado and Pike disclaims beneficial ownership of the shares of Class A common stock held by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein. The address of each of Messrs. Maldonado and Pike is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(6)
Mr. Mussafer is a member of a group of persons who exercise voting and investment power over the shares of Class A common stock beneficially owned by the funds managed by Advent International Corporation and may be deemed to beneficially own the shares held by the Advent funds. Mr. Mussafer disclaims beneficial ownership of the shares of Class A common stock held by the funds managed by Advent International Corporation, except to the extent of his pecuniary interest therein. Mr. Mussafer's address is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

(7)
Does not include 264,919 shares of Class A common stock held by Gary Lee Patsley Retained Annuity Trust No. 1 and 265,093 shares of Class A common stock held by Pamela H. Patsley Retained Annuity Trust No. 1 prior to this offering in which Ms. Patsley has a pecuniary interest. Through a written agreement with Ms. Patsley, Advent International Corporation has sole voting and investment power over these shares. In connection with this offering, Ms. Patsley will sell 115,000 shares of Class A common stock through the Gary Lee Patsley Retained Annuity Trust No. 1 and 115,000 shares of Class A common stock through the Pamela H. Patsley Retained Annuity Trust No. 1. Should the underwriters exercise their option in full to purchase additional shares, Ms. Patsley will sell an additional 17,250 shares of Class A common stock through the Gary Lee Patsley Retained Annuity Trust No. 1 and 17,250 shares of Class A common stock through the Pamela H. Patsley Retained Annuity Trust No. 1. See footnote (1) above.

 DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

        In connection with the separation transaction, we assumed a $1.3 billion senior secured note due to Fifth Third Bank. On November 3, 2010, we entered into a first lien and a second lien senior secured credit facility with a syndicate of banks to refinance the debt held by Fifth Third Bank and to fund the acquisition of NPC. On May 17, 2011, Vantiv Holding replaced the second lien senior secured credit facilities with a new term B loan tranche added to the amended first lien senior secured credit facilities. On March 27, 2012, in connection with our initial public offering, we refinanced the first lien senior secured credit facilities with our existing senior secured credit facilities. As of June 30, 2012, our senior credit facilities consisted of $987.5 million in term A loans, $249.4 million in term B loans and a $250.0 million revolving credit facility. The $250.0 million revolving credit facility includes a $75.0 million swing line facility and $40.0 million available for the issuance of letters of credit. The commitment fee rate for the unused portion of the revolving credit facility is 0.50% per year. The term A loans and term B loans mature in March 2017 and March 2019, respectively. The revolving credit facility matures in March 2017. Additionally, we may incur up to $350.0 million of additional debt plus an unlimited amount of additional debt so long our first lien leverage ratio does not exceed the level in existence as of the closing date, in each case, pursuant to one or more incremental facilities under our senior secured credit facilities, subject to certain terms and conditions.

        The obligations under our senior secured credit facilities are unconditional and are guaranteed by Vantiv Holding and certain of our existing and subsequently acquired or organized domestic subsidiaries. The senior secured credit facilities and related guarantees are secured on a first-priority basis (subject to liens permitted under the loan agreement governing the senior secured credit facilities) in substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of the borrower and any obligors as well as any real property in excess of $5 million in the aggregate held by the borrower or any obligors (other than Vantiv Holding), subject to certain exceptions.

        Interest on all loans under our senior secured credit facilities is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto. Borrowings under our senior credit facilities bear interest at a rate equal to, at our option, in the case of term B loans (i) LIBOR plus 275 basis points (with a floor of 100 basis points) or (ii) a base rate plus 175 basis points. Borrowings under the term A loans and our revolving credit facility accrue interest at rate equal to, at our option, a base rate or LIBOR plus an applicable margin. The applicable margin for term A loans and loans under our revolving credit facility is based on our leverage ratio, ranging from 175 to 250 basis points in the case of LIBOR and 75 to 150 basis points in the case of the base rate. Commencing with the calendar quarter ending June 30, 2012, the term A loans amortize on a basis of 1.25% during each of the first eight quarters thereafter, 1.875% during each of the second eight quarters and 2.5% during each of the final three quarters with a balloon payment due at maturity. The term B loans amortize on a basis of 1.0% per year. As of June 30, 2012, the weighted average interest rate under our senior secured credit facilities was 2.75%.

        Subject to certain conditions and exceptions, we will be permitted to make voluntary prepayments on the term B loans, subject, prior to March 27, 2013, to the payment of a premium equal to 1.0% of the term B loans prepaid with the proceeds of the incurrence of debt bearing a lower interest cost or weighted average yield than the debt repaid, and, otherwise, are permitted to voluntarily prepay term A and term B loans at any time without premium or penalty. We are generally required to prepay borrowings under the senior secured credit facilities with (1) 100% of the net proceeds we receive from the incurrence of debt obligations other than specified debt obligations and (2) 100% of the net proceeds we receive from specified asset sales or as a result of a casualty or condemnation, subject to reinvestment provisions. Any mandatory payments will be applied first to outstanding term A and term B loans on a pro rata basis until paid in full, then the revolving loans until paid in full and then to swing line loans.

        The loan agreement requires us to maintain a maximum leverage ratio (based upon the ratio of total funded debt to consolidated EBITDA, as defined in the loan agreement) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to interest expense), which are tested quarterly based on the last four fiscal quarters. The required financial ratios become more restrictive over time, with the specific ratios required by period set forth in the following table:

Period	Leverage Ratio (must not exceed)	Interest Coverage Ratio (must exceed)
April 1, 2012 to September 30, 2013	4.25 to 1.00	3.25 to 1.00
October 1, 2013 to September 30, 2014	4.00 to 1.00	3.50 to 1.00
Thereafter	3.75 to 1.00	3.75 to 1.00

        As of June 30, 2012, we were in compliance with these covenants with a leverage ratio of 2.66 to 1.00 and an interest coverage ratio of 6.09 to 1.00. Our senior secured credit facilities contain a number of affirmative and restrictive covenants, including limitations on the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of our capital stock, prepayments of certain debt, transactions with affiliates and modifications of our organizational documents. The loan agreement also contains customary events of default, including for a change of control.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. We refer you to our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

 Authorized Capitalization

        Our authorized capital stock consists of (i) 890,000,000 shares of Class A common stock, par value $0.00001 per share, of which 129,123,210 shares are issued and outstanding, (ii) 100,000,000 shares of Class B common stock, no par value per share, of which 83,919,136 shares are issued and outstanding and (iii) 10,000,000 shares of preferred stock, par value $0.00001 per share, none of which shall be outstanding.

Common Stock

Class A Common Stock

Dividend Rights

        Holders of Class A common stock will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution and winding up of our affairs, holders of our Class A common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our Class A common stock.

Other Rights

        Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our Class A common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to Class A common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and non-assessable.

Class B Common Stock

        The Fifth Third investors hold one share of Class B common stock for each Class B unit of Vantiv Holding that they hold. If a holder of our Class B common stock exchanges any of its Class B units in Vantiv Holding for shares of our Class A common stock, or if any such holder's Class B units are redeemed or repurchased by Vantiv Holding or by us, the number of shares of our Class B common stock held by such holder that correspond to such Class B units will automatically be cancelled. In connection with a transfer of Class B units of Vantiv Holding, an equal number of shares of Class B common stock must be transferred to the transferee of the Class B units.

        We may only issue shares of Class B common stock to Fifth Third Bank, its affiliates and their permitted transferees, including to valid transferees of their Class B units in accordance with the Amended and Restated Vantiv Holding Limited Liability Company Agreement and to holders of Class C non-voting units having received distributions of Class B units.

        Holders of our Class B common stock do not have any right to receive dividends or to receive a distribution upon a liquidation or winding up of Vantiv, Inc. At any time when there are no longer any shares of Class B common stock outstanding, our amended and restated certificate of incorporation will be automatically amended to remove the Class B common stock.

Voting Rights

        Directors will be elected by a plurality of the votes entitled to be cast except as set forth below with respect to directors to be elected by the holders of Class B common stock. Our stockholders do not have cumulative voting rights. Except as otherwise provided in our amended and restated certificate of incorporation or as required by law, all matters to be voted on by our stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting.

        The Class A and Class B common stock vote together as a single class in all matters, except that the Fifth Third investors are entitled to elect a number of our directors equal to the percentage of the voting power of all of our outstanding common stock represented by the Class B common stock held by the Fifth Third investors but not exceeding 18.5% of the board of directors. Each Class B director is elected by the affirmative vote of the Fifth Third investors, provided that if the voting power of the Class B common stock held by the Fifth Third investors does not entitle the Fifth Third investors a whole number of directors, such number of Class B directors will be rounded down. Each share of Class A common stock entitles the holder to one vote in all matters.

        The total value and voting power of the Class A common stock and the Class B common stock that the Fifth Third investors (as holders of Class B common stock) hold (not including, for the avoidance of doubt, any ownership interest in units of Vantiv Holding) is limited to 18.5% of all Class A common stock (and preferred stock entitled to vote with the Class A common stock, if we issue any in the future) and Class B common stock at any time other than in connection with a stockholder vote with respect to a change of control, in which event the Fifth Third investors have the right to that full number of votes equal to the number of shares of Class A common stock and Class B common stock they own, which, in the aggregate, would be 39.4% of all Class A common stock and Class B common stock.

        If the total number of shares of Class A common stock and Class B common stock held by holders of shares of Class B common stock is greater than 18.5% of the total number of shares of voting common stock outstanding, the number of votes per share of Class B common stock will be equal to {(number of shares of Class A common stock (plus the number of votes to which any outstanding shares of preferred stock are entitled when voting together with the holders of common stock as a single class) not held by the holders of the Class B common stock/0.815)-(number of shares of Class A common stock outstanding (plus the number of votes to which any outstanding shares of preferred stock are entitled when voting together with the holders of common stock as a single class))}/number of shares of Class B common stock outstanding, rounded down to the nearest ten-thousandth, but not less than zero votes per share.

Preferred Stock

        Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. However, we may not issue any shares of preferred stock to the extent such issuance would deprive holders of Class B common stock of their economic and voting rights under our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement, including any issuance of preferred stock that has a separate class vote, other than (i) a separate right to designate or elect a director or (ii) to the extent necessary to comply with any applicable national stock exchange listing standards related to the non-payment of dividends. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Registration Rights

        Certain Vantiv, Inc. stockholders have certain registration rights with respect to our equity interests pursuant to the New Registration Rights Agreement. For further information regarding these agreements, see "Certain Relationships and Related Person Transactions—Agreements Related to the Separation Transaction—Registration Rights Agreements."

Consent Rights

        Our amended and restated certificate of incorporation provides Fifth Third Bank with consent rights that require the approval of Fifth Third Bank for certain significant matters. The consent rights will terminate upon the earlier to occur of any of the following, which we refer to as trigger events: (i) Fifth Third Bank and its affiliates transfer (other than as a result of an acquisition of control of Fifth Third Bank or any of its direct or indirect parent companies by any person) more than 50% of the shares of Class A common stock and Class B common stock that they hold immediately following the consummation of our initial public offering (excluding any shares of Class A common stock or Class B common stock that Fifth Third Bank or its affiliates could sell to us if the underwriters exercise their option to purchase additional shares) (calculated on an as converted basis by aggregating the Fifth Third investors' ownership interest in our company with their ownership interest in Vantiv Holding); (ii) any specified competitor acquires control of Fifth Third Bank or any of its direct or indirect parent companies; (iii) any government entity acquires more than 20% interest in Fifth Third Bank or any person other than a specified competitor acquires control of Fifth Third Bank or any of its direct or indirect parent companies, and a change of more than 50% of the Class B directors occurs as a result; or (iv) Fifth Third Bank or any of its direct or indirect parent companies goes into bankruptcy, receivership or a similar event. Such consent rights require approval, subject to certain exceptions, for: (a) a change of control of Vantiv, Inc. to the extent the implied equity value of Vantiv, Inc., Vantiv Holding and our other subsidiaries is below certain thresholds, each being significantly lower than such implied equity value as of the date hereof); (b) changes to material terms and conditions of the Vantiv Holding Management Phantom Equity Plan; (c) issuances of new securities constituting more than 20% of total outstanding common stock of Vantiv, Inc. (excluding any shares issuable in connection with the Warrant, the Vantiv Holding Management Phantom Equity Plan and the 2012 Equity Plan); and (d) incurrences of indebtedness by us and our subsidiaries if immediately following such incurrence our leverage ratio would be equal to or exceed 5 to 1. No consent rights exercisable by Fifth Third Bank may be transferred to any third party.

Vantiv Holding

        Vantiv Holding's Amended and Restated Limited Liability Company Agreement provides for a sufficient number of Class A units, Class B units and non-voting Class C units necessary for our capital structure, with the Class A units held by Vantiv, Inc., the Class B units held by the Fifth Third investors and the Class C non-voting units issuable upon exercise of the Warrant currently held by Fifth Third Bank. Vantiv, Inc. holds 129,123,210 Class A units and is the majority unitholder of Vantiv Holding and operates and controls Vantiv Holding, subject to the terms of the Fifth Third Bank consent rights and other provisions set forth in the Amended and Restated Vantiv Holding Limited Liability Company Agreement. The Fifth Third investors hold 83,919,136 Class B units, which are exchangeable for shares of Class A common stock (on a one-for-one basis) or, at Vantiv, Inc.'s option for cash pursuant to the Exchange Agreement.

        The Amended and Restated Vantiv Holding Limited Liability Company Agreement also provides Fifth Third Bank with consent rights that require the approval of Fifth Third Bank for certain significant matters related to Vantiv Holding and its subsidiaries. The consent rights will terminate upon the trigger events described above under "—Consent Rights." Such consent rights require approval for, among other things, subject to certain exceptions: (a) a change of control of Vantiv, Inc. or Vantiv Holding to the extent the implied equity value of Vantiv, Inc., Vantiv Holding and our other subsidiaries is below certain thresholds, each being significantly lower than such implied equity value as of the date hereof; (b) sales of assets in excess of $250 million; (c) acquisitions or investments in excess of $300 million; (d) retention of the auditor of Vantiv Holding and our subsidiaries; (e) transactions among Vantiv Holding and our other subsidiaries with Advent or its affiliates if they are not on arm's-length terms or would require payments/incurrence of obligations of more than $1 million; (f) a material change to the strategic direction of Vantiv Holding and/or our other subsidiaries; (g) making any loans or series of related loans in excess of $250 million; (h) incurrences of indebtedness by Vantiv Holding or its subsidiaries if immediately following such incurrence our leverage ratio would be equal to or exceed 5 to 1; (i) changes to material terms and conditions of any equity incentive plan of Vantiv Holding; (j) capital expenditure contracts in excess of $75 million; (k) the payment or setting aside of any distributions; (l) issuances of new securities constituting more than 20% of total outstanding shares of Vantiv, Inc. (excluding any shares issuable in connection with the Warrant, Vantiv Holding Management Phantom Equity Plan and the 2012 Equity Plan); (m) material tax elections; (n) submission of material tax returns; and (o) changes to capitalization or organization of any subsidiary (including the formation of any subsidiary) or any governance provisions of any subsidiary that would either circumvent the consent rights provided for in the Amended and Restated Vantiv Holding Limited Liability Company Agreement or materially and adversely affect any member holding 15% or more of the outstanding units in a manner differently or disproportionately than the other members. Furthermore, until Fifth Third Bank and its affiliates are no longer deemed to control the company under applicable banking laws, we and Vantiv Holding are required to refrain from engaging in any business that would not be permissible for Fifth Third Bank or its affiliates or that would reasonably require Fifth Third Bank or its affiliates to seek regulatory approval, whether under the BHC Act, Ohio law or other applicable federal or state law, without first providing notice to Fifth Third Bank and to use reasonable best efforts to assist Fifth Third Bank or its affiliates in obtaining such regulatory approval. No consent rights exercisable by Fifth Third Bank may be transferred to any third party.

        Pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement, Vantiv Holding will determine when distributions will be made to unitholders of Vantiv Holding, including Vantiv, Inc., and the amount of any such distributions, subject to the consent rights described above (other than with respect to tax distributions made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement and payments required under the Exchange Agreement and the Advancement Agreement, which allows us to make payments under our tax receivable agreement related to the NPC NOLs, make payments under our other tax receivable agreements to the extent not covered by payments made pursuant to the Amended and Restated Vantiv Holding Limited Liability Company Agreement and make payments required under the Exchange Agreement, pay our franchise taxes and cover our reasonable administrative and corporate expenses, which are not subject to such consent rights). If a distribution is authorized, such distribution will be made to the unitholders of Vantiv Holding pro rata in accordance with the percentages of their respective limited liability company interests.

        Upon a change of control, we will have the rights to require the Fifth Third Investors to participate in the proposed transaction with respect to the units held by the Fifth Third investors if (i) the change of control is approved pursuant to the consent rights described above or (ii) the change of control has been approved by the stockholders of Vantiv, Inc. in which the Fifth Third investors were eligible to vote their entire equity interest in Vantiv, Inc. on a fully diluted basis (without giving effect to the exercise of the Warrant currently held by Fifth Third Bank).

        The holders of Class B units and Class C non-voting units have the right to put their Class B units and Class C non-voting units of Vantiv Holding to Vantiv, Inc., at any time, subject to certain exceptions, pursuant to the Exchange Agreement. For more information regarding the Exchange Agreement, see "Certain Relationships and Related Person Transactions—Reorganization and Offering Transactions—Exchange Agreement."

Anti-Takeover Effects of the DGCL and Our Certificate of Incorporation and Bylaws

        Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. However, we may not issue any shares of preferred stock to the extent such issuance would deprive holders of Class B common stock of their economic and voting rights under our amended and restated certificate of incorporation and the Amended and Restated Vantiv Holding Limited Liability Company Agreement, including any issuance of preferred stock that has a separate class vote, other than (i) a separate right to designate or elect a director or (ii) to the extent necessary to comply with any applicable national stock exchange listing standards related to the non-payment of dividends. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Classified Board

        Our amended and restated certificate of incorporation provides that our board is divided into three classes, with one class being elected at each annual meeting of stockholders. Each director serves a three-year term, with termination staggered according to class. Class I and Class III currently consist of four directors. Class II consists of three directors. The holders of our Class A common stock elect each of our Class I directors, two of our Class II directors and three of our Class III directors. Fifth Third Bank and its affiliates elect one of each of the Class II and Class III directors.

        The composition of each class of directors will be subject to any increase or decrease in the number of Class B directors pursuant to the percentage of the voting power of all of our outstanding common stock represented by the Class B common stock held by the Fifth Third investors but not exceeding 18.5% of the board of directors. In the event of a decrease in the number of Class B directors, the Fifth Third investors will cause the appropriate number of Class B directors representing such decrease to resign. Our amended and restated certificate of incorporation provides that our board of directors will consist of between 11 and 15 directors, so long as any shares of Class B common stock are outstanding. Our board of directors is comprised of 11 directors.

        Our amended and restated certificate also provides that the Class A directors may only be removed for cause by the affirmative vote of the majority of the holders of outstanding shares of Class A common stock cast at a meeting of stockholders called for that purpose, with proper notice given of the purpose of the meeting. Class B directors may be removed from office with or without cause by the affirmative vote of the Fifth Third investors without a meeting.

        The classification of our board could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our amended and restated bylaws provide that special meetings of the stockholders may be called only upon the request of a majority of the board or upon the request of the chief executive officer. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as Class A directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships of Class A directors or Class B directors may be filled only by a vote of a majority of the Class A directors or Class B directors, respectively, then in office, even though less than a quorum, and not by the stockholders. Our amended and restated bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise.

        Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action required or permitted to be taken by our stockholders may be effected by consent in writing or at a duly called annual or special meeting of our stockholders until the date when the Advent investors and the Fifth Third investors collectively cease to beneficially own 50% or more of our outstanding shares of, collectively, Class A common stock and Class B common stock. Following that date, any action required or permitted to be taken by our stockholders may be effected only at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

Supermajority Provisions

        The Delaware General Corporation Law generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless either a corporation's certificate of incorporation or by-laws require a greater percentage. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the affirmative vote of holders of at least 66 2/3% of the voting power of the outstanding shares of, collectively, Class A common stock and Class B common stock is required to amend or repeal provisions in the amended and restated certificate of incorporation or amended and restated bylaws. Furthermore, for so long as Fifth Third Bank or any of its affiliates holds any shares of our Class B common stock, no amendment is permitted without the consent of the holders of a majority of the Class B common stock (which majority shall include Fifth Third Bank) to the articles in our amended and restated certificate of incorporation with respect to (a) our purpose; (b) our capital stock (other than with respect to an increase in the authorized number of shares of common stock or in connection with the authorization of preferred stock that is permitted to be authorized under our amended and restated certificate of incorporation); (c) amendments of certain agreements; (d) our board of directors (to the extent related solely to the Class B common stock); (e) the conduct of our business other than as a holding company; and (f) any definitions related to the foregoing. In addition, no other amendment to our certificate of incorporation is permitted that adversely affects the rights of Fifth Third Bank and its affiliates as holders of our Class B common stock in a manner disproportionate relative to the holders of the Class A common stock without the consent of the holders of a majority of the Class B common stock.

Business Combinations under Delaware Law

        Our amended and restated certificate of incorporation expressly states that we have elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the "interested stockholder." After giving effect to this offering, the percentage of shares of our Class A common stock and Class B common stock held by existing stockholders who are directors, executive officers or affiliated persons would be 74.6%, and the percentage of shares of our common stock held by public investors would be 25.4%. Subject to various exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation's outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company's board of directors. Although we have elected to opt out of the statute's provisions, we could elect to be subject to Section 203 in the future.

Corporate Opportunities

        Our amended and restated certificate of incorporation provides that directors appointed by the funds managed by Advent or Fifth Third Bank do not have any obligation to offer us an opportunity to participate in business opportunities presented to Advent or Fifth Third Bank even if the opportunity is one that we might reasonably have pursued (and therefore may be free to compete with us in the same business or similar businesses), and that, to the extent permitted by law, neither the funds managed by Advent International Corporation nor Fifth Third Bank will be liable to us or our stockholders for breach of any duty by reason of any such activities. In addition, the Amended and Restated Limited

Liability Company Agreement of Vantiv Holding contains a similar provision regarding corporate opportunities.

Holding Company

        Our amended and restate certificate of incorporation provides that for so long as the Exchange Agreement is outstanding, we will only conduct business through Vantiv Holding and its subsidiaries.

Listing

        Our Class A common stock is listed on the NYSE under the symbol "VNTV."

Transfer Agent and Registrar

        The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

 SHARES ELIGIBLE FOR FUTURE SALE

Sale of Restricted Securities

        We have 129,123,210 shares of our Class A common stock outstanding. Of these shares, all of the 33,823,800 shares sold in our initial public offering and the 12,230,000 shares sold in this offering (or 14,064,500 shares, if the underwriters exercise their option in full) will be freely tradable without further restriction or registration under the Securities Act, except that any shares purchased by our affiliates may generally only be sold in compliance with Rule 144, which is described below. Of the remaining outstanding shares, 79,553,615 shares will be deemed "restricted securities" under the Securities Act.

        In addition, the Fifth Third investors hold 83,919,136 shares of our Class B common stock and 83,919,136 Class B units in Vantiv Holding. The Fifth Third investors will have the right to exchange their Class B units in Vantiv Holding for shares of our Class A common stock on a one-for-one basis, or at Vantiv, Inc.'s option, for cash. If a holder of our Class B common stock exchanges any of its Class B units in Vantiv Holding for shares of our Class A common stock, or if any such holder's Class B units are redeemed or repurchased by Vantiv Holding or by us, the number of shares of our Class B common stock held by such holder that are attributable to such Class B units will automatically be cancelled. Shares of our Class A common stock issuable to the Fifth Third investors upon an exchange of Class B units in Vantiv Holding will be deemed "restricted securities" under the Securities Act.

        Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Lock-Up Arrangements and Registration Rights

        In connection with this offering, we, each of our directors, executive officers and the selling stockholders have entered into lock-up agreements described under "Underwriting" that restrict the sale of our securities for up to 90 days after the date of this prospectus, subject to an extension in certain circumstances. Certain other stockholders remain subject to lock-up agreements entered in connection with our initial public offering until 180 days after the date of the prospectus used in such offering.

        In addition, following the expiration of the lock-up period, certain stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our Class A common stock under federal securities laws. If these stockholders exercise this right, our other existing stockholders may require us to register their registerable securities. By exercising their registration rights, and selling a large number of shares, the selling stockholders could cause the prevailing market price of our Class A common stock to decline.

        Following the lock-up periods described above, all of the shares of our Class A common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

        The shares of our Class A common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our Class A common stock held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our Class A common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

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  one percent of the total number of shares of our Class A common stock outstanding; or

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  the average weekly reported trading volume of our Class A common stock for the four calendar weeks prior to the sale.

        Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

        Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our Class A common stock that are restricted securities, will be entitled to freely sell such shares of our Class A common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our Class A common stock that are restricted securities, will be entitled to freely sell such shares of our Class A common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Equity Incentive Plan

        On March 21, 2012, we filed a Form S-8 under the Securities Act to register 35,500,000 shares of our Class A common stock to be issued or reserved for issuance under the 2012 Equity Plan. The 1,630,776 shares of unrestricted Class A common stock and 6,239,081 shares of unvested restricted Class A common stock issued under our 2012 Equity Plan to holders of phantom equity units are available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR
NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock that may be relevant to you if you are a non-U.S. Holder (as defined below), and is based upon the Code, the Treasury Department regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. Holders who hold shares of our Class A common stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, nor does it discuss special tax provisions, which may apply to you if you are subject to special treatment under U.S. federal income tax laws, such as certain financial institutions or financial services entities, insurance companies, tax-exempt entities, dealers in securities or currencies, entities that are treated as partnerships for U.S. federal income tax purposes, "controlled foreign corporations," "passive foreign investment companies," former U.S. citizens or long-term residents, persons deemed to sell Class A common stock under the constructive sale provisions of the Code, and persons that hold Class A common stock as part of a straddle, hedge, conversion transaction, or other integrated investment. Furthermore, this discussion does not address any state, local or foreign tax laws.

        As used in this discussion, the term "non-U.S. Holder" means a beneficial owner of our Class A common stock that is not, for U.S. federal income tax purposes:

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  any individual who is a citizen or resident of the United States;

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  any corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  any estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Department regulations to be treated as a domestic trust for U.S. federal income tax purposes.

        If you are an individual, you generally will be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States (1) for at least 183 days during the calendar year or (2) for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of (2), all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of our Class A common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. A holder that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.

        EACH PROSPECTIVE PURCHASER OF OUR CLASS A COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE

TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR CLASS A COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION, IN LIGHT OF THE PROSPECTIVE PURCHASER'S PARTICULAR CIRCUMSTANCES.

Dividends

        We do not anticipate making any distributions on our Class A common stock. See "Dividend Policy." If distributions are paid on shares of our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, such excess will constitute a return of capital that reduces, but not below zero, a non-U.S. Holder's tax basis in our Class A common stock. Any remainder will constitute gain from the sale or exchange of our Class A common stock. Except as provided in the following paragraph, if dividends are paid, as a non-U.S. Holder, you will be subject to withholding of U.S. federal income tax at a 30% rate, or a lower rate as may be specified by an applicable income tax treaty, on the gross amount of the dividends paid to you. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or other applicable form, claiming an exemption from or reduction in withholding under the applicable tax treaty. Such form must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

        If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of yours, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax, provided a properly executed Internal Revenue Service Form W-8ECI, or other applicable form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

        You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or, under certain circumstances, through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your Class A common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or other applicable form, as discussed in the preceding paragraph, you must also provide your U.S. taxpayer identification number.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund from the Internal Revenue Service of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Class A Common Stock

        As a non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale or other disposition of Class A common stock unless:

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  the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of yours (in which case the gain will be subject to U.S.

    federal income tax on a net basis at applicable individual or corporate rates and, if you are a foreign corporation, the gain may, under certain circumstances, be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses (provided you timely file a U.S. federal income tax return with respect to such losses), generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

  •
  we are or become a United States real property holding corporation ("USRPHC"). We believe that we are not currently, and are not likely not to become, a USRPHC. Even if we were to become a USRPHC, gain on the sale or other disposition of Class A common stock by you generally would not be subject to U.S. federal income tax provided:

  •
  the common stock was "regularly traded on an established securities market"; and

  •
  you do not actually or constructively own more than 5% of the Class A common stock during the shorter of (i) the five-year period ending on the date of such disposition or (ii) the period of time during which you held such shares.

Federal Estate Tax

        Individuals, or an entity the property of which is includable in an individual's gross estate for U.S. federal estate tax purposes, should note that Class A common stock held at the time of such individual's death will be included in such individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

        We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

        Backup withholding is generally imposed (currently at a 28% rate) on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your Class A common stock unless you certify to the payor your non-U.S. status. Dividends subject to withholding of U.S. federal income tax as described above in "—Dividends" would not be subject to backup withholding.

        The payment of proceeds of a sale of Class A common stock effected by or through a United States office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of Class A common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

Additional Withholding Requirements

        In addition to withholding taxes discussed above, legislation enacted in 2010 will generally impose a 30% U.S. federal withholding tax on dividends paid by U.S. issuers, and on the gross proceeds from the disposition of certain stock, paid to or through a "foreign financial institution" (as specially defined under these rules), unless such institution enters into an agreement with the U.S. Treasury to collect and provide to the U.S. Treasury substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a U.S. federal withholding tax of 30% on the same types of payments to or through a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners (as defined under these rules) or a certification identifying the direct and indirect substantial U.S. owners of the entity. This legislation would apply to dividends paid on our Class A common stock after December 31, 2013, and to the gross proceeds from sales or other dispositions of our Class A common stock after December 31, 2014. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding the possible implications of this recently enacted legislation on your investment in our Class A common stock.

 UNDERWRITING

        The selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Deutsche Bank Securities Inc. and UBS Securities LLC are acting as joint book-running managers of the offering and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as representatives of the underwriters. We, Vantiv Holding and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of shares
J.P. Morgan Securities LLC	3,057,500
Morgan Stanley & Co. LLC	1,956,800
Credit Suisse Securities (USA) LLC	1,956,800
Deutsche Bank Securities Inc.	1,223,000
Goldman, Sachs & Co.	1,223,000
UBS Securities LLC	1,100,700
Citigroup Global Markets Inc.	611,500
Wells Fargo Securities, LLC	611,500
Raymond James & Associates, Inc.	244,600
William Blair & Company, L.L.C.	244,600

Total	12,230,000

        The underwriters are committed to purchase all shares offered if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.52560 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to buy up to 1,834,500 additional shares of Class A common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. For information concerning the selling stockholders who have granted this over-allotment option to the underwriters, see "Principal and Selling Stockholders." To the extent this over-allotment option is exercised for a number of shares of Class A common stock less than the full amount of the option, the selling stockholders who will provide shares to be sold pursuant to this option will provide such shares proportionally. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to the selling stockholders per share of Class A common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per share		Total
	Without over-allotment exercise	With full over-allotment exercise	Without over-allotment exercise	With full over-allotment exercise
Underwriting discounts and commissions paid by selling stockholders	$0.93075	$0.93075	$11,383,073	$13,090,533

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, including selling stockholder expenses, but excluding the underwriting discounts and commissions, will be approximately $1.0 million, and will be paid by us.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        For a period of 90 days after the date of this prospectus, we have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Class A common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of Class A common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, other than the shares of our common stock to be sold hereunder and certain other exceptions. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Our directors and executive officers, Advent and the Fifth Third investors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC, (1) offer, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock (including, without limitation, Class A common stock which may be deemed to be beneficially owned by such directors, executive officers and investors in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Certain of our directors and executive officers may establish trading plans pursuant to Rule 10b5-1 and may sell, pledge, transfer or otherwise dispose, directly or indirectly, shares of our Class A common stock pursuant to such plans during the 90-day lock-up period (but not until the expiration of the 180-day period following the date of the prospectus related to our initial public offering, subject to certain extensions and exceptions, pursuant to the terms of the lock-up agreements entered in connection with our initial public offering). Should sales be made by such directors and executive officers pursuant to these trading plans, reports on Form 4 will be filed with the Securities and Exchange Commission, if required by law.

        Notwithstanding the foregoing agreements, Fifth Third Bank may transfer its Warrant exercisable for Class C non-voting units of Vantiv Holding, which will be exchangeable, pursuant to and subject to limitations in the Warrant and Exchange Agreement, for shares of our Class A common stock during the 90-day restricted period if the transferee of the Warrant agrees to the terms of the lock-up agreement to not dispose of any shares of Class A common stock issued upon exercise during such restricted period.

        Certain other stockholders remain subject to lock-up agreements entered in connection with our initial public offering until 180 days after the date of the prospectus used in such offering, subject to certain extensions and exceptions.

        We and the selling stockholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

        Our Class A common is listed on the NYSE under the symbol "VNTV."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of the Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, as applicable, in the over-the-counter market or otherwise.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, (including in connection with previous refinancings of our senior secured credit facilities) financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, affiliates of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., Citigroup Global Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LLC. are lenders under our senior secured credit facilities. Each of the underwriters was also an underwriter of our initial public offering. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities referred to by this prospectus in any jurisdiction in which such an offer or solicitation is unlawful.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus or taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by us, the selling stockholders, or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

France

        This offering document has not been prepared in the context of a public offering of securities in France (offre au public) within the meaning of Article L.411-1 of the French Code monétaire et financier and Articles 211-1 et seq. of the Autorité des marchés financiers (AMF) regulations and has therefore not been submitted to the AMF for prior approval or otherwise, and no prospectus has been prepared in relation to the securities.

        The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and neither this offering document nor any other offering material relating to the securities has been distributed or caused to be distributed or will be distributed or caused to be distributed to the public in France, except only to persons licensed to provide the investment service of portfolio management for the account of third parties and/or to "qualified investors" (as defined in Article L.411-2, D.411-1 and D.411-2 of the French Code monétaire et financier) and/or to a limited circle of investors (as defined in Article L.411-2 and D.411-4 of the French Code monétaire et financier) on the condition that no such offering document nor any other offering material relating to the securities shall be delivered by them to any person or reproduced (in whole or in part). Such "qualified investors" and the limited circle of investors referred to in Article L.411-2II2 are notified that they must act in that connection for their own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

        You are hereby notified that in connection with the purchase of these securities, you must act for your own account in accordance with the terms set out by Article L.411-2 of the French Code monétaire et financier and by Article 211-3 of the AMF Regulations and may not re-transfer, directly or indirectly, the securities in France, other than in compliance with applicable laws and regulations and, in particular, those relating to a public offering (which are, in particular, embodied in Articles L.411-1, L.411-2, L.412-1 and L.621-8 et seq. of the French Code monétaire et financier).

Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

        No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere, other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

        The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

        The offering of the shares has not been registered with the Commissione Nazionale per le Società e la Borsa (CONSOB), in accordance with Italian securities legislation. Accordingly, the shares may not be offered or sold, and copies of this offering document or any other document relating to the shares may not be distributed in Italy except to Qualified Investors, as defined in Article 34-ter, subsection 1, paragraph b of CONSOB Regulation no. 11971 of May 14, 1999, as amended (the Issuers' Regulation), or in any other circumstance where an express exemption to comply with public offering restrictions provided by Legislative Decree no. 58 of February 24, 1998 (the Consolidated Financial Act) or Issuers' Regulation applies, including those provided for under Article 100 of the Finance Law and Article 34-ter of the Issuers' Regulation; provided, however, that any such offer or sale of the shares or distribution of copies of this offering document or any other document relating to the shares in Italy must (i) be made in accordance with all applicable Italian laws and regulations; (ii) be conducted in accordance with any relevant limitations or procedural requirements that CONSOB may impose upon the offer or sale of the shares; and (iii) be made only by (a) banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, to the extent duly authorized to engage in the placement and/or underwriting of financial instruments in Italy in accordance with the Consolidated Financial Act and the relevant implementing regulations; or (b) foreign banks or financial institutions (the controlling shareholding of which is owned by one or more banks located in the same EU Member State) authorized to place and distribute securities in the Republic of Italy pursuant to Articles 15, 16 and 18 of the Banking Act, in each case acting in compliance with all applicable laws and regulations.

Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law). Accordingly, no resident of Japan may participate in the offering of the shares, and each underwriter has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

        The offer or invitation which is the subject of this document is only allowed to be made to the persons set out herein. Moreover, this document is not a prospectus as defined in the Securities and Futures Act (Chapter 289) of Singapore (the "SFA"), and, accordingly, statutory liability under the SFA in relation to the content of the document will not apply.

        As this document has not been and will not be lodged with or registered as a document by the Monetary Authority of Singapore, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor under Section 274 of the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person who is:

  (a)
  a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (a)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

  (1)
  to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

  (2)
  where no consideration is given for the transfer; or

  (3)
  by operation of law.

        By accepting this document, the recipient hereof represents and warrants that he or she is entitled to receive such report in accordance with the restrictions set forth above and agrees to be bound by the limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Spain

        This offer of our shares has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores, or "CNMV"), and, therefore, none of our shares may be offered, sold or distributed in any manner, nor may any resale of the shares be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither the prospectus nor any offering or advertising materials relating to our shares have been or will be registered with the CNMV, and, therefore, they are not intended for the public offer of our shares in Spain.

Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland.

        This document has been prepared without regard to the disclosure standards for issuance prospectuses under article 652a or article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under article 27 et seq. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

United Arab Emirates

        This offering has not been approved or licensed by the Central Bank of the United Arab Emirates ("UAE"), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority ("DFSA"), a regulatory authority of the Dubai International Financial Centre ("DIFC"). This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and Nasdaq Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

        The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

United Kingdom

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (a)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of us. Certain legal matters will be passed upon on behalf of the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Vantiv, Inc. as of and for the years ended December 31, 2011 and 2010 and as of and for the six month period ended December 31, 2009, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein which report expresses an unqualified opinion and includes an explanatory paragraph related to Vantiv, Inc. changing its method of presenting comprehensive income in 2011 due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which has been applied retrospectively to all periods presented. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements of Vantiv Holding, LLC and Transactive Ecommerce Solutions Inc. for the six month period ended June 30, 2009, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph referring to the fact that the combined financial statements of Vantiv Holding, LLC and Transactive Ecommerce Solutions Inc. have been derived from the historical records of Fifth Third Bancorp and reflect significant assumptions and allocations of certain expenses. Such combined financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements for NPC Group, Inc. and its subsidiaries for the three years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC with respect to the Class A common stock offered hereby. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are subject to the information and periodic reporting requirements of the Exchange Act and are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.

        You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section at the SEC at 100 F Street, NE, Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

        You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

Vantiv, Inc.
8500 Governor's Hill Drive
Symmes Township, Ohio 45249
Attn: Investor Relations
(513) 900-5250

INDEX TO FINANCIAL STATEMENTS

Page
Vantiv, Inc. and Subsidiaries
Report of Independent Registered Public Accounting Firm	F-2
Report of Independent Registered Public Accounting Firm	F-3
Statements of Income for the years ended December 31, 2011 and 2010, the six months ended December 31, 2009 and the six months ended June 30, 2009	F-4
Statements of Comprehensive Income for the years ended December 31, 2011 and 2010, the six months ended December 31, 2009 and the six months ended June 30, 2009	F-5
Statements of Financial Position as of December 31, 2011 and 2010	F-6
Statements of Cash Flows for the years ended December 31, 2011 and 2010, the six months ended December 31, 2009 and the six months ended June 30, 2009	F-7
Statements of Equity for the years ended December 31, 2011 and 2010, the six months ended December 31, 2009 and the six months ended June 30, 2009	F-8
Notes to Financial Statements	F-9
Consolidated Statements of Income (Unaudited) for the three and six months ended June 30, 2012 and 2011	F-44
Consolidated Statements of Comprehensive Income (Unaudited) for the three and six months ended June 30, 2012 and 2011	F-46
Consolidated Statements of Financial Position (Unaudited) as of June 30, 2012 and December 31, 2011	F-48
Consolidated Statements of Cash Flows (Unaudited) for the six months ended June 30, 2012 and 2011	F-49
Consolidated Statements of Equity (Unaudited) for the six months ended June 30, 2012 and 2011	F-50
Notes to Unaudited Consolidated Financial Statements	F-52
NPC Group, Inc. and Subsidiaries
Report of Independent Auditors	F-76
Consolidated Statements of Operations and Comprehensive Loss for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007	F-77
Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (unaudited) and the years ended December 31, 2009, 2008 and 2007	F-78
Notes to Consolidated Financial Statements	F-79

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vantiv, Inc.:

        We have audited the accompanying consolidated statements of financial position of Vantiv, Inc. (formerly known as Advent-Kong Blocker Corp.) (the "Company") as of December 31, 2011 and 2010 and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the two years in the period ended December 31, 2011, and for the six month period ended December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2011, and for the six month period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the accompanying consolidated financial statements, the Company has changed its method of presenting comprehensive income in 2011, due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. The change in presentation has been applied retrospectively to all periods presented.

/s/ Deloitte & Touche LLP

Cincinnati, OH
February 21, 2012 (July 23, 2012 as to the effects of the stock split described in Note 20)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors of
Vantiv Holding, LLC and Transactive Ecommerce Solutions Inc.:

        We have audited the accompanying combined statements of income, equity and cash flows for the six month period ended June 30, 2009 of Vantiv Holding, LLC (formerly known as FTPS Holding, LLC) and Transactive Ecommerce Solutions Inc. (collectively, the "Company"). These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such combined financial statements present fairly, in all material respects, the combined results of the Company's operations and its cash flows for the six month period ended June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1, the accompanying combined financial statements of the Company have been derived from the historical records of Fifth Third Bancorp and reflect significant assumptions and allocations of certain expenses. Such combined financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated company.

/s/ Deloitte & Touche LLP

Cincinnati, OH
November 9, 2011

Vantiv, Inc.

STATEMENTS OF INCOME

(In thousands, except share data)

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
Revenue:
External customers	$1,553,069	$1,099,057	$476,520	$415,792
Related party revenues	69,352	63,075	29,482	28,932

Total revenue	1,622,421	1,162,132	506,002	444,724
Network fees and other costs	756,735	595,995	254,925	221,680
Sales and marketing	236,917	98,418	32,486	37,561
Other operating costs	143,420	124,383	48,275	—
General and administrative	86,870	58,091	38,058	8,468
Depreciation and amortization	155,326	110,964	49,885	2,356
Allocated expenses	—	—	—	52,980

Income from operations	243,153	174,281	82,373	121,679
Interest expense—net	(111,535)	(116,020)	(58,877)	(9,780)
Non-operating expenses	(14,499)	(4,300)	(9,100)	(127)

Income before applicable income taxes	117,119	53,961	14,396	111,772
Income tax (benefit) expense	32,309	(956)	(191)	36,891

Net income	84,810	54,917	14,587	$74,881

Less: Net income attributable to non-controlling interests	(48,570)	(32,924)	(16,728)

Net income (loss) attributable to Vantiv, Inc.	$36,240	$21,993	$(2,141)

Net income (loss) per common share attributable to Vantiv, Inc.:
Basic	$0.40	$0.25	$(0.02)
Diluted	$0.40	$0.25	$(0.02)
Shares used in computing net income (loss) per common share:
Basic	89,515,617	89,515,617	89,515,617
Diluted	89,515,617	89,515,617	89,515,617

See Notes to Financial Statements.

Vantiv, Inc.

STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
Net income	$84,810	$54,917	$14,587	$74,881
Other comprehensive loss, net of tax:
Unrealized loss on hedging activities	(23,929)	—	—	—

Comprehensive income	60,881	54,917	14,587	$74,881

Less: Comprehensive income attributable to non-controlling interests	(34,155)	(32,924)	(16,728)

Comprehensive income (loss) attributable to Vantiv, Inc.	$26,726	$21,993	$(2,141)

See Notes to Financial Statements.

Vantiv, Inc.

STATEMENTS OF FINANCIAL POSITION

(In thousands, except share data)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$370,549	$236,512
Accounts receivable—net	368,658	344,371
Related party receivable	4,361	2,933
Settlement assets	46,840	29,044
Prepaid expenses	8,642	10,059
Other	20,947	8,031

Total current assets	819,997	630,950
Customer incentives	17,493	9,619
Property and equipment—net	152,310	81,056
Intangible assets—net	916,198	1,035,891
Goodwill	1,532,374	1,532,374
Deferred taxes	4,292	28,168
Other assets	47,046	52,459

Total assets	$3,489,710	$3,370,517

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$193,706	$163,380
Related party payable	3,814	12,466
Settlement obligations	208,669	229,131
Current portion of note payable to related party	3,803	3,813
Current portion of note payable	12,408	11,938
Deferred income	7,313	3,987
Current maturities of capital lease obligations	4,607	112
Other	6,400	—

Total current liabilities	440,720	424,827
Long-term liabilities:
Note payable to related party	373,592	377,437
Note payable	1,364,906	1,363,090
Capital lease obligations	12,322	—
Deferred taxes	9,263	4,043
Other	33,187	6,407

Total long-term liabilities	1,793,270	1,750,977
Total liabilities	2,233,990	2,175,804
Commitments and contingencies (See Note 10)
Equity:
Common stock, $.00001 par value; 89,637,770 shares authorized; 89,515,617 issued and outstanding at December 31, 2011 and 2010	1	1
Paid-in capital	581,241	579,726
Retained earnings	51,970	15,730
Accumulated other comprehensive loss	(9,514)	—

Total Vantiv, Inc. equity	623,698	595,457
Non-controlling interests	632,022	599,256

Total equity	1,255,720	1,194,713

Total liabilities and equity	$3,489,710	$3,370,517

See Notes to Financial Statements.

Vantiv, Inc.

STATEMENTS OF CASH FLOWS

(In thousands)

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
Operating Activities:
Net income	$84,810	$54,917	$14,587	$74,881
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	155,326	110,964	49,885	2,356
Loss on derivative assets	800	4,300	9,100	—
Amortization of customer incentives	3,511	1,619	472	4,767
Amortization and write-off of debt issuance costs	19,544	1,717	—	—
Share-based compensation expense	2,974	2,799	612	1,111
Transaction costs paid by shareholder	—	—	11,324	—
Deferred taxes	31,133	(8,755)	(7,964)	915
Other non-cash items	303	—	—	—
Change in operating assets and liabilities, net of the effects of acquisitions:
(Increase) decrease in accounts receivable and related party receivable	(25,715)	(80,181)	(33,945)	17,575
(Decrease) increase in net settlement assets and obligations	(38,258)	91,472	29,394	23,242
Increase in customer incentives	(11,385)	(6,524)	(5,185)	(5,062)
(Increase) decrease in prepaid and other assets	(10,532)	(4,911)	(6,027)	998
Increase (decrease) in accounts payable and accrued expenses	30,693	46,371	30,848	(10,046)
(Decrease) increase in payable to related party	(8,652)	(16,312)	(60,133)	83,488
Decrease in other liabilities	(1,098)	(1,140)	(1,574)	(15,439)

Net cash provided by operating activities	233,454	196,336	31,394	178,786

Investing Activities:
Purchases of property and equipment	(62,714)	(33,655)	(11,698)	(2,245)
Acquisition of customer related intangible assets and residual buyouts	(3,906)	(985)	—	(1,677)
Purchase of investments	(3,300)	—	—	—
Cash used in acquisitions, net of cash acquired	—	(662,511)	—	(15,500)

Net cash used in investing activities	(69,920)	(697,151)	(11,698)	(19,422)

Financing Activities:
Net proceeds from issuance of long-term debt	—	1,755,751	—	—
Payment of debt issuance costs	(6,276)	(43,565)	—	—
Repayment of debt and capital lease obligations	(20,373)	(1,237,771)	(12,621)	(79)
Distribution to non-controlling interests	(2,848)	(26,257)	(17,841)	—
Increase in Parent Company's equity	—	—	—	140,648

Net cash (used in) provided by financing activities	(29,497)	448,158	(30,462)	140,569

Net increase (decrease) in cash and cash equivalents	134,037	(52,657)	(10,766)	299,933
Cash and cash equivalents—Beginning of period	236,512	289,169	299,935	2

Cash and cash equivalents—End of period	$370,549	$236,512	$289,169	$299,935

See Notes to Financial Statements.

Vantiv, Inc.

STATEMENTS OF EQUITY

(In thousands)

Predecessor Activity:

Parent Company Equity
Beginning Balance, January 1, 2009	$436,637
Net income	74,881
Share-based compensation	1,111
Net contribution from Fifth Third Bank	140,648
Assumption of debt	(1,250,976)
Net assets and liabilities transferred to / assumed from Fifth Third Bank	(72,513)

Ending Balance, June 30, 2009	$(670,212)

Successor Activity:

		Vantiv, Inc. Equity
	Total	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Non-controlling Interests
Non-cash contribution (see Note 1)	$1,165,896	$1	$577,989	$(4,122)	$—	$592,028
Net income (loss)	14,587	—	—	(2,141)	—	16,728
Distribution to non-controlling interests	(17,841)	—	—	—	—	(17,841)

Ending Balance, December 31, 2009	1,162,642	1	577,989	(6,263)	—	590,915
Net income	54,917	—	—	21,993	—	32,924
Distribution to non-controlling interests	(26,257)	—	—	—	—	(26,257)
Share-based compensation	3,411	—	1,737	—	—	1,674

Ending Balance, December 31, 2010	$1,194,713	$1	$579,726	$15,730	—	$599,256
Net income	84,810	—	—	36,240	—	48,570
Unrealized loss on hedging activities, net of tax	(23,929)	—	—	—	(9,514)	(14,415)
Distribution to non-controlling interests	(2,848)	—	—	—	—	(2,848)
Share-based compensation	2,974	—	1,515	—	—	1,459

Ending Balance, December 31, 2011	$1,255,720	$1	$581,241	$51,970	$(9,514)	$632,022

See Notes to Financial Statements.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

Description of Business

        Vantiv, Inc., a Delaware corporation, is a holding company that conducts its operations through its majority-owned subsidiaries, Vantiv Holding, LLC ("Vantiv Holding") and Transactive Ecommerce Solutions Inc. ("Transactive"). Vantiv, Inc., Vantiv Holding and Transactive are referred to collectively as the "Company."

        The Company provides electronic payment processing services to merchants and financial institutions throughout the United States of America. The Company markets its services through diverse distribution channels, including a direct sales force, relationships with a broad range of independent sales organizations ("ISOs"), merchant banks, value-added resellers and trade associations as well as arrangements with core processors.

Segments

        The Company's segments consist of the Merchant Services segment and the Financial Institution Services segment. The Company's Chief Executive Officer ("CEO"), who is the chief operating decision maker ("CODM"), evaluates the performance and allocates resources based on the operating results of each segment. Below is a summary of each segment:

  •
  Merchant Services—Provides merchant acquiring and payment processing services to large national merchants, regional and small-to-mid sized businesses. Merchant services are sold to small to large businesses through both direct and indirect distribution channels. Merchant Services includes all aspects of card processing including authorization and settlement, customer service, chargeback and retrieval processing and interchange management.

  •
  Financial Institution Services—Provides card issuer processing, payment network processing, fraud protection, card production, prepaid program management, automated teller machine ("ATM") driving and network gateway and switching services that utilize the Company's proprietary Jeanie PIN debit payment network to a diverse set of financial institutions, including regional banks, community banks, credit unions and regional personal identification number ("PIN") networks. Financial Institution Services also provides statement production, collections and inbound/outbound call centers for credit transactions, and other services such as credit card portfolio analytics, program strategy and support, fraud and security management and chargeback and dispute services.

Principles of Consolidation

        The accompanying financial statements include the operations and accounts of the Company and all subsidiaries thereof. All intercompany balances and transactions with the Company's subsidiaries have been eliminated upon consolidation.

        Vantiv, Inc. owns a 50.93% interest in Vantiv Holding. Fifth Third Bank, an indirect wholly-owned subsidiary of Fifth Third Bancorp, FTPS Partners, LLC, a wholly-owned subsidiary of Fifth Third Bank, and JPDN Enterprises, LLC ("JPDN") an affiliate of Charles D. Drucker, the Company's CEO, own interests in Vantiv Holding of 44.52%, 4.41% and 0.14%, respectively. Vantiv, Inc., Fifth Third Financial Corporation, a wholly-owned subsidiary of Fifth Third Bancorp ("Fifth Third Financial"), and JPDN own interests in Transactive of 50.93%, 48.93% and 0.14%, respectively. See Note 9 for further discussion of interests in Vantiv Holding and Transactive.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION (Continued)

        The Company accounts for non-controlling interests in accordance with Accounting Standards Codification ("ASC") 810, Consolidation. Non-controlling interests represent the minority shareholders' share of net income or loss of and equity in Vantiv Holding and Transactive. Net income attributable to non-controlling interests does not include expenses incurred directly by Vantiv, Inc., such as transaction costs incurred in connection with the acquisitions of Vantiv Holding and Transactive, losses related to put rights as discussed in Note 8 and income tax expense attributable to Vantiv, Inc. All of the Company's non-controlling interests are presented after Vantiv Holding and Transactive income tax expense or benefit in the statements of income as "Net income attributable to non-controlling interests." Non-controlling interests are presented as a component of equity in the statements of financial position and reflect the original investments by these non-controlling shareholders at fair value, the warrant held by Fifth Third Bank as discussed in Note 9 and the non-controlling interests' proportionate share of the earnings or losses of Vantiv Holding and Transactive, net of distributions.

Sale Transaction

        On June 30, 2009, Vantiv, Inc. acquired a majority interest in Vantiv Holding from Fifth Third Bank (the "Transaction"). Under the master investment agreement, Vantiv, Inc. acquired a 50.93% interest in Vantiv Holding. Fifth Third Bank retained a 48.93% interest, and JPDN acquired the remaining interest of 0.14%. In addition, Vantiv, Inc. acquired a 50.93% interest in Transactive. Fifth Third Financial retained a 48.93% interest in Transactive; and JPDN acquired the remaining interest of 0.14%.

        In conjunction with the Transaction, Fifth Third Bank received a warrant that allows Fifth Third Bank to purchase an incremental non-voting interest in Vantiv Holding. In connection with the Transaction, Vantiv, Inc. received put rights, exercisable by Vantiv, Inc., or Vantiv, Inc.'s stockholders, under certain circumstances, that if exercised obligate Fifth Third Bank to repurchase Vantiv, Inc.'s interest in Vantiv Holding. See Note 9 for additional disclosures regarding the warrant issued to Fifth Third Bank and Note 8 for additional disclosures related to Vantiv, Inc.'s put rights. Also, see Note 3 for a discussion of purchase accounting applied to the Transaction.

Basis of Presentation

        Prior to the Transaction, the Company's financial statements include the financial position, results of operations and cash flows of Vantiv Holding on a "carved-out" basis as it was operated as a business unit of Fifth Third Bank. Subsequent to the Transaction, the financial statements include the Company's consolidated financial position, results of operations and cash flows.

        The acquisition of a majority interest in Vantiv Holding and Transactive by Vantiv, Inc. was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The Company's accompanying consolidated financial statements and certain note presentations as of and for the periods ended subsequent to June 30, 2009 reflect a different basis of accounting from the accompanying combined financial statements, which were "carved-out" from Fifth Third Bancorp's consolidated financial statements for the six months ended June 30, 2009. Therefore, throughout these financial statements, the period ended June 30, 2009 has been labeled "Predecessor;" the periods ended subsequent to June 30 2009 are labeled "Successor." Where a particular disclosure, or portion thereof, is unique to the Predecessor or Successor Company, the Company is designated as such throughout these footnotes. The accompanying financial statements include a black line division

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION (Continued)

which indicates that, in certain aspects, the Predecessor and Successor reporting entities are not comparable.

        The statements of equity presented herein have also been separately presented owing to the structural changes that occurred at the time of the Transaction. The Predecessor period presents a roll-forward of Fifth Third Bank's interest in the business unit, including net funding received from Fifth Third Bank. The non-cash contribution during the Successor period reflects the elimination of $670.2 million of parent company equity, the non-cash contribution by certain funds managed by Advent International Corporation ("Advent") of the ownership interest in Vantiv Holding and Transactive of $1,170.0 million (which includes $592.0 million attributable to non-controlling interests) and nominal expenses associated with the Transaction of approximately $4.1 million incurred by Advent on behalf of Vantiv, Inc. prior to the Transaction.

        The accompanying financial statements as of and for the six months ended June 30, 2009 are not necessarily indicative of the Predecessor Company had it been operated as stand-alone entity separate from Fifth Third Bank and may not be indicative of the future results of operations of the Company. Management believes the methodologies to allocate expenses to the Predecessor Company are reasonable and represent appropriate methods of determining the financial results of the Predecessor Company.

        The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Sponsorship

        In order to provide electronic payment processing services, Visa, MasterCard and other payment networks require sponsorship of non-financial institutions by a member clearing bank. In conjunction with the Transaction, the Company entered into a ten-year agreement with Fifth Third Bank (the "Sponsoring Member"), to provide sponsorship services to the Company. Also, the Company has agreements with additional third-party banks that provide the Company sponsorship into the card networks.

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Also, as discussed above and in Note 16, the accompanying statement of income for the six months ended June 30, 2009 includes allocations and estimates that are not necessarily indicative of the amounts that would have resulted if the Predecessor Company had been operating as a stand-alone entity during such periods.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Revenue Recognition

        The Company has contractual agreements with its clients that set forth the general terms and conditions of the relationship including line item pricing, payment terms and contract duration.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Revenues are recognized as earned (i.e., for transaction based fees, when the underlying transaction is processed) in conjunction with ASC 605, Revenue Recognition. ASC 605, Revenue Recognition, establishes guidance as to when revenue is realized or realizable and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller's price is fixed or determinable; and (4) collectibility is reasonably assured.

        The Company follows guidance provided in ASC 605-45, Principal Agent Considerations. ASC 605-45 states that whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognizes processing revenues net of interchange fees, which are assessed to the Company's merchant customers on all processed transactions. Interchange rates are not controlled by the Company, which effectively acts as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue is reported on a gross basis, as the Company contracts directly with the end customer, assumes the risk of loss and has pricing flexibility.

        The Company generates revenue primarily by processing electronic payment transactions. Set forth below is a description of the Company's revenue by segment.

Merchant Services

        The Company's Merchant Services segment revenue is primarily derived from processing credit and debit card transactions. Merchant Services revenue is primarily comprised of fees charged to businesses, net of interchange fees, for payment processing services, including authorization, capture, clearing, settlement and information reporting of electronic transactions. The fees charged consist of either a percentage of the dollar volume of the transaction or a fixed fee, or both, and are recognized at the time of the transaction. Merchant Services revenue also includes a number of revenue items that are incurred by the Company and are reimbursable as the costs are passed through to and paid by the Company's clients. These items primarily consist of Visa, MasterCard and other payment network fees. In addition, for sales through ISOs and certain other referral sources in which the Company is the primary party to the contract with the merchant, the Company records the full amount of the fees collected from the merchant as revenue. Merchant Services segment revenue also includes revenue from ancillary services such as fraud management, equipment sales and terminal rent. Merchant Services revenue is recognized as services are performed.

        Included within Merchant Services revenue are fees received by the Company for merchant processing services provided on an outsourced basis for certain customers of Fifth Third Bank. In some cases such fees are collected by Fifth Third Bank from the end merchant and remitted to the Company. Revenues associated with such transactions were approximately $99.5 million, $84.3 million, $38.5 million and $40.0 million during the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009, respectively.

Financial Institution Services

        The Company's Financial Institution Services segment revenues are primarily derived from debit, credit and ATM card transaction processing, ATM driving and support, and PIN debit processing services. Financial Institution Services revenue associated with processing transactions includes per

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

transaction and account related fees, card production fees and fees generated from the Company's Jeanie network. Financial Institution Services revenue related to card transaction processing is recognized when consumers use their client-issued cards to make purchases. Financial Institution Services revenue related to ATM driving and support is recognized in accordance with contractual agreements with the Company's clients.

        In addition to the services discussed above, Financial Institution Services generates revenue through other services, including statement production, collections and inbound/outbound call centers for credit transactions and other services such as credit card portfolio analytics, program strategy and support, fraud and security management and chargeback and dispute services. Related revenues are recognized as services are performed.

        Financial Institution Services provides certain services to Fifth Third Bank. Revenues related to these services are included in the accompanying statements of income as related party revenues.

Expenses

        Set forth below is a brief description of the components of the Company's expenses:

  •
  Network fees and other costs consists of certain expenses incurred by the Company in connection with providing processing services to its clients, including Visa and MasterCard network association fees, payment network fees, card production costs, telecommunication charges, postage and other third party processing expenses.

  •
  Sales and marketing expense primarily consists of salaries and benefits paid to sales personnel, sales management and other sales and marketing personnel, advertising and promotional costs and residual payments made to ISOs and other third party resellers.

  •
  Other operating costs primarily consist of salaries and benefits paid to operational and IT personnel, costs associated with operating the Company's technology platform and data centers, information technology costs for processing transactions, product development costs, software consulting fees and maintenance costs.

  •
  General and administrative expenses primarily consist of salaries and benefits paid to executive management and administrative employees, including finance, human resources, product development, legal and risk management, share-based compensation costs, equipment and occupancy costs and consulting costs.

Share-Based Compensation

        The Company expenses employee share-based payments under ASC 718, Compensation—Stock Compensation, which requires compensation cost for the grant-date fair value of share-based payments to be recognized over the requisite service period. Further, the fair value of liability awards is required to be remeasured at the reporting date, with changes in fair value recognized as compensation cost over the requisite service period. The Company estimates the grant date fair value of the share-based awards issued using the Black-Scholes option pricing model.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Earnings Per Share

        Basic earnings per share is computed by dividing net income attributable to Vantiv, Inc. by the weighted average shares outstanding during the period. Diluted earnings per share is computed by dividing net income attributable to Vantiv, Inc. by the weighted-average shares outstanding during the period and the impact of securities that would have a dilutive effect on earnings per share. Vantiv, Inc. has no securities that would have a dilutive effect on earnings per share. Share-based awards issued by and settled in units of Vantiv Holding have an anti-dilutive effect on earnings per share and have therefore been excluded from the calculation of the Company's diluted earnings per share. As such, on a consolidated basis, there are no securities that have a dilutive effect on earnings per share and, therefore, basic and diluted earnings per share are equal for each period presented.

Income Taxes

        Vantiv, Inc. is taxed as a C corporation for U.S. income tax purposes and is therefore subject to both federal and state taxation at a corporate level.

        Income taxes are computed in accordance with ASC 740, Income Taxes, and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, such deferred tax assets will be adjusted through the Company's provision for income taxes in the period in which this determination is made. As of December 31, 2011 and 2010, the Company had recorded no valuation allowances against deferred tax assets.

        Prior to June 30, 2009, the operations of the Predecessor Company were included in Fifth Third Bancorp's consolidated federal income tax return and the state income tax returns of certain subsidiaries of Fifth Third Bancorp. For the purpose of the Predecessor financial statements, federal and state income taxes have been determined on a separate basis as if the Predecessor Company was a separate, stand-alone taxable entity for the period prior to June 30, 2009.

        See Note 13 for further discussion of income taxes.

Cash and Cash Equivalents

        For the period prior to June 1, 2009, Fifth Third Bank used a centralized approach to cash management. Cash receipts and payments of trade payables and other disbursements were processed through a centralized cash management system by Fifth Third Bank. All cash derived from or required for the Predecessor Company's operations was applied to or against Fifth Third Bank's consolidated cash balances.

        Investments with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates fair value. Cash equivalents consist primarily of overnight EuroDollar investments. Such investments are maintained at reputable financial institutions with high credit quality and therefore are considered to bear minimal credit risk.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Accounts Receivable—net

        Accounts receivable primarily represent processing revenues earned but not collected. For a majority of its customers, the Company has the authority to debit the client's bank accounts through the Federal Reserve's Automated Clearing House; as such, collectibility is reasonably assured. The Company records a reserve for doubtful accounts when it is probable that the accounts receivable will not be collected. The Company reviews historical loss experience and the financial position of its customers when estimating the allowance. As of December 31, 2011 and 2010, the allowance for doubtful accounts was not material to the Company's statements of financial position.

        In addition to the reserve for doubtful accounts, the Company also maintains a reserve for refunds expected to be provided to customers. The reserve related to refunds was $3.2 million and $3.3 million as of December 31, 2011 and 2010, respectively, and is recorded within the accounts receivable reserve.

Customer Incentives

        Customer incentives represent signing bonuses paid to customers. Customer incentives are paid in connection with the acquisition or renewal of customer contracts, and are therefore deferred and amortized using the straight-line method based on the contractual agreement. Related amortization is recorded as contra-revenue.

Property and Equipment—net

        Property and equipment consists of the Company's corporate headquarters facility, furniture and equipment, software, leasehold improvements and construction in progress. These assets are depreciated on a straight-line basis over their respective useful lives, which are 15 to 40 years for the Company's corporate headquarters facility and related improvements, 2 to 10 years for furniture and equipment, 3 to 5 years for software and 3 to 10 years for leasehold improvements. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the term of lease.

        The Company capitalizes certain costs related to computer software developed for internal use and amortizes such costs on a straight-line basis over an estimated useful life of 3 to 5 years. Research and development costs incurred prior to establishing technological feasibility are charged to operations as such costs are incurred. Once technological feasibility has been established, costs are capitalized until the software is placed in service.

Goodwill and Intangible Assets

        In accordance with ASC 350, Intangibles—Goodwill and Other, the Company tests goodwill for impairment for each reporting unit on an annual basis, or when events occur or circumstances change that would indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test for certain of its reporting units as of July 31, 2011 and for the remainder of its reporting units as of November 30, 2011 using market data and discounted cash flow analyses, which indicated there was no impairment. As of December 31, 2011, there have been no indications of impairment.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

        Intangible assets consist primarily of acquired customer relationships amortized over their estimated useful lives and an indefinite lived trade name not subject to amortization. The Company reviews the acquired customer relationships for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. The indefinite lived trade name is tested for impairment annually.

Settlement Assets and Obligations

        Settlement assets and obligations result from financial institution services when funds are transferred from or received by the Company prior to receiving or paying funds to a different entity. This timing difference results in a settlement asset or obligation. The amounts are generally collected or paid the following business day.

        The settlement assets and obligations recorded by Merchant Services represent intermediary balances due to differences between the amount the Sponsoring Member receives from the card associations and the amount funded to the merchants. Such differences arise from timing differences, interchange expenses, merchant reserves and exception items. In addition, certain card associations limit the Company from accessing or controlling merchant settlement funds and, instead, require that these funds be controlled by the Sponsoring Member. The Company follows a net settlement process whereby, if the settlement received from the card associations precedes the funding obligation to the merchant, the Company temporarily records a corresponding liability. Conversely, if the funding obligation to the merchant precedes the settlement from the card associations, the amount of the net receivable position is recorded by the Company, or in some cases, the Sponsoring Member may cover the position with its own funds in which case a receivable position is not recorded by the Company. Prior to June 1, 2009, Fifth Third Bank, as the Sponsoring Member, used its own funds and assessed a funding cost to the Company, which was included in non-operating expenses. Subsequent to June 1, 2009, net receivable positions are funded through the Company's cash or available line of credit.

Derivatives

        The Company accounts for derivatives in accordance with ASC 815, Derivatives and Hedging. This guidance establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the statement of financial position at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in accumulated other comprehensive income (loss) and will be recognized in the statement of income when the hedged item affects earnings. For a derivative that does not qualify as a hedge ("free-standing derivative"), changes in fair value are recognized in earnings.

New Accounting Pronouncements

        In June 2011, the FASB issued ASU 2011-05, "Comprehensive Income (Topic 220): Presentation of Comprehensive Income," which revises the manner in which entities present comprehensive income in their financial statements. The amendments implemented under ASU 2011-05 give an entity the option to present the total of comprehensive income, the components of net income, and the components of

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for total comprehensive income. The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively and is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The Company's adoption of this ASU did not have a material effect on the Company's financial position or results of operations.

        In September 2011, the FASB issued ASU 2011-08, "Intangibles—Goodwill and Other (Topic 350) Testing Goodwill for Impairment," which revises the guidance on testing goodwill for impairment. Under the revised guidance, entities testing goodwill for impairment have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test would be required. Under the amendments in this ASU, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period. This ASU does not change how goodwill is calculated or assigned to reporting units, nor does it revise the requirement to test goodwill annually for impairment. In addition, this ASU does not amend the requirement to test goodwill for impairment between annual tests if events or circumstances warrant; however, it does revise the examples of events and circumstances that an entity should consider. The amendments within this ASU are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The guidance will not have a material effect on the Company's financial position or results of operations.

3. BUSINESS COMBINATIONS

Acquisition of NPC

        On November 3, 2010, Vantiv Holding acquired all of the outstanding voting securities of NPC Group, Inc. ("NPC"). NPC is a provider of payment processing services focused on the small to mid-sized merchant processing market. The acquisition of NPC enhances the Company's access to small to mid-sized merchants. The acquisition was accounted for as a business combination under ASC 805, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill, approximately $240.0 million of which is deductible for tax purposes. Goodwill, assigned to Merchant Services, consists primarily of processing

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

cost synergies between NPC and the Company and the acquired workforce, neither of which qualifies as an amortizable intangible asset. The purchase price allocation is as follows (in thousands):

Current assets	$14,849
Property and equipment	8,031
Non-current assets	24,700
Goodwill	456,326
Customer relationship intangible assets	111,000
Trade name	41,000
Current liabilities	(28,643)
Non-current liabilities	(7,280)

Total purchase price	$619,983

        From the acquisition date of November 3, 2010 through December 31, 2010, revenue and net income included in the accompanying statement of income for the year ended December 31, 2010 attributable to NPC was approximately $49.4 million and $3.3 million, respectively.

        The following unaudited pro forma results reflect the results of the Company for the year ended December 31, 2010 and the six months ended December 31, 2009, assuming the acquisition of NPC had occurred on July 1, 2009 (in thousands):

	Year ended December 31, 2010	Six Months Ended December 31, 2009
Total revenue	$1,410,150	$651,543
Income from operations	214,678	104,395
Net income including non-controlling interests	74,519	20,262
Net income attributable to Vantiv, Inc.	31,977	749

        The Company incurred expenses of approximately $2.4 million during the year ended December 31, 2010 in conjunction with the acquisition of NPC, which are included within general and administrative expenses on the accompanying statement of income.

Acquisition of TNB Assets

        On July 6, 2010, the Company acquired certain assets of Town North Bank, N.A. ("TNB") to broaden the Company's market position with credit unions. The acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was allocated to goodwill, which is deductible for tax purposes. Goodwill is attributable primarily to growth opportunities, synergies and the acquired workforce, none of which qualifies as an

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

3. BUSINESS COMBINATIONS (Continued)

amortizable intangible asset. Goodwill is included within Financial Institution Services. The purchase price allocation is as follows (in thousands):

Current assets	$19,836
Customer relationship intangible assets	28,865
Trade name	238
Goodwill	26,898
Current liabilities	(19,220)
Non-current liabilities	(4,175)

Total purchase price	$52,442

        The acquisition of TNB was not material to the Company's financial statements and accordingly, pro forma results have not been presented.

Vantiv, Inc. Acquisition of Vantiv Holding

        As discussed in Note 1, Vantiv, Inc. acquired a majority interest in Vantiv Holding from Fifth Third Bank and in Transactive from Fifth Third Financial on June 30, 2009. The acquisition of Vantiv Holding and Transactive was funded with approximately $560 million of cash consideration from Advent on behalf of Vantiv, Inc. to Fifth Third Bank and Fifth Third Financial. The acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The primary items that generated goodwill are the value of the newly formed relationship between Vantiv Holding and Transactive and Advent, the controlling stockholder of Vantiv, Inc., allowing Vantiv Holding and Transactive to leverage Vantiv, Inc.'s resources creating significant opportunities and incremental growth along with the acquired workforce, neither of which qualifies as an amortizable intangible asset. Goodwill attributable to the Transaction is not deductible for tax purposes. Approximately $501.2 million and $548.0 million of goodwill is included within Merchant Services and Financial Institution Services, respectively. The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition, as follows (in thousands):

Current assets	$549,525
Property and equipment	36,858
Non-current assets	11,778
Put rights	14,200
Goodwill	1,049,150
Customer relationship intangible assets	998,230
Note payable assumed	(1,250,000)
Liabilities assumed	(257,478)
Non-controlling interests	(592,028)

Total purchase price	$560,235

        Approximately $16.3 million of transaction related expenses are recorded within general and administrative expenses in the accompanying statement of income for the six months ended December 31, 2009.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

4. PROPERTY AND EQUIPMENT

        A summary of the Company's property and equipment is as follows (in thousands):

	Estimate Useful Life	As of December 31, 2011	As of December 31, 2010
Building and improvements	15 - 40 years	$18,708	$—
Furniture and equipment	2 - 10 years	62,224	26,526
Software	3 - 5 years	96,010	54,706
Leasehold improvements	3 - 10 years	1,458	2,638
Construction in progress		15,737	13,626
Accumulated depreciation		(41,827)	(16,440)

Total		$152,310	$81,056

        Depreciation and amortization expense related to property and equipment for the years ended December 31, 2011 and 2010, and the six months ended December 31, 2009 and June 30, 2009 was $31.7 million, $12.5 million, $4.0 million and $1.1 million, respectively.

5. GOODWILL AND INTANGIBLE ASSETS

        A summary of changes in goodwill through December 31, 2011 is as follows (in thousands):

Successor	Merchant Services	Financial Institution Services	Total
Balance as of December 31, 2009	$501,198	$547,952	$1,049,150
Goodwill attributable to acquisition of TNB	—	26,898	26,898
Goodwill attributable to acquisition of NPC	456,326	—	456,326

Balance as of December 31, 2010	957,524	574,850	1,532,374

Balance as of December 31, 2011	$957,524	$574,850	$1,532,374

        Intangible assets consist primarily of acquired customer relationships and trade names. The useful lives of customer relationships are determined based on forecasted cash flows, which include estimates for customer attrition associated with the underlying portfolio of customers acquired. Historically, this has resulted in amortization of customer relationships on a straight line basis over their estimated useful lives. The customer relationships acquired in conjunction with the acquisition of NPC, as discussed in Note 3, are amortized at an accelerated rate due largely to the pattern of attrition expected within the underlying portfolio. The trade name acquired in conjunction with the Company's acquisition of NPC is expected to remain in use for the foreseeable future and has therefore been deemed an indefinite lived intangible asset not subject to amortization. The trade name is reviewed for impairment on an annual basis. The Company reviews finite lived intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

5. GOODWILL AND INTANGIBLE ASSETS (Continued)

        As of December 31, 2011 and 2010, intangible assets consisted of the following (in thousands):

	2011	2010
Customer relationship intangible assets	$1,139,319	$1,138,077
Trade name	41,000	41,000
Other intangible assets	3,567	985

	1,183,886	1,180,062

Less accumulated amortization on:
Customer relationship intangible assets	267,108	144,138
Other intangible assets	580	33

	267,688	144,171

	$916,198	$1,035,891

        As of December 31, 2011 and 2010, customer relationship intangible assets had estimated remaining weighted-average lives of 8.4 years and 9.6 years, respectively. Amortization expense on intangible assets for the years ended December 31, 2011 and 2010 and for the six months ended December 31, 2009 and June 30, 2009 was $123.6 million, $98.5 million, $45.9 million and $1.3 million, respectively.

        The estimated amortization expense of intangible assets as of December 31, 2011 for the next five years is as follows (in thousands):

2012	$116,229
2013	110,881
2014	106,863
2015	103,845
2016	101,577

6. CAPITAL LEASES

        On August 26, 2011, the Company entered into various lease agreements for equipment that are classified as capital leases. The cost of equipment under capital leases, approximately $19.7 million, is included on the accompanying statement of financial position within property and equipment as of December 31, 2011. Depreciation expense associated with capital leases was $3.6 million for the year ended December 31, 2011.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

6. CAPITAL LEASES (Continued)

        The future minimum lease payments required under capital leases and the present value of net minimum lease payments as of December 31, 2011 are as follows (in thousands):

Amount
Year Ending December 31, 2012	$4,998
Year Ending December 31, 2013	4,951
Year Ending December 31, 2014	4,930
Year Ending December 31, 2015	2,876

Total minimum lease payments	$17,755
Less: Amount representing interest	(826)

Present value of minimum lease payments	$16,929
Less: Current maturities of capital lease obligations	(4,607)

Long-term capital lease obligations	$12,322

7. DEBT

Debt Assumed in Connection with the Transaction

        In connection with the Transaction, the Company assumed a $1,250.0 million senior secured note due to Fifth Third Bank. The senior secured note had a term of seven years. In addition, the Company entered into a $125.0 million secured revolving credit facility with Fifth Third Bank. Both the senior secured note and the revolving credit facility were secured by certain assets of the Company. The interest rates on the senior secured note and the revolving credit facility were 9.5% and 7.75%, respectively. The commitment rate for the revolving credit facility was 0.50% per year.

November 2010 Debt Refinancing

        On November 3, 2010, the Company entered into two credit facilities with a syndicate of banks. The credit facilities were used to refinance the debt held by Fifth Third Bank and fund the acquisition of NPC, as discussed in Note 3. The revolving credit facility held by Fifth Third Bank was also terminated in conjunction with the refinancing. The refinanced credit facilities consisted of a first lien and second lien loan agreement.

First Lien

        The first lien loan agreement consisted of a $1,575.0 million term loan and a revolving credit commitment of $150.0 million. The term loan was issued with an original term of six years, and required quarterly principal payments equal to 0.25% of the original principal balance. The term loan bore interest at a rate based on LIBOR or the prime rate, at the Company's option, plus an applicable margin. The weighted-average interest rate for the term loan during 2010 was 5.5%. The outstanding balance of the term loan as of December 31, 2010 was $1,575.0 million. At December 31, 2010, Fifth Third Bank held approximately $381.3 million of the term loan, which is recorded within note payable to related party on the accompanying statement of financial position.

        The revolving credit commitment was issued with a term of five years. Any draws on the revolving credit commitment were due at the maturity of the agreement, with interest payments due quarterly. At

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

7. DEBT (Continued)

the Company's option, unpaid principal balances bore interest at a rate based on LIBOR or the prime rate, plus an applicable margin. The commitment fee rate for the unused portion of the revolving credit commitment was 0.50%. There were no draws on the revolving credit commitment as of December 31, 2010. Under the revolving credit commitment, the Company had $40.0 million available for the issuance of letters of credit and $50.0 million available for swing loans. At December 31, 2010, Fifth Third Bank held approximately 33% of the revolving credit commitment. Additionally, a $1.5 million letter of credit, issued by Fifth Third Bank, was outstanding as of December 31, 2010, which reduced the availability under the revolving credit commitment.

Second Lien

        The second lien loan agreement consisted of a $200.0 million term loan with an original term of seven years. The loan bore interest, at the Company's option, at a rate based on LIBOR or the prime rate, plus an applicable margin. The weighted- average rate for the term loan during 2010 was 8.25%. The outstanding balance as of December 31, 2010 was $200.0 million.

May 2011 Debt Refinancing

        On May 17, 2011, the Company refinanced $1,771.1 million of debt outstanding under the existing first and second lien loan agreements described above (the "original debt"). Outstanding debt under the original first and second lien loan agreements was $1,571.1 million and $200.0 million, respectively, and matured in November 2016 and 2017, respectively.

        The original debt was refinanced into a single first lien loan agreement (the "refinanced debt") consisting of two tranches, "term B-1" and "term B-2," and a $150.0 million revolving credit facility. As of the date of refinancing, term B-1 had a balance of $1,621.1 million, while term B-2 carried a non-amortizing balance of $150.0 million. The original second lien loan agreement was repaid in connection with the refinancing. The maturity dates of term B-1 and term B-2 are November 3, 2016 and 2017, respectively. The revolving credit facility matures on November 3, 2015. The primary change under the refinanced debt was the rate at which it bears interest. Interest is payable quarterly and the following table summarizes the applicable interest rates on and the principal amounts outstanding as of the date of refinancing of the original debt as compared to the refinanced debt:

	Original Debt		Refinanced Debt
(dollars in millions)	Amount Outstanding	Interest Rate	Amount Outstanding	Interest Rate
First Lien/Term B-1	$1,571.1	LIBOR + 400 bps; floor of 150 bps	$1,621.1	LIBOR + 325 bps; floor of 125 bps
Second Lien/Term B-2	$200.0	LIBOR + 675 bps; floor of 150 bps	$150.0	LIBOR + 350 bps; floor of 150 bps

Total	$1,771.1		$1,771.1

        During the year ended December 31, 2011, the Company made principal payments of $16.1 million on term B-1. The outstanding balance of the refinanced debt as of December 31, 2011 was $1,758.9 million. At December 31, 2011, Fifth Third Bank held approximately $377.4 million of term B-1, which is recorded within note payable to related party on the accompanying statement of financial position. There were no draws on the revolving credit facility as of December 31, 2011.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

7. DEBT (Continued)

Original Issue Discount and Deferred Financing Fees

        In conjunction with the November 2010 debt refinancing, the Company incurred approximately $43.5 million of fees and $19.3 million in original issue discount ("OID"). Such costs, excluding OID, were capitalized as deferred financing fees and are included within other non-current assets in the accompanying statements of financial position. OID is included as a reduction to note payable in the accompanying statements of financial position. OID and debt issuance costs are being amortized on a straight-line basis over the life of the related debt, which approximates the effective interest method.

        Based on the changes in the composition of the syndicate of lenders participating in the refinanced debt, a component of the refinancing was accounted for as a debt extinguishment under ASC 470, Debt. As such, the Company wrote off approximately $3.2 million of unamortized deferred financing fees and $1.4 million of OID related to the original debt accounted for as a debt extinguishment. Further, the Company paid approximately $6.3 million in underwriting and legal fees associated with the refinanced debt, of which approximately $5.1 million was recorded as expense on the date of the refinancing. Both the write-off of unamortized deferred financing fees and the expense associated with fees incurred in connection with the refinancing are recorded as a component of non-operating expenses in the accompanying statement of income for the year ended December 31, 2011.

        The Company capitalized approximately $1.2 million of deferred financing fees associated with the refinanced debt. Such costs are recorded as a component of other non-current assets in the accompanying statement of financial position as of December 31, 2011. Additionally, unamortized debt issuance costs and OID related to the portion of original debt accounted for as a modification remain capitalized. As of December 31, 2011, the balance of debt issuance costs and OID were $33.5 million and $14.3 million, respectively.

Other Fees

        In connection with the repayment of the original second lien loan agreement, the Company paid a call premium equal to 2% of the outstanding balance, or $4.0 million, which is included within non-operating expenses in the accompanying statement of income for the year ended December 31, 2011.

Guarantees and Security

        The obligations under the loan agreement for the refinanced debt are unconditional and are guaranteed by Vantiv Holding and certain of its existing and subsequently acquired or organized domestic subsidiaries. The refinanced debt is secured on a first-priority basis (subject to liens permitted under the loan agreement governing the refinanced debt) in substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of the borrower and any obligors as well as any real property in excess of $5 million in the aggregate held by the borrower or any obligors (other than Vantiv Holding), subject to certain exceptions.

Covenants

        There are certain financial and non-financial covenants contained in the loan agreement for the refinanced debt. The Company was in compliance with these covenants as of December 31, 2011.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

7. DEBT (Continued)

Building Loan

        On July 12, 2011, the Company executed a term loan agreement for approximately $10.1 million for the purchase of its corporate headquarters facility. The interest rate is fixed at 6.22%, with interest only payments required for the first 84 months. Thereafter, until maturity, the Company will pay interest and principal based on a 30 year amortization schedule, with the remaining principal amount due at maturity, August 2021.

8. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

        The Company entered into derivative financial instruments to manage differences in the amount, timing and duration of its known or expected cash payments related to its variable-rate debt. As of December 31, 2011, the Company's derivative instruments consist of interest rate swaps, which hedge the variable cash flows associated with its existing variable-rate debt by converting floating-rate payments to fixed-rate payments. Additionally, in conjunction with Vantiv, Inc.'s acquisition of a controlling interest in Vantiv Holding, Vantiv, Inc. received put rights, exercisable by Vantiv, Inc., or Vantiv, Inc.'s stockholders, under certain circumstances, that if exercised obligate Fifth Third Bank to repurchase Vantiv, Inc.'s interest in Vantiv Holding. The Company does not enter into derivative financial instruments for speculative purposes.

Accounting for Derivative Instruments

        The Company recognizes derivatives in other non-current assets or liabilities in the accompanying statements of financial position at their fair values. Refer to Note 14 for a detailed discussion of the fair values of its derivatives. The Company has designated its interest rate swaps as cash flow hedges of forecasted interest rate payments related to its variable-rate debt. The Company accounts for the put rights as free-standing derivatives.

        The Company formally documents all relationships between hedging instruments and underlying hedged items, as well as its risk management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. A formal assessment of hedge effectiveness is performed both at inception of the hedge and on an ongoing basis to determine whether the hedge is highly effective in offsetting changes in cash flows of the underlying hedged item. Hedge effectiveness is assessed using a regression analysis. If it is determined that a derivative ceases to be highly effective during the term of the hedge, the Company will discontinue hedge accounting prospectively for such derivative.

        The Company's interest rate swaps qualify for hedge accounting under ASC 815, Derivatives and Hedging. Therefore, the effective portion of changes in fair value are recorded in accumulated other comprehensive loss and reclassified into earnings in the same period during which the hedged transaction affects earnings.

Cash Flow Hedges of Interest Rate Risk

        In connection with the debt refinancing discussed in Note 7, the Company amended its interest rate swap agreements. The Company designated the amended interest rate swap agreements into new cash flow hedging relationships and prospectively discontinued the hedge accounting on the original

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

8. DERIVATIVES AND HEDGING ACTIVITIES (Continued)

interest rate swap agreements as they no longer met the requirements for hedge accounting. The Company continues to report the net unrealized loss related to the discontinued cash flow hedges in accumulated other comprehensive loss in the accompanying statement of equity for the year ended December 31, 2011, which is being reclassified into earnings during the remaining contractual term of the hedge agreements. During the year ended December 31, 2011, $1.1 million in losses were reclassified into earnings associated with the discontinued cash flow hedges.

        As part of the Company's interest rate risk management strategy, the interest rate swap agreements add stability to interest expense and manage exposure to interest rate movements. During the year ended December 31, 2011, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. As of December 31, 2011, the interest rate swaps designated as cash flow hedges of interest rate risk had a total notional value of $887.5 million. Included within this total notional value is $687.5 million to which Fifth Third Bank is the counterparty. The interest rate swap agreements expire on November 19, 2015.

        The table below presents the fair value of the Company's derivative financial instruments designated as cash flow hedges included within the accompanying statement of financial position as of December 31, 2011 (in thousands):

	Statement of Financial Position Location	December 31, 2011
Interest rate swaps	Other non-current liabilities	$30,094

        As of December 31, 2011 the Company estimates that an additional $10.7 million will be reclassified to interest expense during the next twelve months. Any ineffectiveness associated with such derivative instruments is recorded immediately as interest expense in the accompanying statements of income. The tables below present the effect of the Company's interest rate swaps on the statements of income for the years ended December 31, 2011 and 2010 (in thousands):

	Year Ended December 31,
	2011	2010
Derivatives in cash flow hedging relationships:
Amount of loss recognized in OCI (effective portion)(1)	$(36,643)	$—
Amount of loss reclassified from accumulated OCI into earnings (effective portion)(2)	(7,220)	—
Amount of loss recognized in earnings (ineffective portion)(2)	(3,492)	—

(1)
"OCI" re1presents other comprehensive income.

(2)
Loss is recognized in "Interest expense—net" in the Statements of Income.

Credit Risk Related Contingent Features

        The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company's default on the indebtedness. Under such scenario, the Company could be required to settle its obligation under the agreement at

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

8. DERIVATIVES AND HEDGING ACTIVITIES (Continued)

the termination value of the interest rates swaps, which was approximately $33.0 million as of December 31, 2011. As of December 31, 2011, the Company was in compliance with all related debt covenants.

Free-standing Derivative

        In conjunction with the Transaction discussed in Note 1, Vantiv, Inc. received put rights, exercisable by Vantiv, Inc., or Vantiv, Inc.'s stockholders, at its option, from Fifth Third Bank. The put rights are accounted for under ASC 815, Derivatives and Hedging, as free-standing derivatives with changes in fair value recorded in earnings in the period of change. The put rights are contingently exercisable in the event of three scenarios occurring prior to an initial public offering (as defined in the Amended and Restated Limited Liability Company Agreement of Vantiv Holding), each described below:

  •
  Scenario 1—During the first 12 months following the effective date of the Transaction, either a government investment or a non-competitor change of control occurs at Fifth Third Bank; or

  •
  Scenario 2—During the first 54 months following the effective date of the Transaction, a competitor change of control occurs at Fifth Third Bank; or

  •
  Scenario 3—During the first two years following the effective date of the Transaction, a bankruptcy event occurs for Fifth Third Bank.

        Due to the passage of time, Scenarios 1 and 3 are no longer applicable. Based on the passage of time and current industry and regulatory conditions, the probability of occurrence of Scenario 2 above is considered remote. As such, the put rights have been assigned a fair value of zero as of December 31, 2011.

        The following table reflects the notional amount and fair value of the put rights included within other non-current assets in the accompanying statements of financial position as of December 31, 2011 and 2010 (in thousands):

	December 31, 2011		December 31, 2010
		Fair Value		Fair Value
	Notional Amount	Derivative Asset	Notional Amount	Derivative Asset
Free-standing put rights	$978,883	$—	$870,402	$800

        The net losses recorded as a component of non-operating expenses in the accompanying statements of income related to the put rights are summarized in the following table (in thousands):

	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009
Free-standing put rights	$(800)	$(4,300)	$(9,100)

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

9. CONTROLLING AND NON-CONTROLLING INTERESTS IN VANTIV HOLDING AND TRANSACTIVE

        The table below provides a reconciliation of net income attributable to non-controlling interests based on relative ownership interests in Vantiv Holding and Transactive as discussed in Note 1 (in thousands):

	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009
Net income	$84,810	$54,917	$14,587
Items not allocable to non-controlling interests:
Transaction costs incurred by Vantiv, Inc.(a)	—	—	11,324
Losses related to put rights(b)	800	4,300	9,100
Other expenses(c)	61	79	13
Vantiv, Inc. income tax expense(d)	13,310	7,800	(934)

Net income attributable to Vantiv Holding and Transactive	$98,981	$67,096	$34,090

Net income attributable to non-controlling interests(e)	$48,570	$32,924	$16,728

(a)
Consists of transaction costs, principally professional and advisory fees, incurred by Advent on behalf of Vantiv, Inc. in connection with the Transaction.

(b)
Represents the non-cash expense related to fair value adjustments to the value of the put rights Vantiv, Inc. received from Fifth Third Bank in connection with the Transaction.

(c)
Represents other miscellaneous expenses incurred by Vantiv, Inc.

(d)
Represents income tax expense related to Vantiv, Inc., not including consolidated subsidiaries.

(e)
Net income attributable to non-controlling interests represents 49.07% of net income attributable to Vantiv Holding and Transactive.

        In connection with the Transaction, Fifth Third Bank received a warrant that allows for the purchase of up to 20.4 million Class C Non-Voting Units of Vantiv Holding. The warrant is exercisable in any period that Vantiv Holding is not treated as a partnership for U.S. federal income tax purposes, upon the earlier to occur of a change of control or an initial public offering, both as defined in the warrant agreement. In addition, the warrant is exercisable if Fifth Third Bank delivers an opinion of counsel to Vantiv Holding that concludes, based on any Treasury regulations or guidance then in effect, that the exercise of the warrant will not cause an immediate taxable event to the other members of Vantiv Holding. The warrant expires upon the earliest to occur of (i) the 20th anniversary of the issue date, (ii) 60 days following an exercise by Vantiv, Inc. of its put rights (refer to Note 7), subject to extension in specified circumstances, and (iii) a change of control where the price paid per unit in such change of control minus the exercise price of the warrant in less than zero. Fifth Third Bank is entitled to purchase the underlying Units of the warrant at a price of $15.98 per unit. The warrant was valued at approximately $65.4 million at June 30, 2009, the issuance date, using a Black-Scholes option valuation model using probability weighted scenarios, assuming expected terms of 10 to 20 years, expected volatilities of 37.5% to 44.4%, risk free rates of 4.03% to 4.33% and expected dividend rates of 0%. The expected volatilities were based on historical and implied volatilities of comparable companies assuming similar expected terms. The warrant is recorded as a component of the

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

9. CONTROLLING AND NON-CONTROLLING INTERESTS IN VANTIV HOLDING AND TRANSACTIVE (Continued)

non-controlling interest on the accompanying statements of financial position as of December 31, 2011 and 2010.

        On September 29, 2010, Vantiv Holding authorized for issuance approximately 15.3 million Class D Non-Voting units ("Class D Units"). The Class D Units were authorized for the settlement of awards issued under Vantiv Holding's Management Phantom Equity Plan (the "Phantom Equity Plan"). As such, upon authorization of such Units, outstanding share-based awards made under the Phantom Equity Plan were eligible for treatment as equity awards, and therefore were reclassified from other long-term liabilities to paid-in capital. As of December 31, 2011 and 2010, paid-in capital included $3.3 million and $1.7 million, respectively, and non-controlling interests included $3.1 million and $1.7 million, respectively, related to share-based payments. See Note 12 for further discussion of the Phantom Equity Plan and related reclassification of awards.

        The Amended and Restated Limited Liability Company Agreement of Vantiv Holding requires certain tax distributions to be made if and when Vantiv Holding has taxable income. Other distributions are required to be made in proportion to the members' respective membership interests.

10. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Leases

        The Company leases office space under non-cancelable operating leases that expire between January 2012 and June 2017. Future minimum commitments under these leases are as follows (in thousands):

Year Ending December 31,
2012	$6,728
2013	5,235
2014	3,195
2015	1,368
2016	1,296
Thereafter	9,194

Total	$27,016

        Rent expense for the years ended December 31, 2011 and 2010 and for the six months ended December 31, 2009 and June 30, 2009 was approximately $9.8 million, $7.8 million, $3.6 million and $0.3 million, respectively. Rent expense for such periods primarily reflects the lease agreement between the Company and Fifth Third Bank entered into on July 1, 2009. For the six months ended June 30, 2009, costs associated with office space occupied by the Predecessor Company were included in allocated expenses.

        In connection with the relocation of the Company's corporate headquarters discussed in Note 7, the Company provided Fifth Third Bank with written notice as required by the lease agreement of its intent to terminate the current lease of office space. Accordingly, the lease commitments above do not reflect payments associated with the lease agreement.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

10. COMMITMENTS, CONTINGENCIES AND GUARANTEES (Continued)

Legal Reserve

        From time to time, the Company is involved in various litigation matters arising in the ordinary course of its business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes none of these matters, either individually or in the aggregate, would have a material effect upon the Company's financial statements.

11. EMPLOYEE BENEFIT PLANS

        The Company offers a defined contribution savings plan to virtually all Company employees. The plan provides for elective, tax-deferred participant contributions, Company matching contributions and discretionary Company contributions.

        Expenses associated with the defined contribution savings plan for the years ended December 31, 2011 and 2010 and six months ended December 31, 2009 and June 30, 2009 were $3.6 million $5.1 million, $2.4 million and $1.0 million, respectively.

12. SHARE-BASED COMPENSATION

Phantom Equity

        Effective June 30, 2009, Vantiv Holding established the Phantom Equity Plan for certain employees. The aggregate number of Units that may be issued under the Phantom Equity Plan is limited to approximately 15.3 million. Awards under the Phantom Equity Plan vest upon either the occurrence of certain events ("Time Awards") or the achievement of specified performance goals ("Performance Awards"). Time Awards fully vest on the earliest of the fifth anniversary of the grant date, subject to the participant's continued service through the end of the seventh anniversary of the grant date, or the date of the consummation of a change of control. The Performance Awards contain certain vesting conditions that are triggered upon the earlier of the consummation of a change of control or an initial public offering. Vantiv Holding has the choice to settle both Time Awards and Performance Awards in either cash or equity units, except in the event of an initial public offering, which requires settlement in equity shares.

        As discussed in Note 9, on September 29, 2010, Vantiv Holding authorized for issuance approximately 15.3 million Class D Units to be used for the settlement of Time Awards and Performance Awards. The authorization of such Units permitted Vantiv Holding to account for share-based payments as equity awards. Prior to the authorization, Time Awards and Performance Awards were accounted for as liability awards, with changes in fair value of Time Awards recognized as compensation cost over the requisite service period. Upon authorization of the Class D Units, Vantiv Holding remeasured the existing awards to fair value, with the adjustment recorded in the year ended December 31, 2010 as compensation cost.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

12. SHARE-BASED COMPENSATION (Continued)

        The table below includes a summary of Time Award and Performance Award transactions during the year ended December 31, 2011:

	Time Awards		Performance Awards
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding, beginning of period	7,669,121	$6.28	5,389,005	$6.28
Granted	1,156,479	8.84	578,277	8.84
Exercised	—	—	—	—
Forfeited or expired	94,324	6.69	47,164	6.69

Outstanding, end of period	8,731,276	$6.62	5,920,118	$6.62

Exercisable, end of period	—	—	—	—

        There were no exercisable Time Awards or Performance Awards outstanding at December 31, 2011 or 2010.

        ASC 718, Compensation—Stock Compensation, requires compensation cost for the grant-date fair value of share-based payments to be recognized over the requisite service period. Further, the fair value of liability awards is required to be remeasured at the reporting date, with changes in fair value recognized as compensation cost over the requisite service period. Based on the vesting criteria and continued service requirements, compensation cost related to Time Awards is recognized on a straight-line basis over seven years. Compensation cost associated with Time Awards issued under the Phantom Equity Plan was $3.0 million, $2.8 million and $0.6 million, respectively, for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009. At December 31, 2011, there was approximately $26.8 million of share-based compensation expense related to non-vested Time Awards not yet recognized. The expense is expected to be recognized over a remaining weighted-average period of approximately 5.1 years.

        The value of Performance Awards outstanding at December 31, 2011 and 2010 was approximately $17.1 million and $15.6 million, respectively. However, no compensation cost attributable to Performance Awards has been recognized as the achievement of such performance is not deemed probable.

        The table below presents the number and weighted-average grant-date fair value of non-vested Time Awards at the beginning and end of the year, as well as those granted, vested and forfeited during the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009:

	Year Ended December 31, 2011		Year Ended December 31, 2010		Six Months Ended December 31, 2009
	Number	Fair Value	Number	Fair Value	Number	Fair Value
Non-vested, beginning of period	7,669,121	$3.74	4,170,566	$3.71	—	$—
Granted	1,156,479	3.68	3,997,052	3.78	4,170,566	3.71
Vested	—	—	—	—	—	—
Forfeited	94,324	3.74	498,497	3.66	—	—

Non-vested, end of period	8,731,276	$3.97	7,669,121	$3.74	4,170,566	$3.71

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

12. SHARE-BASED COMPENSATION (Continued)

        Upon reclassification of awards from liability awards to equity awards on September 29, 2010, awards were remeasured to a weighted-average fair value of $4.11 per award.

        The value of the Time Awards during the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 was estimated using the Black-Scholes option pricing model, which incorporates the weighted-average assumptions below (assumptions below also reflect the expected option life at the date of remeasurement during 2010):

	2011	2010	2009
Expected option life at grant (in years)	7.0	7.0	7.0
Expected option life at remeasurement (in years)	—	6.3	6.7
Expected volatility	35.0%	36.0%	37.4%
Expected dividend yield	0.0%	0.0%	0.0%
Risk-free interest rate	2.6%	1.7%	3.3%

        The expected option life represents the requisite service period associated with Time Awards. Due to the lack of Company-specific historical data, the expected volatility is based on the average historical and implied volatility of the Company's peer group. The expected dividend yield reflects the assumption that dividends will not be paid by the Company to holders of Time Awards. The risk-free interest rate is based on the U.S. Treasury strip rate in effect at the time of grant or remeasurement.

        During 2010, 222,884 Time and 111,443 Performance Awards were granted to a non-employee. The grant-date fair value of the Time Awards was $4.12, resulting in total expense of $0.9 million, which was recorded in 2010 earnings. The information presented throughout the above discussion incorporates these awards. No expense has been recorded for the Performance Awards as related performance measures are not deemed probable.

Stock Options, Stock Appreciation Rights and Restricted Stock

        Prior to the Transaction, certain employees of the Predecessor Company participated in stock-based compensation plans of Fifth Third Bancorp. Stock-based awards issued and outstanding under Fifth Third Bancorp plans were forfeited in conjunction with the termination by Fifth Third Bank of employees associated with the Successor Company on January 1, 2010, as discussed below.

        Under Fifth Third Bancorp plans, certain employees were granted Fifth Third Bancorp stock-based awards. These awards primarily included stock options, stock appreciation rights ("SARs") and restricted shares. Stock options, issued at fair market value based on the closing price of Fifth Third Bancorp's common stock on the date of grant, had up to 10-year terms and vested and became fully exercisable ratably over a three or four year period of continued employment. SARs, issued at fair market value based on the closing price of Fifth Third Bancorp's common stock on the date of grant, had up to ten-year terms and vested and became exercisable either ratably or fully over a four year period of continued employment. All SARs outstanding were to be settled with stock. Fifth Third Bancorp did not grant discounted stock options or SARs, re-price previously granted stock options or SARs or grant reload stock options. Restricted share grants vested fully either after four years or ratably after three, four, and five years of continued employment and included dividend and voting rights.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

12. SHARE-BASED COMPENSATION (Continued)

        The Predecessor Company applied the fair value provisions of ASC 718, Compensation—Stock Compensation, in accounting for stock-based compensation plans and recognized compensation expense for the grant-date fair value of stock-based compensation issued over its requisite service period. Compensation expense associated with the stock compensation plan allocated to the Predecessor Company was $1.1 million for the six months ended June 30, 2009 and was included in the allocated expense line in the statement of income. There were no grants of stock options, SARs or restricted shares or options exercised after July 1, 2009.

        Subsequent to the Transaction, the Company entered into an employment arrangement with Fifth Third Bank under which employees associated with the Successor Company remained employees of Fifth Third Bank and were allocated to the Company. This arrangement extended through December 31, 2009, at which point such employees were terminated by Fifth Third Bank and immediately hired by the Company. In connection with the termination of the employees from Fifth Third Bank, all outstanding stock options, SARs and restricted shares were forfeited at that time.

13. INCOME TAXES

        In accordance with ASC Topic 740, Income Taxes, income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax liabilities and assets, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change. During the six months ended June 30, 2009, tax expense and deferred tax assets and liabilities were estimated based on the Company operating as a business unit of Fifth Third Bank. The Successor Company was established as a C Corporation, which is subject to both federal and state taxation at a corporate level. Therefore, tax expense (benefit) and deferred tax assets and liabilities reflect such status.

        The following is a summary of applicable income taxes (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
Current income tax expense:
U.S. income taxes	$(1,462)	$5,364	$6,111	$32,484
State and local income taxes	2,638	2,435	1,662	3,492

Total current tax expense	1,176	7,799	7,773	35,976
Deferred income tax expense (benefit):
U.S. income taxes	30,997	4,261	(7,022)	852
State and local income taxes	136	(13,016)	(942)	63

Total deferred tax expense (benefit)	31,133	(8,755)	(7,964)	915

Applicable income tax expense (benefit)	$32,309	$(956)	$(191)	$36,891

        The deferred income tax benefit for state and local income taxes in 2010 is primarily related to the recording of a deferred income tax benefit for the reduction of the state and local tax rate on future reversal of deferred tax liabilities as a result of the relocation of the Company's headquarters to a

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

13. INCOME TAXES (Continued)

lower tax jurisdiction. The deferred income tax benefit for federal taxes in 2009 is primarily related to the purchase of Vantiv Holding and Transactive and the capitalized transaction costs that were derived from the transaction.

        A reconciliation of the U.S. income tax rate and the Company's effective tax rate for all periods is provided below:

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
Federal statutory tax rate	35.0%	35.0%	35.0%	35.0%
Effect of conversion to partnership	—	—	—	(5.2)
State taxes—net of federal benefit	4.1	3.3	6.2	3.2
Change in state and local tax rates	(1.3)	(23.1)	—	—
Non-controlling interest	(11.0)	(16.9)	(48.7)	—
Decrease in partnership basis	—	—	6.2	—
Other—net	0.3	(0.1)	—	—

Effective tax rate	27.1%	(1.8)%	(1.3)%	33.0%

        Deferred income tax assets and liabilities are comprised of the following as of December 31 (in thousands):

	2011	2010
Deferred tax assets
Net operating losses	$34,919	$42,414
Employee benefits	11	491
Other assets	213	382
Partnership basis	—	7,380
Other accruals and reserves	831	1,518

Deferred tax assets	35,974	52,185

Deferred tax liabilities
Property and equipment	(629)	(306)
Goodwill and intangible assets	(27,014)	(25,050)
Partnership basis	(7,136)	—

Deferred tax liability	(34,779)	(25,356)

Deferred tax asset—net	$1,195	$26,829

        As part of the acquisition of NPC, the Company acquired federal and state tax loss carryforwards. As of December 31, 2011, the cumulative federal and state tax loss carryforwards were approximately $100.7 million and $6.2 million, respectively. Federal tax loss carryforwards will expire between 2024 and 2030, and state tax loss carryforwards will expire between 2012 and 2030.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

13. INCOME TAXES (Continued)

        A provision for state and local income taxes has been recorded on the statements of income for the amounts of such taxes the Company is obligated to pay or amounts refundable to the Company. At December 31, 2011 and 2010, the Company recorded an income tax receivable of approximately $13.8 million and $2.9 million, respectively.

        The Company accounts for uncertainty in income taxes under ASC 740, Income Taxes. As of December 31, 2011 and 2010, the Company had no material uncertain tax positions. If a future liability does arise related to uncertainty in income taxes, the Company has elected an accounting policy to classify interest and penalties, if any, as income tax expense. Accordingly, a loss contingency is recognized when it is probable that a liability has been incurred as of the date of the financial statements and the amount of the loss can be reasonably estimated. Any amount recognized would be subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount recognized.

14. FAIR VALUE MEASUREMENTS

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the hierarchy prescribed in ASC 820, Fair Value Measurement, based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The three levels in the hierarchy are as follows:

  •
  Level 1 Inputs—Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

  •
  Level 2 Inputs—Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including but not limited to quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities and observable inputs other than quoted prices such as interest rates or yield curves.

  •
  Level 3 Inputs—Unobservable inputs reflecting the Company's own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

        The following table summarizes assets measured at fair value on a recurring basis at December 31, 2011 and 2010 (in thousands):

	2011			2010
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets:
Free-standing put rights	$—	$—	$—	$—	$—	$800
Liabilities:
Interest rate swaps	—	$30,094	—	—	—	—

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS (Continued)

Interest Rate Swaps

        The Company uses interest rate swaps to manage interest rate risk. The fair value of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves. In addition, to comply with the provisions of ASC 820, Fair Value Measurements, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential nonperformance risk. In adjusting the fair value of its interest rate swaps for the effect of nonperformance risk, the Company has considered any applicable credit enhancements such as collateral postings, thresholds, mutual puts, and guarantees.

        Although the Company has determined that the majority of the inputs used to value its interest rate swaps fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest rate swaps utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2011, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate swaps and has determined that the credit valuation adjustment is not significant to the overall valuation of its interest rate swaps. As a result, the Company classifies its interest rate swap valuations in Level 2 of the fair value hierarchy. See Note 8 for further discussion of the Company's interest rate swaps.

Free-standing Derivative

        In connection with the Transaction, Vantiv, Inc. received put rights, exercisable by Vantiv, Inc., or Vantiv, Inc.'s stockholders at its option, under certain circumstances, as discussed in Note 7. The Company values the put rights by applying Black-Scholes option valuation models using probability weighted scenarios. As the put rights are valued based upon models with significant unobservable market parameters, they are classified within Level 3 of the fair value hierarchy. As discussed in Note 8, the value of the put rights as of December 31, 2011 was zero. The table below summarizes the assumptions used in the Black-Scholes option valuation model as of December 31, 2010:

December 31, 2010
Expected term (in years)	0.5 - 3.0
Expected volatility	25.6 - 44.6%
Risk free rate	0.23 - 1.05%
Expected dividend rate	0%

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

14. FAIR VALUE MEASUREMENTS (Continued)

        The following table is a reconciliation of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):

	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009
Beginning balance	$800	$5,100	$14,200
Losses included in earnings	(800)	(4,300)	(9,100)

Ending balance	$—	$800	$5,100

        The following table summarizes carrying amounts and estimated fair values for assets and liabilities, excluding assets and liabilities measured at fair value on a recurring basis, as of December 31, 2011 and 2010 (in thousands):

	2011		2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$370,549	$370,549	$236,512	$236,512
Settlement assets	46,840	46,840	29,044	29,044
Liabilities:
Settlement obligations	208,669	208,669	229,131	229,131
Note payable	1,754,709	1,769,035	1,756,278	1,799,938

        Due to the short-term nature of cash and cash equivalents and settlement assets and obligations, the carrying values approximate fair value. The fair value of notes payable was estimated based on rates currently available to the Company for bank loans with similar terms and maturities.

15. ACCUMULATED OTHER COMPREHENSIVE LOSS

        The activity of the components of accumulated other comprehensive loss was as follows for the year ended December 31, 2011 (in thousands):

				Accumulated Other Comprehensive Loss Attributable To:
	Pretax Activity	Tax Effect	Net Activity	Non-Controlling Interests	Vantiv, Inc.
Unrealized loss on hedging activities	$(29,424)	$5,495	$(23,929)	$(14,415)	$(9,514)

16. RELATED PARTY TRANSACTIONS

        The Company provides services directly to Fifth Third Bank. As of December 31, 2011 and 2010, receivables related to these related party transactions were approximately $4.4 million and $2.9 million, respectively.

        As discussed in Note 7, the Company had certain debt arrangements outstanding and available from Fifth Third Bank. For the years ended December 31, 2011 and 2010 and the six months ended

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

16. RELATED PARTY TRANSACTIONS (Continued)

December 31, 2009 and June 30, 2009, interest expense associated with these arrangements was $18.4 million, $101.6 million, $59.7 million and $9.8 million, respectively, and commitment fees were $0.3 million $0.6 million, $0.3 million and $25,000, respectively.

        As discussed in Note 2, the Company holds certain cash and cash equivalents on deposit at Fifth Third Bank. At December 31, 2011 and 2010, approximately $288.4 million and $179.7 million, respectively, was held on deposit at Fifth Third Bank. Interest income on such amounts during years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009 was approximately $0.7 million, $1.0 million, $0.7 million and $0.1 million, respectively.

        Certain related party transactions were unique to the Company as the Successor Company and as the Predecessor Company. Such transactions associated with the Company as the Successor and the Predecessor are as follows:

Successor Transactions

        As discussed in Note 1, Fifth Third Bank is a member of the Visa, MasterCard and other payment network associations. Fifth Third Bank is the Company's primary sponsor into the respective card associations. Fifth Third Bank also provides access to certain cash and treasury management services to the Company. For the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009, the Company paid Fifth Third Bank approximately $1.2 million, $1.3 million and $0.5 million, respectively, for these services.

        In conjunction with the Transaction, the Company entered into a transition services agreement ("TSA") with Fifth Third Bank. Under the TSA, Fifth Third Bank provided services that were required to support the Company as a stand-alone entity during the period following the Transaction. These services involved IT services, back-office support, employee related services, product development, risk management, legal, accounting and general business resources. The TSA terminated on October 31, 2011. Subsequent to such date, the Company continues to receive certain non-material services from Fifth Third Bank. Services provided by Fifth Third Bank under the TSA included the following:

  •
  IT Services.  Fifth Third Bank provided information technology services to the Company, including information security services, network/provisioning services, end-user services, operating systems management, telecom services, and command center operations. In addition, Fifth Third Bank provided the Company with comparable access to, and usage of, Fifth Third Bank's hardware and software assets located in Bank's data centers. Furthermore, Fifth Third Bank provided the Company access and support services related to the Company's online interactive system for reporting, reconciliation, interfacing and exception processing. The Company's costs for these services for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 were $19.2 million, $43.5 million and $22.8 million, respectively.

  •
  Back-Office Support Services.  Fifth Third Bank provided various back-office support services to the Company, which included a dedicated inbound call center for customer inquiries, card production support and mail/postage services. The Company's costs for these services for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 were $3.5 million, $6.9 million and $3.1 million, respectively.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

16. RELATED PARTY TRANSACTIONS (Continued)

  •
  Employee Related Services.  For the six months ended December 31, 2009, Fifth Third Bank provided employee related services to the Company, which included benefits administration services, compensation management services, incentive compensation administration and training, learning and development services for Company personnel. Furthermore, included within these services was an employment arrangement under which employees associated with the electronic payment processing business remained employees of Fifth Third Bank and were allocated back to the Company. This arrangement extended through December 31, 2009, at which point such employees were terminated by Fifth Third Bank and immediately hired by the Company, as explained in Note 12. The Company's costs for these services for the six months ended December 31, 2009 were $50.7 million.

  •
  Other Services.  Fifth Third Bank provided various other services to the Company such as tax, accounting and internal audit services. The Company's costs for these services for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 were approximately $0.5 million, $0.9 million and $0.3 million, respectively. Additionally, on July 1, 2009, the Company entered into five-year master lease and sublease agreements with Fifth Third Bank for office space and/or data center locations. Related party rent expense was approximately $6.8 million, $6.5 million and $3.2 million, respectively, for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009. As discussed in Note 7, the Company relocated its corporate headquarters facility during the year ended December 31, 2011. Accordingly, the Company's lease arrangements with Fifth Third Bank subsequent to December 31, 2011 relate primarily to data center locations.

        As of December 31, 2011 and 2010, the amount due for services provided by Fifth Third Bank under the TSA was approximately $1.6 million and $9.0 million, respectively.

        In connection with the Transaction, the Company entered into a management agreement with Advent for management services including consulting and business development services related to sales and marketing activities, acquisition strategies, financial and treasury requirements and strategic planning. The Company was required to pay Advent $0.5 million the first year and $1.0 million annually thereafter. The fee is payable in full the beginning of each year and is not subject to proration if the contract is terminated prior to years end. The Company paid Advent $1.0 million during the years ended December 31, 2011 and 2010 and $0.5 million during the six months ended December 31, 2009.

        In connection with the Transaction, the Company loaned $1.5 million to the CEO to contribute to JPDN in order for JPDN to make its investment in Vantiv Holding, as discussed in Note 1. During the six months ended December 31, 2009, this loan was forgiven pursuant to an employment agreement upon completion of certain milestones relating to the separation of the Company from Fifth Third Bank, resulting in an income tax liability of approximately $1.4 million to the CEO, which was paid by the Company. The amount of the loan and related taxes were included in general and administrative expenses during the period.

Predecessor Transactions

        Prior to the Transaction, Fifth Third Bank performed a number of functions on a centralized basis, including information technology, operational, administrative and interest rate management. The costs associated with these functions were allocated to the Predecessor Company based on the following and

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

16. RELATED PARTY TRANSACTIONS (Continued)

were included in the allocated expense line in the accompanying statement of income for the six months ended June 30, 2009:

  •
  Shared Services Allocations.  Fifth Third Bank provided administrative support, including costs for administrative and support staff and certain corporate overhead. Certain of these administrative support expenses were directly attributable to the activities of the Predecessor Company and were, therefore, fully allocated to the Predecessor Company. Other administrative expenses that were not solely attributable to the Predecessor Company were allocated based upon the primary cost driver deemed most appropriate for the type of expense allocated. The cost driver is typically the number of full-time equivalent ("FTE") employees. Costs allocated to the Predecessor Company related to these services totaled $13.3 million for the six months ended June 30, 2009.

  •
  IT Allocations.  Fifth Third Bank provided IT support, processing services and technology solutions. IT costs were typically allocated to the Predecessor Company based on CPU usage and the number of FTE employees. Costs allocated to the Predecessor Company related to these services totaled $32.9 million for the six months ended June 30, 2009.

  •
  Centralized Operations Allocations.  Fifth Third Bank provided centralized operations including cash deposits and orders and customer service support. Such costs were allocated to the Predecessor Company based upon the underlying cost driver deemed most appropriate for the type of expense allocated. Costs allocated to the Predecessor Company related to these services totaled $6.8 million for the six months ended June 30, 2009.

  •
  Funds Transfer Pricing.  Fifth Third Bank managed interest rate risk centrally at the corporate level by employing a funds transfer pricing ("FTP") methodology. The FTP methodology assigned charge rates and credit rates to classes of assets and liabilities, respectively. The primary driver of FTP for the Predecessor Company related to the net funding position attributable to the funding of receivables. These allocations were included in the non-operating expense line in the statements of income. Costs allocated to the Predecessor Company related to these services totaled $0.1 million for the six months ended June 30, 2009.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

17. SUPPLEMENTAL CASH FLOW INFORMATION

        Supplemental cash flow information and non-cash transactions for the years ended December 31, 2011 and 2010 and the six months ended December 31, 2009 and June 30, 2009 is summarized as follows (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
CASH PAYMENTS:
Interest (including funds transfer pricing)	$106,459	$101,137	$59,484	$10,327
Taxes (considered remitted to Fifth Third Bank in the period record)	—	—	—	36,891
Taxes	12,127	7,745	10,716	—
NONCASH ITEMS:
Assets acquired under capital lease obligations	$19,711	$—	$—	$—
Assets acquired under debt obligations	19,302	—	—	—
Transfers in of fixed assets, net	1,254	$146	$2,646	$8,659
Assumptions of debt and interest payable from Fifth Third Bank	—	—	—	1,250,976
Liabilities transferred from Fifth Third Bank	—	—	—	9,774
Receivables transferred to Fifth Third Bank	—	—	—	68,817
Deferred tax assets transferred to Fifth Third Bank	—	—	—	2,581

18. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through February 21, 2012, the date the financial statements were issued.

19. SEGMENT INFORMATION

        Segment operating results are presented below (in thousands). The results reflect revenues and expenses directly related to each segment. The Company does not evaluate performance or allocate resources based on segment asset data, and therefore such information is not presented.

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

19. SEGMENT INFORMATION (Continued)

        Segment profit reflects total revenue less network fees and other costs and sales and marketing costs of the segment. The Company's CODM evaluates this metric in analyzing the results of operations for each segment.

Successor
	Year Ended December 31, 2011
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$1,185,253	$437,168	$—	$1,622,421
Network fees and other costs	620,852	135,883	—	756,735
Sales and marketing	211,062	24,046	1,809	236,917

Segment profit	$353,339	$277,239	$(1,809)	$628,769

	Year Ended December 31, 2010
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$756,930	$405,202	$—	$1,162,132
Network fees and other costs	476,932	119,063	—	595,995
Sales and marketing	73,441	22,964	2,013	98,418

Segment profit	$206,557	$263,175	$(2,013)	$467,719

	Six Months Ended December 31, 2009
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$320,355	$185,647	$—	$506,002
Network fees and other costs	207,008	47,917	—	254,925
Sales and marketing	24,410	8,076	—	32,486

Segment profit	$88,937	$129,654	$—	$218,591

Predecessor
	Six Months Ended June 30, 2009
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$264,224	$180,500	$—	$444,724
Network fees and other costs	171,570	50,110	—	221,680
Sales and marketing	26,497	11,064	—	37,561

Segment profit	$66,157	$119,326	$—	$185,483

Vantiv, Inc.

NOTES TO FINANCIAL STATEMENTS (Continued)

19. SEGMENT INFORMATION (Continued)

        A reconciliation of total segment profit to the Company's income before applicable income taxes is as follows (in thousands):

	Successor			Predecessor
	Year Ended December 31, 2011	Year Ended December 31, 2010	Six Months Ended December 31, 2009	Six Months Ended June 30, 2009
Total segment profit	$628,769	$467,719	$218,591	$185,483
Less: Other operating costs	(143,420)	(124,383)	(48,275)	—
Less: General and administrative	(86,870)	(58,091)	(38,058)	(8,468)
Less: Depreciation and amortization	(155,326)	(110,964)	(49,885)	(2,356)
Less: Allocated expenses	—	—	—	(52,980)
Less: Interest expense—net	(111,535)	(116,020)	(58,877)	(9,780)
Less: Non-operating expenses	(14,499)	(4,300)	(9,100)	(127)

Income before applicable income taxes	$117,119	$53,961	$14,396	$111,772

20. OTHER INFORMATION

        On March 21, 2012, Vantiv, Inc. completed the initial public offering ("IPO") of its Class A common stock. Immediately prior to the consummation of the IPO, the Company executed several reorganization transactions including the following:

  •
  Reclassification of Vantiv, Inc.'s existing common stock into shares of Class A common stock and a 175.76 for 1 stock split of the Class A common stock;

  •
  Amendment and restatement of the Vantiv Holding Limited Liability Company Agreement and a 1.7576 for 1 split of the Class A units and Class B units of Vantiv Holding;

  •
  Execution of an exchange agreement (the "Exchange Agreement") among the Company and Fifth Third Bank, a subsidiary of Fifth Third Bancorp, and FTPS Partners, LLC, a wholly-owned subsidiary of Fifth Third Bank, collectively referred to as "Fifth Third," to provide for a 1 to 1 ratio between the units of Vantiv Holding and the common stock of Vantiv, Inc., and the exchange of Class B units and Class C non-voting units of Vantiv Holding for Class A common stock of Vantiv, Inc. on a one-for-one basis, or, at Vantiv, Inc.'s option, for cash.

        These reorganization transactions have been retrospectively reflected within these consolidated financial statements and related footnotes.

* * * * *

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except share data)

	Three Months Ended June 30,
	2012	2011
Revenue:
External customers	$450,250	$384,785
Related party revenues	19,372	17,779

Total revenue	469,622	402,564
Network fees and other costs	209,244	185,694
Sales and marketing	70,532	59,570
Other operating costs	40,417	34,980
General and administrative	29,190	28,224
Depreciation and amortization	39,667	39,001

Income from operations	80,572	55,095
Interest expense—net	(10,169)	(28,952)
Non-operating expenses	(836)	(13,799)

Income before applicable income taxes	69,567	12,344
Income tax expense	21,989	683

Net income	47,578	11,661
Less: Net income attributable to non-controlling interests	(24,622)	(6,281)

Net income attributable to Vantiv, Inc.	$22,956	$5,380

Net income per share of Class A common stock attributable to Vantiv, Inc.:
Basic	$0.19	$0.06
Diluted	$0.18	$0.06
Shares used in computing net income per share of Class A common stock:
Basic	122,777,349	89,515,617
Diluted	130,093,491	89,515,617

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF INCOME (Continued)

Unaudited

(In thousands, except share data)

	Six Months Ended June 30,
	2012	2011
Revenue:
External customers	$864,870	$739,377
Related party revenues	37,541	34,633

Total revenue	902,411	774,010
Network fees and other costs	409,452	367,910
Sales and marketing	143,289	115,789
Other operating costs	79,426	72,720
General and administrative	57,787	49,607
Depreciation and amortization	78,562	75,701

Income from operations	133,895	92,283
Interest expense—net	(34,619)	(59,573)
Non-operating expenses	(92,672)	(13,799)

Income before applicable income taxes	6,604	18,911
Income tax expense	1,954	2,551

Net income	4,650	16,360
Less: Net income attributable to non-controlling interests	(58)	(7,481)

Net income attributable to Vantiv, Inc.	$4,592	$8,879

Net income per share of Class A common stock attributable to Vantiv, Inc.:
Basic	$0.04	$0.10
Diluted	$0.03	$0.10
Shares used in computing net income per share of Class A common stock:
Basic	107,897,927	89,515,617
Diluted	160,053,473	89,515,617

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Unaudited

(In thousands)

	Three Months Ended June 30,
	2012	2011
Net income	$47,578	$11,661
Other comprehensive loss, net of tax:
Unrealized loss on hedging activities	—	(9,719)

Comprehensive income	47,578	1,942
Less: Comprehensive (income) loss attributable to non-controlling interests	(24,622)	230

Comprehensive income attributable to Vantiv, Inc.	$22,956	$2,172

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Continued)

Unaudited

(In thousands)

	Six Months Ended June 30,
	2012	2011
Net income	$4,650	$16,360
Other comprehensive income, net of tax:
Reclassification adjustment for losses included in net income	23,929	—
Unrealized loss on hedging activities	—	(7,902)

Comprehensive income	28,579	8,458
Less: Comprehensive income attributable to non-controlling interests	(14,473)	(2,065)

Comprehensive income attributable to Vantiv, Inc.	$14,106	$6,393

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

Unaudited

(In thousands, except share data)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$308,823	$370,549
Accounts receivable—net	359,282	368,658
Related party receivable	4,887	4,361
Settlement assets	118,300	46,840
Prepaid expenses	11,783	8,642
Other	34,319	20,947

Total current assets	837,394	819,997
Customer incentives	18,684	17,493
Property and equipment—net	157,704	152,310
Intangible assets—net	862,234	916,198
Goodwill	1,532,374	1,532,374
Deferred taxes	12,292	4,292
Other assets	24,950	47,046

Total assets	$3,445,632	$3,489,710

Liabilities and equity
Current liabilities:
Accounts payable and accrued expenses	$187,618	$193,706
Related party payable	760	3,814
Settlement obligations	275,078	208,669
Current portion of note payable to related party	16,000	3,803
Current portion of note payable	36,500	12,408
Deferred income	10,886	7,313
Current maturities of capital lease obligations	4,274	4,607
Other	2,087	6,400

Total current liabilities	533,203	440,720
Long-term liabilities:
Note payable to related party	300,000	373,592
Note payable	889,355	1,364,906
Tax receivable agreement obligations	333,000	—
Capital lease obligations	9,985	12,322
Deferred taxes	9,263	9,263
Other	891	33,187

Total long-term liabilities	1,542,494	1,793,270
Total liabilities	2,075,697	2,233,990
Commitments and contingencies (See Note 6)
Equity:
Class A common stock, $0.00001 par value; 890,000,000 shares authorized; 129,123,210 shares issued and outstanding at June 30, 2012; 89,515,617 shares issued and outstanding at December 31, 2011	1	1
Class B common stock, no par value; 100,000,000 shares authorized; 83,919,136 shares issued and outstanding at June 30, 2012; no shares issued and outstanding at December 31, 2011	—	—
Preferred stock, $0.00001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Paid-in capital	669,008	581,241
Retained earnings	16,476	51,970
Accumulated other comprehensive loss	—	(9,514)
Treasury stock, at cost; 800,643 shares at June 30, 2012	(14,045)	—

Total Vantiv, Inc. equity	671,440	623,698
Non-controlling interests	698,495	632,022

Total equity	1,369,935	1,255,720

Total liabilities and equity	$3,445,632	$3,489,710

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited

(In thousands)

	Six Months Ended June 30,
	2012	2011
Operating Activities:
Net income	$4,650	$16,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	78,562	75,701
Loss on derivative assets	—	100
Amortization of customer incentives	2,898	1,648
Amortization and write-off of debt issuance costs	57,406	14,726
Share-based compensation expense	17,492	1,393
Other non-cash items	—	662
Change in operating assets and liabilities:
Decrease in accounts receivable and related party receivable	8,850	28,162
Decrease in net settlement assets and obligations	(5,051)	(45,720)
Increase in customer incentives	(4,089)	(7,249)
(Increase) decrease in prepaid and other assets	(12,621)	809
Decrease in accounts payable and accrued expenses	(15,126)	(12,787)
Decrease in payable to related party	(3,054)	(4,891)
Increase in other liabilities	2,758	1,086

Net cash provided by operating activities	132,675	70,000

Investing Activities:
Purchases of property and equipment	(24,492)	(28,568)
Acquisition of customer portfolios and related assets	(5,454)	(736)
Purchase of investments	—	(3,300)

Net cash used in investing activities	(29,946)	(32,604)

Financing Activities:
Proceeds from initial public offering, net of offering costs of $39,091	460,913	—
Proceeds from follow-on offering, net of offering costs of $1,951	33,512	—
Proceeds from issuance of long-term debt	1,248,750	—
Repayment of debt and capital lease obligations	(1,780,400)	(9,009)
Payment of debt issuance costs	(28,949)	(6,276)
Purchase of Class B units in Vantiv Holding from Fifth Third	(33,512)	—
Repurchase of Class A common stock (to satisfy tax withholding obligations)	(14,045)	—
Tax benefit from employee share-based compensation	11,900	—
Distribution to funds managed by Advent International Corporation	(40,086)	—
Distribution to non-controlling interests	(22,538)	(2,792)

Net cash used in financing activities	(164,455)	(18,077)

Net (decrease) increase in cash and cash equivalents	(61,726)	19,319
Cash and cash equivalents—Beginning of period	370,549	236,512

Cash and cash equivalents—End of period	$308,823	$255,831

Cash Payments:
Interest	$41,981	$55,830
Taxes	4,800	5,718
Noncash Items:
Issuance of tax receivable agreements	$333,000	$—
Assets acquired under capital lease obligations	—	12,234
Accrual of secondary offering costs	3,000	—

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF EQUITY

Unaudited

(In thousands)

		Common Stock
		Class A		Class B		Treasury Stock				Accumulated Other Comprehensive (Loss) Income
	Total Equity							Paid-in Capital	Retained Earnings		Non- Controlling Interests
		Shares	Amount	Shares	Amount	Shares	Amount
Beginning Balance, January 1, 2012	$1,255,720	89,516	$1	—	$—	—	$—	$581,241	$51,970	$(9,514)	$632,022
Net income	4,650	—	—	—	—	—	—	—	4,592	—	58
Issuance of Class A common stock upon initial public offering, net of offering costs	457,913	29,412	—	—	—	—	—	457,913	—	—	—
Issuance of Class A common stock in connection with follow-on offering, net of offering costs	33,512	2,086	—	—	—	—	—	33,512	—	—	—
Issuance of Class A common stock to prior unit holders under the Vantiv Holding Management Phantom Equity Plan	—	8,716	—	—	—	—	—	—	—	—	—
Tax benefit from employee share-based compensation	11,900	—	—	—	—	—	—	11,900	—	—	—
Issuance of Class A common stock to JPDN in exchange for Class A and Class B units in Vantiv Holding held by JPDN	—	240	—	—	—	—	—	4,074	—	—	(4,074)
Repurchase of Class A common stock (to satisfy tax withholding obligation)	(14,045)	(801)	—	—	—	801	(14,045)	—	—	—	—
Issuance of Class B common stock under Recapitalization Agreement	—	—	—	86,005	—	—	—	—	—	—	—
Purchase of Class B units in Vantiv Holding from Fifth Third and cancellation of related Class B common stock	(33,512)	—	—	(2,086)	—	—	—	—	—	—	(33,512)
Issuance of tax receivable agreements	(325,000)	—	—	—	—	—	—	(325,000)	—	—	—
Cash flow hedge reclassification adjustment	23,929	—	—	—	—	—	—	—	—	9,514	14,415
Distribution to non-controlling interests	(22,538)	—	—	—	—	—	—	—	—	—	(22,538)
Distribution to funds managed by Advent International Corporation	(40,086)	—	—	—	—	—	—	—	(40,086)	—	—
Share-based compensation	17,492	—	—	—	—	—	—	10,482	—	—	7,010
Forfeitures of restricted stock awards	—	(46)	—	—	—	—	—	—	—	—	—
Reallocation of non-controlling interests of Vantiv Holding	—	—	—	—	—	—	—	(105,114)	—	—	105,114

Ending Balance, June 30, 2012	$1,369,935	129,123	$1	83,919	$—	801	$(14,045)	$669,008	$16,476	$—	$698,495

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

CONSOLIDATED STATEMENTS OF EQUITY (Continued)

Unaudited

(In thousands)

		Common Stock
		Class A		Class B		Treasury Stock				Accumulated Other Comprehensive Income
	Total Equity							Paid-in Capital	Retained Earnings		Non- Controlling Interests
		Shares	Amount	Shares	Amount	Shares	Amount
Beginning Balance, January 1, 2011	$1,194,713	89,516	$1	—	$—	—	$—	$579,726	$15,730	$—	$599,256
Net income	16,360	—	—	—	—	—	—	—	8,879	—	7,481
Unrealized gain on hedging activities, net of tax	(7,902)	—	—	—	—	—	—	—	—	(2,486)	(5,416)
Distribution to non-controlling interests	(2,792)	—	—	—	—	—	—	—	—	—	(2,792)
Share-based compensation	1,393	—	—	—	—	—	—	709	—	—	684

Ending Balance, June 30, 2011	$1,201,772	89,516	$1	—	$—	—	$—	$580,435	$24,609	$(2,486)	$599,213

See Notes to Unaudited Consolidated Financial Statements.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

Description of Business

        Vantiv, Inc., a Delaware corporation, is a holding company that conducts its operations through its majority-owned subsidiary, Vantiv Holding, LLC ("Vantiv Holding"). Vantiv, Inc. and Vantiv Holding are referred to collectively as the "Company," "Vantiv," "we," "us" or "our," unless the context requires otherwise.

        The Company provides electronic payment processing services to merchants and financial institutions throughout the United States of America. The Company markets its services through diverse distribution channels, including a direct sales force, relationships with a broad range of independent sales organizations ("ISOs"), merchant banks, value-added resellers and trade associations as well as arrangements with core processors.

Segments

        The Company's segments consist of the Merchant Services segment and the Financial Institution Services segment. The Company's Chief Executive Officer ("CEO"), who is the chief operating decision maker ("CODM"), evaluates the performance and allocates resources based on the operating results of each segment. Below is a summary of each segment:

  •
  Merchant Services—Provides merchant acquiring and payment processing services to large national merchants, regional and small-to-mid sized businesses. Merchant services are sold to small to large businesses through both direct and indirect distribution channels. Merchant Services includes all aspects of card processing including authorization and settlement, customer service, chargeback and retrieval processing and interchange management.

  •
  Financial Institution Services—Provides card issuer processing, payment network processing, fraud protection, card production, prepaid program management, automated teller machine ("ATM") driving and network gateway and switching services that utilize the Company's proprietary Jeanie PIN debit payment network to a diverse set of financial institutions, including regional banks, community banks, credit unions and regional personal identification number ("PIN") networks. Financial Institution Services also provides statement production, collections and inbound/outbound call centers for credit transactions, and other services such as credit card portfolio analytics, program strategy and support, fraud and security management and chargeback and dispute services.

Initial Public Offering and Reorganization Transactions

        On March 21, 2012, Vantiv, Inc. completed the initial public offering ("IPO") of its Class A common stock. Immediately prior to the consummation of the IPO, the Company executed several reorganization transactions, collectively referred to as the "Reorganization Transactions." The Reorganization Transactions included, among other things, the following:

  •
  Amendment and restatement of Vantiv, Inc.'s certificate of incorporation to provide for Class A and Class B common stock (see Note 8 for further discussion of the Company's capital stock);

  •
  Reclassification of Vantiv, Inc.'s existing common stock into shares of Class A common stock and a 175.76 for 1 stock split of the Class A common stock, which has been retrospectively reflected within these consolidated financial statements;

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION (Continued)

  •
  Amendment and restatement of the Vantiv Holding Limited Liability Company Agreement and a 1.7576 for 1 split of the Class A units and Class B units of Vantiv Holding;

  •
  Execution of an exchange agreement (the "Exchange Agreement") among the Company and Fifth Third Bank, a subsidiary of Fifth Third Bancorp, and FTPS Partners, LLC, a wholly-owned subsidiary of Fifth Third Bank, collectively referred to as "Fifth Third," to provide for a 1 to 1 ratio between the units of Vantiv Holding and the common stock of Vantiv, Inc., and the exchange of Class B units and Class C non-voting units of Vantiv Holding for Class A common stock of Vantiv, Inc. on a one-for-one basis, or, at Vantiv, Inc.'s option, for cash;

  •
  Exchange of Class A and Class B units of Vantiv Holding held by JPDN Enterprises, LLC ("JPDN"), an affiliate of Charles D. Drucker, the Company's CEO, for shares of Vantiv, Inc.'s Class A common stock;

  •
  Execution of four tax receivable agreements ("TRAs") with Vantiv Holding's pre-IPO investors, which obligate the Company to make payments to such investors equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the Company realizes as a result of certain tax basis increases and net operating losses ("NOLs") (see Note 4 for a discussion of the Company's tax receivable agreements);

  •
  Execution of a recapitalization agreement with Vantiv Holding's pre-IPO investors, pursuant to which, among other things, the Company paid Fifth Third Bank a $15.0 million fee related to the modification of its consent rights under the Amended and Restated Vantiv Holding Limited Liability Company Agreement, which is reflected as a distribution to non-controlling interests within the accompanying consolidated statements of cash flows and equity for the six months ended June 30, 2012. Additionally, the Company made a $40.1 million cash distribution to funds managed by Advent International Corporation ("Advent"), which is reflected as such in the accompanying statements of cash flows and equity for the six months ended June 30, 2012; and

  •
  Conversion of outstanding awards under the Vantiv Holding Management Phantom Equity Plan ("Phantom Equity Plan") into unrestricted and restricted Class A common stock issued under the 2012 Vantiv, Inc. Equity Incentive Plan ("2012 Equity Incentive Plan") (see Note 9 for a discussion of the Company's share-based compensation plans).

        In the IPO, Vantiv, Inc. issued and sold 29,412,000 shares of Class A common stock at a public offering price of $17.00 per share for net proceeds of $457.9 million after deducting underwriting discounts and commissions and other offering expenses, including $460.9 million from the IPO and $3.0 million accrued for offering costs associated with contractually obligated future offerings. The Company used the net proceeds to pay down a portion of the amount outstanding under its senior secured credit facilities. Vantiv, Inc. also issued 86,005,200 shares of Class B common stock, which give voting rights, but no economic interests, to Fifth Third. No proceeds were generated from the issuance of the Class B common stock. In connection with the exercise of the underwriters' overallotment option, an additional 4,411,800 shares of Class A common stock were sold to the public at an offering price of $17.00 per share. Of the shares sold in the overallotment, 2,325,736 shares were sold by the selling stockholders and 2,086,064 shares were sold by Vantiv, Inc. Vantiv, Inc. used the net proceeds resulting from the shares it sold in the overallotment option to redeem an equivalent number of Class B units of Vantiv Holding held by Fifth Third pursuant to the Exchange Agreement. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION (Continued)

Principles of Consolidation

        The accompanying consolidated financial statements include the operations and accounts of the Company and all subsidiaries thereof and all intercompany balances and transactions have been eliminated upon consolidation.

        As of June 30, 2012, Vantiv, Inc. and Fifth Third owned interests in Vantiv Holding of 60.61% and 39.39%, respectively. Prior to the IPO, Vantiv, Inc., Fifth Third and JPDN owned interests in Vantiv Holding of 50.93%, 48.93% and 0.14%, respectively. Also prior to the IPO, Vantiv, Inc. owned a majority interest in Transactive Ecommerce Solutions Inc. ("Transactive") which was reorganized as a wholly-owned subsidiary of Vantiv, LLC immediately prior to the IPO for bank regulatory purposes. Vantiv, LLC is a wholly-owned subsidiary of Vantiv Holding.

        The Company accounts for non-controlling interests in accordance with Accounting Standards Codification ("ASC") 810, Consolidation. Non-controlling interests represent the minority shareholders' share of net income or loss of and equity in Vantiv Holding. Net income attributable to non-controlling interests does not include expenses incurred directly by Vantiv, Inc., such as income tax expense attributable to Vantiv, Inc. All of the Company's non-controlling interests are presented after Vantiv Holding income tax expense or benefit in the consolidated statements of income as "Net income attributable to non-controlling interests." Non-controlling interests are presented as a component of equity in the consolidated statements of financial position.

Basis of Presentation

        The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and should be read in conjunction with the Company's 2011 audited financial statements and notes thereto included in the Company's registration statement on Form S-1 (File no. 333-182802) (the "registration statement") filed with the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements are unaudited; however, in the opinion of management they include all normal recurring adjustments necessary for a fair presentation of the financial position of the Company as of June 30, 2012, the results of its operations for the three months and six months ended June 30, 2012 and 2011 and cash flows and changes in shareholders' equity for the six months ended June 30, 2012 and 2011. The accompanying consolidated statement of financial position as of December 31, 2011 was derived from the Company's 2011 audited financial statements included within the registration statement.

Sponsorship

        In order to provide electronic payment processing services, Visa, MasterCard and other payment networks require sponsorship of non-financial institutions by a member clearing bank. In June 2009, the Company entered into a ten-year agreement with Fifth Third Bank (the "Sponsoring Member"), to provide sponsorship services to the Company. Also, the Company has agreements with at least one other bank that provides the Company sponsorship into the card networks.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BASIS OF PRESENTATION (Continued)

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Revenue Recognition

        The Company has contractual agreements with its clients that set forth the general terms and conditions of the relationship including line item pricing, payment terms and contract duration. Revenues are recognized as earned (i.e., for transaction based fees, when the underlying transaction is processed) in conjunction with ASC 605, Revenue Recognition. ASC 605, Revenue Recognition, establishes guidance as to when revenue is realized or realizable and earned by using the following criteria: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the seller's price is fixed or determinable; and (4) collectibility is reasonably assured.

        The Company follows guidance provided in ASC 605-45, Principal Agent Considerations. ASC 605-45, Principal Agent Considerations, states that whether a company should recognize revenue based on the gross amount billed to a customer or the net amount retained is a matter of judgment that depends on the facts and circumstances of the arrangement and that certain factors should be considered in the evaluation. The Company recognizes processing revenues net of interchange fees, which are assessed to the Company's merchant customers on all processed transactions. Interchange rates are not controlled by the Company, which effectively acts as a clearing house collecting and remitting interchange fee settlement on behalf of issuing banks, debit networks, credit card associations and its processing customers. All other revenue is reported on a gross basis, as the Company contracts directly with the end customer, assumes the risk of loss and has pricing flexibility.

        The Company generates revenue primarily by processing electronic payment transactions. Set forth below is a description of the Company's revenue by segment.

Merchant Services

        The Company's Merchant Services segment revenue is primarily derived from processing credit and debit card transactions. Merchant Services revenue is primarily comprised of fees charged to businesses, net of interchange fees, for payment processing services, including authorization, capture, clearing, settlement and information reporting of electronic transactions. The fees charged consist of either a percentage of the dollar volume of the transaction or a fixed fee, or both, and are recognized at the time of the transaction. Merchant Services revenue also includes a number of revenue items that are incurred by the Company and are reimbursable as the costs are passed through to and paid by the Company's clients. These items primarily consist of Visa, MasterCard and other payment network fees. In addition, for sales through ISOs and certain other referral sources in which the Company is the primary party to the contract with the merchant, the Company records the full amount of the fees collected from the merchant as revenue. Merchant Services segment revenue also includes revenue from ancillary services such as fraud management, equipment sales and terminal rent. Merchant Services revenue is recognized as services are performed.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Financial Institution Services

        The Company's Financial Institution Services segment revenues are primarily derived from debit, credit and ATM card transaction processing, ATM driving and support, and PIN debit processing services. Financial Institution Services revenue associated with processing transactions includes per transaction and account related fees, card production fees and fees generated from the Company's Jeanie network. Financial Institution Services revenue related to card transaction processing is recognized when consumers use their client-issued cards to make purchases. Financial Institution Services revenue related to ATM driving and support is recognized in accordance with contractual agreements with the Company's clients.

        In addition to the services discussed above, Financial Institution Services generates revenue through other services, including statement production, collections and inbound/outbound call centers for credit transactions and other services such as credit card portfolio analytics, program strategy and support, fraud and security management and chargeback and dispute services. Related revenues are recognized as services are performed.

        Financial Institution Services provides certain services to Fifth Third Bank. Revenues related to these services are included in the accompanying statements of income as related party revenues.

Expenses

        Set forth below is a brief description of the components of the Company's expenses:

  •
  Network fees and other costs consists of certain expenses incurred by the Company in connection with providing processing services to its clients, including Visa and MasterCard network association fees, payment network fees, card production costs, telecommunication charges, postage and other third party processing expenses.

  •
  Sales and marketing expense primarily consists of salaries and benefits paid to sales personnel, sales management and other sales and marketing personnel, advertising and promotional costs and residual payments made to ISOs and other third party resellers.

  •
  Other operating costs primarily consist of salaries and benefits paid to operational and IT personnel, costs associated with operating the Company's technology platform and data centers, information technology costs for processing transactions, product development costs, software consulting fees and maintenance costs.

  •
  General and administrative expenses primarily consist of salaries and benefits paid to executive management and administrative employees, including finance, human resources, product development, legal and risk management, share-based compensation costs, equipment and occupancy costs and consulting costs.

  •
  Non-operating expenses consist of charges related to the refinancing of the Company's senior secured credit facilities (see Note 3) and the early termination of the Company's interest rate swaps (see Note 5) in connection with the March 2012 debt refinancing, and a one-time activity fee of $6.0 million assessed by MasterCard as a result of the IPO.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Share-Based Compensation

        The Company expenses employee share-based payments under ASC 718, Compensation—Stock Compensation, which requires compensation cost for the grant-date fair value of share-based payments to be recognized over the requisite service period. The Company estimates the grant date fair value of the share-based awards issued in the form of options using the Black-Scholes option pricing model. The fair value of restricted stock awards is measured based on the market price of the Company's stock on the grant date.

Income Taxes

        Vantiv, Inc. is taxed as a C corporation for U.S. income tax purposes and is therefore subject to both federal and state taxation at a corporate level.

        Income taxes are computed in accordance with ASC 740, Income Taxes, and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities and the corresponding income tax amounts. The Company has deferred tax assets and liabilities and maintains valuation allowances where it is more likely than not that all or a portion of deferred tax assets will not be realized. To the extent the Company determines that it will not realize the benefit of some or all of its deferred tax assets, such deferred tax assets will be adjusted through the Company's provision for income taxes in the period in which this determination is made. As of June 30, 2012 and December 31, 2011, the Company had recorded no valuation allowances against deferred tax assets.

        The Company's consolidated interim effective tax rate is based upon expected annual income from operations, statutory tax rates and tax laws in the various jurisdictions in which the Company operates. Significant or unusual items, including adjustments to accruals for tax uncertainties, are recognized in the quarter in which the related event occurs.

        The Company's effective tax rates were 29.6% and 13.5%, respectively, for the six months ended June 30, 2012 and 2011. The effective rate for each period reflects the impact of the Company's non-controlling interests. The Company's TRAs had no impact on its effective tax rate. The effective rate during the six months ended June 30, 2011 reflects a $2.5 million benefit recognized as a result of a reduction in a state income tax rate.

Cash and Cash Equivalents

        Investments with original maturities of three months or less (that are readily convertible to cash) are considered to be cash equivalents and are stated at cost, which approximates fair value. Cash equivalents consist primarily of overnight EuroDollar investments. Such investments are maintained at reputable financial institutions with high credit quality and therefore are considered to bear minimal credit risk.

Accounts Receivable—net

        Accounts receivable primarily represent processing revenues earned but not collected. For a majority of its customers, the Company has the authority to debit the client's bank accounts through the Federal Reserve's Automated Clearing House; as such, collectibility is reasonably assured. The Company records a reserve for doubtful accounts when it is probable that the accounts receivable will

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

not be collected. The Company reviews historical loss experience and the financial position of its customers when estimating the allowance. As of June 30, 2012, the allowance for doubtful accounts was not material to the Company's statement of financial position.

Customer Incentives

        Customer incentives represent signing bonuses paid to customers. Customer incentives are paid in connection with the acquisition or renewal of customer contracts, and are therefore deferred and amortized using the straight-line method based on the contractual agreement. Related amortization is recorded as contra-revenue.

Property and Equipment—net

        Property and equipment consists of the Company's corporate headquarters facility, furniture and equipment, software, leasehold improvements and construction in progress. These assets are depreciated on a straight-line basis over their respective useful lives, which are 15 to 40 years for the Company's corporate headquarters facility and related improvements, 2 to 10 years for furniture and equipment, 3 to 5 years for software and 3 to 10 years for leasehold improvements or the lesser of the estimated useful life of the improvement or the term of lease.

        The Company capitalizes certain costs related to computer software developed for internal use and amortizes such costs on a straight-line basis over an estimated useful life of 3 to 5 years. Research and development costs incurred prior to establishing technological feasibility are charged to operations as such costs are incurred. Once technological feasibility has been established, costs are capitalized until the software is placed in service.

Goodwill and Intangible Assets

        In accordance with ASC 350, Intangibles—Goodwill and Other, the Company tests goodwill for impairment for each reporting unit on an annual basis, or when events occur or circumstances change that would indicate the fair value of a reporting unit is below its carrying value. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that fair value of the goodwill within the reporting unit is less than its carrying value. The Company performed its most recent annual goodwill impairment test for certain of its reporting units as of July 31, 2011 and for the remainder of its reporting units as of November 30, 2011 using market data and discounted cash flow analyses, which indicated there was no impairment. As of June 30, 2012, there have been no indications of impairment.

        Intangible assets consist primarily of acquired customer relationships amortized over their estimated useful lives and an indefinite lived trade name not subject to amortization. The Company reviews the acquired customer relationships for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. The indefinite lived trade name is tested for impairment annually. The Company performed its most recent annual trade name impairment test as of November 30, 2011, which indicated there was no impairment. As of June 30, 2012, there have been no indications of impairment.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (Continued)

Settlement Assets and Obligations

        Settlement assets and obligations result from Financial Institution Services when funds are transferred from or received by the Company prior to receiving or paying funds to a different entity. This timing difference results in a settlement asset or obligation. The amounts are generally collected or paid the following business day.

        The settlement assets and obligations recorded by Merchant Services represent intermediary balances due to differences between the amount the Sponsoring Member receives from the card associations and the amount funded to the merchants. Such differences arise from timing differences, interchange expenses, merchant reserves and exception items. In addition, certain card associations limit the Company from accessing or controlling merchant settlement funds and, instead, require that these funds be controlled by the Sponsoring Member. The Company follows a net settlement process whereby, if the settlement received from the card associations precedes the funding obligation to the merchant, the Company temporarily records a corresponding liability. Conversely, if the funding obligation to the merchant precedes the settlement from the card associations, the amount of the net receivable position is recorded by the Company, or in some cases, the Sponsoring Member may cover the position with its own funds in which case a receivable position is not recorded by the Company.

Derivatives

        The Company accounts for derivatives in accordance with ASC 815, Derivatives and Hedging. This guidance establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the statement of financial position at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in accumulated other comprehensive income (loss) and will be recognized in the statement of income when the hedged item affects earnings. For a derivative that does not qualify as a hedge ("free-standing derivative"), changes in fair value are recognized in earnings.

New Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued ASU 2011-04, "Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs." The amendments in ASU 2011-04 result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRS. As such, ASU 2011-04 changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For several of the requirements, the FASB does not intend for the amendments in ASU 2011-04 to result in a change in the application of the requirements in ASC 820, Fair Value Measurement. ASU 2011-04 is effective prospectively for annual and interim reporting periods beginning after December 15, 2011. The Company's adoption of this principle did not have a material effect on the Company's financial position or results of operations.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. LONG-TERM DEBT

March 2012 Debt Refinancing

        Upon the closing of the Company's IPO, the Company used proceeds net of underwriting discounts and commissions and cash on hand of $538.9 million to repay outstanding debt under the Company's first lien loan agreement. Contemporaneous with the repayment, the Company refinanced the remaining debt outstanding under the first lien loan agreement, which consisted of two tranches, "term B-1" and "term B-2", the terms of which are disclosed in the table below, and terminated its $150.0 million revolving credit facility.

        The first lien loan agreement ("original debt") was refinanced into a new loan agreement ("refinanced debt") consisting of term A loans and term B loans and a $250.0 million revolving credit facility. As of the date of refinancing, the term A loans and term B loans had balances of $1,000.0 million and $250.0 million, respectively. The maturity dates and debt service requirements related to the term A loans and term B loans are listed in the table below. The revolving credit facility matures in March 2017 and includes a $75.0 million swing line facility and a $40.0 million letter of credit facility. The commitment fee rate for the unused portion of the revolving credit facility is 0.50% per year.

        As of June 30, 2012, Fifth Third Bank held $316.0 million of the term A loans.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. LONG-TERM DEBT (Continued)

        As of June 30, 2012 and December 31, 2011, the Company's debt consisted of the following:

	June 30, 2012	December 31, 2011
	(in thousands)
$1,621.1 million term B-1 loans, expiring on November 3, 2016 and bearing interest payable quarterly at a variable base rate (LIBOR) plus a spread rate (325 basis points) with a floor of 125 basis points (total rate of 4.5% at December 31, 2011)	$—	$1,608,905
$150.0 million term B-2 loans, expiring on November 3, 2017 and bearing interest payable quarterly at a variable base rate (LIBOR) plus a spread rate (350 basis points) with a floor of 150 basis points (total rate of 5.0% at December 31, 2011)	—	150,000
$1,000.0 million term A loans, expiring on March 27, 2017, bearing interest payable quarterly based on the Company's leverage ratio at a variable base rate (LIBOR) plus a spread rate (175 to 250 basis points) (total rate of 2.50% at June 30, 2012) and amortizing on a basis of 1.25% during each of the first eight quarters, 1.875% during each of the second eight quarters and 2.5% during each of the following three quarters with a balloon payment due at maturity	987,500	—
$250.0 million term B loans, expiring on March 27, 2019, bearing interest payable quarterly at a variable base rate (LIBOR) plus a spread rate (275 basis points) with a floor of 100 basis points (total rate of 3.75% at June 30, 2012) and amortizing on a basis of 1.0% per year with a balloon payment due at maturity	249,375	—
$10.1 million leasehold mortgage, expiring on August 10, 2021 and bearing interest payable monthly at a fixed rate (rate of 6.22% at June 30, 2012)	10,131	10,131
Less: Current portion of note payable and current portion of note payable to related party	(52,500)	(16,211)
Less: Original issue discount	(5,151)	(14,327)

Note payable and note payable to related party	$1,189,355	$1,738,498

Original Issue Discount and Deferred Financing Fees

        As a result of the Company's debt pay down and based on the changes in the composition of the syndicate of lenders participating in the refinancing, the Company wrote off approximately $22.6 million of unamortized deferred financing fees and $9.7 million of original issue discount ("OID") associated with the original debt. Of the original unamortized deferred financing fees and OID, $9.8 million and $4.1 million remain capitalized, respectively. Further, the Company incurred approximately $17.5 million of debt issuance costs and $1.3 million of OID associated with the refinanced debt. Approximately $11.1 million of the debt issuance costs were expensed at the date of the refinancing, with the remaining $6.4 million capitalized as deferred financing costs. The amount of OID associated

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. LONG-TERM DEBT (Continued)

with the refinanced debt was also capitalized. The total amount of deferred financing fees and OID expensed at the date of the refinancing was primarily driven by the changes in the composition of the syndicate of lenders participating in the refinanced debt, which resulted in a component of the refinancing to be accounted for as a debt extinguishment. The Company capitalized costs in proportion to the refinancing accounted for as a modification. Amounts expensed in connection with the refinancing are recorded as a component of non-operating expenses in the accompanying consolidated statement of income for the six months ended June 30, 2012. At June 30, 2012, deferred financing fees of approximately $15.5 million and OID of approximately $5.2 million are recorded as a component of other non-current assets and as a reduction of note payable, respectively, in the accompanying consolidated statement of financial position.

Other Fees

        In connection with the March 2012 debt refinancing, the Company paid a call premium equal to 1% of the outstanding balance of the original debt prior to refinancing, or $12.2 million, which is included within non-operating expenses in the accompanying consolidated statement of income for the six months ended June 30, 2012.

Guarantees and Security

        The obligations under the refinanced debt are unconditional and are guaranteed by Vantiv Holding and certain of Vantiv Holding's existing and subsequently acquired or organized domestic subsidiaries. The refinanced debt and related guarantees are secured on a first-priority basis (subject to liens permitted under the Loan Agreement) in substantially all the capital stock (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries and domestic holding companies of foreign subsidiaries) and personal property of Vantiv Holding and any obligors as well as any real property in excess of $5 million in the aggregate held by Vantiv Holding or any obligors (other than Vantiv Holding), subject to certain exceptions.

Covenants

        There are certain financial and non-financial covenants contained in the loan agreement for the refinanced debt, which are tested quarterly based on the last four fiscal quarters beginning with the four fiscal quarters ended June 30, 2012.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. TAX RECEIVABLE AGREEMENTS

        In connection with its IPO, on March 21, 2012, the Company entered into four TRAs with its pre-IPO investors, which consisted of certain funds managed by Advent, Fifth Third and JPDN. A description of each TRA is as follows:

  •
  TRA with Fifth Third:  Provides for the payment by the Company to Fifth Third equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the Company realizes as a result of the increases in tax basis that may result from the purchase of Vantiv Holding units from Fifth Third or from the future exchange of Vantiv Holding units by Fifth Third for cash or shares of Class A common stock, as well as the tax benefits attributable to payments made under such TRA. Any actual increase in tax basis, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of the Company's Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, and the amount and timing of the Company's income.

    Subsequent to the IPO, the underwriters exercised their option to purchase additional shares of the Company's Class A common stock. As a result, the Company purchased 2,086,064 units of Vantiv Holding from Fifth Third for $33.5 million and recorded a liability under the TRA accordingly.

  •
  TRA with Advent:  Provides for the payment by the Company to Advent equal to 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the Company realizes as a result of the use of the Company's tax attributes in existence prior to the effective date of the Company's IPO, as well as the tax benefits attributable to payments made under such TRA.

  •
  TRA with all pre-IPO investors:  Provides for the payment by the Company to its pre-IPO investors of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that NPC Group, Inc. ("NPC"), a wholly-owned subsidiary of the Company, realizes as a result of its use of its NOLs and other tax attributes, as well as the tax benefits attributable to payments made under such TRA, with any such payment being paid to Advent, Fifth Third and JPDN according to their respective ownership interests in Vantiv Holding immediately prior to the IPO.

  •
  TRA with JPDN:  Provides for the payment to JPDN of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the Company realizes as a result in the increase of tax basis that may result from the Vantiv Holding units exchanged for the Company's Class A common stock by JPDN, as well as the tax benefits attributable to payments made under such TRA. As part of the recapitalization of Vantiv, Inc. and Vantiv Holding immediately prior to the IPO, JPDN contributed its units of Vantiv Holding to Vantiv, Inc. in exchange for shares of Class A common stock of Vantiv, Inc.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. TAX RECEIVABLE AGREEMENTS (Continued)

        As of June 30, 2012, the Company's liability pursuant to the TRAs was as follows (in thousands):

June 30, 2012
TRA with Fifth Third	$11,100
TRA with Advent	185,200
TRA with all pre-IPO investors	135,000
TRA with JPDN	1,700

Total	$333,000

        As a result of the exchange of units of Vantiv Holding by Fifth Third and JPDN, the Company recorded a deferred tax asset of $7.0 million and $1.0 million, respectively, associated with the increase in tax basis. The Company recorded a corresponding reduction to paid-in capital for the difference between the TRA liability and the related deferred tax asset.

        For each of the TRAs discussed above, the cash savings realized by the Company are computed by comparing the actual income tax liability of the Company to the amount of such taxes the Company would have been required to pay had there been no increase to the tax basis of the assets of Vantiv Holding as a result of the purchase or exchange of Vantiv Holding units, had there been no tax benefit from the tax basis in the intangible assets of Vantiv Holding on the date of the IPO and had there been no tax benefit as a result of the NOLs and other tax attributes at NPC. Subsequent adjustments of the tax receivable agreement obligations due to certain events (e.g. changes to the expected realization of NOLs or changes in tax rates) will be recognized in the statement of income.

        The timing and/or amount of aggregate payments due under the TRAs may vary based on a number of factors, including the amount and timing of the taxable income the Company generates in the future and the tax rate then applicable, the use of loss carryovers and amortizable basis. Payments under the TRAs, if necessary, are required to be made no later than January 5th of the second year immediately following the current taxable year. Therefore, the Company does not expect to make any payments under the TRAs during the year ended December 31, 2012. The term of the TRAs will continue until all such tax benefits have been utilized or expired, unless the Company exercises its right to terminate the TRA for an amount based on the agreed payments remaining to be made under the agreement.

5. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

        The Company entered into derivative financial instruments to manage differences in the amount, timing and duration of its known or expected cash payments related to its variable-rate debt. As of December 31, 2011, the Company's derivative instruments consisted of interest rate swaps, which hedged the variable cash flows associated with its variable-rate debt by converting floating-rate payments to fixed-rate payments. In connection with the March 2012 debt refinancing discussed in Note 3, the Company terminated its interest rate swaps and discontinued hedge accounting accordingly. The Company does not enter into derivative financial instruments for speculative purposes.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. DERIVATIVES AND HEDGING ACTIVITIES (Continued)

Accounting for Derivative Instruments

        The Company recognized derivatives in other non-current assets or liabilities in the accompanying consolidated statements of financial position at their fair values. Refer to Note 10 for a detailed discussion of the fair value of its derivatives. The Company designated its interest rate swaps as cash flow hedges of forecasted interest rate payments related to its variable-rate debt.

        The Company formally documents all relationships between hedging instruments and underlying hedged items, as well as its risk management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as cash flow hedges to forecasted transactions. A formal assessment of hedge effectiveness is performed both at inception of the hedge and on an ongoing basis to determine whether the hedge is highly effective in offsetting changes in cash flows of the underlying hedged item. Hedge effectiveness is assessed using a regression analysis. If it is determined that a derivative ceases to be highly effective during the term of the hedge, the Company will discontinue hedge accounting prospectively for such derivative.

        The Company's interest rate swaps qualified for hedge accounting under ASC 815, Derivatives and Hedging. Therefore, the effective portion of changes in fair value were recorded in accumulated other comprehensive income (loss) and reclassified into earnings in the same period during which the hedged transaction affected earnings.

Cash Flow Hedges of Interest Rate Risk

        As part of the Company's interest rate risk management strategy, the interest rate swap agreements added stability to interest expense and managed exposure to interest rate movements. During the three months ended March 31, 2011, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. As of December 31, 2011, the interest rate swaps designated as cash flow hedges of interest rate risk had a total notional value of $887.5 million. Included within this total notional value was $687.5 million to which Fifth Third Bank was the counterparty. The interest rate swaps were terminated in conjunction with the March 2012 debt refinancing discussed in Note 3. As such, the Company prospectively discontinued hedge accounting on the interest rate swap agreements as they no longer met the requirements for hedge accounting.

        The table below presents the fair value of the Company's derivative financial instruments designated as cash flow hedges included within the accompanying consolidated statements of financial position (in thousands):

	Consolidated Statement of Financial Position Location	June 30, 2012	December 31, 2011
Interest rate swaps	Other non-current liabilities	$—	$30,094

        Any ineffectiveness associated with such derivative instruments is recorded immediately as interest expense in the accompanying consolidated statements of income. As a result of the refinancing of the Company's debt during March 2012, the Company accelerated the reclassification of amounts in accumulated other comprehensive income (loss) to earnings as a result of the hedged forecasted transactions becoming no longer probable of occurring. The accelerated amounts were a loss of approximately $31.1 million, which was recorded as a component of non-operating expenses in the accompanying consolidated statement of income for the six months ended June 30, 2012. The tables

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. DERIVATIVES AND HEDGING ACTIVITIES (Continued)

below present the effect of the Company's interest rate swaps on the consolidated statements of income for the six months ended June 30, 2012 and 2011 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Derivatives in cash flow hedging relationships:
Amount of loss recognized in OCI (effective portion)(1)	$—	$(14,946)	$(4,256)	$(12,712)
Amount of loss reclassified from accumulated OCI into earnings (effective portion)	—	(1,674)	(2,600)	(1,674)
Amount of loss recognized in earnings (ineffective portion)(2)	—	(1,235)	(31,079)	(3,388)

(1)
"OCI" represents other comprehensive income.

(2)
For the six months ended June 30, 2012, amount represents loss due to missed forecasted transaction and is recorded as a component of non-operating expenses in the accompanying consolidated statement of loss. For the three and six months ended June 30, 2011, amount represents ineffectiveness and is recorded as a component of interest expense—net in the accompanying consolidated statement of income.

6. COMMITMENTS, CONTINGENCIES AND GUARANTEES

Legal Reserve

        From time to time, the Company is involved in various litigation matters arising in the ordinary course of its business. While it is impossible to ascertain the ultimate resolution or range of financial liability with respect to these contingent matters, management believes none of these matters, either individually or in the aggregate, would have a material effect upon the Company's consolidated financial statements.

7. CONTROLLING AND NON-CONTROLLING INTERESTS IN VANTIV HOLDING

        As discussed in Note 1, Vantiv, Inc. owns a controlling interest in Vantiv Holding, and therefore consolidates the financial results of Vantiv Holding and records non-controlling interest for the economic interests in Vantiv Holding held by Fifth Third, with respect to periods subsequent to the IPO, and held by Fifth Third and JPDN, with respect to periods prior to the IPO. In connection with the IPO, various recapitalization and reorganization transactions were executed, as discussed in Note 1. Further, as discussed in Note 1, the Exchange Agreement entered into prior to the IPO provides for a 1 to 1 ratio between the units of Vantiv Holding and the common stock of Vantiv, Inc.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. CONTROLLING AND NON-CONTROLLING INTERESTS IN VANTIV HOLDING (Continued)

        As of June 30, 2012, Vantiv, Inc.'s interest in Vantiv Holding was 60.61%. Changes in units and related ownership interest in Vantiv Holding are summarized as follows:

	Vantiv, Inc.	Fifth Third	JPDN	Total
As of December 31, 2011	50,930,455	48,933,182	136,363	100,000,000
% of ownership	50.93%	48.93%	0.14%
Recapitalization transactions:
Incremental units as a result of split	38,585,162	37,072,018	103,309	75,760,489
JPDN exchange for Class A common stock	239,672	—	(239,672)	—
IPO transactions:
Issuance of Class A common stock to public	29,412,000	—	—	29,412,000
Issuance of Class A common stock under equity plan	7,869,857	—	—	7,896,857
Underwriters' purchase of additional shares	2,086,064	(2,086,064)	—	—

As of June 30, 2012	129,123,210	83,919,136	—	213,042,346

% of ownership	60.61%	39.39%	0.00%

        As a result of the changes in ownership interests in Vantiv Holding, an adjustment of $105.1 million has been recognized in order to reflect the portion of net assets of Vantiv Holding attributable to non-controlling unit holders based on ownership interests as of June 30, 2012.

        The table below provides a reconciliation of net income (loss) attributable to non-controlling interests based on relative ownership interests in Vantiv Holding as discussed in Note 1 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income	$47,578	$11,661	$4,650	$16,360
Items not allocable to non-controlling interests:
Miscellaneous expenses(a)	—	127	—	156
Vantiv, Inc. income tax expense (benefit)(b)	15,177	1,013	(10,558)	(1,270)

Net income (loss) attributable to Vantiv Holding	62,755	12,801	(5,908)	15,246

Net income attributable to non-controlling interests(c)	$24,622	$6,281	$58	$7,481

(a)
Represents miscellaneous expenses incurred by Vantiv, Inc.

(b)
Represents income tax benefit related to Vantiv, Inc., not including consolidated subsidiaries.

(c)
Net income attributable to non-controlling interests reflects the allocation of Vantiv Holding's net income (loss) based on the proportionate ownership interests in Vantiv Holding held by the non-controlling unitholders. For the six months ended June 30, 2012, the net loss attributable to non-controlling unitholders reflects the changes in ownership interests summarized in the table above.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. CAPITAL STOCK

Common Stock

        Under the Company's amended and restated certificate of incorporation, the Company is authorized to issue 890,000,000 shares of Class A common stock with a par value of $0.00001 per share and 100,000,000 shares of Class B common stock with no par value per share. The Class A and Class B common stock each provide holders with one vote on all matters submitted to a vote of stockholders; however, the holders of shares of Class B common stock shall be limited to voting power, including voting power associated with any Class A common stock held, of 18.5% at any time other than in connection with a stockholder vote with respect to a change of control. Also, holders of Class B common stock do not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to the holders of Class A common stock. Shares of Class B common stock, together with the corresponding Vantiv Holding Class B units, may be exchanged for shares of Class A common stock on a 1 for 1 basis. All shares of Class A and Class B common stock vote together as one class on all matters submitted to a vote of the stockholders.

        As discussed in Note 1, on March 21, 2012, the Company completed the IPO of its Class A common stock. In the IPO, an aggregate of 33,823,800 shares of Class A common stock were issued and sold to the public (including 4,411,800 Class A shares representing an over-allotment option granted by the Company and the selling stockholders to the underwriters in the IPO) at a price per share of $17.00. In conjunction with the IPO, the Company also issued 86,005,200 shares of Class B common stock. As of June 30, 2012, 129,123,210 shares of Class A common stock and 83,919,136 shares of Class B common stock were issued and outstanding.

Preferred Stock

        Under the Company's amended and restated certificate of incorporation, the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $0.00001 per share. As of June 30, 2012, there was no preferred stock outstanding.

9. SHARE-BASED COMPENSATION PLANS

        Prior to the IPO, certain employees and directors of Vantiv Holding participated in the Phantom Equity Plan. As discussed in Note 1, in connection with the IPO, outstanding awards under the Phantom Equity Plan were converted into unrestricted and restricted Class A common stock, issued under the 2012 Equity Incentive Plan.

Phantom Equity Plan

        Awards under the Phantom Equity Plan vested upon either the occurrence of certain events ("Time Awards") or the achievement of specified performance goals ("Performance Awards"). Time Awards fully vested on the earliest of the fifth anniversary of the grant date, subject to the participant's continued service through the end of the seventh anniversary of the grant date, or the date of the consummation of a change of control. The Performance Awards contained certain vesting conditions that were triggered upon the earlier of the consummation of a change of control or an IPO.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION PLANS (Continued)

2012 Equity Incentive Plan

        The 2012 Equity Incentive Plan was adopted by the Company's board of directors in March 2012. The 2012 Equity Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards. The maximum number of shares of Class A common stock available for issuance pursuant to the 2012 Equity Incentive Plan is 35.5 million shares.

        In connection with the IPO, vested Time Awards originally issued under the Phantom Equity Plan were converted into Class A common stock, whereas unvested Time Awards and Performance Awards were converted into restricted Class A common stock, which was issued under the 2012 Equity Incentive Plan.

        In connection with the IPO and conversion of phantom units, the Company issued 1,381,135 shares of unrestricted Class A common stock related to vested Time Awards and 3,073,118 shares of restricted Class A common stock related to unvested Time Awards. As the shares of restricted Class A common stock were issued in connection with the conversion of the Time Awards under the Phantom Equity Plan, compensation cost associated with the shares of restricted Class A common stock is equal to the remaining compensation expense previously associated with the Time Awards. This compensation cost will be recognized prospectively on a straight-line basis, beginning on the date of the IPO and continuing over the remaining vesting period determined in accordance with the original Phantom Equity Plan award agreements.

        The Company issued 3,560,223 shares of restricted Class A common stock in connection with the conversion of Performance Awards under the Phantom Equity Plan. The fair value of restricted Class A common stock was based on the IPO price of $17.00 per share. Prior to the IPO, the occurrence of a qualifying event underlying the Performance Awards had not been considered probable, thus, no compensation cost related to the Performance Awards had been recognized. Upon the IPO and conversion of Performance Awards into restricted Class A common stock, compensation cost was recognized in accordance with ASC 718, Compensation—Stock Compensation, as an "improbable-to-probable" modification. As such, unrecognized compensation costs associated with the converted Performance Awards will be recognized on a straight-line basis over the three-year vesting period of the underlying restricted Class A common stock based on the fair value of such restricted Class A common stock.

        Also in connection with the IPO, the Company issued 74,110 restricted stock units to members of the Company's board of directors, which vest on the earlier of one year from the date of the grant or the next annual stockholder meeting and will be settled in shares of Class A common stock following the termination of the director's service. Additionally, upon the IPO, the Company issued a total of 231,100 restricted stock units to 2,311 active employees of the Company, with each employee receiving 100 restricted stock units. Subject to recipients' continued service, such units will cliff vest on the fourth anniversary of the IPO.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. SHARE-BASED COMPENSATION PLANS (Continued)

        The following table summarizes equity award activity from the date of the IPO through June 30, 2012:

	Restricted Class A Common Stock	Restricted Stock Units
Conversion of Phantom Units in connection with the IPO:
Time Awards	3,073,118	—
Performance Awards	3,560,223	—
Conversion of Restricted Class A common stock to Class A common stock upon vesting	(348,619)	—
Issuance of Restricted Stock Units to directors and employees	—	310,121
Forfeitures	(45,641)	(19,100)

Total	6,239,081	291,021

        For the six months ended June 30, 2012 and 2011, share-based compensation expense totaled $17.5 million and $1.4 million, respectively. At June 30, 2012, there was approximately $78.7 million of share-based compensation expense not yet recognized related to restricted Class A common stock and restricted stock units.

10. FAIR VALUE MEASUREMENTS

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company uses the hierarchy prescribed in ASC 820, Fair Value Measurement, based upon the available inputs to the valuation and the degree to which they are observable or not observable in the market. The three levels in the hierarchy are as follows:

  •
  Level 1 Inputs—Quoted prices (unadjusted) for identical assets or liabilities in active markets that are accessible as of the measurement date.

  •
  Level 2 Inputs—Inputs other than quoted prices within Level 1 that are observable either directly or indirectly, including but not limited to quoted prices in markets that are not active, quoted prices in active markets for similar assets or liabilities and observable inputs other than quoted prices such as interest rates or yield curves.

  •
  Level 3 Inputs—Unobservable inputs reflecting the Company's own assumptions about the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk.

        The following table summarizes assets measured at fair value on a recurring basis as of June 30, 2012 and December 31, 2011(in thousands):

	June 30, 2012			December 31, 2011
	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Liabilities:
Interest rate swaps	$—	$—	$—	$—	$30,094	$—

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. FAIR VALUE MEASUREMENTS (Continued)

Interest Rate Swaps

        The Company's interest rate swaps were terminated in conjunction with the March 2012 debt refinancing discussed in Note 3. Prior to the March 2012 debt refinancing, the Company used interest rate swaps to manage interest rate risk. The fair value of interest rate swaps were determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) were based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves. In addition, to comply with the provisions of ASC 820, Fair Value Measurements, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, were incorporated in the fair values to account for potential nonperformance risk. In adjusting the fair value of its interest rate swaps for the effect of nonperformance risk, the Company considered any applicable credit enhancements such as collateral postings, thresholds, mutual puts, and guarantees.

        Although the Company determined that the majority of the inputs used to value its interest rate swaps fell within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its interest rate swaps utilized Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2011, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its interest rate swaps and determined that the credit valuation adjustment was not significant to the overall valuation of its interest rate swaps. As a result, the Company classified its interest rate swap valuations in Level 2 of the fair value hierarchy. See Note 5 for further discussion of the Company's interest rate swaps.

        The following table summarizes carrying amounts and estimated fair values for assets and liabilities, excluding assets and liabilities measured at fair value on a recurring basis, as of June 30, 2012 and December 31, 2011 (in thousands):

	June 30, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	$308,823	$308,823	$370,549	$370,549
Settlement assets	118,300	118,300	46,840	46,840
Liabilities:
Settlement obligations	275,078	275,078	208,669	208,669
Note payable	1,241,855	1,245,090	1,754,709	1,769,035

        Due to the short-term nature of cash and cash equivalents and settlement assets and obligations, the carrying values approximate fair value. Cash and cash equivalents and settlement assets and obligations are classified in Level 1 of the fair value hierarchy. The fair value of the Company's note payable was estimated based on rates currently available to the Company for bank loans with similar terms and maturities and is classified in Level 2 of the fair value hierarchy.

11. NET INCOME PER SHARE

        Basic net income per share is calculated by dividing net income attributable to Vantiv, Inc. by the weighed-average shares of Class A common stock outstanding during the period.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. NET INCOME PER SHARE (Continued)

        During the six months ended June 30, 2012, diluted net income per share is calculated assuming that Vantiv Holding is a wholly-owned subsidiary of Vantiv, Inc., therefore eliminating the impact of non-controlling interests. As such, due to the Company's structure as a C corporation and Vantiv Holding's structure as a pass-through entity for tax purposes, the numerator in the calculation of diluted net income per share is adjusted to reflect the Company's income tax expense assuming the conversion of the non-controlling interest into Class A common stock. The denominator is adjusted to include the impact of securities that would have a dilutive effect on net income per share, including restricted stock awards, the warrant held by Fifth Third which allows for the purchase of Class C units of Vantiv Holding and, pursuant to the Exchange Agreement, the weighted-average shares of Class A common stock outstanding assuming conversion of the Class B units of Vantiv Holding held by the non-controlling interest on an "if-converted" basis. During the three months ended June 30, 2012, the 83,919,136 Class B units of Vantiv Holding were excluded in computing diluted net income per share because including them would have had an antidilutive effect. As the Class B units of Vantiv Holding were not included the numerator used in the calculation of diluted net income per share is equal to the numerator used in the calculation of basic net income per share.

        During the three and six months ended June 30, 2011, potentially dilutive securities consisted of phantom equity awards issued under the Phantom Equity Plan and the warrant held by Fifth Third. Phantom equity awards issued by and settled in units of Vantiv Holding had an anti-dilutive effect on the Company's net income per share and were therefore excluded from the calculation of diluted net income per share. The warrant held by Fifth Third was out of the money and was therefore also excluded from the calculation of diluted net income per share. During the three and six months ended June 30, 2011, the Exchange Agreement permitting the conversion of Class B units of Vantiv Holding to Class A common stock of the Company was not in place, therefore Class B units of Vantiv Holding were not considered in the calculation of diluted net income per share.

        The shares of Class B common stock do not share in the earnings or losses of the Company and are therefore not participating securities. Accordingly, basic and diluted net income per share of Class B common stock has not been presented.

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. NET INCOME PER SHARE (Continued)

        The weighted-average Class A common shares used in computing basic and diluted net income per share reflect the retrospective application of the stock split which occurred in connection with the IPO. The following table sets forth the computation of basic and diluted net income per share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except per share data)		(in thousands, except per share data)
Basic:
Net income attributable to Vantiv, Inc.	$22,956	$5,380	$4,592	$8,879

Shares used in computing basic net income per share:
Weighted-average Class A common shares	122,777,349	89,515,617	107,897,927	89,515,617

Basic net income per share	$0.19	$0.06	$0.04	$0.10

Diluted:
Consolidated income before applicable income taxes	$—	—	$6,604	—
Income tax benefit excluding impact of non-controlling interest	—	—	2,543	—

Net income	$22,956	$5,380	$4,061	$8,879

Shares used in computing diluted net income per share:
Weighted-average Class A common shares	122,777,349	89,515,617	107,897,927	89,515,617
Weighted-average Class B units of Vantiv Holding	—	—	46,639,281	—
Restricted stock and phantom equity awards	1,950,537	—	277,841	—
Warrant	5,365,605	—	5,238,424	—

Diluted weighted-average shares outstanding	130,093,491	89,515,617	160,053,473	89,515,617

Diluted net income per share	$0.18	$0.06	$0.03	$0.10

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

        The activity of the components of accumulated other comprehensive income (loss) was as follows for the six months ended June 30, 2012 and 2011 (in thousands):

	Six Months Ended June 30,
	2012	2011
Pretax activity	$29,424	$(11,037)
Tax effect	(5,495)	3,135

Net activity	23,929	(7,902)
Other comprehensive income (loss) attributable to non-controlling interests	14,415	(5,416)

Other comprehensive income (loss) attributable to Vantiv, Inc.	$9,514	$(2,486)

13. SEGMENT INFORMATION

        Segment operating results are presented below (in thousands). The results reflect revenues and expenses directly related to each segment. The Company does not evaluate performance or allocate resources based on segment asset data, and therefore such information is not presented.

        Segment profit reflects total revenue less network fees and other costs and sales and marketing costs of the segment. The Company's CODM evaluates this metric in analyzing the results of operations for each segment.

	Three Months Ended June 30, 2012
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$351,828	$117,794	$—	$469,622
Network fees and other costs	174,889	34,355	—	209,244
Sales and marketing	63,649	6,883	—	70,532

Segment profit	$113,290	$76,556	$—	$189,846

	Three Months Ended June 30, 2011
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$291,735	$110,829	$—	$402,564
Network fees and other costs	151,573	34,121	—	185,694
Sales and marketing	52,628	6,601	341	59,570

Segment profit	$87,534	$70,107	$(341)	$157,300

Vantiv, Inc.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. SEGMENT INFORMATION (Continued)

	Six Months Ended June 30, 2012
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$674,806	$227,605	$—	$902,411
Network fees and other costs	340,415	69,037	—	409,452
Sales and marketing	130,348	12,941	—	143,289

Segment profit	$204,043	$145,627	$—	$349,670

	Six Months Ended June 30, 2011
	Merchant Services	Financial Institution Services	General Corporate/Other	Total
Total revenue	$554,421	$219,589	$—	$774,010
Network fees and other costs	298,484	69,426	—	367,910
Sales and marketing	101,515	13,311	963	115,789

Segment profit	$154,422	$136,852	$(963)	$290,311

        A reconciliation of total segment profit to the Company's income before applicable income taxes is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Total segment profit	$189,846	$157,300	$349,670	$290,311
Less: Other operating costs	(40,417)	(34,980)	(79,426)	(72,720)
Less: General and administrative	(29,190)	(28,224)	(57,787)	(49,607)
Less: Depreciation and amortization	(39,667)	(39,001)	(78,562)	(75,701)
Less: Interest expense—net	(10,169)	(28,952)	(34,619)	(59,573)
Less: Non-operating expenses	(836)	(13,799)	(92,672)	(13,799)

Income before applicable income taxes	$69,567	$12,344	$6,604	$18,911

Report of Independent Auditors

To Board of Directors and Stockholders of Vantiv, LLC

        In our opinion, the consolidated statements of operations and comprehensive loss and consolidated statements of cash flows of NPC Group, Inc. and its subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
April 27, 2010

NPC Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Revenues	$220,028	$213,672	$285,440	$284,261	$274,588

Expenses
Processing costs	28,775	26,097	34,682	33,535	34,350
Independent sales group commissions	82,628	78,465	106,497	103,176	92,519
Other cost of services and goods	9,986	10,666	14,235	14,398	14,948
Provision for merchant losses	3,863	3,598	4,845	5,693	5,264
Depreciation and amortization expense	18,383	22,133	28,120	30,926	29,103
Selling, other operating, general and administrative expenses	38,928	36,373	49,035	50,992	52,219

Total expenses	182,563	177,332	237,414	238,720	228,403

Income from operations	37,465	36,340	48,026	45,541	46,185
Interest income	22	71	102	920	1,224
Interest expense	(41,780)	(30,549)	(45,504)	(47,311)	(50,430)
Write-off of deferred financing costs and bank fees	—	(11,880)	(11,880)	—	—

Loss before income taxes and noncontrolling interest	(4,293)	(6,018)	(9,256)	(850)	(3,021)
Income tax expense	7,008	8,479	10,846	9,597	9,502

Net loss	(11,301)	(14,497)	(20,102)	(10,447)	(12,523)
Net (income) loss attributable to noncontrolling interest	244	110	(108)	(113)	92

Net loss attributable to NPC Group, Inc.	(11,057)	(14,387)	(20,210)	(10,560)	(12,431)
Unrealized income (loss) on derivative financial instruments, net of tax	—	6,118	6,118	(15,286)	(12,869)

Comprehensive loss	$(11,057)	$(8,269)	$(14,092)	$(25,846)	$(25,300)

NPC Group, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
Cash flows from operating activities
Net loss	$(11,301)	$(14,497)	$(20,102)	$(10,447)	$(12,523)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	18,383	22,133	28,120	30,926	29,102
Provision for uncollectible accounts	205	287	403	440	365
Amortization of deferred financing costs	—	1,510	1,510	2,036	2,062
Write-off deferred financing costs	—	11,880	11,880	—	—
Noncash interest expenses related to interest rate swap	3,063	—	1,235	—	—
Provision for merchant losses	3,863	3,598	4,845	5,693	5,264
Deferred income taxes	6,943	7,032	9,281	9,010	9,084
Changes in assets and liabilities
Accounts receivable	2,826	13,060	10,196	2,095	(1,818)
Inventory	142	180	166	358	(323)
Prepaid expenses and other assets	(692)	1,344	1,763	295	589
Deposits	50	1,332	1,332	(1,029)	(180)
Accounts payable	852	(450)	(1,654)	538	967
Accrued liabilities	(6,747)	(260)	5,952	1,822	5,728
Other liabilities	(2,900)	(2,544)	(3,556)	(6,150)	(4,510)

Net cash provided by operating activities	14,687	44,605	51,371	35,587	33,807

Cash flows from investing activities
Acquisitions, net of cash acquired	—	(25)	(25)	(168)	(177)
Purchases of property, equipment and computer software and hardware	(907)	(3,714)	(4,049)	(2,715)	(6,371)
Merchant portfolios acquired	(5,542)	(2,230)	(3,418)	(6,982)	(5,678)

Net cash used in investing activities	(6,449)	(5,969)	(7,492)	(9,865)	(12,226)

Cash flows from financing activities
Principal payments on long-term debt and revolver	(5,000)	(34,000)	(35,000)	(35,000)	(12,700)
Proceeds from long-term debt and revolver	—	2,000	2,000	—	—
Sale of common stock	—	—	—	—	25
Repurchase of common stock	—	—	—	—	(10)
Dividends paid	—	—	(653)	—	—
Contribution to deferred financing costs	—	—	—	—	(74)
Cash paid in connection with financing agreement amendment	—	(3,263)	(3,263)	—	—

Net cash used in financing activities	(5,000)	(35,263)	(36,916)	(35,000)	(12,759)

Net increase (decrease) in cash and cash equivalents	3,238	3,373	6,963	(9,278)	8,822
Cash and cash equivalents
Beginning of year	13,250	6,287	6,287	15,565	6,743

End of year	$16,488	$9,660	$13,250	$6,287	$15,565

Supplemental disclosure of cash flow information
Cash paid during the year for
Interest	$44,971	$35,685	$40,245	$46,902	$40,374
Income taxes	121	268	292	92	1,069

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

        NPC Group, Inc. ("NPC" or the "Company"), a Delaware corporation, is engaged in providing a broad range of credit card transaction processing services. It provides its services to small and medium-sized merchants, as well as community banks, financial institutions and state and local governments located throughout the United States. The Company offers integrated transaction processing support for all major credit and debit cards including Visa, MasterCard, American Express and Discover.

        The Company's services enable merchants to accept credit and debit cards as payment for their merchandise and services by providing processing, transaction reporting, merchant assistance, POS terminal support, risk management, chargeback services, and packaging of ancillary payment products and services. The Company relies on third party processors to provide card authorization and settlement, and banks to sponsor the Company for membership in the Visa and MasterCard associations. The Company markets and sells its services primarily through independent sales organizations and agents.

Sale of Business

        On November 3, 2010, all of the issued and outstanding capital stock of the Company was acquired by Vantiv Holding, LLC (formerly FTPS Holding, LLC ("FTPS")). In connection with the acquisition, all outstanding debt and related accrued interest was repaid and the revolving credit facility was terminated. Additionally, the interest rate swap agreement related to the debt was terminated and all outstanding positions were settled with the related counterparties.

Organizational Structure

        The Company was a majority owned subsidiary of National Processing Holdings, LLC ("NPC Holdings") through the November 3, 2010, date of sale of the Company to FTPS. GTCR Fund VIII, LP, GTCR Fund VIII/B, LP, and GTCR Co-Invest II, LP (collectively, "GTCR," private equity firm) was the majority owner of NPC Holdings.

Basis of Presentation

        Effective January 1, 2005, the Company entered into a Services Agreement with National Processing Management Company ("NPC Management Co.") a 100% owned subsidiary of NPC Holdings and an affiliated entity of the Company. Under the Services Agreement, NPC Management Co. provides general management, consulting, and other advisory services to the Company for a period of 10 years. Fees paid are based on actual costs incurred by NPC Management Co. plus 5%, and are to be allocated to the entities to which it provided services. The Company is the only entity which NPC Management Co. provides services. As a consequence of this agreement, NPC Management Co. is considered a variable interest entity and is consolidated with the Company. The net income (loss) attributable to noncontrolling interest included in the Consolidated Statements of Operations and Comprehensive Loss represents the net operating results of NPC Management Co.

        The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and NPC Management Co. All significant intercompany balances and transactions have been eliminated in consolidation.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Nine Months Ended September 30, 2010 and 2009 Unaudited Consolidated Financial Statements

        The unaudited consolidated financial statements for the nine months ended September 30, 2010 and 2009, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

Sponsorship Agreement

        As a nonbank merchant processor, the Company must be sponsored by a financial institution that is a member of the Visa and MasterCard associations. Two unrelated banks (the "Sponsor Banks") act as the Company's primary sponsors pursuant to sponsorship agreements.

        The Company retains full responsibility for performance of its services to merchants. Certain indemnification provisions are also contained in the sponsorship agreements, under which the Company will indemnify the Sponsor Banks against merchant losses, claims or other amounts in accordance with the terms of the sponsorship agreements.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

Cash and Cash Equivalents

        Cash and cash equivalents consist primarily of cash and highly liquid investments with an original maturity date of three months or less. The carrying value of cash and cash equivalents approximates its fair value. At various times, the Company maintains cash at financial institutions in excess of Federally insured limits, however the Company has not experienced any losses in the past.

Accounts Receivable

        Accounts receivable are primarily comprised of amounts due from our Sponsor Banks for merchant revenues, net of interchange, assessment and bank processing fees paid by the Sponsor Banks. Such balances are typically received from the Sponsor Banks within 30 days following the end of each month.

        The allowance for uncollectible accounts represents the Company's best estimate of the amount of probable credit losses existing in the Company's accounts receivable. Significant account balances and account balances over 90 days outstanding are reviewed individually for collectibility. Receivables are written off against the allowance when determined to be uncollectible.

Provision for Merchant Losses

        Disputes between a cardholder and a merchant periodically arise due to cardholder dissatisfaction with merchandise quality or a merchant's services. These disputes may not be resolved in the

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

merchant's favor and in some cases, the transaction is "charged back" to the merchant and the purchase price refunded to the cardholder by Visa or MasterCard. In the case of merchant insolvency, bankruptcy or other nonpayment as described above, the Company may be liable for any such charges disputed by cardholders. The Company believes the diversification of its merchants and its risk management practices reduce its risk of loss. In addition, the Company has the contractual right to withhold certain settlement funds due merchants.

        The merchant loss exposure results from the Company's Indemnification of the Sponsor Banks for merchant losses. The Company recognizes a liability for merchant losses based on the fair value of what is considered a guarantee to the consumer in the event the merchant is unable to perform as described above. The Company's current policy for accruing for merchant losses is based on the estimated amounts for merchant payments unlikely to be collected and a provision for chargeback losses incurred but not reported. The reserves are primarily determined by performing a historical analysis of chargeback loss experience.

Inventory

        Inventories consist primarily of credit card authorization equipment and processing supplies and are recorded at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment

        Property and equipment are recorded at historical cost. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets as follows:

Description	Useful Lives (in years)
Furniture and other equipment	5 - 7
Leasehold improvements	3 - 7

        Leasehold improvements are depreciated over the shorter of the useful life of the asset or the term of the lease. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in operations. Maintenance and repair expenses that do not extend the useful life of the asset are charged to expense when incurred.

Computer Software and Hardware

        Computer software and hardware consist primarily of externally purchased and internally developed software. Computer software and hardware are amortized using the straight-line method based on the estimated useful lives of the software product and hardware as follows:

Description	Useful Lives (in years)
Software	3 - 5
Hardware	3 - 7

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Goodwill and Other Intangible Assets

        Goodwill represents the excess consideration paid over the fair value of the net assets and liabilities acquired in business combinations accounted for as purchases. Goodwill is not amortized. Goodwill is assessed for impairment at least annually. Additional impairment tests are required when triggering events occur, which call into question the realization of goodwill and other intangible assets. As of September 30, 2010 and December 31, 2009, management does not believe any impairment exists relating to the Company's goodwill or other intangible assets.

        Intangible assets consist primarily of customer relationships arising from the acquisitions and the costs of the Company's purchased merchant portfolios. Customer relationships and purchased merchant portfolios are amortized on a straight-line basis over the expected life of the asset. In addition to customer relationships, intangible assets includes trade names which are also amortized on a straight-line basis over the expected life of the asset. The estimated useful lives of the intangible assets are as follows:

Description	Useful Lives (in years)
Customer relationships and purchased merchant portfolios	2 - 5
Trade names	25
Residual buyouts	3

Deferred Financing Costs

        Costs incurred in obtaining long-term financing are deferred and are amortized over the life of the related loan using the interest method. Amortization is included in interest expense and was $0, $1,510, $1,510, $2,036 and $2,062, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. All unamortized deferred financing costs of $8,617 were written off in 2009 in connection with certain modifications of the Company's long-term debt (Note 5).

Revenue and Cost Recognition

        Revenues earned from processing merchant credit card and payment transactions are recognized at the time merchant transactions are processed. These revenues include the full discount rate and fees collected from the merchant, and are reported net of certain costs not controlled by the Company. Such costs consist of interchange fees charged by the card issuing banks and assessments charged by the card associations. Other related expenses for front and back-end processing costs (authorizations, captures and settlements), card processing and independent sales group commissions (residuals) are reflected as expenses in the statements of operations.

        In November 2008, the Company initiated a new service offering designed to assist merchants in becoming compliant with the Payment Card Industry Data Security Standard ("PCI DSS") standards. PCI DSS was developed by the credit card associations as a mechanism to prevent the occurrence of large scale compromises of credit card data. At the election of the merchant, the Company will bill these fees on either a monthly or annual basis. For those merchants billed on an annual basis, the revenues as well as all associated costs are deferred and recognized over the twelve month service period of the offering.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Costs associated with the PCI DSS offering are expensed as incurred, including management's estimate of the Company's liability related to indemnification provided to merchants that complete all of the steps to become compliant with the PCI DSS standards. The indemnification provided by the Company is up to $50 per merchant.

Income Taxes

        The Company accounts for income taxes under the liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, deferred tax assets and liabilities are determined based upon differences between the financial statement and tax bases of assets and liabilities using enacted income tax rates in effect for the year in which the differences are expected to reverse. The Company provides a valuation allowance to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        On January 1, 2009, the Company adopted the accounting guidance issued for accounting for uncertainty in income taxes which was issued to create a single model to address accounting for uncertainty in tax positions. This guidance clarifies the accounting for income taxes, by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements and also provides guidance on derecognition, measurement, classification, interest and penalties, disclosures and transition. Accordingly, the Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in the tax return. The Company also recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense. The adoption of the new accounting guidance did not have a significant impact on the Company's consolidated statements of operations and comprehensive loss or cash flows.

Restructuring

        The Company historically used two vendors for its merchant accounting ("back-end") process. During the fourth quarter of 2008, the Company initiated a restructuring related to the integration of these two into one vendor. In 2008, the Company incurred a $750 early contract termination fee assessed by the vendor terminated by the Company and accrued severance in the amount of $539 as a result of a reduction in force related to the cost efficiencies of the consolidation. The Company also expensed $1,128 as a result of space abandonment of a portion of the leased office space in the Houston location. These fees were included in the accompanying statements of operations under selling, other operating, general and administrative expenses.

        A rollforward of the restructuring reserve is as follows:

Restructuring reserve at December 31, 2008	$2,417
Lease payments	(538)
Severance payments	(539)
Early termination payments	(750)

Restructuring reserve at December 31, 2009	590
Lease payments	(408)

Restructuring reserve at September 30, 2010	$182

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Hedging Activities

        The Company utilizes an interest rate swap which has been designated as a cash flow hedge, as a means of hedging exposure to interest rate risks. The Company is the end-user and did not utilize this instrument for speculative purposes. The counter party to the swap was a major financial institution who also participates in the Company's bank credit facilities. The swap is recorded at fair market value.

        During the term of the swap, the effective portion of changes in fair value are recognized as unrealized gains or losses within other comprehensive income and reclassified into earnings in the same periods during which the hedged item affects earnings. Any ineffectiveness of the cash flow hedge would be recognized in the Consolidated Statement of Operations during the period of change. In the event the interest rate swap no longer qualifies as a hedge for accounting purposes, the future change in the fair value of the derivative will be immediately recognized in the Consolidated Statement of Operations as interest expense.

Stock-Based Compensation

        Stock-based compensation expenses are recognized over the requisite service period for the award. The determination of the fair value of stock options was estimated using a Black-Scholes option-pricing model and required the use of subjective assumptions related to the volatility of the Company's common stock. No compensation expense was recorded in the consolidated financial statements for any periods as the stock options had a negligible fair value as of the grant dates. Historically, the Company has not paid any dividends on its common stock and does not foresee paying dividends in the future.

Self Insurance Programs

        The Company is partially self insured for employee health and welfare coverage. The Company records a liability for losses based upon an estimate of payments to be made for individual reported losses and an estimate of incurred but not reported losses.

Financial Instruments

        Management believes the carrying amounts of financial instruments as of September 30, 2010 and December 31, 2009, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to their short maturities. Management believes the carrying amounts of loans payable to financial and lending institutions approximate fair value based on interest rates that are currently available to the Company for issuance of debt with similar terms and maturities.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

        The Company measures at fair value certain financial assets and liabilities, including cash equivalents and derivative instruments. Fair value is based on a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's market assumptions. These two types of inputs are reflected in the following fair-value hierarchy:

  •
  Level 1—Quoted prices for identical instruments in active markets;

  •
  Level 2—Quoted prices for similar instruments in active markets, quoted prices identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

  •
  Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

        The Company does not have any assets or liabilities classified within Level 3 of the fair value hierarchy.

2. PROPERTY AND EQUIPMENT

        Depreciation of property and equipment was $482, $511, $675, $686 and $488, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

3. COMPUTER SOFTWARE AND HARDWARE

        Depreciation and amortization of computer software and hardware was $1,362, $1,678, $2,105, $2,014 and $1,602, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

4. INTANGIBLE ASSETS

        Amortization expense of intangible assets was $16,539, $19,944, $25,340, $28,226 and $27,012, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

        Estimated future amortization of intangible assets as of December 31, 2009 is as follows:

2010	$20,862
2011	15,779
2012	2,157
2013	1,615
2014	1,312
Thereafter	18,031

$59,756

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. NOTES PAYABLE AND LONG-TERM DEBT

	September 30, 2010	December 31, 2009
First Lien Term Loan, payable in quarterly principal payments of $877 plus interest through July 2013, repaid on November 3, 2010	$306,000	$311,000
New Second Lien Term Loan, interest payable quarterly, repaid on November 3, 2010	140,000	140,000

	$446,000	$451,000

        In September 2009, the Company modified its long-term debt to change certain financial covenants. In connection therewith, the interest rates were increased by the lenders resulting in a debt extinguishment for accounting purposes. As a result, all of the unamortized deferred financing costs of $8,617 were written-off in 2009 as well as the bank fees of $3,263 incurred in connection with the modifications to the long-term debt.

        The Company had a Senior Secured Credit Facility ("Credit Agreement") consisting of a $390,000 First Lien Term Loan Facility ("First Lien Term Loan"), a $140,000 Second Lien Term Loan Facility ("Second Lien Term Loan") and a $40,000 revolving credit facility. The First Lien Term loan bears interest payable quarterly at either LIBOR plus 2.0% base plus 5.0% per year ("LIBOR Rate") or Prime plus 4.0% per year ("Prime Rate"), at the election of the Company. As of September 30, 2010, the Company elected to utilize the LIBOR Rate of 0.25% (7.0% interest rate in total). The Second Lien Term Loan bears interest at either LIBOR plus 2.0% base plus 8.75% per year or Prime plus 4.0% per year, at the election of the Company. As of September 30, 2010, the Company elected to utilize the LIBOR Rate of 0.25% (10.75% interest rate in total). The Credit Agreement provides for mandatory repayments based on excess cash flow.

        In addition, the Credit Agreement includes provisions for revolving loans ("Revolving Loans") subject to borrowing base calculations. Revolving Loans are subject to the same interest rate terms and elections as the First Lien Term Loan Facility. The Company did not have any outstanding revolving loans at September 30, 2010 or December 31, 2009. The Company had $40,000 available under its revolving loans as of September 30, 2010 and December 31, 2009. The Revolving Loans are subject to an unused line fee of 0.5% per year. Such fees totaled $152, $192, $243, $254 and $253, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

        The Credit Agreement provides for affirmative and negative covenants that restrict, among other things, the Company's ability to incur indebtedness, sell or lease assets, purchase assets or investments, or declare dividends. In addition, the Credit Agreement includes certain restrictive financial covenants, the most restrictive of which are an interest coverage ratio, a total debt to adjusted EBITDA ratio, and a senior debt to adjusted EBITDA ratio. All Company assets are pledged as collateral under the Credit Agreement.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. NOTES PAYABLE AND LONG-TERM DEBT (Continued)

        At December 31, 2009, the maturities of long-term debt are as follows for the year ending December 31:

2010	$3,508
2011	3,508
2012	3,508
2013	300,476
2014	140,000

$451,000

        Under the terms of the Credit Agreement, the Company was required to enter into an interest rate protection agreement, providing interest rate protection for a portion of the long-term debt. In connection with this requirement, in September 2006, the Company entered into a LIBOR-based forward interest rate swap agreement, which effectively converted $450 million of its variable-rate debt outstanding under the credit facility at that date to a fixed rate. The swap agreement expired September 29, 2011. The $450 million notional amount declines by $50 million each year. Under this agreement, payments are made based on an annual fixed rate of 5.019%, which the Company set in September 2006 based on the market for a financial instrument of this type at that date. The Company has classified the swap agreement as a cash-flow hedge, in which the Company is hedging the variability of cash flows related to its variable-rate debt. The Company determined that there was no ineffectiveness in the hedge agreement at the date of the modification in 2009. In connection with the debt modification in 2009, the swap became ineffective for financial reporting purposes. As a result, the fair value of the swap of $22,151 at the date of the debt modification is being amortized to the statement of operations as additional interest expense over the remaining term of the swap. Changes in the fair value of the swap after the date of the debt modification are recorded as interest expense. Noncash interest expense related to the swap of $3,063 and $1,235 was recorded during the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively.

6. CLASS A PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Class A Preferred Stock

        The Class A preferred stock accrues dividends at 10% per year on the liquidation value of the shares (defined as $1 per share) plus any accrued and unpaid dividends thereon, compounded quarterly. The preferred stock is convertible into common stock upon an initial public offering of the Company's common stock based on the offering price of such common stock. The preferred stock may be redeemed at the option of the Company for its liquidation value plus accrued and unpaid dividends. The preferred stock carries no voting rights. In the event of liquidation, holders are entitled to a liquidation preference equal to the liquidation value plus any accrued and unpaid dividends.

Restricted Common Stock

        Certain of the common shares owned by management vest ratably on a quarterly basis over a four-year period. All unvested shares immediately vest upon the sale of the Company. In the event of separation of employment, all management owned common shares are subject to repurchase at the option of the Company at the lesser of original cost or fair market value if unvested or fair market

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CLASS A PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

value if vested (shares not subject to vesting may be repurchased at fair market value). During 2010 and 2009, respectively, the Company redeemed 273 and 118 shares of common stock for $0. As of September 30, 2010, and December 31, 2009 common shares totaling 527 and 311, respectively, held by management remained unvested.

        Additionally, through September 30, 2010, the Company issued 391 shares of common stock to employees. The stock vests ratably on a quarterly basis over a five-year period. The fair value of the common stock at date of grant was estimated by management to be nominal.

Stock Option Plan

        The Company's stock option plan (the "Plan") is intended to be a "compensatory benefit plan" within the meaning of such term under Rule 701 of the Securities Act of 1933, as amended and all options granted under the Plan are intended to qualify for an exemption from the registration requirements under the Act pursuant to Rule 701 thereof. Options granted under the Plan are nonqualified stock options and are not intended to be "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or any successor provision.

        A committee of the Board of Directors administers the Plan. The committee has broad discretion in selecting Plan participants and determining the vesting period and other terms applicable to awards granted under the Plan. All awards have a maximum 10-year term. Options vest ratably on a quarterly basis over a five-year period. A maximum of 909 shares may be granted under the Plan. Shares of common stock issued upon exercise of an option are subject to repurchase by the Company in the event of employment termination.

        The Company determines the grant date fair value of stock options using the Black-Scholes option pricing model. No compensation expense was recorded in the consolidated financial statements as the stock options had negligible fair value as of the grant dates. The assumptions used to estimate the grant date fair value of $0.14 per option for stock options granted in 2007 are as follows:

  •
  Volatility of 30% was based on similar issues for comparable public companies.

  •
  Expected term of 6 years was based on management's expectations of future liquidity.

  •
  Dividend yield of 0% was based on the Company's expectation of not paying dividends over the remaining term of the options.

  •
  Risk-free interest rate of 4.45% was based on the yield on a U.S. Government Bond with a maturity equal to the expected term of the grant.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. CLASS A PREFERRED STOCK AND STOCKHOLDERS' EQUITY (Continued)

        A summary of option transactions is as follows:

Options outstanding at December 31, 2006	509
Options granted	130
Options forfeited	(91)

Options outstanding at December 31, 2007	548
Options granted	—
Options forfeited	(219)

Options outstanding at December 31, 2008	329
Options granted	—
Options forfeited	(56)

Options outstanding at December 31, 2009	273
Options granted	—
Options forfeited	—

Options outstanding at September 30, 2010	273

        The exercise price for the options is $2.00 per share.

7. INCOME TAXES

        Income tax expense (benefit) is comprised of the following:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Current
Federal	$(10)	$1,214	$1,244	$367	$332
State and local	75	233	321	220	86

Total current expense	65	1,447	1,565	587	418

Deferred
Federal	(1,006)	(2,761)	(3,995)	(767)	(1,320)
State and local	(87)	(238)	(349)	(75)	(118)
Net change in valuation allowance	8,036	10,031	13,625	9,852	10,522

Total deferred expense	6,943	7,032	9,281	9,010	9,084

	$7,008	$8,479	$10,846	$9,597	$9,502

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. INCOME TAXES (Continued)

        The provisions for income taxes as reported are different from the provisions computed by applying the statutory federal income tax rate. The differences are reconciled as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2010	2009	2009	2008	2007
Federal income tax benefit at statutory rate	$(1,460)	$(2,047)	$(3,147)	$(289)	$(1,027)
Nondeductible meals and entertainment	14	13	24	23	53
State income taxes (benefit)	(12)	(3)	(30)	136	(22)
Other	430	485	374	(125)	(24)
Net change in valuation allowance	8,036	10,031	13,625	9,852	10,522

	$7,008	$8,479	$10,846	$9,597	$9,502

        A valuation allowance for the NPC deferred tax assets was provided for all periods, due to the uncertainty of realization of the future tax benefits associated with the deferred tax assets. NPC Management Co. is not included in NPC's Consolidated Tax Group.

        As of December 31, 2009, the Company had estimated federal and state net operating loss carryforwards totaling approximately $78.6 million which begin to expire in 2022. The Company also has available to it future deductions associated with the carryforward of NPC's tax basis in its goodwill. Any future changes in control of the Company could, under certain circumstances, result in a limitation of the net operating loss carryforwards. These loss carryforwards are subject to annual limitation as a result of previous ownership changes.

8. EMPLOYEE BENEFIT PLANS

401(k) Plan

        The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan") that covers all employees with no specific eligibility requirements. Employees are eligible to enroll in the 401(k) Plan on the first day of any calendar month after employment. Employees may contribute up to 15% (subject to certain ERISA limitations) of their eligible compensation on a pre-tax basis. The Company will match 50% of the participant's before-tax contributions up to 6% of the participant's taxable wages or salary. Employer contributions to the 401(k) Plan become 25% vested after two years of employment and continue to vest on an annual basis and became fully vested after an employee has completed five years of service starting January 1, 2000, or thereafter. The Company expensed contributions to the 401(k) Plan of approximately $195, $192, $228, $353 and $335, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

Employee Health Plan

        The Company sponsors an employee health plan which provides major medical, dental, life and short-term disability insurance to employees. Under the Plan, the Company generally pays all qualified claims up to $50 per person, per year. Any qualified claims incurred during a plan year in excess of $50 are insured by an outside insurance company up to a specified amount each year. The Company's expense for this plan was approximately $1,988, $1,975, $2,554, $2,285, and $3,303, for the nine months

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. EMPLOYEE BENEFIT PLANS (Continued)

ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively.

9. RELATED PARTY TRANSACTIONS

        The Company has entered into a Services Agreement with NPC Management Co. Total fees for general management, consulting and other advisory services under the Services Agreement were $1,370, $1,639, $2,184, $2,047, and $1,730, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. Because NPC Management Co. is a consolidated subsidiary, all expenses paid and related payables under the agreement were eliminated in consolidation.

        NPC Management Co. has a Professional Services Agreement ("PSA") with GTCR. Pursuant to the terms of the PSA, NPC Management Co. pays a $250 annual management fee to GTCR. The PSA also provides for a 1% placement fee on certain issues of NPC Holdings equity financings. No placement fees are due to GTCR until the aggregate amount exceeds $1,185. At that time, certain additional equity financings will be subject to the 1% placement fee. There were no placement fees paid to GTCR for any of the periods presented. The PSA was cancelled in November 2010 in connection with the sale of the Company to FTPS.

10. COMMITMENTS AND CONTINGENCIES

Leases

        The Company has noncancelable operating lease agreements to rent office space. At December 31, 2009, the minimum future rental payments due under all operating leases for the remainder of the lease terms were as follows:

Year Ending December 31
2010	$2,333
2011	943
2012	854
2013	616
2014	530
Thereafter	1,280

$6,556

        Total rent expense incurred under operating leases was $1,103, $1,193, $1,550, $3,352 and $2,404, for the nine months ended September 30, 2010 and 2009 and for the years ended December 31, 2009, 2008 and 2007, respectively. The Company has straight-lined rental expense over the term of the leases.

Minimum Processing Commitments

        The Company has nonexclusive agreements with several processors to provide services related to transaction processing and various reporting tools. Certain of these agreements require the Company to submit a minimum number of transactions for processing over the term of the agreements.

NPC Group, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. COMMITMENTS AND CONTINGENCIES (Continued)

        One of the Company's sponsorship agreements ("the Agreement") extends until December 2012, with a possible two year extension if certain minimum transaction levels are not met. Under the Agreement, the Sponsor Bank is to provide the Company sponsorship and processing services with respect to certain of the Company's merchant contracts on a specified number of transactions and for a specified fee per transaction processed. The Company is also charged a recovery fee of 10% of all funds recovered related to any unpaid charges to merchants processed by the Sponsor Bank under this agreement. Amounts incurred related to the Agreement are included in the accompanying statements of operations under processing costs. If the Company fails to provide the minimum required transactions, the Company will incur a Minimum Termination Fee equal to the difference between the contracted minimum number of transactions and the gross transactions that have been processed, including the transactions during the potential two year contract extension, multiplied by the rates defined by the Agreement. In the event of early termination by the Company, the Company will pay $1,500 if termination occurs in 2010 or 2011 and $1,000 if it occurs in 2012.

        Under other agreements, the Sponsor Bank provides the Company technical, software and system services; certain accounting and administrative services; certain services relating to the MAP source code being licensed to the Company; and assistance as it relates to risk management and establishing risk policy, guidelines, practices and processes.

        Effective January 1, 2006, the Company entered into a Master Services Agreement ("MSA") for front-end processing services. The MSA term extends until December 2010, with possible successive two-year extensions if certain minimum transaction levels are not met. Additionally, if the Company fails to provide the minimum required transactions, the Company will incur a Termination Fee equal to the difference between the contracted minimum number of transactions and the gross transactions that have been processed, including any transactions processed during potential two-year extensions, multiplied by the rates defined by the MSA. In the event of early termination by the Company, the Company will pay the greater of $1,000 or the Termination Fee if the termination occurs in 2010.

Legal Matters

        The Company is subject to certain other legal proceedings, claims and disputes which arise in the ordinary course of its business. Although the Company cannot predict the outcomes of these legal proceedings, the Company's management does not believe these actions will have a material adverse effect on the Company's financial position, results of operations or liquidity.

12,230,000 Shares

Class A Common Stock

Prospectus

J.P. Morgan	Morgan Stanley	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.	UBS Investment Bank

Citigroup	Wells Fargo Securities
Raymond James	William Blair

August 2, 2012